                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-90083

                        PATAPSCO VALLEY BANCSHARES, INC.
                          8593 BALTIMORE NATIONAL PIKE
                         ELLICOTT CITY, MARYLAND 21043

                    NOTICE OF SPECIAL STOCKHOLDERS' MEETING
                        TO BE HELD ON DECEMBER 14, 1999

TO THE STOCKHOLDERS OF
PATAPSCO VALLEY BANCSHARES, INC.

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Patapsco Valley Bancshares, Inc. will be held on Tuesday, December 14, 1999 at the Turf Valley Resort and Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland, at 11:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal recommended by the board of directors of Patapsco Valley to approve the merger of Patapsco Valley and F&M Bancorp. In the merger, each share of Patapsco Valley common stock outstanding on the effective date of the merger will be converted to 1.18 shares of F&M Bancorp common stock. You can find a copy of the merger agreement and its first amendment in Appendix A to the accompanying proxy statement-prospectus.

    2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

    Only holders of record of Patapsco Valley common stock at the close of business on October 26, 1999 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

    All stockholders are cordially invited to attend the special meeting. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE ENCLOSED. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the proxy statement-prospectus accompanying this notice for more complete information regarding the merger and the special meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ Edwin B. McKee

                                          Edwin B. McKee
                                          SECRETARY

November 3, 1999

    THE BOARD OF DIRECTORS OF PATAPSCO VALLEY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                                                   [LOGO]

[LOGO]

                PROSPECTUS OF                                PROXY STATEMENT OF
                 F&M BANCORP                                  PATAPSCO VALLEY

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    Your board of directors has approved unanimously a merger transaction in which Patapsco Valley will merge into F&M Bancorp. This strategic transaction provides Patapsco Valley with growth and opportunities that would not have been available on a stand-alone basis.

    IN THE MERGER, EACH OF YOUR SHARES OF PATAPSCO VALLEY COMMON STOCK WILL BE CONVERTED INTO 1.18 SHARES OF F&M BANCORP COMMON STOCK. THIS REPRESENTS A VALUE OF $32.155 BASED ON THE NOVEMBER 2, 1999 CLOSING PRICE OF F&M BANCORP COMMON STOCK. IN ADDITION, THE CONVERSION OF YOUR SHARES OF PATAPSCO VALLEY COMMON STOCK GENERALLY WILL NOT BE TAXABLE.

    YOUR VOTE IS IMPORTANT. To complete the merger, Patapsco Valley needs your approval. This document is being furnished to you in connection with the solicitation of proxies by Patapsco Valley's board of directors for its use at a special meeting of stockholders, which is being held to vote upon the merger.

    The special meeting will be held at the Turf Valley Resort and Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland, at 11:00 a.m. on Tuesday, December 14, 1999. At the special meeting, you will be asked to consider and vote upon the merger.

    Your board of directors believes that the merger is in the best interests of Patapsco Valley and its stockholders and strongly encourages you to vote "FOR" the merger. Patapsco Valley's financial advisor, Ferris, Baker Watts, Incorporated, has issued its opinion to the Patapsco Valley board of directors that the exchange ratio is fair from a financial point of view to Patapsco Valley stockholders.

    F&M Bancorp common stock is quoted on The Nasdaq National Market System under the symbol "FMBN."

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES THAT F&M BANCORP IS OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF F&M BANCORP, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                            ------------------------

    The date of this proxy statement-prospectus is November 3, 1999, and it is being mailed or otherwise delivered to Patapsco Valley stockholders on or about November 8, 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

    This proxy statement-prospectus incorporates important business and financial information about F&M Bancorp from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement-prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from F&M Bancorp at the following address:

                                  F&M Bancorp
                            110 Thomas Johnson Drive
                              Frederick, MD 21702
                     Attention: Gordon M. Cooley, Secretary
                                 (301) 694-4171

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY DECEMBER 4, 1999 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

    See "Where You Can Find More Information" on page 85 for further information.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT
  THE F&M BANCORP/PATAPSCO VALLEY MERGER....................      1
SUMMARY.....................................................      2
SELECTED HISTORICAL FINANCIAL INFORMATION (UNAUDITED).......      7
COMPARATIVE UNAUDITED PER SHARE DATA........................     11
PATAPSCO VALLEY SPECIAL MEETING.............................     13
    Date, Time and Place....................................     13
    Matters to be Considered................................     13
    Record Date.............................................     13
    Voting and Effect of Abstentions........................     13
    Vote Required...........................................     13
    Solicitation and Revocation of Proxies..................     14
    Recommendation of Board of Directors....................     14
THE MERGER..................................................     15
    Overview................................................     15
    Background of the Merger................................     15
    Recommendation of the Patapsco Valley Board of Directors
     and Reasons for the Merger.............................     18
    Opinion of Patapsco Valley's Financial Advisor..........     19
    Effective Time of the Merger............................     23
    Conversion of Patapsco Valley Common Stock..............     23
    Fractional Shares.......................................     24
    Exchange of Patapsco Valley Stock Certificates..........     24
    Dividends Paid by Patapsco Valley Prior to the Merger...     24
    Material Federal Income Tax Consequences................     24
    Management and Operations after the Merger..............     26
    Interests of Certain Persons in the Merger..............     26
    Treatment of Outstanding Patapsco Valley Stock
     Options................................................     28
    Conditions to Completion of the Merger..................     28
    Regulatory Approvals Required for the Merger............     30
    Conduct of Business Pending the Merger..................     31
    Extension, Waiver and Amendment of the Merger
     Agreement..............................................     34
    Termination of the Merger Agreement.....................     34
    Restrictions on Resales by Affiliates...................     36
    Stock Exchange Listing of F&M Bancorp Common Stock......     37
    Anticipated Accounting Treatment........................     38
    Dissenters' Appraisal Rights............................     38
    Stock Option Agreement..................................     40
    Voting Agreement........................................     44
    Expenses................................................     44
    Merger and Restructuring Charges........................     44

DESCRIPTION OF F&M BANCORP CAPITAL STOCK....................     45
    Authorized Stock........................................     45
    Common Stock............................................     45
    Preferred Stock.........................................     45
    Business Combinations Involving Interested
     Stockholders...........................................     46
COMPARISON OF STOCKHOLDER RIGHTS............................     46
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................     49
REGULATORY CONSIDERATIONS...................................     51
    Holding Company Regulation..............................     51
    Bank Regulation.........................................     52
    Capital Adequacy........................................     53
    Enforcement Powers of the Federal Banking Agencies......     54
    Control Acquisitions....................................     55
    Future Legislation......................................     55
THE COMPANIES...............................................     56
    F&M BANCORP.............................................     56
    PATAPSCO VALLEY.........................................     57
PATAPSCO VALLEY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............     61
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF PATAPSCO
  VALLEY....................................................     84
LEGAL MATTERS...............................................     85
EXPERTS.....................................................     85
STOCKHOLDER PROPOSALS.......................................     85
OTHER MATTERS...............................................     85
WHERE YOU CAN FIND MORE INFORMATION.........................     85
FORWARD-LOOKING STATEMENTS..................................     87
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
  (UNAUDITED)...............................................     89
RECENT DEVELOPMENTS.........................................     97
INDEX TO FINANCIAL STATEMENTS...............................    F-1

APPENDIX A AGREEMENT AND PLAN OF MERGER.....................    A-1
APPENDIX B STOCK OPTION AGREEMENT...........................    B-1
APPENDIX C VOTING AGREEMENT.................................    C-1
APPENDIX D OPINION OF FERRIS, BAKER WATTS, INCORPORATED.....    D-1
APPENDIX E MARYLAND STATUTE GOVERNING DISSENTERS' RIGHTS....    E-1

                             QUESTIONS AND ANSWERS
                  ABOUT THE F&M BANCORP/PATAPSCO VALLEY MERGER

Q:    WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement-prospectus, just indicate on your proxy card how you want to vote with respect to the merger. Complete, sign, date and mail the proxy card in the enclosed prepaid return envelope as soon as possible.

Q:    CAN I CHANGE MY VOTE AFTER I HAVE MAILED
      MY SIGNED PROXY CARD?

A:    Yes, you may change your vote:

      - by sending a written notice bearing a
        later date than the proxy to the
        secretary of Patapsco Valley stating
        that you would like to revoke your
        proxy;

      - by completing, signing and submitting
      a new proxy card bearing a later date
        than the proxy; and

      - by attending the special meeting and
      voting in person. Simply attending the
        special meeting, however, will not
        revoke your proxy.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COM-
      PLETED?

A:    We hope to complete the merger by the
      end of 1999. We must first obtain the
      approval of the Patapsco Valley
      stockholders and the necessary
      regulatory clearances. We cannot assure
      you when or if the merger will occur.

Q:    IF MY SHARES ARE HELD IN "STREET NAME"
      BY MY BROKER, WILL MY BROKER VOTE MY
      SHARES FOR ME?

A:    Your broker will vote your Patapsco
      Valley shares only if you provide
      instructions on how your broker should
      vote. You should provide your broker
      with instructions on how to vote your
      shares.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES
      NOW?

A:    No. After the merger is completed, F&M
      Bancorp will send you written
      instructions on how to exchange your
      Patapsco Valley common stock for F&M
      Bancorp common stock. Please do not send in your stock certificates with your proxy.

Q:    WHO CAN HELP ANSWER MY QUESTIONS?

A:    If you would like additional copies of
      this proxy statement-prospectus, or if
      you have questions about the merger, you should contact:

                        Patapsco Valley Bancshares, Inc.
                          8593 Baltimore National Pike
                         Ellicott City, Maryland 21043
                           Attention: Edwin B. McKee
                          Phone Number: (410) 465-0900

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY
STATEMENT-PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU IN ORDER TO FULLY UNDERSTAND THE MERGER. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 85 ON HOW TO OBTAIN COPIES OF THOSE DOCUMENTS. EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE THAT DIRECTS YOU TO A MORE COMPLETE DESCRIPTION IN THIS DOCUMENT OF THE TOPIC DISCUSSED.

INFORMATION ABOUT F&M BANCORP AND PATAPSCO VALLEY (PAGE 56)

F&M BANCORP
110 Thomas Johnson Drive
Frederick, Maryland 21702
(301) 694-4000

    F&M Bancorp is incorporated in Maryland and is a federal bank holding company. F&M Bancorp provides banking and other financial services. F&M Bancorp serves its customers primarily in Maryland through its main bank subsidiary, Farmers & Mechanics National Bank and its savings bank subsidiary, Home Federal Savings Bank. F&M Bancorp offers commercial and consumer loan and deposit products and services, trust, brokerage and investment management services and consumer and commercial insurance products. As of June 30, 1999, F&M Bancorp's total assets were $1.462 billion, its deposits were $1.160 billion and its stockholders' equity was $130.0 million.

PATAPSCO VALLEY BANCSHARES, INC.
8593 Baltimore National Pike
Ellicott City, Maryland 21043
(410) 465-0900

    Patapsco Valley is incorporated in Maryland and is a federal bank holding company. Patapsco Valley serves customers primarily in Maryland through its bank subsidiary, Commercial and Farmers Bank, and its banking-related subsidiaries. Patapsco Valley engages in the commercial and consumer banking business through Commercial and Farmers Bank and its mortgage banking subsidiary, Founders Mortgage Company, Inc. Patapsco Valley also offers a full line of insurance products through its bank's insurance subsidiary. As of June 30, 1999, Patapsco Valley's total assets were $173.6 million, its deposits were $149.0 million and its stockholders' equity was $16.7 million.

THE MERGER (PAGE 15)
    We propose a merger of Patapsco Valley with and into F&M Bancorp. The name of the combined company will be "F&M Bancorp." We expect to complete the merger by the end of 1999.

    WE HAVE ATTACHED THE MERGER AGREEMENT AND ITS FIRST AMENDMENT TO THIS PROXY STATEMENT-PROSPECTUS AS APPENDIX A. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

MERGER CONSIDERATION WILL BE 1.18 SHARES OF F&M BANCORP COMMON STOCK FOR EACH SHARE OF PATAPSCO VALLEY COMMON STOCK (PAGE 23)

    You will receive 1.18 shares of F&M Bancorp common stock in exchange for each share of Patapsco Valley common stock you own, subject to an upward adjustment in certain circumstances. In the case of fractional shares, you will receive cash in lieu of a fractional share.

    For example, if you hold 101 shares of Patapsco Valley common stock, you will receive 119 shares of F&M Bancorp common stock (101 X 1.18 = 119.18), plus a cash payment equal to the value of 0.18 of a share of F&M Bancorp common stock.

SHARE INFORMATION AND MARKET PRICES (PAGE 49)

    Shares of F&M Bancorp are quoted on Nasdaq under the symbol "FMBN."

    The following table lists the closing price of shares of F&M Bancorp common stock and the equivalent value of a share of Patapsco Valley common stock on September 3, 1999, the last trading day before we announced the merger, and on November 2, 1999, the last trading day before the date of this proxy statement-prospectus. The equivalent per share value of Patapsco Valley at the specified dates represents the closing price of a share of F&M Bancorp common stock on that date multiplied by the exchange ratio of 1.18. Patapsco Valley's common stock priced at $27.50 on September 2, 1999, the last business day that trading occurred before the execution of the merger agreement was publicly announced, and at $29.375 on November 1, 1999 the last business day that trading occurred before the date of this proxy statement prospectus.

                                            EQUIVALENT PER
                                            SHARE VALUE OF
                                               PATAPSCO
                                                VALLEY
                            F&M BANCORP         COMMON
                            COMMON STOCK        STOCK
                           --------------   --------------
September 3, 1999........     $ 28.875         $ 34.07
November 2, 1999.........     $  27.25         $32.155
                              --------         -------

    Of course, the market price of F&M Bancorp common stock will likely change prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for F&M Bancorp common stock and Patapsco Valley common stock.

THE MERGER IS GENERALLY A TAX-FREE TRANSACTION FOR PATAPSCO VALLEY STOCKHOLDERS (PAGE 24)

    We expect that for United States federal income tax purposes, you will generally not recognize any gain or loss in the merger, except in connection with any cash that you receive in lieu of fractional shares of F&M Bancorp common stock. Neither F&M Bancorp nor Patapsco Valley will be obligated to complete the merger unless each company receives a legal opinion from its respective counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. These types of transactions are generally tax-free for United States federal income tax purposes. Even if these legal opinions are delivered to F&M Bancorp and Patapsco Valley, these opinions are not binding on the Internal Revenue Service or the courts and, accordingly, there can be no assurance that the Internal Revenue Service will not challenge the conclusions reflected in the opinions or prevail in any such challenge.

    THIS TAX TREATMENT MAY NOT APPLY TO SOME PATAPSCO VALLEY STOCKHOLDERS, INCLUDING THE TYPES OF STOCKHOLDERS DISCUSSED ON PAGE 25. YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR PERSONAL SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

PATAPSCO VALLEY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE MERGER (PAGES 14 AND 18)

    The Patapsco Valley board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the merger.

PATAPSCO VALLEY'S FINANCIAL ADVISOR SAYS CONSIDERATION IS FAIR TO PATAPSCO VALLEY STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW (PAGE 19)

    In deciding to approve the merger, Patapsco Valley's board of directors considered the opinion of its financial advisor, Ferris, Baker Watts, Incorporated. This opinion concludes that as of the date of the opinion, the consideration to be received by Patapsco Valley stockholders in the merger was fair from a financial point of view to Patapsco Valley stockholders. Patapsco Valley has agreed to pay Ferris, Baker Watts approximately $470,000 for its services.

    We have attached this opinion as Appendix D to this document. You should read it carefully.

STOCKHOLDERS' SPECIAL MEETING TO BE HELD ON DECEMBER 14, 1999 (PAGE 13)

    A special meeting of Patapsco Valley stockholders will be held at the Turf Valley Resort and Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland, at 11:00 a.m. on Tuesday, December 14, 1999. At this special meeting, you will be asked to approve the merger.

RECORD DATE SET AT OCTOBER 26, 1999 (PAGE 13)

    You can vote at the Patapsco Valley special meeting if you owned Patapsco Valley common stock as of the close of business on October 26, 1999, the record date. On the record date, 1,376,303.0590 shares of Patapsco Valley common stock were outstanding and therefore are allowed to vote at the Patapsco Valley special meeting. You will be able to cast one vote for each share of Patapsco Valley common stock you owned on October 26, 1999.

TWO-THIRDS VOTE OF OUTSTANDING SHARES IS REQUIRED TO APPROVE THE MERGER (PAGES 13 AND 28)

    Patapsco Valley stockholders holding two-thirds of the outstanding shares of common stock on the record date must vote in favor of the merger to approve the merger. The merger does not have to be approved by F&M Bancorp's stockholders.

    All together, the directors and officers of F&M Bancorp and Patapsco Valley can cast less than 13.1% of the votes entitled to be cast at the Patapsco Valley special meeting. We expect that they will vote all of their shares in favor of the merger.

CERTAIN STOCKHOLDERS HAVE AGREED TO VOTE IN FAVOR OF THE MERGER (PAGE 44)

    In connection with the merger agreement, the directors and certain executive officers and stockholders of Patapsco Valley who together hold approximately 21.8% of the outstanding Patapsco Valley common stock have entered into a voting agreement with F&M Bancorp. Under the voting agreement, these stockholders agree to vote their shares of Patapsco Valley common stock in favor of approval of the merger.

    These stockholders entered into the voting agreement to induce F&M Bancorp to enter into the merger agreement. The voting agreement could discourage other companies from trying or proposing to combine with or acquire Patapsco Valley. The voting agreement is attached to this document as Appendix C.

DISSENTERS' APPRAISAL RIGHTS (PAGE 38)

    Maryland law provides Patapsco Valley stockholders with dissenters' appraisal rights in the merger. If you desire to exercise your appraisal rights, you must take a number of steps to perfect your rights and to demand payment of the fair value of your shares of Patapsco Valley common stock. A copy of the Maryland statute governing dissenters' appraisal rights is attached to this document as Appendix E.

WE EXPECT "POOLING OF INTERESTS" ACCOUNTING TREATMENT (PAGE 38)

    We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company. We have conditioned the merger on our receipt of a letter from F&M Bancorp's independent public accountants that the merger will qualify as a pooling of interests.

BOARD OF DIRECTORS OF F&M BANCORP FOLLOWING THE MERGER (PAGE 26)

    If the merger is completed, Howard E. Harrison, III, current Chairman of the Patapsco Valley board of directors, will be appointed to F&M Bancorp's board of directors, and the remaining directors on the Patapsco Valley board of directors will be appointed to the community advisory council of Farmers & Mechanics National Bank. In addition, F&M Bancorp has agreed to nominate Mr. Harrison for election as a director of F&M Bancorp at the next annual meeting of F&M Bancorp stockholders.

INTERESTS OF OTHER PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOURS
(PAGE 26)

    Some members of Patapsco Valley's management and board of directors have interests in the merger in addition to their interests as stockholders of Patapsco Valley generally. Those interests arise from provisions in the merger agreement regarding

    - the indemnification of directors and officers of Patapsco Valley,

    - the assumption of stock options granted to employees, executive officers and directors of Patapsco Valley,

    - the eligibility of some executive officers to participate in F&M Bancorp employee benefit plans, and

    - the entitlement of some officers to payments under change in control arrangements as a result of the merger.

    The Patapsco Valley board of directors was aware of the interests of its directors and executive officers and considered their interests, among other matters, in approving the merger.

F&M BANCORP COMMON STOCK IS FREELY TRANSFERABLE BY NON-AFFILIATES (PAGE 36)

    F&M Bancorp common stock issued in the merger will be freely transferable by you unless you are deemed to be an "affiliate" of Patapsco Valley under applicable federal securities laws. Generally, "affiliates" include directors, certain executive officers and 10% or greater stockholders.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (PAGE 28)

    The completion of the merger depends on a number of conditions being met, including the following:

    - Patapsco Valley stockholders approving the merger;

    - Nasdaq having authorized for quotation the shares that F&M Bancorp will issue to you in the merger;

    - receipt of all required regulatory approvals and the expiration of any regulatory waiting periods;

    - the absence of any governmental order blocking completion of the merger, or of any proceedings by a government body trying to block the merger;

    - receipt by each of F&M Bancorp and Patapsco Valley of an opinion of its respective counsel stating that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986;

    - receipt of a letter from F&M Bancorp's independent public accountants stating that the merger will qualify for "pooling of interests" accounting treatment; and

    - the continued accuracy of each party's representations and warranties and the performance by each party of its obligations under the merger agreement.

    In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although it is not required to do so. We cannot be certain whether or when any of the conditions of the merger will be satisfied (or waived, where permissible), or that the merger will be completed.

REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER (PAGE 30)

    We cannot complete the merger unless we obtain the approval of the Office of the Comptroller of the Currency. Notice of the merger also must be provided to the Maryland Commissioner of Financial Regulation. We have filed all of the required applications and notices with these regulatory authorities.

    While we do not know of any reason why we would not obtain all required regulatory approvals in a timely manner, we cannot predict whether we will obtain all required regulatory approvals, the timing of these approvals, or whether any approval will include conditions that would be detrimental to us.

TERMINATION OF THE MERGER AGREEMENT (PAGE 34)

    We can agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of Patapsco Valley have already voted to approve it. Also, F&M Bancorp can terminate the merger agreement if Patapsco Valley's board of directors withdraws, or modifies in any way adverse to F&M Bancorp, its recommendation that you approve the merger.

    Moreover, either of us can terminate the merger agreement in the following circumstances:

    - after a final decision by a governmental authority to prohibit the merger, or after the rejection of an application for a governmental approval required to complete the merger (but in the latter case, only after waiting 60 days);

    - if the merger is not completed by March 31, 2000;

    - if the Patapsco Valley stockholders do not approve the merger; or

    - if the other party violates, in a significant way, any of its representations, warranties or obligations under the merger agreement.

    Generally, a party can only terminate the merger agreement in one of the preceding four situations if that party is not in violation of the merger agreement or if its violations of the merger agreement are not the cause of the event permitting termination.

    In addition, Patapsco Valley could decide to terminate the merger agreement based on the market price of F&M Bancorp's common stock during a specified period before the receipt of approval of the merger from the Office of the Comptroller of the Currency. Specifically, Patapsco Valley may terminate the merger agreement if both F&M Bancorp's average stock price during the period is less than $21.375 per share and F&M Bancorp's common stock underperforms a specified group of bank holding company stocks by an agreed amount during the period following our entering into the merger agreement. Patapsco Valley, however, will not be able to terminate the merger agreement in this situation if F&M Bancorp elects to make a compensating upward adjustment to the exchange ratio that provides you more shares of F&M Bancorp common stock in exchange for each share of Patapsco Valley common stock.

F&M BANCORP'S OPTION TO PURCHASE PATAPSCO VALLEY COMMON STOCK (PAGE 40)

    As an inducement to F&M Bancorp to enter into the merger agreement, Patapsco Valley granted a stock option to F&M Bancorp to purchase up to 19.9% of Patapsco Valley's common stock at $27.50 per share.

    F&M Bancorp cannot exercise the option unless specific events take place. These events are generally related to a competing transaction involving a merger, business combination or other acquisition of Patapsco Valley or its stock or assets. As of the date of this proxy statement-prospectus, we do not believe any event of that kind has occurred. The option could have the effect of discouraging other companies that might want to combine with or acquire Patapsco Valley from doing so. The option agreement is attached as Appendix B to this proxy statement-prospectus.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 87)

    We have each made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the combined company after the merger and could cause those results or our performance to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

    - problems or delays in bringing together our two companies, either before or after the merger is consummated;

    - legal and regulatory risks and uncertainties;

    - economic, political and competitive forces affecting our businesses, markets, constituencies or securities;

    - the risk that our analyses of these risks and forces could be incorrect, or that the strategies that we have developed to deal with them may not succeed;

    - our cost savings from the merger are less than we expect, or we are unable to realize those cost savings as soon as we expect;

    - technological changes and systems integrations are harder to make or more expensive than we expect; and

    - adverse changes occur in the securities markets generally or in the valuation of financial institutions.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)

    The following tables show summarized unaudited historical consolidated financial data for each of our companies and also show similar pro forma information reflecting the merger of our two companies. The pro forma information reflects the "pooling of interests" method of accounting for the merger.

    We expect that we will incur restructuring and merger-related expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits such as reduced operating expenses and the opportunity to earn more revenue. However, none of these anticipated expenses or benefits has been factored into the pro forma income statement information. For that reason, the pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results. Also, the information that we have set forth for the six month period ended June 30, 1999 does not indicate what the results will be for the full 1999 fiscal year.

    The information in the following tables is based on the historical financial information of F&M Bancorp that has been presented in its prior filings with the Securities and Exchange Commission and the historical financial information of Patapsco Valley that is included elsewhere in this proxy statement-prospectus. All of the summary financial information provided in the following tables should be read in connection with this historical financial information and with the more detailed financial information we have provided in this proxy statement-prospectus, which you can find beginning at page F-1. The financial information as of or for the interim periods ended June 30, 1999 and 1998 has not been audited, and in the respective opinions of management, reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of relevant data.

    F&M Bancorp's historical financial information has been incorporated into this proxy statement-prospectus by reference. F&M Bancorp's audited historical financial statements for the years ended December 31, 1998, 1997 and 1996 were audited by Arthur Andersen LLP, its independent certified public accountants. F&M Bancorp's audited historical financial statements for the year ended December 31, 1994 and 1995 were audited by Keller Bruner & Company.

    Patapsco Valley's audited historical financial statements for the years ended December 31, 1998, 1997, 1996, and 1995 were audited by Rowles & Company, LLP, its independent certified public accountants. Patapsco Valley's audited historical financial statements for the year ended December 31, 1994 were audited by Stegman & Company, its independent certified public accountants. Because Patapsco Valley has been the holding company of Commercial and Farmers Bank since the October 7, 1996 reorganization of Commercial and Farmers Bank, all historical financial data relating to any period prior to October 1996 is based solely on Commercial and Farmers Bank.

                                  F&M BANCORP

                   SELECTED HISTORICAL FINANCIAL INFORMATION

                                  (UNAUDITED)

                                        AS OF OR FOR THE
                                           SIX MONTHS                                   AS OF OR FOR THE
                                         ENDED JUNE 30,                             YEARS ENDED DECEMBER 31,
                                     -----------------------   ------------------------------------------------------------------
                                        1999         1998           1998           1997         1996         1995         1994
                                     ----------   ----------   --------------   ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Interest income..................  $   49,687   $   49,358     $   99,218     $   96,423   $   90,483   $   87,215   $   76,608
  Interest expense.................      23,393       22,938         46,878         44,603       42,378       40,286       31,222
  Net interest income..............      26,294       26,420         52,340         51,820       48,105       46,929       45,386
  Provision for credit losses......         850        1,156          3,056          2,910        1,822        2,536        1,875
  Net interest income after
    provision for credit losses....      25,444       25,264         49,284         48,910       46,283       44,393       43,511
  Net gains (losses) on sales of
    securities.....................          (1)         738          1,104             76         (550)          20          (97)
  Other noninterest income.........      10,856       11,511         22,148         21,276       18,026       18,538       14,767
  Noninterest expenses.............      24,977       26,080         53,934         50,674       50,199       46,249       42,083
  Provision for income taxes.......       3,030        3,174          5,046          5,251        3,196        3,261        4,077
  Income from continuing operations
    before loss from discontinued
    operation and cumulative effect
    of accounting change...........       8,292        8,259         13,556         14,337       10,364       13,441       12,021
  Loss from discontinued
    operation......................          --           --             --             --           --           --           --
  Cumulative effect of accounting
    change.........................          --           --             --             --           --           --           --
  Net income.......................  $    8,292   $    8,259     $   13,556     $   14,337   $   10,364   $   13,441   $   12,021

PER SHARE DATA--BASIC:
  Income from continuing operations
    before loss from discontinued
    operation, cumulative effect of
    accounting change..............  $     0.89   $     0.89     $     1.47     $     1.56   $     1.13   $     1.47   $     1.31
  Loss from discontinued
    operation......................          --           --             --             --           --           --           --
  Cumulative effect of accounting
    change.........................          --           --             --             --           --           --           --
  Net income.......................  $     0.89   $     0.89     $     1.47     $     1.56   $     1.13   $     1.47   $     1.31

PER SHARE DATA--DILUTED:
  Income from continuing operations
    before loss from discontinued
    operation, cumulative effect of
    accounting change and
    extraordinary item.............  $     0.88   $     0.88     $     1.45     $     1.55   $     1.12   $     1.46   $     1.31
  Loss from discontinued
    operation......................          --           --             --             --           --           --           --
  Cumulative effect of accounting
    change.........................          --           --             --             --           --           --           --
  Net income.......................  $     0.88   $     0.88     $     1.45     $     1.55   $     1.12   $     1.46   $     1.31
  Cash dividends paid..............        0.54         0.56           1.01           0.64         0.47         0.46         0.39
  Period end book value............       13.97        13.97          14.16          13.64        12.53        11.94        10.39

BALANCE SHEET DATA (AT PERIOD END):
  Loans, net of unearned income....  $  897,857   $  878,573     $  891,741     $  882,550   $  829,229   $  765,311   $  769,861
  Total assets.....................   1,463,573    1,366,570      1,450,647      1,339,461    1,273,803    1,222,267    1,123,401
  Total deposits...................   1,160,144    1,086,843      1,138,194      1,053,562    1,022,854    1,008,037      925,180
  Total shareholders' equity.......     130,661      129,275        131,365        125,861      115,062      109,431       95,050

RATIOS:
  Return on average assets.........        1.16%        1.24%          0.99%          1.10%        0.84%        1.17%        1.13%
  Return on average shareholders'
    equity.........................       12.56        13.05          10.46          12.04         9.31        13.17        12.79
  Average shareholders' equity to
    total average assets...........        9.21         9.49           9.46           9.17         9.04         8.90         8.80
  Dividend payout ratio............       60.67%       62.92%         68.71%         41.03%       41.59%       31.29%       29.77%

OTHER INFORMATION:
  Total average assets.............  $1,445,021   $1,344,799     $1,369,052     $1,299,263   $1,232,596   $1,146,270   $1,067,635
  Total average shareholders'
    equity.........................     133,095      127,625        129,560        119,091      111,377      102,032       93,979
  Weighted average shares
    outstanding--Basic.............   9,331,642    9,242,353      9,253,113      9,202,878    9,174,628    9,159,634    9,143,857
  Weighted average shares
    outstanding--Diluted...........   9,391,188    9,356,427      9,361,846      9,275,924    9,233,409    9,221,709    9,201,972

                        PATAPSCO VALLEY BANCSHARES, INC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

                                  (UNAUDITED)

                                    AS OF OR FOR THE SIX
                                    MONTHS ENDED JUNE 30,              AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                   -----------------------   --------------------------------------------------------------
                                      1999         1998         1998         1997         1996         1995         1994
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Interest income................  $    6,069   $    5,766   $   11,802   $   10,588   $    9,754   $    9,271   $    7,918
  Interest expense...............       2,004        1,775        3,749        2,996        3,145        2,740        2,093
  Net interest income............       4,065        3,991        8,053        7,592        6,609        6,531        5,825
  Provision for credit losses....          --           --           --           --           --        1,710          229
  Net interest income after
    provision for credit
    losses.......................       4,065        3,991        8,053        7,592        6,609        4,821        5,596
  Net gains (losses) on sales of
    securities...................          --           --           --           --           --           --           --
  Other noninterest income.......       1,574        1,534        3,037        1,002          751          781          728
  Noninterest expenses...........       5,301        4,363        9,459        6,178        4,997        4,687        4,638
  Provision for income taxes.....         107          421          554          868          861          305          628
  Income from continuing
    operations before loss from
    discontinued operation and
    cumulative effect of
    accounting change............         231          741        1,077        1,548        1,502          610        1,058
  Loss from discontinued
    operation....................          --           --           --           --           --           --           --
  Cumulative effect of accounting
    change.......................          --           --           --           --           --           --           --
  Net income.....................  $      231   $      741   $    1,077   $    1,548   $    1,502   $      610   $    1,058
PER SHARE DATA--BASIC:
  Income from continuing
    operations before loss from
    discontinued operation and
    cumulative effect of
    accounting change............  $     0.17   $     0.55   $     0.80   $     1.16   $     1.16   $     0.48   $     0.84
  Loss from discontinued
    operation....................          --           --           --           --           --           --           --
  Cumulative effect of accounting
    change.......................          --           --           --           --           --           --           --
  Net income.....................  $     0.17   $     0.55   $     0.80   $     1.16   $     1.16   $     0.48   $     0.84
PER SHARE DATA--DILUTED:
  Income from continuing
    operations before loss from
    discontinued operation and
    cumulative effect of
    accounting change............  $     0.17   $     0.55   $     0.80   $     1.16   $     1.15   $     0.48   $     0.84
  Loss from discontinued
    operation....................          --           --           --           --           --           --           --
  Cumulative effect of accounting
    change.......................          --           --           --           --           --           --           --
  Net income.....................  $     0.17   $     0.55   $     0.80   $     1.16   $     1.15   $     0.48   $     0.84
  Cash dividends.................        0.26         0.26         0.51         0.54         0.48         0.48         0.40
  Period end book value..........       12.20        12.27        12.37        11.91        11.18        10.43        10.21
BALANCE SHEET DATA (AT PERIOD
  END):
  Loans, net of unearned
    income.......................  $  100,459   $   98,897   $  100,874   $   98,411   $   85,404   $   78,448   $   74,991
  Total assets...................     173,635      150,479      169,843      140,229      133,900      124,075      115,028
  Total deposits.................     149,036      123,187      147,067      119,495      114,588      107,988       99,203
  Total shareholders' equity.....      16,670       16,556       16,822       15,894       14,698       13,424       12,829
RATIOS:
  Return on average assets.......        0.27%        1.01%        0.71%        1.17%        1.17%        0.52%        0.91%
  Return on average shareholders'
    equity.......................        2.75%        9.10%        6.54%        9.78%       10.57%        4.39%        8.32%
  Average shareholders' equity to
    total average assets.........        9.80%       11.14%       10.39%       11.96%       11.03%       11.85%       10.96%
  Dividend payout ratio..........      153.76%       45.45%       63.32%       46.52%       41.37%       83.08%       46.86%
OTHER INFORMATION:
  Total average assets...........  $  171,576   $  146,289   $  158,383   $  132,260   $  128,882   $  117,148   $  116,014
  Total average shareholders'
    equity.......................      16,812       16,303       16,461       15,819       14,217       13,882       12,713
  Weighted average shares
    outstanding--Basic...........   1,362,475    1,346,721    1,350,717    1,329,010    1,298,140    1,280,318    1,251,922
  Weighted average shares
    outstanding--Diluted.........   1,369,775    1,346,721    1,353,358    1,329,010    1,301,210    1,283,602    1,256,520

     SELECTED PRO FORMA FINANCIAL DATA FOR F&M BANCORP AND PATAPSCO VALLEY
                                BANCSHARES, INC.

                                  (UNAUDITED)

                                     AS OF OR FOR THE
                                     SIX MONTHS ENDED                          AS OF OR FOR THE
                                         JUNE 30,                          YEARS ENDED DECEMBER 31,
                               ----------------------------      ---------------------------------------------
                                  1999             1998             1998             1997             1996
                               -----------      -----------      -----------      -----------      -----------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Interest income............  $    55,756      $    55,124      $   111,020      $   107,011      $   100,237
  Interest expense...........       25,397           24,713           50,627           47,599           45,523
  Net interest income........       30,359           30,411           60,393           59,412           54,714
  Provision for credit
    losses...................          850            1,156            3,056            2,910            1,822
  Net interest income after
    provision for credit
    losses...................       29,509           29,255           57,337           56,502           52,892
  Net gains (losses) on sales
    of securities............           (1)             738            1,104               76             (550)
  Other noninterest income...       12,430           13,045           25,185           22,278           18,777
  Noninterest expenses.......       30,278           30,443           63,393           56,852           55,196
  Provision for income
    taxes....................        3,137            3,595            5,600            6,119            4,057
  Net income.................  $     8,523      $     9,000      $    14,633      $    15,885      $    11,866
PER SHARE DATA--BASIC:
  Net income.................  $      0.77      $      0.82      $      1.34      $      1.46      $      1.09
PER SHARE DATA--DILUTED:
  Net income.................  $      0.77      $      0.82      $      1.33      $      1.45      $      1.09
  Cash dividends paid........         0.49             0.51             0.92             0.60             0.45
  Period end book value......        13.44            13.45            13.62            13.13            12.09
BALANCE SHEET DATA (AT PERIOD
  END):
  Loans, net of unearned
    income...................  $   998,316      $   977,470      $   992,615      $   980,961      $   914,633
  Total assets...............    1,637,208        1,517,049        1,620,490        1,479,690        1,407,703
  Total deposits.............    1,309,180        1,210,030        1,285,261        1,173,057        1,137,442
  Total shareholders'
    equity...................      147,331          145,831          148,187          141,755          129,760
RATIOS:
  Return on average assets...         1.06%            1.22%            0.96%            1.11%            0.87%
  Return on average
    shareholders' equity.....        11.47%           12.61%           10.02%           11.77%            9.45%
  Average shareholders'
    equity to total average
    assets...................         9.27%            9.65%            9.56%            9.42%            9.22%
  Dividend payout ratio......        63.64%           62.20%           68.66%           41.10%           41.28%
OTHER INFORMATION:
  Total average assets.......  $ 1,616,597      $ 1,491,088      $ 1,527,435      $ 1,431,523      $ 1,361,478
  Total average shareholders'
    equity...................      149,907          143,928          146,021          134,910          125,594
  Weighted average shares
    outstanding--Basic.......   11,007,453       10,918,164       10,928,924       10,878,689       10,850,439
  Weighted average shares
    outstanding--Diluted.....   11,066,999       11,032,238       11,037,657       10,951,735       10,909,220

                      COMPARATIVE UNAUDITED PER SHARE DATA

    The following table shows information about our companies' income per share, dividends per share and book value per share, and similar information reflecting the merger of our two companies (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that our companies had been merged throughout those periods.

    In presenting the comparative pro forma information, we also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes (a method that is referred to as the "pooling of interests" method of accounting).

    The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the exchange ratio of 1.18. It is intended to reflect the fact that you will be receiving more than one share of F&M Bancorp common stock for each share of Patapsco Valley common stock exchanged in the merger.

    We expect that we will incur restructuring and merger-related expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits such as reduced operating expenses and the opportunity to earn more revenue. However, none of these anticipated expenses or benefits has been factored into the pro forma information, except for the pro forma combined condensed balance sheet. For that reason, the pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results. Also, the information that we have set forth for the six-month period ended June 30, 1999 does not indicate what the results will be for the full 1999 fiscal year.

    The information in the following table is based on the historical financial information of F&M Bancorp that has been presented in our prior filings with the SEC and the historical financial information of Patapsco Valley that is included elsewhere in this proxy statement-prospectus.

                                                            AT OR FOR THE SIX
                                                              MONTHS ENDED          AT OR FOR THE YEAR ENDED
                                                                JUNE 30,                  DECEMBER 31,
                                                           -------------------   ------------------------------
                                                             1999       1998       1998       1997       1996
                                                           --------   --------   --------   --------   --------
F&M BANCORP COMMON STOCK
NET INCOME PER SHARE--BASIC (1):
  F&M Bancorp............................................    0.89       0.89       1.47       1.56       1.13
  F&M Bancorp Pro Forma..................................    0.77       0.82       1.34       1.46       1.09
CASH DIVIDENDS DECLARED PER SHARE (2):
  F&M Bancorp............................................    0.54       0.56       1.01       0.64       0.47
  F&M Bancorp Pro Forma..................................    0.49       0.51       0.92       0.60       0.45
BOOK VALUE PER SHARE AT PERIOD END (3):
  Stated:
    F&M Bancorp..........................................   13.97      13.97      14.16      13.64      12.53
    F&M Bancorp Pro Forma................................   13.44      13.45      13.62      13.13      12.09
  Tangible:
    F&M Bancorp..........................................   13.21      13.19      13.42      12.84      11.66
    F&M Bancorp Pro Forma................................   12.72      12.75      12.95      12.40      11.34

                                                            AT OR FOR THE SIX
                                                              MONTHS ENDED          AT OR FOR THE YEAR ENDED
                                                                JUNE 30,                  DECEMBER 31,
                                                           -------------------   ------------------------------
                                                             1999       1998       1998       1997       1996
                                                           --------   --------   --------   --------   --------
PATAPSCO VALLEY COMMON STOCK
NET INCOME PER SHARE--BASIC (1):
  Patapsco Valley........................................    0.17       0.55       0.80       1.16       1.16
  Patapsco Valley Pro Forma..............................    0.91       0.97       1.58       1.72       1.29
CASH DIVIDENDS DECLARED PER SHARE (2):
  Patapsco Valley........................................    0.26       0.26       0.51       0.54       0.48
  Patapsco Valley Pro Forma..............................    0.58       0.60       1.09       0.71       0.53
BOOK VALUE PER SHARE AT PERIOD END (3):
  Stated:
    Patapsco Valley......................................   12.20      12.27      12.37      11.91      11.18
    Patapsco Valley Pro Forma............................   15.86      15.87      16.07      15.49      14.27
  Tangible:
    Patapsco Valley......................................   11.66      12.00      12.06      11.60      11.12
    Patapsco Valley Pro Forma............................   15.01      15.05      15.28      14.63      13.38

------------------------

(1) F&M Bancorp pro forma net income per share amounts are calculated by totaling the historical net income for F&M Bancorp and Patapsco Valley and dividing the resulting amounts by the average pro forma shares of F&M Bancorp and Patapsco Valley outstanding giving effect to the merger. The average pro forma shares of F&M Bancorp and Patapsco Valley combined equals the historical average shares of F&M Bancorp plus the historical average shares of Patapsco Valley as adjusted by the exchange ratio of 1.18. The Patapsco Valley pro forma equivalent net income per share amounts are computed by multiplying the F&M Bancorp pro forma net income per share amounts by the exchange ratio of 1.18.

(2) F&M Bancorp pro forma cash dividends per share represents the sum of historical cash dividends declared by F&M Bancorp and Patapsco Valley and assumes no changes in cash dividends declared per share. Patapsco Valley pro forma equivalent cash dividends per share represent such amounts multiplied by the exchange ratio of 1.18.

(3) F&M Bancorp pro forma stated and tangible book value per share amounts are calculated by totaling the historical stated and tangible stockholders' equity for F&M Bancorp and Patapsco Valley and dividing the resulting amounts by the total pro forma common shares of F&M Bancorp and Patapsco Valley combined. The total pro forma common shares of F&M Bancorp and Patapsco Valley combined equals the historical common shares of F&M Bancorp plus the historical common shares of Patapsco Valley multiplied by the exchange ratio of 1.18. The Patapsco Valley pro forma equivalent stated and tangible book value per share amounts are computed by multiplying the F&M Bancorp pro forma stated and tangible book value per share amounts by the exchange ratio of 1.18.

                              RECENT DEVELOPMENTS

    On October 19, 1999, F&M Bancorp announced earnings of $4.209 million, or $0.45 per share, for the third quarter of 1999 compared to earnings of $4.049 million, or $0.43 per share, for the third quarter of 1998, an increase of 5%. See "Recent Developments" on page 97 of this proxy statement-prospectus for additional third quarter financial information with respect to F&M Bankcorp.

                        PATAPSCO VALLEY SPECIAL MEETING

DATE, TIME AND PLACE.

    This proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by the board of directors of Patapsco Valley for use at the special meeting of the stockholders of Patapsco Valley to be held at the Turf Valley Resort and Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland, on Tuesday, December 14, 1999, at 11:00 a.m. local time. YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO PATAPSCO VALLEY IN THE ENCLOSED POSTAGE-PAID ADDRESSED ENVELOPE.

    F&M Bancorp is also providing this proxy statement-prospectus to you as a prospectus in connection with the offer and sale by F&M Bancorp of its shares of common stock under the terms of Patapsco Valley's merger with and into F&M Bancorp.

MATTERS TO BE CONSIDERED.

    At the Patapsco Valley meeting, you will be asked to:

    (1) approve the merger and

    (2) act upon such other matters as may properly be brought before the Patapsco Valley special meeting.

    You may also be asked to vote upon a proposal to adjourn or postpone the Patapsco Valley special meeting. Patapsco Valley could use any adjournment or postponement of the Patapsco Valley special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve the merger.

RECORD DATE

    The Patapsco Valley board of directors has fixed the close of business on October 26, 1999 as the record date for determining the Patapsco Valley stockholders entitled to receive notice of and to vote at the Patapsco Valley special meeting. Only holders of record of Patapsco Valley common stock at the close of business on the record date will be entitled to receive notice of and to vote at the Patapsco Valley special meeting. As of the record date, there were 1,376,303.0590 shares of Patapsco Valley common stock outstanding entitled to vote and held by approximately 375 holders of record.

VOTING AND EFFECT OF ABSTENTIONS

    Each holder of record of shares of Patapsco Valley common stock on the record date is entitled to cast one vote per share on the proposal to approve the merger and on any other matter properly submitted for your vote at the Patapsco Valley meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Patapsco Valley common stock entitled to vote at the Patapsco Valley special meeting is necessary to constitute a quorum at the Patapsco Valley special meeting. Abstentions will be counted as present for purposes of determining the presence or absence of a quorum at the special meeting.

VOTE REQUIRED

    The approval of the merger by Patapsco Valley stockholders will require the affirmative vote of two-thirds of the outstanding shares of Patapsco Valley common stock entitled to vote on the merger. As described in "The Merger--Conditions to Completion of the Merger," stockholder approval is a condition to completing the merger. In determining whether approval of the merger has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal to approve the merger.

    As of the record date, Patapsco Valley directors and executive officers and their affiliates were the direct or indirect owners of 179,064 shares of Patapsco Valley common stock, or approximately 13.01% of the shares of Patapsco Valley common stock outstanding as of the record date. The Patapsco Valley directors and their affiliates have executed a voting agreement pursuant to which each person agrees to vote or direct the vote of each of their shares of Patapsco Valley common stock for approval of the merger. See "The Merger--Voting Agreement." As of the record date, F&M Bancorp directly beneficially owns 240 shares of Patapsco Valley common stock, or approximately 0.02% of the outstanding shares of Patapsco Valley common stock.

SOLICITATION AND REVOCATION OF PROXIES

    Proxies in the form included in the proxy card accompanying this proxy statement-prospectus are being solicited by the Patapsco Valley board of directors. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Patapsco Valley in person or by telephone, telegram or other means of communication. These individuals will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses. Patapsco Valley may retain a proxy solicitation firm to assist in the solicitation. In addition, Patapsco Valley will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse these parties for their expenses.

    Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, those proxies will be voted
(1) "FOR" approval of the merger, and (2) otherwise in the discretion of the proxy holders as to any other matter that may come before the special meeting, including a motion to adjourn or postpone the special meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against the proposal to approve the merger will be voted in favor of any adjournment or postponement of the special meeting.

    Your presence at the Patapsco Valley meeting will not automatically revoke a stockholder proxy. However, any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by:

    - delivering to the secretary of Patapsco Valley a written notice of revocation bearing a later date than the proxy being revoked;

    - delivering to the secretary of Patapsco Valley a duly executed proxy bearing a later date than the proxy being revoked; or

    - attending the Patapsco Valley meeting and voting in person.

    You should address all written notices of revocation or any subsequently executed proxy to Patapsco Valley Bancshares, Inc., 8593 Baltimore National Pike, Ellicott City, Maryland 21043, Attention: Edwin B. McKee, Secretary. Alternatively, hand deliver any written notice of revocation or subsequently executed proxy to Patapsco Valley's secretary at or before the taking of the vote at the Patapsco Valley meeting.

RECOMMENDATION OF BOARD OF DIRECTORS

    The Patapsco Valley board of directors has unanimously approved the merger. The Patapsco Valley board of directors believes that the merger is in the best interests of Patapsco Valley and you, and recommends that you vote "FOR" approval of the merger. See "The Merger--Recommendation of the Patapsco Valley Board of Directors and Reasons for the Merger."

                                   THE MERGER

    THE FOLLOWING INFORMATION DESCRIBES THE MATERIAL TERMS OF THE PROPOSED MERGER, INCLUDING THE MATERIAL TERMS OF THE MERGER AGREEMENT AND THE RELATED STOCK OPTION AGREEMENT. THIS DESCRIPTION IS NOT COMPLETE AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED APPENDICES TO THIS DOCUMENT, INCLUDING THE MERGER AGREEMENT AND ITS FIRST AMENDMENT IN APPENDIX A. WE URGE YOU TO READ THE APPENDICES IN THEIR ENTIRETY.

OVERVIEW

    The merger agreement provides for a transaction in which Patapsco Valley will merge with and into F&M Bancorp. F&M Bancorp will be the surviving corporation in the merger. At the effective time of the merger, each share of issued and outstanding Patapsco Valley common stock will cease to be outstanding and will be converted into 1.18 shares of F&M Bancorp common stock.

    Immediately after the closing of the merger, Commercial and Farmers Bank, a wholly owned subsidiary of Patapsco Valley, will merge with and into Farmers & Mechanics National Bank, a wholly owned subsidiary of F&M Bancorp.

BACKGROUND OF THE MERGER

    From time to time the board of directors of Patapsco Valley has considered and analyzed Patapsco Valley's strategic alternatives, including the prospects for Patapsco Valley continuing as an independent entity and the possibility of strategic combinations with various financial institutions in the mid-Atlantic region, and the potential effect of such transactions on Patapsco Valley and its stockholders, employees and customers and the communities it serves. In addition, other financial institutions have contacted members of senior management of Patapsco Valley from time to time to express an interest in exploring a business combination transaction with Patapsco Valley. The board of directors of Patapsco Valley elected not to pursue these preliminary expressions of interest, believing it to be in the best interests of Patapsco Valley's stockholders for Patapsco Valley to focus on independently building a franchise by expanding Commercial and Farmers Bank's branch system, by expanding the types of financial services it offers, such as mortgages, leases and insurance, and by providing greater liquidity for Patapsco Valley's common stock through registration with the SEC.

    In March 1999, Patapsco Valley retained T. E. Hitselberger, an investment banker, to assist Patapsco Valley in its analysis of various strategic alternatives available to it. In his role as financial advisor, Mr. Hitselberger met with the Patapsco Valley board of directors to review Patapsco Valley's strategic alternatives, including the competitive environment of the financial services industry, strategic alternatives for enhancing stockholder value on a stand-alone basis, and the merger and acquisition market for financial institutions generally. Mr. Hitselberger also reviewed selected financial data with respect to several bank holding companies believed to be interested in and financially and otherwise capable of engaging in a strategic business combination with Patapsco Valley and contacted a number of financial institutions concerning their interest in engaging in a strategic business combination with Patapsco Valley. Following Mr. Hitselberger's death in
May 1999, Patapsco Valley engaged Ferris, Baker Watts, Incorporated to assist it in its strategic review. Ferris, Baker Watts is a nationally recognized investment banking firm that, in the ordinary course of business, regularly engages in the valuation of financial services businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

    At the direction of the board of directors of Patapsco Valley, Ferris, Baker Watts contacted nine financial institutions, including F&M Bancorp, regarding their interest in engaging in a business combination with Patapsco Valley. Patapsco Valley and Ferris, Baker Watts jointly selected the original nine financial institutions based on a number of factors, including a review of financial institutions with existing franchises having the most logical complementary fit with Patapsco Valley's existing franchise, an affordability analysis conducted by Ferris, Baker Watts, and the belief of Patapsco Valley's management that certain other financial institutions might be interested in a potential business combination transaction with Patapsco Valley based on past informal expressions of interest from such financial institutions. Seven of the financial institutions requested information about Patapsco Valley. Each of these seven institutions received a package containing publicly available financial information on Patapsco Valley and a confidentiality agreement. Each institution was requested to deliver to Ferris, Baker Watts, on or before August 18, 1999, a written proposal containing the proposed terms upon which such party would be willing to enter into a business combination transaction with Patapsco Valley. Five of these institutions submitted proposals to engage in a business combination transaction. Each proposal received contemplated an acquisition of Patapsco Valley in a stock-for-stock merger. F&M Bancorp's initial proposal contemplated that Patapsco Valley stockholders would receive shares of F&M Bancorp common stock with an aggregate value of $46.6 million, with the exchange ratio to be determined based upon the average closing price of F&M common stock during a specified period prior to completion of the merger.

    At a special meeting of the Patapsco Valley board of directors held on August 20, 1999, representatives of Ferris, Baker Watts reviewed with the board the terms of the proposals that had been received. Ferris, Baker Watts reviewed selected financial data regarding each financial institution that had submitted an indication of interest, explained how a combination with each would affect the opportunities for the growth and financial stability of Patapsco Valley, and identified some of the characteristics of a merger partner that Patapsco Valley might consider in the event the Patapsco Valley board of directors thought an affiliation was in Patapsco Valley's best interests. These characteristics included the following:

    - strong return on equity capital,

    - return on assets,

    - diversified revenue sources,

    - a diversified balance sheet,

    - the ability to efficiently and cleanly consummate a transaction,

    - a demonstrated track record of successful acquisitions of companies like Patapsco Valley, and

    - the ability to improve the products offered to Patapsco Valley's customers.

    At the August 20th meeting, the Patapsco Valley board of directors directed Patapsco Valley management, together with Patapsco Valley's legal and financial advisors, to continue discussions with F&M Bancorp and with two of the other financial institutions that had expressed interest in a business combination with Patapsco Valley. During the remainder of August and until the execution of the merger agreement on September 7, 1999, representatives of each of Patapsco Valley and F&M Bancorp conducted a due diligence examination of the other company. In addition, during this period Patapsco Valley continued to supply information to two of the other interested financial institutions. On
August 23, 1999, F&M Bancorp revised its proposal to provide that each share of Patapsco Valley common stock would be exchanged for 1.18 shares of F&M Bancorp common stock in the merger.

    At a special Patapsco Valley board of directors meeting on August 27, 1999, Patapsco Valley management updated the Patapsco Valley board of directors regarding the status of discussions with the various parties regarding their indications of interests. In addition, management provided additional information to the board of directors regarding each of the potential merger partners, including the parties' business philosophies, acquisition experience and results, opportunities for Patapsco Valley's employees and the possible effects that a merger with the party would have on Patapsco Valley's products and services, including the effect on the business of Patapsco Valley's subsidiaries. Representatives of Ferris, Baker Watts discussed in detail F&M Bancorp's revised proposal to acquire

Patapsco Valley in a stock for stock transaction at a fixed ratio of 1.18 shares of common stock for each share of Patapsco Valley common stock.

    Patapsco Valley management discussed with the Patapsco Valley board of directors management's view that F&M Bancorp's offer provided the best opportunity to Patapsco Valley, in terms of the similarity of management and business philosophies, the benefit to the community, the benefit to Patapsco Valley's customers, and the benefit to Patapsco Valley's stockholders. Patapsco Valley's legal advisors reviewed in detail for the Patapsco Valley board of directors the then-current drafts of the proposed merger agreement and stock option agreement, explaining the significance of their terms. The Patapsco Valley board of directors directed Patapsco Valley management, together with Patapsco Valley's legal and financial advisors, to continue discussions with F&M Bancorp.

    At a special meeting of the Patapsco Valley board of directors on August 31, 1999, Patapsco Valley management and financial and legal advisors delivered a comprehensive analysis of the results of Patapsco Valley's due diligence of F&M Bancorp. Patapsco's legal advisors discussed with the Patapsco Valley board of directors the revised drafts of the merger agreement and stock option agreement.

    At a special meeting of the Patapsco Valley board of directors on September 3, 1999, Ferris, Baker Watts, based on the analysis described in "-Opinion of Patapsco Valley's Financial Advisor," presented its financial analysis of the proposed transaction and delivered a draft of its opinion that the consideration to be received in the proposed transaction was fair, from a financial point of view, to the Patapsco Valley stockholders. Patapsco Valley's legal counsel, Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, presented the terms of the merger agreement and the stock option agreement and answered questions raised by members of the Patapsco Valley board of directors.

    The Patapsco Valley board of directors also considered the financial performance, stock performance, growth prospects and other matters concerning F&M Bancorp. The Patapsco Valley board of directors specifically evaluated whether the proposal was in the best interests of Patapsco Valley and its subsidiaries by considering the best interests of the stockholders and other factors, including the social, legal and economic effects on employees, customers, depositors, and communities served by Patapsco Valley, and evaluated the consideration being offered in relation to the then current market value of the stock of Patapsco Valley in a freely negotiated transaction, and the Patapsco Valley board of directors' estimate of the future value of the stock of Patapsco Valley as an independent entity. The Patapsco Valley board of directors determined that the transaction was fair to Patapsco Valley stockholders from a financial standpoint, relying on the advice of Ferris, Baker Watts and considering:

    - the premium over market value of common stock of Patapsco Valley of $6.50;

    - that the offer equated to 2.9 times tangible book value;

    - the increase of dividends to Patapsco Valley's stockholders of 145%;

    - the fact that the consideration to be paid is at a premium to the values determined by Ferris, Baker Watts, through the discounted cash flow analysis and the comparable company analysis and compares favorably to premiums paid in other transactions; and

    - the fact that, based on then-current market prices, the calculated value of F&M Bancorp's proposal exceeded the calculated value of the other proposals received.

The Patapsco Valley board of directors also took action at this meeting to exempt F&M Bancorp from the Maryland business combination and control share statutes.

    On September 7, 1999, the Patapsco Valley board of directors held a special meeting to consider the proposed merger. At this meeting, Patapsco Valley management, together with Patapsco Valley's financial and legal advisors, reviewed for the Patapsco Valley board of directors the results of the due diligence Patapsco Valley had conducted, previous discussions relating to the proposed merger by the Patapsco Valley board of directors and other terms and conditions of the merger agreement, the stock option agreement and related agreements. Patapsco Valley's financial advisor, based on the analysis described in "--Opinion of Patapsco Valley's Financial Advisor," rendered its opinion to the Patapsco Valley board of directors that, as of the date of the meeting, the consideration to be received by stockholders of Patapsco Valley in the merger was fair, from a financial point of view, to the stockholders of Patapsco Valley. Patapsco Valley's legal advisors also answered questions from members of the Patapsco Valley board of directors. Following discussion and questions, the Patapsco Valley board of directors voted unanimously to approve the merger agreement and the transactions contemplated thereby, including the stock option agreement and related agreements, and recommended that the proposed merger be submitted for consideration by the stockholders of Patapsco Valley at a special meeting.

RECOMMENDATION OF THE PATAPSCO VALLEY BOARD OF DIRECTORS AND REASONS FOR THE
  MERGER

    BASED ON THE FOLLOWING, THE PATAPSCO VALLEY BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF PATAPSCO VALLEY COMMON STOCK VOTE "FOR" THE MERGER.

    In reaching its determination that the terms of the merger are fair to, and in the best interests of, Patapsco Valley and its stockholders, the Patapsco Valley board of directors consulted with its legal and financial advisors, as well as with Patapsco Valley senior management, and considered a number of factors, including, without limitation, the following:

    - the Patapsco Valley board of directors' review, based in part on the presentation by Patapsco Valley's management regarding its due diligence of F&M Bancorp, of the business, operations, earnings, financial condition and credit ratings of F&M Bancorp on both an historical and prospective basis, the enhanced opportunities for operating efficiencies (particularly in terms of integration of operations, data processing and support functions) that could result from the merger, the enhanced opportunities for growth that the merger would make possible and the respective contributions the parties would bring to a combined institution;

    - the Patapsco Valley board of directors' belief, based upon an analysis of the anticipated financial effects of the merger, that upon consummation of the merger, F&M Bancorp and its banking subsidiaries would continue to be well capitalized institutions, the equity positions of which would be in excess of all applicable regulatory capital requirements;

    - the fact that previous inquiries and indications of interest by other financial institutions regarding a potential business combination did not result in a more favorable proposal for Patapsco Valley than the F&M Bancorp proposal;

    - the Patapsco Valley board of directors' belief that, in light of the reasons discussed above, F&M Bancorp was the most attractive choice as a long-term affiliation partner of Patapsco Valley;

    - the expectation that the merger will generally be a tax-free transaction to Patapsco Valley and its stockholders to the extent such stockholders receive shares of F&M Bancorp common stock;

    - the current and prospective economic and regulatory environment and competitive constraints facing the banking and financial institutions in Patapsco Valley's market area; and

    - the recent business combinations involving financial institutions, either announced or completed, during the past year in the United States, the State of Maryland and contiguous states and the effect of such combinations on competitive conditions in Patapsco Valley's market area.

    The Patapsco Valley board of directors considered as potentially negative
(1) the fact that Patapsco Valley would no longer be an independent community-based bank owned primarily by local residents, (2) the fact that the stock option agreement can be expected to deter third parties from submitting an acquisition proposal for Patapsco Valley during the pendency of the merger and
(3) the Patapsco Valley board of directors' belief that the exercise or repurchase of the option is likely to prohibit any other acquirer from accounting for an acquisition by using the "pooling of interests" accounting method for a period of two years.

    The Patapsco Valley board of directors did not assign any specific or relative weight to each of the foregoing factors in their considerations. It should be noted that there is no guarantee that any of the positive results listed above will be achieved.

OPINION OF PATAPSCO VALLEY'S FINANCIAL ADVISOR

    Patapsco Valley engaged Ferris, Baker Watts, Incorporated to act as its financial advisor with respect to its analysis of its future financial prospects as an independent company or in connection with a business combination with another party. Ferris, Baker Watts's engagement included negotiating financial terms of the merger with F&M Bancorp and rendering its opinion with respect to the fairness of the merger consideration from a financial point of view to Patapsco Valley stockholders in the event Patapsco Valley entered into an agreement providing for a business combination. Patapsco Valley selected Ferris, Baker Watts to act as its financial advisor because of Ferris, Baker Watts's expertise in the valuation of businesses and their securities, including its expertise in the banking industry as well as with mergers and acquisitions of commercial banks and thrift institutions.

    Ferris, Baker Watts has delivered to Patapsco Valley its written opinion, dated September 7, 1999, and its updated opinion as of the date of this proxy statement-prospectus, to the effect that, based upon and subject to the matters set forth therein, as of the date thereof, the merger consideration is fair to the holders of Patapsco Valley common stock from a financial point of view.

    You should consider the following when reading the discussion of the Ferris, Baker Watts opinion in this document:

    - A copy of the Ferris, Baker Watts opinion is set forth as Appendix D to this proxy statement-prospectus and should be read in its entirety.

    - In its analyses, Ferris, Baker Watts took into account its assessment of general business, market, monetary, financial and economic conditions, industry performance and other matters, many of which are beyond the control of Patapsco Valley and F&M Bancorp, as well as Ferris, Baker Watts's experience in securities valuation, its knowledge of financial institutions and its experience in similar transactions.

    - The analyses were prepared solely for purposes of Ferris, Baker Watts providing its opinion as to the fairness of the merger consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in Ferris, Baker Watts's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

    - Ferris, Baker Watts's opinion is just one of the many factors taken into consideration by the Patapsco Valley board of directors in determining to approve the merger. See "--Recommendation of the Patapsco Valley Board of Directors and Reasons for the Merger." Ferris, Baker Watts's opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for Patapsco Valley, nor does it address the effect of any other business combination in which Patapsco Valley might engage.

    - The opinion of Ferris, Baker Watts does not constitute a recommendation to any Patapsco Valley stockholder to vote in favor of approval of the merger.

    In arriving at its opinion, Ferris, Baker Watts, among other things:

    - reviewed the merger agreement,

    - reviewed Amendment No. 1 to the merger agreement,

    - reviewed Annual Reports to stockholders on Form 10-K of F&M Bancorp,

    - reviewed the Annual Report on Form 10-K of Patapsco Valley for fiscal year 1998,

    - reviewed selected public and internal information from Patapsco Valley,

    - held discussions with management of Patapsco Valley regarding past and current business operations as well as future prospects, and

    - reviewed industry specific data regarding the valuation of publicly traded companies in the banking industry as well as such other information as Ferris, Baker Watts considered appropriate.

    In rendering its opinion, Ferris, Baker Watts relied, without independent verification, on the accuracy and completeness of the information concerning Patapsco Valley and F&M Bancorp furnished by them to Ferris, Baker Watts for review, as well as publicly-available information regarding other financial institutions and other third party data and information referenced above. Patapsco Valley and F&M Bancorp did not restrict Ferris, Baker Watts as to the material it was permitted to review. Ferris, Baker Watts did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential or contingent liabilities of Patapsco Valley or F&M Bancorp. Ferris, Baker Watts expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger as set forth in the merger agreement to be completed. In rendering its opinion, Ferris, Baker Watts assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction will be imposed on F&M Bancorp that would have a material adverse effect on the ability of the merger to be consummated as set forth in the merger agreement.

    Patapsco Valley has agreed to pay Ferris, Baker Watts total professional fees of approximately $470,000 in connection with this engagement. In addition, Patapsco Valley has agreed to indemnify Ferris, Baker Watts against claims and liabilities arising from the engagement, including certain liabilities under the securities laws, except if a court determines that the liabilities result from Ferris, Baker Watts's bad faith, gross negligence or willful misconduct.

    The following is a summary of the material financial analyses Ferris, Baker Watts used in connection with providing its opinion to the board of directors of Patapsco Valley. You should understand that no public company used as a comparison in the comparable transactions analysis is identical to Patapsco Valley. The financial analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect acquisition values.

    FREE CASH FLOW ANALYSIS. This analysis assumes that a buyer purchases a time series of free cash flows that are generated by the assets of a business. This analysis separates and ascribes value only to the cash flows that can ultimately be taken out of the business. Cash that is generated but used to sustain the business, such as increases in working capital and capital expenditures, creates no incremental value to the buyer. These free cash flows are then discounted to the present at the firm's weighted average cost of capital. The weighted average cost of capital can be described as the average price a company must pay to attract both debt and equity to properly capitalize the firm's growth. This series of free cash flows, when discounted to the present, and after subtracting claims by debt holders and others, represents the economic value of a firm to its stockholders on a free cash flow basis.

    The accuracy of this method of valuation depends largely on the integrity of the projections. The projections were derived from assumptions provided by Patapsco Valley management and included loan growth of 5% per year and deposit growth of 9% per year. These assumptions resulted in return on average assets growing to 1.72% and return on average equity growing to 18.72% by fiscal 2003, which management classified as optimistic. The resulting per share value was $20.34 per share.

    PUBLICLY TRADED COMPARABLE COMPANIES. Ferris, Baker Watts compared the acquisition price and resulting valuation multiples to multiples of publicly traded banks. The comparable banks are based in Maryland, Virginia and the District of Columbia and have total assets between $100 million and $300 million. Some pertinent performance measures are as follows:

    - The price to earnings ("P/E") ratio is a commonly utilized valuation ratio. It is also known as the earnings multiple and provides investors an indication of how much investors are paying for a company's earnings power and the accounting income available to the common equity holder. However, net income is often a poor approximation of actual cash flows ultimately available to common stockholders for reinvestment or for the payment of dividends. Accounting differences may make net income numbers less comparable.

    - The price to book ratio compares what the market is actually willing to pay for the assets of a company to what the value of the company's securities would be worth relative to the historical cost of their assets and earnings history.

    - The price to tangible book ratio is similar to the price to book ratio, the difference being that goodwill is subtracted from the book value of the equity.

    The merger compares favorably to the implied value of Patapsco Valley based upon all the valuation multiples used.

    COMPARABLE TRANSACTIONS ANALYSIS. Ferris, Baker Watts compared the merger on the basis of acquisition pricing multiples or ratios of reported earnings, book value, and tangible book value of Patapsco Valley implied by the merger consideration to be paid to the holders of Patapsco Valley common stock with the same ratios in pending and completed acquisitions of MidAtlantic Region publicly-traded commercial banks and bank holding companies. The MidAtlantic Regional acquisitions announced from June 1998 to September 3, 1999 included 43 banks and bank holding companies with target assets between $100 and $300 million. The mean acquisition pricing multiples or ratios at announcement for the MidAtlantic group are set forth below. The acquisition pricing ratios presented in the table below reflect pricing ratios at the time such deals were announced.

                                                              MID ATLANTIC REGION COMMERCIAL BANKS
                                                                        AND BANK HOLDING
                                                                      COMPANY ACQUISITIONS
                                                                 ANNOUNCED JUNE 1998 TO PRESENT
                                                              ------------------------------------
Price/Book..................................................                 272.30%
Price/Tangible Book.........................................                 276.30%
Price/Earnings (1)..........................................                 23.70x

                                                                   RATIOS AND MULTIPLE FOR
                                                              PATAPSCO VALLEY AT $34 SHARE PRICE
                                                              ----------------------------------
Price/Book..................................................                278.69%
Price/Tangible Book.........................................                291.84%
Price/Earnings (1)..........................................                79.07x

------------------------

(1) Based on trailing twelve-month earnings prior to announcement.

    The merger consideration of $34.00, based on F&M Bancorp's closing price as of September 2, 1999, indicated the following pricing ratios for shares of Patapsco Valley common stock, based on financial statements as of June 30, 1999:
278.69 percent of reported book value; 291.84 percent of reported tangible book value; and 79.07 times earnings, based on earnings for the trailing twelve month period.

    No company or transaction used in this composite is identical to Patapsco Valley or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading values of the securities of the company or companies to which they are being compared.

    CONTROL PREMIUM. Ferris, Baker Watts also compared the premium to pre-announcement market price implied by the merger consideration to be paid to the holders of Patapsco Valley common stock with the premium to pre-announcement market prices implied in transactions involving banking and credit agencies that were closed during the second quarter of 1999, based on market data published by another firm which is not affiliated with Ferris, Baker Watts. The transaction value implied in the merger represents a 23.6% premium to the closing bid price of Patapsco Valley's common stock as of September 2, 1999, which is within the range of these transactions.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Ferris, Baker Watts believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Ferris, Baker Watts without considering all such analyses and factors could create an incomplete view of the process underlying Ferris, Baker Watts's opinion. Ferris, Baker Watts's opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of September 3, 1999 and as of the date of this proxy statement-prospectus. Events occurring after the most recent of those dates could materially affect the assumptions used in preparing the opinion.

    As described above, Ferris, Baker Watts's opinion and presentation to the Patapsco Valley board of directors was one of many factors taken into consideration by the Patapsco Valley board of directors in making its determination to approve the merger agreement. Although the foregoing summary describes the material components of the analyses provided by Ferris, Baker Watts as of September 3, 1999 (which analyses were updated as of the date of this proxy statement-prospectus), in connection with its opinion as of those dates, it does not purport to be a complete description of all the analyses performed by Ferris, Baker Watts and is qualified by reference to the written opinion of Ferris, Baker

Watts set forth as Appendix D this document, which Patapsco Valley's stockholders are urged to read in its entirety.

    THE OPINION OF FERRIS, BAKER WATTS RELATES ONLY TO WHETHER THE CONSIDERATION TO BE RECEIVED BY YOU IS FAIR FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO YOU OR ANY STOCKHOLDER OF PATAPSCO VALLEY AS TO HOW YOU SHOULD VOTE AT THE PATAPSCO VALLEY SPECIAL MEETING TO CONSIDER THE MERGER.

EFFECTIVE TIME OF THE MERGER

    The effective time of the merger will be the time and date set forth in the articles of merger that will be filed with the State Department of Assessments and Taxation of Maryland. The closing date of the merger will be the last business day of a month that is at least two business days after the satisfaction or waiver of the latest to occur of the conditions to the merger specified in the merger agreement, unless F&M Bancorp and Patapsco Valley agree otherwise. We anticipate the merger will be completed by the end of 1999, but in no event will the merger close prior to December 19, 1999. See "--Conditions to Completion of the Merger," "--Regulatory Approvals Required for the Merger," "--Extension, Waiver and Amendment of the Merger Agreement" and "--Termination of the Merger Agreement" below.

CONVERSION OF PATAPSCO VALLEY COMMON STOCK

    At the effective time of the merger, each share of Patapsco Valley common stock outstanding, other than the shares described in the following sentence, will be converted into the right to receive 1.18 shares of F&M Bancorp common stock. Shares of Patapsco Valley common stock will not be converted into the right to receive F&M Bancorp common stock if the shares are (1) held by F&M Bancorp or Patapsco Valley or any subsidiary of either company, except, in both cases, for shares held in a fiduciary capacity for the benefit of third parties and shares held in respect of a debt previously contracted, or (2) held by Patapsco Valley stockholders exercising their dissenters' appraisal rights (see "--Dissenters' Appraisal Rights").

    BECAUSE THE EXCHANGE RATIO IS FIXED AND BECAUSE THE MARKET PRICE OF F&M BANCORP COMMON STOCK MAY FLUCTUATE PRIOR TO THE EFFECTIVE TIME, THE VALUE OF THE SHARES OF F&M BANCORP COMMON STOCK THAT YOU WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER.

    If the average of the closing prices of F&M Bancorp common stock reported on Nasdaq for the 20 trading days ending on the fifth day prior to the OCC's approval of the merger

    (1) is less than $21.375 and

    (2) represents a decline, on a percentage basis, in the price of F&M Bancorp's stock from its closing price of $28.50 on September 7, 1999 that is more than 15 percentage points greater than the percentage decline in a selected index of bank and thrift stocks over the same period, then Patapsco Valley will have the right to terminate the merger agreement, subject to F&M Bancorp's right to nullify the termination by increasing the exchange ratio as described under "--Termination of the Merger Agreement."

    Each share of F&M Bancorp common stock issued and outstanding immediately prior to the effective time will remain issued and outstanding as one share of common stock of the combined company immediately after completion of the merger.

    For a description of F&M Bancorp common stock and a description of the differences between the rights of the holders of Patapsco Valley common stock, on the one hand, and holders of F&M Bancorp common stock, on the other hand, see "Description of F&M Bancorp Capital Stock" and "Comparison of Stockholder Rights."

FRACTIONAL SHARES

    F&M Bancorp will not issue any fractional shares of F&M Bancorp common stock. Instead, you will receive cash without interest for any fractional share of F&M Bancorp common stock to which you would otherwise be entitled. The amount of cash received will be determined by multiplying that fraction by the average of the closing price of F&M Bancorp common stock reported on Nasdaq for the five consecutive trading days immediately preceding the effective date of the merger. You will not be entitled to dividends, voting rights or any other stockholder rights with respect to any fractional shares.

EXCHANGE OF PATAPSCO VALLEY STOCK CERTIFICATES

    At or prior to the completion of the merger, F&M Bancorp will deposit with a bank or trust company certificates representing the shares of F&M Bancorp common stock and the cash in lieu of any fractional shares to be issued in the merger in exchange for outstanding shares of Patapsco Valley common stock. The bank or trust company will act as the exchange agent for the benefit of the holders of certificates of Patapsco Valley common stock.

    As soon as practicable after the completion of the merger, but in no event later than five business days thereafter, a form of transmittal letter will be mailed by the exchange agent to you. This transmittal letter will contain instructions for the surrender of certificates representing Patapsco Valley common stock in exchange for the merger consideration.

    YOU SHOULD NOT RETURN YOUR PATAPSCO VALLEY COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND YOU SHOULD NOT FORWARD THEM TO THE EXCHANGE AGENT UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL AFTER COMPLETION OF THE MERGER.

    Until you surrender your Patapsco Valley stock certificates for exchange after completion of the merger, you will accrue but will not be paid any dividends or other distributions declared after the effective time with respect to F&M Bancorp common stock into which your shares have been converted. When you surrender your certificates, F&M Bancorp will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Patapsco Valley of any shares of Patapsco Valley common stock. If certificates representing shares of Patapsco Valley common stock are presented for transfer after the completion of the merger, they will be canceled and exchanged for a certificate representing the applicable number of shares of F&M Bancorp common stock.

    If a certificate for Patapsco Valley common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

DIVIDENDS PAID BY PATAPSCO VALLEY PRIOR TO THE MERGER

    The merger agreement provides that, prior to the merger, Patapsco Valley may declare and pay its regular quarterly cash dividends not in excess of $0.13 per share of Patapsco Valley common stock and can issue its common stock according to the terms of the Patapsco Valley dividend reinvestment plan with respect to the quarterly dividend payments. However, Patapsco Valley has suspended the dividend reinvestment plan, effective October 19, 1999.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of certain federal income tax consequences of the merger to F&M Bancorp, Patapsco Valley and holders of Patapsco Valley common stock. The discussion is based upon the Internal Revenue Code of 1986, regulations of the United States Treasury Department, Internal Revenue Service rulings, and judicial and administrative decisions in effect as of the date of this proxy statement-prospectus. These authorities may change at any time, possibly with retroactive effect, and any change could affect the continuing validity of this discussion.

    This discussion assumes that the holders of Patapsco Valley common stock hold their shares as capital assets (I.E., property generally held for investment) and does not address the tax consequences that may be relevant to a particular stockholder receiving special treatment under some United States federal income tax laws. Stockholders receiving this special treatment include:

    - foreign persons;

    - financial institutions;

    - tax-exempt organizations;

    - insurance companies;

    - traders in securities that elect mark-to-market;

    - dealers in securities or foreign currencies;

    - persons who received their Patapsco Valley common stock through the exercise of employee stock options or otherwise as compensation; and

    - persons who hold shares of Patapsco Valley common stock as part of a hedge, straddle or conversion transaction.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger.

    Neither F&M Bancorp nor Patapsco Valley will be obligated to complete the merger unless, in the case of F&M Bancorp, it has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to F&M Bancorp, and, in the case of Patapsco Valley, it has received an opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, counsel to Patapsco Valley, each to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts at the time of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering its opinion, each counsel will require and rely upon representations and covenants, including those contained in certificates of officers of F&M Bancorp, Patapsco Valley and others reasonably satisfactory in form and substance to such counsel. If the merger qualifies for United States federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, the material United States federal income tax consequences of the merger are as follows:

    (1) no gain or loss will be recognized by Patapsco Valley as a result of the merger;

    (2) no gain or loss will be recognized by the holders of Patapsco Valley common stock who exchange all of their Patapsco Valley common stock solely for F&M Bancorp common stock pursuant to the merger, except with respect to cash received in lieu of a fractional share interest in F&M Bancorp common stock; and

    (3) the aggregate tax basis of the F&M Bancorp common stock received by holders of Patapsco Valley common stock who exchange all of their Patapsco Valley common stock solely for F&M Bancorp common stock pursuant to the merger will be the same as the aggregate tax basis of Patapsco Valley common stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received.

    Opinions of counsel are not binding on the Internal Revenue Service or the courts, and neither F&M Bancorp nor Patapsco Valley intends to request a ruling from the Internal Revenue Service as to the tax consequences of the merger. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge the conclusions reflected in such opinions or that a court will not sustain such a challenge.

    Based upon the current rulings of the Internal Revenue Service, cash received by a holder of Patapsco Valley common stock in lieu of a fractional share interest in F&M Bancorp common stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Patapsco Valley common stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if such share of Patapsco Valley common stock has been held for more than one year at the effective time of the merger.

    CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON YOUR PARTICULAR CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

    F&M Bancorp will be the surviving corporation resulting from the merger. It will continue to be governed by the laws of the State of Maryland and will operate in accordance with its articles of incorporation and bylaws as in effect immediately prior to the effective time of the merger.

    The directors and executive officers of F&M Bancorp will continue to be the directors and executive officers of F&M Bancorp after the merger, until such time as their successors are elected or appointed. Howard E. Harrison, III will be appointed a director of F&M Bancorp at the effective time of the merger, until such time as his successor is elected or appointed. In addition, F&M Bancorp has agreed to nominate Mr. Harrison for election as a director of F&M Bancorp at the next annual meeting of F&M Bancorp stockholders. Mr. Harrison has served as director and Chairman of the board of directors of Patapsco Valley since its formation, in October 1996, and as director of Commercial and Farmers Bank since June 1991. He has been the Chairman of the board of directors of Marina Development Corp. since December 1986.

    F&M Bancorp will also appoint the remaining members of the current Patapsco Valley board of directors to Farmers & Mechanics National Bank's community advisory council.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    GENERAL. In connection with its approval of the merger, the Patapsco Valley board of directors considered the interests of its members and certain executive officers of Patapsco Valley in the merger that differed from those interests of stockholders generally, including interests relating to provisions in the merger agreement with respect to indemnification and insurance, employee benefits and the election of one member of the Patapsco Valley board of directors as a director of F&M Bancorp at the effective time. In addition, the Patapsco Valley board of directors also considered employment and severance arrangements with its officers.

    INDEMNIFICATION; INSURANCE. The merger agreement provides that, after the closing of the merger, F&M Bancorp will indemnify, to the extent provided by Maryland law, the former directors and officers of Patapsco Valley and its subsidiaries against liabilities incurred in connection with any claim or proceeding arising out of actions or omissions occurring at or prior to the completion of the merger, including as a result of the transactions contemplated by the merger agreement. In addition, F&M Bancorp has agreed to maintain in effect for a period of six years after the effective time of the merger directors and officers liability insurance coverage with respect to wrongful acts or omissions committed or allegedly committed prior to the effective time of the merger by officers or directors of Patapsco Valley and its subsidiaries.

    STOCK OPTIONS. As of September 6, 1999, the date immediately prior to the date on which the merger agreement was signed, approximately 44,076 options to purchase shares of Patapsco Valley common stock were outstanding under the Patapsco Valley Incentive Stock Option Plan, Director's Stock Option Plan, and Employee Stock Purchase Plan, of which 22,000 were fully vested and exercisable. An additional 4,000 options were granted to an employee of a bank subsidiary by separate agreement. Options under the Director's Stock Option Plan are fully vested. It is anticipated that options under the Incentive Stock Option Plan will not become vested by the time of the merger, but that all options currently outstanding under the Employee Stock Purchase Plan will become fully vested by the time of the merger. All Patapsco Valley options outstanding prior to the effective time of the merger are expected to be assumed by F&M Bancorp and converted to the right to receive F&M Bancorp common stock under the terms contained in the merger agreement. See "--Treatment of Outstanding Patapsco Valley Options."

    EMPLOYEE BENEFITS. The merger agreement provides that, after the consummation of the merger, the employees of Patapsco Valley and its subsidiaries will be entitled to participate in F&M Bancorp's employee benefit plans in which similarly situated employees of F&M Bancorp or its subsidiaries participate, to the same extent as comparable employees of F&M Bancorp or its subsidiaries. With respect to each employee benefit plan of F&M Bancorp, for purposes of determining eligibility to participate, vesting and entitlement to benefits, F&M Bancorp will give each of the employees of Patapsco Valley and its subsidiaries full credit for each employee's service with Patapsco Valley to the same extent recognized by Patapsco Valley or its subsidiaries prior to the closing of the merger, except to the extent giving credit would result in the duplication of benefits and except for benefit accruals under defined benefit pension plans. F&M Bancorp has agreed to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Patapsco Valley employees, except to the extent that the limitations are already in effect and have not been met for employees under existing Patapsco Valley benefit plans prior to the effective time of the merger. Patapsco Valley employees will be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket requirements as if those amounts had been paid in accordance with the terms and conditions of the F&M Bancorp employee benefit plans.

    F&M Bancorp and its subsidiaries have agreed to honor, in accordance with their terms, all employment, severance and other compensation agreements and arrangements that were disclosed to F&M Bancorp at the time of the execution of the merger agreement that are between Patapsco Valley or its subsidiaries and any director, officer or employee of Patapsco Valley or its subsidiaries. An employment agreement between Commercial and Farmers Bank and John S. Whiteside, President and CEO of Patapsco Valley and Commercial and Farmers Bank, and an employment agreement between Commercial and Farmers Bank and Bernard G. Malinowski, Senior Vice President of Patapsco Valley and Commercial and Farmers Bank, become effective on the date on which a "change in control," as defined in the employment agreement, of Commercial and Farmers Bank occurs. For a term of either five years from a change in control or the date of his 65th birthday, whichever occurs first, Mr. Whiteside and Mr. Malinowski will receive an annual salary that is at least equal to the annual salary received immediately prior to the effective date of the employment agreement. However, if Mr. Whiteside or Mr. Malinowski are instead terminated, for a reason other than for cause or because of death, disability, or physical or mental incapacity, or if Mr. Whiteside or Mr. Malinowski resigns due to a breach of the employment agreement, he will, for the remainder of the contract term, receive (1) his benefits and be paid, monthly, his then-current salary, including estimated bonuses or incentives to which he would have been entitled had no termination or resignation occurred or, (2) at Mr. Whiteside's or Mr. Malinowski's election, a severance of two years' salary, including a pro rata amount of any estimated bonus, and the value of benefits and stock options that would have been payable for the next two years. Each of Mr. Whiteside and Mr. Malinowski may resign and receive such termination or severance payments upon his reasonable belief that the change in control, coupled with a material change in circumstances, significantly affects their capacity to perform his duties.

    In addition, a retention bonus equal to one year's salary will be paid to each of Kevin P. Huffman, Executive Vice President and Chief Operations Officer, Edwin B. McKee, Senior Vice President, Dennis W. Miller, Senior Vice President, and Barbara M. Broczkowski, Vice President and Chief

Financial Officer, if such person chooses to remain employed with F&M Bancorp or Farmers & Mechanics National Bank for at least 90 days after the merger. These retention payments could, under particular circumstances, be in an aggregate amount equal to $291,683, based on current salaries.

TREATMENT OF OUTSTANDING PATAPSCO VALLEY STOCK OPTIONS

    At the effective time of the merger, each outstanding and unexercised option to purchase shares of Patapsco Valley common stock will be assumed by F&M Bancorp. Each Patapsco Valley option will be converted automatically into an option to acquire F&M Bancorp common stock on the same terms and conditions. The number of shares of F&M common stock to be subject to any Patapsco option will be equal to the number of shares of Patapsco Valley common stock subject to that option multiplied by 1.18 and rounded down to the nearest whole share. The exercise price per share of F&M Bancorp common stock under any converted Patapsco option will be equal to the exercise price per share of Patapsco Valley common stock subject to such option divided by 1.18 and rounded up to the nearest cent. The terms and conditions for the purchase of such options are otherwise identical to those applicable under the Patapsco Valley stock option plans. As of the date of this proxy statement-prospectus, there were 44,076 Patapsco Valley options outstanding, 27,876 of which are expected to be fully exercisable at the completion of the merger.

CONDITIONS TO COMPLETION OF THE MERGER

    Completion of the merger is subject to various conditions. While it is anticipated that all such conditions will be satisfied, there can be no assurance as to whether or when all of such conditions will be satisfied or, where permissible, waived.

    The respective obligations of F&M Bancorp and Patapsco Valley to effect the merger are subject to the satisfaction or waiver of each of the following conditions:

    - approval of the merger by holders of two-thirds of the outstanding shares of Patapsco Valley common stock;

    - approval for quotation on Nasdaq of the shares of F&M Bancorp common stock to be issued in the merger, subject to official notice of issuance;

    - receipt of all regulatory approvals and consents and expiration of all applicable waiting periods;

    - effectiveness of the registration statement for the shares of F&M Bancorp common stock to be issued in the merger;

    - absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition that prohibits the completion of the merger;

    - absence of any statute, rule, regulation, order, injunction or decree that prohibits, restricts or makes illegal completion of the merger or the merger of the bank subsidiaries;

    - receipt by F&M Bancorp of a letter from Arthur Andersen LLP stating that the merger will qualify for "pooling of interests" accounting treatment, a copy of which will be provided to Patapsco Valley;

    - the performance by the other party of its obligations contained in the merger agreement in all material respects; and

    - receipt by each party of an opinion of its counsel dated as of the effective time of the merger substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the effective time of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of
      Section 368(a) of the Internal Revenue Code.

    The obligations of F&M Bancorp to effect the merger are further subject to the satisfaction, or waiver by F&M Bancorp, of each of the following conditions:

    - the representations and warranties of Patapsco Valley contained in the merger agreement relating to:

     --  the capitalization of Patapsco Valley,

     -- the authority of Patapsco Valley to enter into the merger and stock option agreements and of Commercial and Farmers Bank to enter into the subsidiary merger agreement, and the enforceability of those agreements against each of them,

     --  the financial statements of Patapsco Valley,

     -- the employment agreements to which Patapsco Valley and its subsidiaries are a party,

     -- Patapsco Valley's reports and materials filed with the SEC or provided to its stockholders, and

     -- the accuracy of the information provided by Patapsco Valley for inclusion in this proxy statement-prospectus,

      must be true and correct in all material respects as of the date of the merger agreement and, except to the extent these representations and warranties speak as of an earlier date, as of the closing date of the merger as though made on and as of the closing date; and

    - all other representations and warranties of Patapsco Valley contained in the merger agreement must be true and correct as of the date of the merger agreement and, except to the extent the representations and warranties speak as of an earlier date, as of the closing date of the merger as though made on and as of the closing date, except that the representations and warranties shall be deemed to be true and correct unless the failure or failures of the representations and warranties to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect (as defined below) on Patapsco Valley.

    The merger agreement defines a "material adverse effect," when applied to a party to the merger agreement, as a material adverse effect on

    - the business, results of operations or financial condition of such party and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from

     -- any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities,

     -- any change in GAAP or regulatory accounting principles applicable to banks or their holding companies generally,

     -- any change in general economic or business conditions affecting banks, thrifts or holding companies generally, provided that the change does not affect the effected party to a materially greater extent than banks, thrifts or holding companies generally and that the change does not have a materially adverse effect on the results of operations or financial condition of the effected party, or

     -- any action or omission of Patapsco Valley or F&M Bancorp or any subsidiary of either of them taken with the prior written consent of the other party; or

    - the ability of such party and its subsidiaries to consummate the transactions contemplated by the merger agreement and the stock option agreement.

    The obligations of Patapsco Valley to effect the merger are further subject to the satisfaction, or waiver by Patapsco Valley, of each of the following conditions:

    - the representations and warranties of F&M Bancorp contained in the merger agreement relating to:

     --  the capitalization of F&M Bancorp,

     -- the authority of F&M Bancorp to enter into the merger and stock option agreements and of Farmers & Mechanics National Bank to enter into the subsidiary merger agreement, and the enforceability of those agreements against each of them,

     --  the financial statements of F&M Bancorp,

     -- F&M Bancorp's reports and materials filed with the SEC or provided to its stockholders, and

     -- the accuracy of the information provided by F&M Bancorp for inclusion in this proxy statement-prospectus,

      must be true and correct in all material respects as of the date of the merger agreement and, except to the extent the representations and warranties speak as of an earlier date, as of the closing date of the merger as though made on and as of the closing date; and

    - all other representations and warranties of F&M Bancorp contained in the merger agreement must be true and correct as of the date of the merger agreement and, except to the extent the representations and warranties speak as of an earlier date, as of the closing date of the merger as though made on and as of the closing date, except that the representations and warranties shall be deemed to be true and correct unless the failure or failures of the representations and warranties to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on F&M Bancorp.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    Under the merger agreement, the respective obligations of F&M Bancorp and Patapsco Valley to effect the merger are conditioned upon, among other things, the receipt of all requisite regulatory approvals. The requisite regulatory approvals include the approval of the OCC of the merger of the bank subsidiaries under the Bank Merger Act. In view of the OCC's consideration under the Bank Merger Act of the merger of the bank subsidiaries, which will occur contemporaneously with the merger, the Federal Reserve Board, or the appropriate Federal Reserve Bank, acting under delegated authority, may waive applicable requirements for prior approval of the merger under the Bank Holding Company Act and the Federal Reserve Board's Regulation Y. F&M Bancorp has received a waiver from the Federal Reserve Bank of Richmond. Notice of the merger and the merger of the bank subsidiaries also has been provided to the Maryland Commissioner of Financial Regulation, and the Commissioner will be notified when the merger and the merger of the bank subsidiaries are consummated.

    Under the Bank Merger Act, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed organizations and the convenience and needs of the communities to be served. In considering financial and managerial factors, the OCC will evaluate, among other things, the adequacy of the capital of the parties to the transaction. In addition, the OCC will assess the degree to which the parties are taking appropriate steps to assure that their electronic data processing systems and those of their vendors are Year 2000 compliant and their plans for ensuring Year 2000 readiness of the resulting organization.

    The OCC is prohibited from approving any transaction if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or if its effect in any section of the United States would be substantially to lessen competition, or to tend to create a monopoly, or result in a restraint of trade, unless the OCC finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

    In addition, under the Community Reinvestment Act of 1977, the OCC must take into account the record of performance of each of the depository institution subsidiaries of F&M Bancorp and Patapsco Valley in meeting the credit needs of its assessment area, including low- and moderate-income neighborhoods. OCC regulations require publication of notice of, and the opportunity for public comment on, the proposed transaction, and the OCC may hold a public hearing, if deemed appropriate. Any hearing or comments provided by third parties could prolong the period during which the application is subject to review by the OCC.

    Assuming OCC approval, the merger may not be consummated until 30 days after the approval, during which time the Department of Justice may challenge the merger on antitrust grounds and seek the divestiture of certain assets and operations, except that, with the approval of the OCC and the Department of Justice, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the OCC approval of the merger unless a court specifically orders otherwise.

    Applications or notices for the foregoing regulatory approvals have been filed with the applicable regulatory authorities. The merger and the merger of the bank subsidiaries will not proceed in the absence of all approvals, and we can give no assurance that all approvals will be obtained. Further, if approved, we can give no assurance as to the date of the approvals, or that the approvals will not be conditioned upon matters that would be detrimental to F&M Bancorp.

CONDUCT OF BUSINESS PENDING THE MERGER

    Under the merger agreement, Patapsco Valley has agreed that, until the effective time and except as provided in the merger agreement or the stock option agreement, Patapsco Valley and its subsidiaries will carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. Patapsco Valley has agreed to use its reasonable best efforts to

    - maintain its business organization and that of its subsidiaries intact,

    - keep available to itself and F&M Bancorp the present services of its and its subsidiaries' employees, and

    - preserve for itself and F&M Bancorp the goodwill of its and its subsidiaries' customers and others with whom business relationships exist.

    The merger agreement also contains additional restrictions on the conduct of Patapsco Valley's business pending completion of the merger. In particular, the merger agreement provides that, except as provided in the merger agreement or with the prior written consent of F&M Bancorp, Patapsco Valley and its subsidiaries may not, among other things:

    - solely in the case of Patapsco Valley, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends in an amount of no more than $0.13 per share of Patapsco Valley common stock,

    - split, combine or reclassify any shares of its capital stock,

    - repurchase, redeem or otherwise acquire, except for the acquisition of shares by Patapsco Valley in a fiduciary capacity or in respect of a debt previously contracted, any shares of the capital stock of Patapsco Valley or any of its subsidiaries or securities convertible into or exercisable therefor,

    - issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into or exchangeable therefor, except pursuant to (1) Patapsco Valley stock options outstanding prior to the date of the merger agreement,

      (2) restricted stock awards granted prior to the date of the merger agreement, (3) Patapsco Valley's dividend reinvestment plan consistent with past practice, if Patapsco Valley has not suspended it, and (4) the stock option agreement between F&M Bancorp and Patapsco Valley,

    - amend its articles of incorporation, bylaws or other similar governing documents,

    - make any capital expenditures other than those that are in the ordinary course of business or as necessary to maintain existing assets in good repair, and in any event are in an amount of no more than $100,000 in the aggregate,

    - enter into any new line of business,

    - acquire or agree to acquire any business or entity or otherwise acquire any assets that would be material to Patapsco Valley,

    - take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied,

    - change its methods of accounting in effect at June 30, 1999,

    - adopt, amend or terminate, except as may be required by law, any employee benefit plan or agreement, arrangement, plan or policy between Patapsco Valley or any of its subsidiaries and any of its current or former directors, officers and employees,

    - except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date of the merger agreement, including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares,

    - take or cause to be taken any action that would cause the merger to fail to qualify (1) for pooling of interests accounting treatment or (2) as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, PROVIDED, HOWEVER, that nothing contained in the merger agreement limits the ability of F&M Bancorp to exercise its rights under the stock option agreement,

    - other than in the ordinary course of business consistent with past practice,

      -- dispose of or encumber or agree to dispose of or encumber its material assets, properties or other rights or agreements,

      -- incur any indebtedness for borrowed money, or

      -- assume, guarantee, endorse or otherwise become responsible for the obligations of any other entity,

    - file any application to relocate or terminate the operations of any of its banking offices,

    - invest or commit to invest in real estate or any real estate development project,

    - create, renew, amend or terminate or give notice to do the same with respect to any material contract, agreement or lease for goods, services or office space to which Patapsco Valley or any of its subsidiaries is a party or by which Patapsco Valley or any of its subsidiaries or their respective properties is bound,

    - without prior consultation with F&M Bancorp, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or

    - without at least 24-hours prior written notice to F&M Bancorp, make, purchase, or commit to make or purchase, any loan or loans, or extend any line of credit, to any borrower and its affiliates in an aggregate principal amount greater than $1,000,000 or in an amount that, when aggregated with other indebtedness of such borrower to Patapsco Valley or its subsidiaries, would exceed $1,000,000.

    Patapsco Valley also has agreed in the merger agreement that neither it nor any of its subsidiaries will authorize or permit any of its officers, directors, employees or any representative retained by it to directly or indirectly:

    - solicit, initiate, encourage or facilitate any inquiries relating to, or the making of any proposal that constitutes, a "takeover proposal" (as defined below),

    - recommend or endorse any takeover proposal, or

    - enter into, encourage or facilitate any discussions or negotiations regarding, furnish to any person any information with respect to, or facilitate any attempt to make or implement any proposal that constitutes or may reasonably be expected to lead to, any proposal relating to or involving a takeover proposal; provided that Patapsco Valley may communicate information about any takeover proposal to you if, in the good faith judgment of the Patapsco Valley board of directors, based upon the advice of outside counsel, such recommendation is required under applicable law. The merger agreement permits the Patapsco Valley board of directors to (1) to the extent applicable, publish or give notice of position, or inability to take position on and recommendation with respect to a proposed tender offer or (2) furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding a takeover proposal if, and only to the extent that

      -- the Patapsco Valley stockholders special meeting has not occurred,

      -- the Patapsco Valley board of directors concludes in good faith, after consulting its outside counsel, that it is legally required to furnish such information or enter into such discussions or negotiations in order to comply with its fiduciary duties to stockholders,

      -- prior to taking such action, Patapsco Valley receives from the person or entity making the takeover proposal an executed confidentiality agreement and an executed standstill agreement, similar to any such agreement between F&M Bancorp and Patapsco Valley, and

      -- the Patapsco Valley board of directors, after consulting its financial advisor, concludes in good faith that the proposal regarding the takeover proposal contains an offer of consideration that is greater than the consideration in the merger agreement.

    Patapsco Valley agreed to immediately cease any activities, discussions or negotiations previously conducted with any parties other than F&M Bancorp with respect to any of the above actions. Patapsco Valley also agreed that it will notify F&M Bancorp immediately if any takeover inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Patapsco Valley, and will promptly inform F&M Bancorp in writing of the relevant details with respect to the foregoing.

    As used in the merger agreement, "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Patapsco Valley or any subsidiary of Patapsco Valley or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Patapsco Valley or any subsidiary of Patapsco Valley other than the transactions contemplated or permitted by the merger agreement and the stock option agreement.

    Under the merger agreement, F&M Bancorp has agreed that, subject to certain exceptions, it and its subsidiaries will carry on their respective businesses in the ordinary course consistent with prudent banking practice. F&M Bancorp has also agreed that until the effective time, except as provided in the merger agreement or with the prior written consent of Patapsco Valley, neither F&M Bancorp nor any of its subsidiaries will

    - solely in the case of F&M Bancorp, declare or pay any extraordinary or special dividends on or make any extraordinary or special distributions in respect of its capital stock, except that F&M Bancorp can increase the quarterly cash dividend on the F&M Bancorp common stock,

    - take any action that is intended or may reasonably be expected to result in any of the conditions to the merger not being satisfied,

    - change its method of accounting in effect at June 30, 1999,

    - knowingly take any action that would result in a failure to maintain the authorization for quotation of F&M Bancorp common stock on Nasdaq, or

    - take or cause to be taken any action that would cause the merger to fail to qualify (1) for pooling of interests accounting treatment or (2) as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, except that nothing contained in the merger agreement limits the ability of F&M Bancorp to exercise its rights under the stock option agreement.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    EXTENSION AND WAIVER. At any time prior to the completion of the merger, F&M Bancorp and Patapsco Valley may, to the extent legally allowed:

    - extend the time for the performance of any of the obligations of the other party;

    - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

    - waive compliance with any of the agreements or conditions contained in the merger agreement.

    AMENDMENT. Subject to compliance with applicable law, F&M Bancorp and Patapsco Valley may amend the merger agreement at any time before or after approval of the matters presented in connection with the merger by Patapsco Valley stockholders. However, after any approval by Patapsco Valley stockholders of the merger, there may not be, without further approval of those stockholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to Patapsco Valley stockholders, other than as contemplated by the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after its approval by the stockholders of Patapsco Valley, in any of the following ways:

    - by the mutual consent of F&M Bancorp and Patapsco Valley;

    - by F&M Bancorp if the Patapsco Valley board of directors withdraws, modifies or amends its recommendation to its stockholders that they approve the merger; or

    - by either F&M Bancorp or Patapsco Valley

      -- upon written notice to the other within 60 days after the date on which any request or application for an approval described in "--Requisite Regulatory Approvals" is denied or withdrawn at the request of the governmental entity that must grant such approval, unless within the 60-day period a petition for rehearing or an amended application has been filed with the applicable governmental entity, or unless the failure to obtain the necessary regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements set forth in the merger agreement;

      -- if any governmental entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the merger agreement;

      -- in the event that the merger has not been completed by March 31, 2000, unless the failure to complete the merger is due to a breach of the merger agreement by the party seeking to terminate the merger agreement;

      -- if the approval of the Patapsco Valley stockholders required for completion of the merger agreement is not obtained, provided that if Patapsco Valley is the terminating party, it shall not be in breach of its obligations in the merger agreement with respect to the special meeting of its stockholders; or

      -- in the event of (1) a material breach by the other of any of its representations or warranties contained in the merger agreement that is not cured within 30 days after written notice of such breach is given to the breaching party or which breach, by its nature, cannot be cured prior to the closing or (2) a material breach of any of the covenants or agreements contained in the merger agreement by the other that is not cured within 30 days after written notice of such breach is given to the breaching party, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement.

    Patapsco Valley may terminate the merger agreement if the price of F&M Bancorp's common stock, as compared to its peer group, experiences a substantial decline. Specifically, Patapsco Valley may terminate the merger agreement during the ten day period that commences two days after the "determination date" (as defined below) if both of the following events occur:

    (1) the average of the closing sale prices of F&M Bancorp's common stock, as reported on Nasdaq for the 20 consecutive trading days ending on the fifth business day (the "determination date") prior to the OCC's approval of the merger (the "average closing price") is less than $21.375, and

    (2) the number obtained by dividing the average closing price by $21.375 (such number being referred to herein as the "buyer ratio") represents a decline from F&M Bancorp's closing stock price of $28.50 on September 7, 1999 that is more than 15 percentage points greater than the number obtained by dividing the index price (as defined below) on the determination date by the index price on September 7, 1999 (such number being referred to herein as the "index ratio").

    Patapsco Valley must give prompt written notice to F&M Bancorp of its election to exercise its termination right. During the five-day period commencing with its receipt of such notice, F&M Bancorp may elect to adjust the exchange ratio to equal the lesser of

    (1) the number equal to $25.2225 divided by the average closing price, and

    (2) the quotient obtained by (A) dividing the index ratio multiplied by 1.18 by (B) the buyer ratio.

    If F&M Bancorp gives prompt written notice to Patapsco Valley of its election and the revised exchange ratio, no termination will occur and the merger agreement will remain in full force and effect in accordance with its terms, except that the exchange ratio will be so modified.

    The term "index group" means the group of 17 bank holding companies listed below, the common stock of all of which is publicly traded and as to which there shall not have been, since September 7, 1999 and before the determination date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of September 7, 1999. In the event that the common stock of any one of the 17 companies ceases to be publicly traded or any such announcement is made with respect to any company, that company will be removed from the index group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the index price. The 17 bank holding companies and the weights attributed to them are as follows:

BANK HOLDING COMPANY                                          WEIGHTING
--------------------                                          ----------
BT Financial Corporation....................................      5.2%
F&M National Corporation....................................      7.4
F.N.B. Corporation..........................................      6.7
FCNB Corp...................................................      3.8
First Commonwealth Financial Corp...........................     10.2
Harleysville National Corporation...........................      2.5
National Penn Bancshares, Inc...............................      5.6
Omega Financial Corporation.................................      2.9
Provident Bankshares Corporation............................      8.4
S&T Bancorp, Inc............................................      8.9
Sandy Spring Bancorp, Inc...................................      3.2
Sun Bancorp, Inc............................................      2.5
Susquehanna Bancshares, Inc.................................     12.2
Trust Company of New Jersey (The)...........................      6.3
Union Bankshares Corporation................................      2.5
United National Bancorp.....................................      5.0
WesBanco, Inc...............................................      6.7
                                                                -----
                                                                100.0%

    The term "index price" means, on a given date, the weighted average, weighted in accordance with the factors listed above, of the closing prices of the companies comprising the index group.

    In the event of the termination of the merger agreement by either F&M Bancorp or Patapsco Valley, neither F&M Bancorp nor Patapsco Valley will have any further obligations under the merger agreement except:

    (1) for certain specified provisions of the merger agreement relating to confidentiality and expenses and

    (2) that no party will be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of the merger agreement.

RESTRICTIONS ON RESALES BY AFFILIATES

    Shares of F&M Bancorp common stock to be issued to you in the merger have been registered under the Securities Act. Shares of F&M Bancorp common stock issued in the merger may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of Patapsco Valley. Any subsequent transfer of shares, however, by any person who is an affiliate of Patapsco Valley at the time the merger is submitted for vote of the holders of Patapsco Valley common stock will, under existing law, require either:

    - the further registration under the Securities Act of the F&M Bancorp common stock to be transferred,

    - compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or

    - the availability of another exemption from registration.

    An affiliate of Patapsco Valley is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Patapsco Valley. These restrictions are expected to apply to the directors and executive officers of Patapsco Valley and the holders of 10% or more of the Patapsco Valley common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. F&M Bancorp will give stop transfer instructions to the transfer agent with respect to the shares of F&M Bancorp common stock to be received by persons subject to these restrictions, and the appropriate legend will be placed on the certificates for their shares.

    SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if those affiliates do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the effective date of the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

    Each of Patapsco Valley and F&M Bancorp has agreed in the merger agreement to use their reasonable best efforts to cause each person who is an affiliate of that party for purposes of Rule 145 under the Securities Act, and for purposes of qualifying the merger for pooling of interests accounting treatment, to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and to preserve the ability to treat the merger as a pooling of interests.

    F&M Bancorp has agreed in the merger agreement to use all reasonable efforts to publish no later than 21 days after the end of the first full calendar month in which there are at least 30 days after the effective time of the merger, financial results covering at least 30 days of post-merger combined operations; PROVIDED, HOWEVER, that if the foregoing would require publication of the financial results in April 2000, F&M Bancorp will not be required to publish the financial results prior to the time it has released summary quarterly earnings information with respect to the first quarter of 2000 in the ordinary course.

STOCK EXCHANGE LISTING OF F&M BANCORP COMMON STOCK

    The F&M Bancorp common stock is authorized for quotation on Nasdaq. F&M Bancorp has agreed to use all commercially reasonable efforts to cause the shares of F&M Bancorp common stock to be issued in the merger to be authorized for quotation on Nasdaq, subject to official notice of issuance, as of the effective time of the merger.

ANTICIPATED ACCOUNTING TREATMENT

    The merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded amount of assets and liabilities of F&M Bancorp and Patapsco Valley will be combined at the effective time of the merger and carried forward at their previously recorded amounts and the stockholders' equity accounts of F&M Bancorp and Patapsco Valley will be combined on F&M Bancorp's consolidated balance sheet. Income and other financial statements of F&M Bancorp issued after the effective time of the merger will be restated retroactively to reflect the consolidated operations of F&M Bancorp and Patapsco Valley as if F&M Bancorp and Patapsco Valley had always been combined.

    The parties have prepared the unaudited pro forma financial information contained in this proxy statement-prospectus using the pooling of interests accounting method to account for the merger. See "Summary--Comparative Unaudited Per Share Data" and "Pro Forma Condensed Combined Financial Information (Unaudited)."

    The merger agreement provides that a condition to each of F&M Bancorp's and Patapsco Valley's obligation to complete the merger is the receipt of a letter from F&M Bancorp's independent accountants to the effect that the merger qualifies for pooling of interests accounting treatment. See "--Conditions to Completion of the Merger" above.

    For information concerning certain restrictions to be imposed on the transferability of F&M Bancorp common stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "--Restrictions on Resales by Affiliates" above.

DISSENTERS' APPRAISAL RIGHTS

    GENERAL. Pursuant to Section 3-202 of the Maryland General Corporation Law, holders of Patapsco Valley common stock will have the right to object to the merger and to demand and receive the "fair value" of their Patapsco Valley common stock. These rights are known as dissenters' rights. The following discussion is not a complete description of the law relating to the rights available under the law and is qualified in its entirety by the full text of Title 3, Subtitle 2 of the Maryland General Corporation Law. All references to section numbers in this particular discussion are in reference to the Maryland General Corporation Law. The applicable sections of Title 3, Subtitle 2 of the Maryland General Corporation Law are reprinted in their entirety as Appendix E to this proxy statement-prospectus. If you desire to exercise your rights, you should review carefully these sections and you are urged to consult a legal advisor before electing or attempting to exercise these rights.

    If you are a holder of Patapsco Valley common stock as of October 26, 1999, the record date, and you comply with the applicable procedures summarized below, you will be entitled to dissenters' rights under Section 3-202, subject to the exceptions stated below and in Title 3, Subtitle 2 of the Maryland General Corporation Law. If you have a beneficial interest in Patapsco Valley common stock held in the name of another person, you must act promptly to cause the record holder to follow the steps summarized below in a proper and timely manner to perfect dissenters' rights.

    Under Maryland law, except as described below, if you follow the procedures stated in Section 3-203, you will be entitled to receive payment of the fair value of your shares, which shall be determined as of the date you voted against or failed to vote on the merger. If you properly perfect your rights, you will not be entitled to surrender your shares of Patapsco Valley common stock for the shares of F&M Bancorp common stock that you would otherwise have received as a result of the merger. You will also lose any right to any dividend declared after the date you voted against or failed to vote on the merger.

    EXERCISING DISSENTERS' RIGHTS. If you elect to exercise your dissenters' rights, you must not vote for approval of the merger. However, a vote against approval of the merger is not required in order for you to exercise dissenters' rights. If you return a signed proxy but do not specify a vote against approval of the merger or a direction to abstain, the proxy, if not revoked, will be voted for approval of the merger, which will have the effect of waiving your dissenters' rights.

    WRITTEN DEMAND FOR APPRAISAL. If you elect to exercise your dissenters' rights, you must deliver to Patapsco Valley a written objection to the merger prior to the vote on the merger at the Patapsco Valley special meeting. Within 20 days after the articles of merger are accepted by the Maryland State Department of Assessments and Taxation, you must make a written demand on F&M Bancorp for payment for your stock. The demand must inform F&M Bancorp of the number and class of stock for which you demand payment. A proxy or vote against approval of the merger does not constitute a demand. You must be the beneficial owner of Patapsco Valley common stock on the record date, and you must continue to hold your Patapsco Valley common stock as beneficial owner until the date the merger is completed in order to exercise your dissenters' rights. Accordingly, you will lose any right to payment of the fair value of your Patapsco Valley common stock if you transfer your Patapsco Valley common stock prior to the date the merger is completed.

    If you beneficially own Patapsco Valley common stock, you have dissenters' rights, but only a holder of record of Patapsco Valley common stock is entitled to assert these rights for Patapsco Valley common stock registered in the holder's name. A demand for payment of the fair value should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. Thus, if your Patapsco Valley common stock is owned of record in a fiduciary capacity, such as by a broker, trustee, guardian or custodian, execution of the demand should be made in that capacity.

    All written objections to the merger should be sent or delivered to:

       Patapsco Valley Bancshares, Inc.
       8593 Baltimore National Pike
       Ellicott City, Maryland 21043
       Attention: Edwin B. McKee

    All written demands for payment of the fair value of Patapsco Valley common stock should be sent or delivered to:

       F&M Bancorp
       110 Thomas Johnson Drive
       Frederick, Maryland 21705
       Attention: Gordon M. Cooley

    Your Patapsco Valley common stock will be converted into the right to receive F&M Bancorp stock in accordance with the merger agreement if you do not strictly follow the requirements found in Title 3, Subtitle 2 of the Maryland General Corporation Law. For example, you will lose your right to the payment of the fair value of your Patapsco Valley common stock if no demand for the payment thereof is filed within 20 days after the date the merger is completed. If you demand payment of the fair value of your Patapsco Valley common stock and later want to withdraw that demand, you may do so pursuant to Section 3-205, but only with F&M Bancorp's prior consent.

    F&M BANCORP NOTICE. Promptly after the articles of merger are accepted by the Maryland State Department of Assessments and Taxation, F&M Bancorp, pursuant to Section 3-208, must notify each holder of Patapsco Valley common stock who has complied with the statutory requirements summarized above of the effective date of the merger. F&M Bancorp may also send a written offer to pay the objecting holders of Patapsco Valley common stock what it considers to be the fair value of the stock. If F&M Bancorp chooses to do this, it will provide each objecting holder of Patapsco Valley common stock with (1) a balance sheet as of a date not more than 6 months before the date of the offer, (2) a profit and loss statement for the 12 months ending on the date of that balance sheet, and
(3) any other information F&M Bancorp considers important.

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
    PETITION FOR APPRAISAL. Within 50 days after the date the articles of merger are accepted by the Maryland State Department of Assessments and Taxation, but not thereafter, F&M Bancorp or any holder of Patapsco Valley common stock who has complied with the statutory requirements summarized above may file a petition with a court of equity in Frederick County, Maryland demanding a determination of the fair value of Patapsco Valley common stock (an "appraisal"). F&M Bancorp is under no obligation to, and has no present intention to, file a petition with respect to an appraisal of the fair value of the Patapsco Valley common stock. Accordingly, it is the obligation of objecting holders of Patapsco Valley common stock to initiate all necessary action to perfect their dissenters' rights within the time period prescribed by
Section 3-208.

    If a petition for an appraisal is timely filed, after a hearing on the petition, the court will determine the holders of Patapsco Valley common stock that are entitled to dissenters' rights and will appoint three disinterested appraisers to determine the fair value of the Patapsco Valley common stock on terms and conditions the court considers proper. Within 60 days after appointment (or such longer period as the court may direct), the appraisers will file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of the stock. Within 15 days after the filing of this report, any party may object to such report and request a hearing. The court shall, upon motion of any party, enter an order either confirming, modifying, or rejecting such report and, if confirmed or modified, enter judgment directing the time within which payment shall be made. If the appraisers' report is rejected, the court may determine the fair value of the stock of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the Patapsco Valley stockholders' vote on the merger. Costs of the proceeding shall be determined by the court and may be assessed against F&M Bancorp or, under certain circumstances, the objecting stockholder(s), or both.

    FAIR VALUE. You should be aware that the fair value of your Patapsco Valley common stock as determined under Section 3-202 could be more than, the same as or less than the value of the F&M Bancorp stock you would receive in the merger if you did not seek appraisal of your Patapsco Valley common stock. The Maryland courts have stated that the appraised value of stock must be determined by including all factors and elements which might reasonably affect its value, such as market value, earnings prospects and the nature of the enterprise.

    You should further be aware that, if you have duly demanded the payment of the fair value of your Patapsco Valley common stock in compliance with
Section 3-203, you will not, after the date the merger is completed, be entitled to vote the Patapsco Valley common stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on that stock.

    Maryland courts have decided that the rights to receive fair value and to statutory appraisal procedures, depending on factual circumstances, may or may not be the dissenting stockholder's exclusive remedy. However, the Maryland courts have held that equitable remedies are available only where there was fraud on the part of the majority of the stockholders or the officers and directors controlled by that majority.

STOCK OPTION AGREEMENT

    GENERAL

    As a condition for F&M Bancorp to enter into the merger agreement, Patapsco Valley entered into a stock option agreement dated September 7, 1999 with F&M Bancorp, which is attached hereto as Appendix B. The stock option agreement grants F&M Bancorp an option to purchase up to 272,225 shares of Patapsco Valley common stock, representing approximately 19.9% of the issued and outstanding shares of such Patapsco Valley common stock without giving effect to the shares that may be issued upon exercise of such option, at an exercise price of $27.50 per share. Any purchase of Patapsco Valley common stock by F&M Bancorp under the stock option agreement is subject to the receipt of any required governmental approvals.

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    This summary is not complete and should be read in conjunction with the complete stock option agreement attached to this proxy statement-prospectus as Appendix B. We urge you to read Appendix B in its entirety.

    EFFECT OF STOCK OPTION AGREEMENT

    The stock option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement. The stock option agreement may have the effect of discouraging persons who might be interested in acquiring all of or a significant interest in Patapsco Valley, even if such persons were prepared to pay a higher price per share for Patapsco Valley common stock than the value per share contemplated by the merger agreement. The acquisition of Patapsco Valley, a significant portion of its assets or an interest in Patapsco Valley, or an agreement to do so, could cause the option to become exercisable and significantly increase the cost to a potential acquiror. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower price per share to acquire Patapsco Valley than it might otherwise have proposed to pay. Moreover, the management of Patapsco Valley believes that the exercise of the option is likely to prohibit any acquiror of Patapsco Valley from accounting for any acquisition of Patapsco Valley using the pooling of interests accounting method for a period of two years. This could discourage or preclude an acquisition by other banking organizations.

    TERMS OF STOCK OPTION AGREEMENT.

    EXERCISING OPTION. F&M Bancorp may exercise its option only if both an initial triggering event (as defined below) and a subsequent triggering event (as defined below) occur. The triggering events generally relate to attempts by any third party to acquire a significant interest in Patapsco Valley.

    An initial triggering event means the occurrence of any of the following:

    (1) without F&M Bancorp's prior written consent, Patapsco Valley or any of its subsidiaries enters into an agreement to engage in, or the Patapsco Valley board of directors recommends or publicly announces its intention to recommend that you approve or accept, any acquisition transaction (as defined below) with any third party;

    (2) any third party (A) acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of the Patapsco Valley common stock or (B) commences, or starts to commence, a tender offer or exchange offer to purchase 10% or more of the then outstanding shares of Patapsco Valley common stock;

    (3) without F&M Bancorp's prior written consent, Patapsco Valley or any of its subsidiaries authorizes, recommends or proposes, or publicly announces its intention to authorize, recommend or propose, to engage in an acquisition transaction with any third party;

    (4) the Patapsco Valley board of directors publicly withdraws or modifies, or publicly announces its intent to withdraw or modify, in any manner adverse to F&M Bancorp, its recommendation that you approve the transactions contemplated by the merger agreement;

    (5) any third party makes, or announces its intention to make, a proposal to Patapsco Valley or its stockholders to engage in an acquisition transaction;

    (6) any third party files an application, or gives a notice under any federal or state banking laws seeking regulatory approval to engage in an acquisition transaction; or

    (7) after a proposal or overture is made by a third party to Patapsco Valley or its stockholders to engage in an acquisition transaction, Patapsco Valley (A) breaches any covenant or obligation contained in the merger agreement and such breach would entitle F&M Bancorp to terminate the merger agreement and (B) fails to cure the breach prior to the date on which F&M Bancorp sends notice to Patapsco Valley that it wishes to exercise the option.

    The term "subsequent triggering event" means the occurrence of either of the following events:

    (1) the acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Patapsco Valley common stock or

    (2) without F&M Bancorp's prior written consent, Patapsco Valley or any of its subsidiaries enters into an agreement to engage in, or the Patapsco Valley board of directors recommends or publicly announces its intention to recommend that you approve or accept, any acquisition transaction with any third party, except that the percentage referred to in clause (3) of the definition of acquisition transaction set forth below shall be 20%.

    The term "acquisition transaction" means any of the following:

    (1) a merger or consolidation, or any similar transaction, involving Patapsco Valley or any of its subsidiaries, other than internal mergers, reorganizations, consolidations or dissolutions involving only existing subsidiaries;

    (2) a purchase, lease or other acquisition of all or a substantial portion of the assets or deposits of Patapsco Valley or its subsidiaries; or

    (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Patapsco Valley.

    TERMINATION. F&M Bancorp's option will terminate upon the occurrence of any of the following:

    - the effective time of the merger;

    - termination of the merger agreement prior to the occurrence of an initial triggering event, other than a termination by F&M Bancorp as a result of Patapsco Valley's breach of the merger agreement, other than a termination resulting from a willful breach by Patapsco Valley of the merger agreement; or

    - 18 months after the termination of the merger agreement if such termination occurs after the occurrence of an initial triggering event or is a termination by F&M Bancorp as a result of Patapsco Valley's willful breach of the merger agreement.

    As of the date of this proxy statement-prospectus, to the best knowledge of F&M Bancorp and Patapsco Valley, no initial triggering event or subsequent triggering event has occurred.

    ASSIGNMENT. Neither party may assign any of its rights or obligations under the stock option agreement without the written consent of the other party, except that if a subsequent triggering event occurs, F&M Bancorp may, subject to limitations, assign its rights and obligations thereunder in whole or in part within six months following such subsequent triggering event, subject to extension as described in the stock option agreement.

    REPURCHASE. Immediately prior to the occurrence of a repurchase event (as defined below), Patapsco Valley will:

    (1) following a request of the current holder of the option, repurchase the option from the holder at a price equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) $27.50, multiplied by the number of shares for which the option may then be exercised plus F&M Bancorp's reasonable out-of-pocket expenses incurred in connection with the stock option agreement and the merger agreement, to the extent not previously reimbursed, and

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
    (2) at the request of the owner of option shares from time to time, delivered within 90 days of such occurrence, or such later period as provided in the option agreement, repurchase such number of the option shares from the owner of those shares as the owner designates at a price equal to the market/offer price multiplied by the number of option shares so designated plus F&M Bancorp's reasonable out-of-pocket expenses incurred in connection with the stock option agreement and the merger agreement, to the extent not previously reimbursed.

    A "repurchase event" will be deemed to have occurred upon:

    - the completion of any merger, consolidation or similar transaction involving Patapsco Valley or any purchase, lease or other acquisition of all or a substantial portion of the assets of Patapsco Valley, other than internal mergers, reorganizations, consolidations or dissolutions involving only existing subsidiaries; or

    - the acquisition by any third party of beneficial ownership of 50% or more of the then outstanding shares of Patapsco Valley common stock.

    The term "market/offer price" means the highest of:

    - the price per share of Patapsco Valley common stock at which a tender offer or exchange offer therefor has been made,

    - the price per share of Patapsco Valley common stock to be paid by any third party pursuant to an agreement with Patapsco Valley,

    - the highest closing price for shares of Patapsco Valley common stock within the six-month period immediately preceding the date the holder or the owner, as the case may be, gives notice of the required repurchase of the option or any Patapsco Valley common stock issued upon total or partial exercise of the option granted under the stock option agreement, as the case may be, or

    - in the event of a sale of all or a substantial portion of Patapsco Valley's assets, (1) the sum of (A) the price paid in the sale for such assets and (B) the current market value of the remaining assets of Patapsco Valley as determined by a nationally recognized investment banking firm selected by the holder of the option or the owner of the option shares and reasonably acceptable to Patapsco Valley, divided by
      (2) the number of shares of Patapsco Valley common stock outstanding at the time of such sale.

    In determining the market/offer price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm selected by the holder of the option or the owner of the option shares and reasonably acceptable to Patapsco Valley.

    CONVERSION OF OPTION. In the event that Patapsco Valley enters into any agreement:

    - to merge into or consolidate with any third party such that Patapsco Valley is not the surviving corporation,

    - to permit any third party to merge into Patapsco Valley and Patapsco Valley is the surviving corporation, but, in connection with such merger, the then outstanding shares of Patapsco Valley common stock are changed into or exchanged for stock or other securities of Patapsco Valley or any other person or cash or any other property or the outstanding shares of Patapsco Valley common stock prior to such merger shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or

    - to sell or otherwise transfer all or substantially all of its assets to any person other than F&M Bancorp or one of its subsidiaries,

then, in each case, the agreement governing the third-party transaction must provide that, upon completion of the transaction, the option will be converted into or exchanged for an option to purchase securities of either the acquiring person, any person that controls the acquiring person or Patapsco Valley, if Patapsco Valley is the surviving entity, in all cases at the election of F&M Bancorp.

    REGISTRATION RIGHTS. Patapsco Valley has granted F&M Bancorp registration rights with respect to option shares. These rights include requiring Patapsco Valley to file up to two registration statements under the Securities Act in order to permit the sale or other disposition of any option shares. In addition, in the event that at the time of any request by F&M Bancorp for registration, Patapsco Valley is in registration with respect to an underwritten public offering of shares of Patapsco Valley common stock, Patapsco Valley will allow F&M Bancorp to participate in such registration, subject to limitations. In connection with any registration described above, Patapsco Valley and F&M Bancorp will provide to each other and any underwriter of the offering customary representations, warranties, covenants, indemnifications and contributions.

VOTING AGREEMENT

    In connection with the execution of the merger agreement, directors and certain executive officers and stockholders of Patapsco Valley entitled to exercise sole voting power with respect to an aggregate of 300,064.6268 shares of Patapsco Valley common stock or approximately 21.8% of the outstanding Patapsco Valley common stock entered into a voting agreement with F&M Bancorp. Under the voting agreement, these stockholders agree to vote all such shares of Patapsco Valley common stock that they are entitled to vote in favor of approval of the merger. The voting agreement, dated as of September 7, 1999, is attached as Appendix C.

EXPENSES

    All costs and expenses incurred in connection with the merger agreement, the stock option agreement and the transactions contemplated by those agreements will be paid by the party incurring such expense, except that the expenses incurred in connection with printing and mailing this proxy statement-prospectus to the Patapsco Valley stockholders, and all filing and other fees paid to the SEC or any other governmental entity in connection with the merger, the merger of the bank subsidiaries and the other related transactions will be shared equally by F&M Bancorp and Patapsco Valley.

MERGER AND RESTRUCTURING CHARGES

    Non-recurring merger and restructuring charges will be incurred upon completion of the merger by both companies. The restructuring charges include merger related severance and employee related expenses, facility and system costs and other merger costs resulting from the merger. See "Pro Forma Condensed Combined Financial Statements (Unaudited)."

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
                    DESCRIPTION OF F&M BANCORP CAPITAL STOCK

AUTHORIZED STOCK

    The authorized capital of F&M Bancorp consists exclusively of 50,000,000 shares of capital stock, par value $5.00 per share. All are currently classified as F&M Bancorp common stock. As of September 7, 1999, there were issued and outstanding 9,360,558 shares of F&M Bancorp common stock, which were held by 5,119 owners of record, and there were 270,670 shares issuable upon the exercise of options to purchase F&M Bancorp common stock. F&M Bancorp has issued no warrants to purchase its common stock. F&M Bancorp common stock is listed for quotation on Nasdaq under the symbol "FMBN."

COMMON STOCK

    The shares of F&M Bancorp common stock to be issued to you in the merger will be fully paid and non-assessable and you will not be subject to call or assessment under Maryland law. Norwest Shareowner Services serves as the transfer agent for F&M Bancorp.

    VOTING RIGHTS. The holders of F&M Bancorp common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and may not cumulate their votes for the election of directors. Subject to the voting rights of the holders of shares of F&M Bancorp preferred stock, if any, the exclusive voting power for all purposes is vested in the holders of F&M Bancorp common stock.

    DIVIDENDS. Each share of F&M Bancorp common stock is entitled to participate on a PRO RATA basis in dividends and other distributions.

    PREEMPTIVE RIGHTS. The holders of F&M Bancorp common stock do not have preemptive rights to acquire additional shares that may be issued by F&M Bancorp, and no share is entitled in any manner to any preference over any other share.

    CLASSIFICATION OF BOARD OF DIRECTORS. The F&M Bancorp certificate of incorporation and F&M Bancorp's bylaws provide that the F&M Bancorp board of directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three year terms, so that approximately one-third of the directors of F&M Bancorp are elected at each annual meeting of the stockholders. Classification of the F&M Bancorp board of directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the F&M Bancorp board of directors and could impede a change in control of F&M Bancorp.

    LIQUIDATION RIGHTS. In the event of voluntary or involuntary liquidation, dissolution or winding-up of F&M Bancorp, the holders of F&M Bancorp common stock will be entitled to their proportionate share of the assets or funds that are available for distribution to its stockholders after the satisfaction of its liabilities and after preferences given to any outstanding F&M Bancorp preferred stock.

    ISSUANCE OF STOCK. F&M Bancorp's certificate of incorporation authorizes the F&M Bancorp board of directors to issue authorized shares of F&M Bancorp common stock and F&M Bancorp preferred stock and any other securities without stockholder approval.

PREFERRED STOCK

    The board of directors of F&M Bancorp may classify and reclassify any unissued shares of capital stock into other classes and series, including one or more series of preferred stock. F&M Bancorp's board of directors can set or change in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of shares of preferred stock. Preferred stock may rank senior to the F&M Bancorp common stock in one or more respects. For example, holders of shares of F&M Bancorp preferred stock may received dividends first or may also receive assets of F&M Bancorp ahead of holders of common stock in a liquidation of F&M Bancorp.

BUSINESS COMBINATIONS INVOLVING INTERESTED STOCKHOLDERS

    Under the Maryland General Corporation Law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and (1) any person who beneficially owns 10% or more of the voting power of the corporation's shares, (2) an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of that corporation (in either case, an "interested stockholder"), or (3) any affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter any such business combination must be recommended by the board of the Maryland corporation and approved by the affirmative vote of at least (A) 80% of the votes entitled to be cast by holders of the corporation's outstanding voting shares, and
(B) two-thirds of the votes entitled to be cast by holders of such outstanding voting shares, other than shares held by the interested stockholder with whom the business combination is to be effected; unless, among other things, the corporation's stockholders receive a minimum price (as defined in the Maryland General Corporation Law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the Maryland General Corporation Law do not apply to business combinations that are approved or exempted by the board of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

                        COMPARISON OF STOCKHOLDER RIGHTS

    F&M Bancorp and Patapsco Valley are each incorporated under the laws of the State of Maryland. Your rights as a holder of Patapsco Valley common stock are currently governed by the Maryland General Corporation Law, the Patapsco Valley charter and the bylaws of Patapsco Valley. Upon completion of the merger, your rights as an F&M Bancorp stockholder will be governed by the Maryland General Corporation Law, the F&M Bancorp charter and the bylaws of F&M Bancorp.

    The material differences between your rights and the rights of holders of F&M Bancorp stock are summarized below. This summary is necessarily general and is not a complete discussion of, and is qualified by, the more detailed provisions of Maryland General Corporation Law, F&M Bancorp's charter and bylaws and Patapsco Valley's charter and bylaws. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. You should read carefully the relevant provisions of the Maryland General Corporation Law, Patapsco Valley's charter and bylaws and F&M Bancorp's charter and bylaws. Copies of the governing corporate instruments of F&M Bancorp and Patapsco Valley are available, without charge, to any person, including any beneficial owner to whom this proxy statement-prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

REMOVAL OF DIRECTORS

    F&M BANCORP. The F&M Bancorp charter provides that any director, or its entire board of directors, may be removed from office at any time only for cause and only by an affirmative vote of the holders of at least 80% of the combined voting power of all classes of shares of capital stock entitled to vote.

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
    PATAPSCO VALLEY. The Patapsco Valley charter provides that the Patapsco Valley board of directors shall be staggered into classes. Thus, pursuant to Maryland law, any director of the Patapsco Valley board of directors may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the aggregate number of votes entitled to be cast in the election of the directors.

AMENDMENT OF BYLAWS

    F&M BANCORP. The F&M Bancorp bylaws may be repealed, altered, amended, or rescinded at an annual or special meeting of the stockholders by the affirmative vote of the holders of 80% of the issued and outstanding stock entitled to vote at that meeting. In addition, the F&M Bancorp board of directors may repeal, alter, amend, or rescind the bylaws by the affirmative vote of two-thirds of the board at a meeting held in accordance with such bylaws.

    PATAPSCO VALLEY. The Patapsco Valley bylaws may be repealed, altered, or amended at a regular meeting of stockholders by the affirmative vote of the holders of a majority of the stock issued and outstanding and entitled to vote at that meeting. In addition, the Patapsco Valley board of directors may repeal, alter, or amend the Patapsco Valley bylaws by a majority vote of the board at a meeting held in accordance with such bylaws.

AMENDMENT OF CHARTER

    F&M BANCORP. Except for amendments relating to the powers of the board of directors, which require approval of 80% of the outstanding capital stock, the F&M Bancorp charter may be amended by resolution of the F&M Bancorp board of directors, setting forth the proposed amendment and declaring it advisable, followed by the affirmative vote of a majority of all stockholders entitled to vote on the matter.

    PATAPSCO VALLEY. The Patapsco Valley charter may be amended by resolution of the Patapsco Valley board of directors, setting forth the proposed amendment and declaring it advisable, followed by the affirmative vote of two-thirds of all stockholders entitled to vote on the matter.

FACTORS THAT MAY BE CONSIDERED BY THE BOARD OF DIRECTORS

    F&M BANCORP. The F&M Bancorp charter provides that the F&M Bancorp board of directors must, in connection with the exercise of its business judgment involving a business combination or any actual or proposed transaction which would or may involve a change in control of F&M Bancorp (whether by purchases of shares of stock or any other securities of F&M Bancorp in the open market or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the F&M Bancorp, proxy solicitation or otherwise), in determining what is in the best interests of F&M Bancorp and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to

    (1) the economic effect, both immediate and long-term, upon F&M Bancorp's stockholders, including stockholders, if any, not to participate in the transaction,

    (2) the social and economic effect on the employees, depositors and customers of, and others dealing with, F&M Bancorp and its subsidiaries and on the communities in which F&M Bancorp and its subsidiaries operate or are located,

    (3) whether the proposal is acceptable based on the historical and current operating results or financial condition of F&M Bancorp,

    (4) whether a more favorable price could be obtained for F&M Bancorp's stock or other securities in the future,

    (5) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of F&M Bancorp and its subsidiaries,

    (6) the future value of the stock or any other securities of F&M Bancorp,

    (7) any antitrust or other legal and regulatory issues that are raised by the proposal, and

    (8) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity.

    If the F&M Bancorp board of directors determines that any proposed business combination or actual or proposed transaction which would or may involve a change in control of F&M Bancorp should be rejected, the F&M Bancorp charter authorizes it to take any lawful action to defeat such transaction, including, but not limited to, any or all of the following:

    (1) advising stockholders not to accept the proposal and instituting litigation against the party making the proposal;

    (2) filing complaints with governmental and regulatory authorities;

    (3) acquiring the stock or any of the securities of F&M Bancorp;

    (4) selling or otherwise issuing authorized but unissued stock, other securities or treasury stock, or granting options with respect thereto;

    (5) acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and

    (6) obtaining a more favorable offer from another individual or entity.

    Any amendment to, repeal of or adoption of any charter provision inconsistent with these provisions must be authorized by not less than 80% of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class), by vote at a meeting or in writing with or without a meeting.

    PATAPSCO VALLEY. The charter of Patapsco Valley requires that, in addition to any considerations which the board of directors may lawfully take into account, in determining what is in the best interest of Patapsco Valley when considering whether to take or to refrain from taking any action, including, but not limited to, proposing any matter to stockholders, and any action with respect to a tender offer or proposal of acquisition, merger, consolidation or sale of assets, the Patapsco Valley board of directors must consider

    (1) the effects of the action on Patapsco Valley's and its subsidiaries' employees, customers, suppliers, creditors or other constituencies,

    (2) the effects of the action on the communities in which Patapsco Valley or any of its subsidiaries do business or in which the employees, customers, suppliers or creditors do business and/or reside, and

    (3) the long-term as well as short-term interests of Patapsco Valley and its stockholders, including the possibility that these interests may be best served by the continued independence of Patapsco Valley.

    The Patapsco Valley charter permits the Patapsco Valley board of directors to act in accordance with the conclusion it reaches based on the factors it may lawfully consider and any applicable law. Any amendment to, repeal of or adoption of any charter provision inconsistent with these requirements may be authorized in the manner that other charter amendments are authorized.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

    F&M Bancorp common stock is listed and traded principally on Nasdaq under the symbol "FMBN." Patapsco Valley common stock is traded principally on the Nasdaq OTC Bulletin Board.

    The following table sets forth, for the calendar periods indicated, the high and low sale prices per share for F&M Bancorp common stock, as reported on Nasdaq, and Patapsco Valley common stock, as reported on the Nasdaq OTC Bulletin Board, and the quarterly cash dividends declared by each of F&M Bancorp and Patapsco Valley, in the periods indicated.

                                                  F&M BANCORP                        PATAPSCO VALLEY
                                                  COMMON STOCK                         COMMON STOCK
                                       ----------------------------------   ----------------------------------
                                         HIGH       LOW      DIVIDENDS(1)     HIGH       LOW      DIVIDENDS(2)
                                       --------   --------   ------------   --------   --------   ------------
1997
Quarter ended March 31...............   $24.41     $19.88       $0.19        $17.70     $12.08         N/A
Quarter ended June 30................    23.97      22.03        0.19         17.50      16.05       $0.21
Quarter ended September 30...........    30.50      24.19        0.20         17.92      16.05         N/A
Quarter ended December 31............    34.47      29.94        0.20         17.70      17.30        0.33
1998
Quarter ended March 31...............    37.42      31.30        0.23         19.63      17.75        0.12
Quarter ended June 30................    40.42      34.92        0.46         23.00      18.75        0.12
Quarter ended September 30...........    40.47      31.55        0.24         23.56      22.25        0.12
Quarter ended December 31............    32.97      29.05        0.24         26.00      21.75        0.13
1999
Quarter ended March 31...............    31.55      29.05        0.26         28.25      25.75        0.13
Quarter ended June 30................    32.63      29.28        0.26         28.38      26.00        0.13

------------------------

(1) Adjusted to reflect five percent (5%) stock dividends paid August 1997, July 1998 and August 1999.

(2) Adjusted to reflect a 20% stock dividend paid April 1998 and a 100% stock dividend paid October 1998.

    The holders of F&M Bancorp common stock receive dividends if and when declared by the F&M Bancorp board of directors out of funds legally available for dividends. F&M Bancorp expects to continue paying quarterly cash dividends on F&M Bancorp common stock. However, there can be no guarantee that F&M Bancorp's dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the board of directors' consideration of other relevant factors.

    The following table sets forth the last reported sales price per share of F&M Bancorp common stock and Patapsco Valley common stock and the equivalent per share price for Patapsco Valley common stock giving effect to the merger on
(1) the last business day that trading occurred preceding public announcement of the execution of the merger agreement and (2) the last business day that trading occurred preceding the date of this proxy statement-prospectus:

                                                                                        EQUIVALENT
                                                F&M BANCORP    PATAPSCO VALLEY          PRICE PER
                                                COMMON STOCK    COMMON STOCK     PATAPSCO VALLEY SHARE(1)
                                                ------------   ---------------   ------------------------
Last business day trading occurred before
  merger announcement(2)......................    $28.875          $ 27.50                $ 34.07
Last business day trading occurred before the
  date of this proxy
  statement-prospectus(3).....................      27.25           29.375                 32.155

------------------------

(1) The equivalent price per share of Patapsco Valley common stock at each specified date was determined by multiplying the last reported sale price of F&M Bancorp common stock on each specified date by an exchange ratio of 1.18, the number of shares of F&M Bancorp common stock to be issued in exchange for each share of Patapsco Valley common stock in the merger.

(2) The last business day that trading occurred preceding public announcement of the execution of the merger agreement for F&M Bancorp was September 3, 1999 and for Patapsco Valley was September 2, 1999.

(3) The last day that trading occurred preceding the date of this proxy statement-prospectus for F&M Bancorp was November 2, 1999 and for Patapsco Valley was November 1, 1999.

    YOU ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR PATAPSCO VALLEY COMMON STOCK AND F&M BANCORP COMMON STOCK. It is expected that the market price of F&M Bancorp common stock will fluctuate between the date of this proxy statement-prospectus and the date on which the merger is completed and thereafter. Because the number of shares of F&M Bancorp common stock to be received by you in the merger is fixed, subject to possible adjustment in certain circumstances, and because the market price of F&M Bancorp common stock is subject to fluctuation, the value of the shares of F&M Bancorp common stock that holders of Patapsco Valley common stock would receive in the merger may increase or decrease prior to the merger. No assurance can be given concerning the market price of F&M Bancorp common stock before or after the closing of the merger. See "The Merger-Exchange of Patapsco Valley Common Stock," "The Merger--Extension, Waiver and Amendment of the Merger Agreement" and "The Merger--Termination of the Merger Agreement."

                           REGULATORY CONSIDERATIONS

    As bank holding companies, F&M Bancorp and Patapsco Valley are subject to extensive supervision and regulation by the Federal Reserve Board. In addition, F&M Bancorp is also a non-diversified unitary thrift holding company, supervised and regulated by the Office of Thrift Supervision, as a result of its ownership of Home Federal Savings Bank. F&M Bancorp will continue to be subject to this regulatory scheme following the merger.

    Farmers & Mechanics National Bank is a national bank subject to supervision and regulation by the OCC. As an FDIC-insured, Maryland-chartered bank and a member of the Federal Reserve, Commercial and Farmers Bank is subject to supervision and regulation by the Federal Reserve Board and the Maryland Commissioner of Financial Regulation. The deposits of Farmers & Mechanics National Bank and Commercial and Farmers Bank are insured up to applicable limits by the FDIC. Following the merger of the bank subsidiaries, Farmers & Mechanics National Bank, as the surviving institution, will continue to be subject to supervision and regulation by the OCC and its deposits will be insured by the FDIC. Home Federal Savings Bank is subject to supervision and regulation by the OTS and will continue to be regulated and supervised by the OTS following the merger.

    Supervision and regulation of banking organizations and their subsidiaries are intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company stockholders or creditors. The following description summarizes some of the laws to which F&M Bancorp, Patapsco Valley and each of their depository institution subsidiaries are subject. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

HOLDING COMPANY REGULATION

    The activities of bank holding companies and their banking and nonbanking subsidiaries are generally limited to the business of banking and activities that the Federal Reserve Board determines to be closely related or incidental to banking. Bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board.

    DIVIDEND RESTRICTIONS

    Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

    CROSS-GUARANTEE AND POTENTIAL HOLDING COMPANY LIABILITY

    A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (1) the default of a commonly-controlled FDIC-insured depository institution or (2) any assistance provided by the FDIC to a commonly-controlled depository institution in danger of default. Cross-guarantee liability may result in the ultimate failure or insolvency of other insured depository institutions in a holding company structure. Any obligation or liability, including any secured obligation, owed by a bank subsidiary to its holding company or any affiliate is subordinate to the bank subsidiary's cross-guarantee liability. Following the merger of the bank subsidiaries, Farmers & Mechanics National Bank and Home Federal Savings Bank will continue to be commonly-controlled depository institutions for this purpose.

    Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below under "--Prompt Corrective Action," a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

    In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

BANK REGULATION

    PAYMENT OF DIVIDENDS

    F&M Bancorp is a legal entity separate and distinct from its subsidiaries. The principal source of F&M Bancorp's cash revenues is dividends from its depository institution subsidiaries. There are various legal and regulatory limitations under federal and state law on the extent to which banking subsidiaries can finance or otherwise supply funds to their holding company.

    Under OCC regulations, national banks such as Farmers & Mechanics National Bank are limited in the amount of dividends they may declare. Two different calculations are performed to measure the amount of dividends that may be paid: a recent earnings test and a cumulative net profit test. Under the recent earnings test, a dividend may not be paid if the total of all dividends declared by the bank in any calendar year is in excess of the current year's net profits combined with the retained net profits of the two preceding years unless the bank obtains the approval of the OCC. Under the cumulative net undivided profits test, a dividend may not be paid in excess of a bank's cumulative net profits after deducting bad debts in excess of the reserve for loan losses. OTS regulations also limit the amount of dividends that may be paid by Home Federal Savings Bank.

    In addition, under federal law, a depository institution is prohibited from paying a dividend if the depository institution would thereafter be "undercapitalized" as determined by the federal bank regulatory agencies. The relevant federal regulatory agencies also have authority to prohibit a depository institution from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of Farmers & Mechanics National Bank or Home Federal Savings Bank, be deemed to constitute such an unsafe or unsound practice.

    TRANSACTIONS WITH AFFILIATES

    Farmers & Mechanics National Bank and Home Federal Savings Bank are subject to restrictions under federal law that limit certain transactions with F&M Bancorp and its nonbanking subsidiaries, including loans, other extensions of credit, investments or asset purchases. Such transactions by a depository institution subsidiary with any one affiliate are limited in amount to 10% of the institution's capital and surplus and, with all affiliates together, to an aggregate of twenty percent of such institution's capital and surplus. Such loans and extensions of credit, as well as certain other transactions, are also required to be secured in specified amounts. These and certain other transactions must be on terms and conditions that are, or in good faith would be, offered to nonaffiliated companies.

    FDIC INSURANCE ASSESSMENTS

    The deposits of Farmers & Mechanics National Bank are primarily insured by the Bank Insurance Fund of the FDIC to the extent provided by law. The deposits of Home Federal Savings Bank, and certain deposits of Farmers & Mechanics National Bank that are related to the bank's prior acquisitions of deposits, are insured by the Savings Association Insurance Fund of the FDIC.

    The FDIC has adopted a risk-based assessment system under which the assessment rate for an insured depository institution varies according to the level of risk involved in its activities.

    PROMPT CORRECTIVE ACTION

    Under the Federal Deposit Insurance Corporation Improvement Act of 1991, the federal banking agencies must take prompt supervisory and regulatory actions against undercapitalized depository institutions. Depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," and are subjected to differential regulation corresponding to the capital category within which the institution falls. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A depository institution is generally prohibited from making capital distributions, including paying dividends, or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

    The banking regulatory agencies are permitted or, in certain cases, required to take certain actions with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of an institution's capital, the agency's corrective powers include, among other things:

    - prohibiting the payment of principal and interest on subordinated debt,

    - prohibiting the holding company from making distributions without prior regulatory approval,

    - placing limits on asset growth and restrictions on activities,

    - placing additional restrictions on transactions with affiliates,

    - restricting the interest rate the institution may pay on deposits,

    - prohibiting the institution from accepting deposits from correspondent banks, and

    - in the most severe cases, appointing a conservator or receiver for the institution.

    A banking institution that is undercapitalized is required to submit a capital restoration plan, and such a plan will not be accepted unless, among other things, the banking institution's holding company guarantees the plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. As of June 30, 1999, both Farmers & Mechanics National Bank and Home Federal Savings Bank exceeded the minimum capital ratios for "well capitalized" institutions. See "--Capital Adequacy." It is expected that immediately following the merger, Farmers & Mechanics National Bank and Home Federal Savings Bank will continue to exceed the minimum capital ratios for a "well capitalized" institution.

CAPITAL ADEQUACY

    RISK-BASED CAPITAL AND LEVERAGE RATIOS

                                                                    RISK-BASED RATIOS
                                                              ------------------------------
                                                               TIER 1     TOTAL     LEVERAGE
AS OF JUNE 30, 1999                                           CAPITAL    CAPITAL    RATIO(1)
-------------------                                           --------   --------   --------
F&M Bancorp.................................................   13.39%     14.64%     8.89%
Farmers & Mechanics National Bank...........................   11.68%     12.83%     8.45%
Home Federal Savings Bank...................................    8.48%     14.40%     8.48%
Patapsco Valley.............................................   13.46%     14.64%     9.12%
Commercial and Farmers Bank.................................   12.72%     13.90%     8.62%
MINIMUM REQUIRED RATIO......................................     4.0%       8.0%      3.0%
"WELL CAPITALIZED" MINIMUM RATIO............................     6.0%      10.0%      5.0%

------------------------

(1) For all but the most highly-rated bank holding companies and banks, the leverage ratio is 3% plus an additional percentage of at least 100 to 200 basis points.

    The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum ratio of total capital to risk-weighted assets, which are the credit risk equivalents of balance sheet assets and certain off balance sheet items such as standby letters of credit, is 8 percent. At least half of the total capital must be composed of common stockholders' equity, including retained earnings, qualifying non-cumulative perpetual preferred stock (and, for bank holding companies only, a limited amount of qualifying cumulative perpetual preferred stock), and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items ("Tier 1 capital"). The remainder may consist of a limited amount of subordinated debt, other perpetual preferred stock, hybrid capital instruments, mandatory convertible debt securities that meet certain requirements, as well as a limited amount of reserves for loan losses ("Tier 2 capital"). The Federal Reserve Board has also adopted a minimum leverage ratio for bank holding companies, requiring Tier 1 capital of at least 3 percent of average total consolidated assets.

    The OCC and OTS have also established minimum risk-based and leverage capital guidelines that are substantially similar to those established by the Federal Reserve Board for bank holding companies.

    The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risk, interest rate risk and certain risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy.

    Institutions are required to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk. In determining a banking organization's capital adequacy, the federal banking agencies consider interest rate risk under risk base capital regulations.

    As discussed below under "--Enforcement Powers of the Federal Banking Agencies," failure to meet the minimum regulatory capital requirements could subject a banking organization to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing a depository institution into conservatorship or receivership.

    Each of F&M Bancorp, Farmers & Mechanics National Bank, Home Federal Savings Bank, Patapsco Valley and Commercial and Farmers Bank met the minimum capital ratios on June 30, 1999. It is expected that immediately following the merger and the merger of the bank subsidiaries, F&M Bancorp, Farmers & Mechanics National Bank, and Home Federal Savings Bank will continue to meet the minimum capital requirements of their respective regulators.

ENFORCEMENT POWERS OF THE FEDERAL BANKING AGENCIES

    The federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and, in the most severe cases, appoint a conservator or receiver for insured depository institutions. Failure to comply with applicable laws, regulations and supervisory agreements could subject F&M Bancorp and its depository institution subsidiaries, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed under "Prompt Corrective Action," the appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

CONTROL ACQUISITIONS

    The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% (or 5% in the case of an acquisition by a bank holding company) or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as F&M Bancorp, would, under the circumstances set forth in the presumption, constitute acquisition of control of F&M Bancorp.

    In addition, any company is required to obtain the approval of the Federal Reserve under the BHC Act before acquiring 25% (5% in the case of a purchaser that is itself a bank holding company) or more of the outstanding F&M Bancorp common stock, or otherwise obtaining control or a "controlling influence" over F&M Bancorp.

FUTURE LEGISLATION

    A Congressional conference committee is finalizing historic financial services modernization legislation that, if enacted, would repeal restrictions on banks affiliating with securities firms and pave the way for creation of financial services holding companies. The so-called Gramm-Leach-Bliley Act of 1999 creates the mechanism by which bank holding companies may engage in a statutorily-provided list of financial activities, including insurance and securities underwriting and agency activities, while establishing functional regulation of bank securities and insurance activities. In order to engage in these expanded activities, insured depository institution subsidiaries of the holding company must be well-capitalized, well-managed and receive at least satisfactory ratings in their most recent CRA examinations. The act also contains privacy provisions that require certain consumer disclosures regarding sharing of non-public customer information with affiliates and third parties and requires separate rulemakings on privacy by the appropriate banking agency. Other provisions would prevent commercial companies from becoming unitary savings and loan holding companies, modernize the federal home loan bank system, require additional disclosures for ATM fees charged to non-customers, and require disclosure of CRA agreements and annual public reports on how resources involved in such agreements were used, among other things. F&M Bancorp cannot determine whether the final version of the legislation, which has not yet been considered by either the House or Senate, will ultimately be enacted, and if enacted the ultimate effect that changes to the competitive environment or compliance costs resulting from the legislation, or implementing regulations, would have upon the financial condition or results of operations of F&M Bancorp or its subsidiaries.

                                 THE COMPANIES

F&M BANCORP

    GENERAL. F&M Bancorp is a bank holding company headquartered in Frederick, Maryland that is organized under the laws of the State of Maryland and registered under the Bank Holding Company Act of 1956. F&M Bancorp derives substantially all of its income from the operation of its wholly-owned subsidiaries. F&M Bancorp was formed in 1983 as a bank holding company for its primary subsidiary, Farmers & Mechanics National Bank, which is a national banking association incorporated in 1865 and is the successor to Maryland-chartered banking institutions dating from 1817. Farmers & Mechanics National Bank, the deposits of which are insured by the Federal Deposit Insurance Corporation, conducts a general banking and trust company business through 36 offices and 42 automated teller machines located in Frederick, Carroll and Montgomery Counties of Maryland, and in Adams County, Pennsylvania. In addition, F&M Bancorp owns Home Federal Savings Bank, a federal savings bank that offers full-service banking through nine community offices, 19 automated teller machines, and other electronic banking systems in Allegheny and Washington Counties of Maryland.

    On July 15, 1999, F&M Bancorp consummated a merger with Potomac Basin Group Associates, Inc., in a tax-free exchange of shares accounted for as a pooling-of-interests. Potomac Basin is a Beltsville, Maryland based, full-line independent insurance agency specializing in corporate employee benefit plans.

    On June 30, 1999, F&M Bancorp had consolidated assets of approximately $1.462 billion, total deposits of approximately $1.160 billion and total stockholders' equity of approximately $130.0 million. The principal executive offices of F&M Bancorp are located at 110 Thomas Johnson Drive, Frederick, Maryland 21702 and its telephone number is (301) 694-4000.

    On June 18, 1999, F&M Bancorp, through Farmers & Mechanics National Bank, purchased assets and liabilities associated with the Fairfield, Pennsylvania office of Farmers Bank, a subsidiary of First Maryland Bancorp. Under the terms of the agreement, Farmers & Mechanics National Bank assumed responsibility for services related to checking, savings and certificates of deposit products totaling $10.8 million and purchased the branch office and real estate of Farmers Bank located at 20 East Main Street, Fairfield, PA.

    On November 30, 1998, F&M Bancorp completed the acquisition of Monocacy Bancshares, Inc. and its commercial banking subsidiary, Taneytown Bank & Trust Company located in Taneytown, Maryland, in a tax-free exchange of shares accounted for as a pooling-of-interests. Taneytown Bank was merged with and into Farmers & Mechanics National Bank at closing, increasing Farmers & Mechanics National Bank's assets by approximately $304 million, loans by approximately $167 million, and deposits by approximately $244 million.

    On May 29, 1998, F&M Bancorp completed its purchase of Keller-Stonebraker Insurance, Inc., a Hagerstown, Maryland-based, full-line independent insurance agency that at closing had approximately $1.2 million in assets and no deposits, for $2.085 million in F&M Bancorp common stock. The acquisition was accounted for as a pooling-of-interests. Keller-Stonebraker operates as an independent, wholly-owned subsidiary of Farmers & Mechanics National Bank.

    On November 15, 1996, F&M Bancorp completed its purchase of Home Federal Corporation, a Maryland corporation and unitary thrift holding company, which at closing had approximately $228 million in assets and $161 million in deposits.

    F&M Bancorp, through its wholly-owned subsidiaries, provides banking and bank-related financial services to middle market and small business organizations, local governmental units, and retail customers in central Maryland. F&M Bancorp, through its subsidiaries, also provides broad-based commercial and retail banking services; brokerage; personal trust, investment management, and financial planning services; and a wide variety of related financial products and services to individuals, businesses and governmental units. In addition, F&M Bancorp provides a full line of consumer and

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commercial business insurance products through offices in Beltsville,
Hagerstown, and Cumberland, Maryland and Keyser, West Virginia.

    From time to time, F&M Bancorp investigates and holds discussions and negotiations regarding possible transactions with other financial services companies. As of the date of this proxy statement-prospectus, F&M Bancorp has not entered into any agreements or understandings with respect to any significant transactions of the type referred to above except for the transactions described herein and in documents incorporated herein by reference. See "Where You Can Find More Information." Any such transaction would be subject to stockholder approval only if required under applicable law or the rules of the National Association of Securities Dealers, Inc. ("NASD").

    For more information about F&M Bancorp, reference is made to F&M Bancorp's annual report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference. See "Where You Can Find More Information."

    MANAGEMENT AND ADDITIONAL INFORMATION. Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to F&M Bancorp is incorporated by reference from or set forth in F&M Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated herein by reference. Stockholders desiring copies of this document and other documents may contact F&M Bancorp at its address or telephone number indicated under "Where You Can Find More Information."

PATAPSCO VALLEY

    GENERAL. Patapsco Valley is a Maryland corporation and is registered as a bank holding company under the Federal Bank Holding Company Act of 1956. Patapsco Valley was incorporated on August 22, 1996 to acquire all of the outstanding shares of common stock of Commercial and Farmers Bank. Patapsco Valley engages in business through its primary subsidiary, Commercial and Farmers Bank, a Maryland state-chartered bank, Commercial and Farmers Bank's subsidiaries, as well as through Central Maryland Service Corporation, a Maryland corporation and data processing company. Commercial and Farmers Bank was chartered in November 1934 and is engaged in a general commercial and retail banking business.

    Commercial and Farmers Bank has seven full service branches located in the Maryland communities of Historic Ellicott City, Catonsville, Dorsey Search, Columbia Crossing, West Friendship, Hickory Ridge and Elkridge, in addition to the main office branch located in Ellicott City, Maryland. Commercial and Farmers Bank has one additional branch commitment in the Woodstock community, which is expected to open in the year 2000. The executive offices of Patapsco Valley and the main office of Commercial and Farmers Bank are located at 8593 Baltimore National Pike, Ellicott City, Maryland 21043 and its telephone number is (410) 465-0900.

    Commercial and Farmers Bank's general market area consists principally of Howard County, Maryland which is located between the cities of Baltimore and Washington, D.C. Geographically, all but one of its branch offices are located in Howard County. Commercial and Farmers Bank has one office in Catonsville, which is located in Baltimore County, Maryland. A number of Commercial and Farmers Bank's customers both live and work in the Baltimore/Washington corridor.

    Commercial and Farmers Bank attracts deposits and generates loan activity through its branch network to provide convenience and service to the various communities that Commercial and Farmers Bank serves.

    BANK DEPOSITS AND LENDING ACTIVITIES. As of June 30, 1999, Commercial and Farmers Bank had deposits of $149 million. No material portion of Commercial and Farmers Bank's deposits has been obtained from any single depositor or group of related depositors, including federal, state and local governments and agencies.

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    As of June 30, 1999, Commercial and Farmers Bank had approximately
$115.8 million in loans, representing approximately 66.7% of its total assets of $173.6 million. No material portion of Commercial and Farmers Bank's loans is concentrated within a single industry or group of related industries. Commercial and Farmers Bank is not dependent upon any single borrower or a few principal borrowers. The loss of any individual borrower or of a few principal borrowers would not have a material adverse effect on the operations or earnings of Commercial and Farmers Bank.

    BANKING PRODUCTS AND SERVICES. Commercial and Farmers Bank has been doing business in Maryland since 1934 and provides a broad range of consumer and commercial banking products and services to individuals, business, professionals and governments. Commercial and Farmers Bank services its customers through a branch network, including the main office. Commercial and Farmers Bank provides a wide range of personal banking services designed to meet the needs of local consumers. Among the services provided are checking accounts, savings and time accounts, safe deposit boxes, IRA, and minor and holiday club accounts. It also offers relationship savings accounts, as well as money market accounts. Commercial and Farmers Bank offers Advantage checking, Value checking and no-fee checking as a service for those requiring less activity at a more modest cost. Commercial and Farmers Bank continues its community affiliations by offering Collegiate checking for student customers and Prime Time checking for seniors.

    Commercial and Farmers Bank also grants credit for installment, unsecured and secured personal loans, residential mortgages and home equity loans, as well as automobile and other consumer financing.

    As a convenience to its customers, Commercial and Farmers Bank offers at each branch location Saturday banking hours, drive-through teller windows, Just Press One access telephone banking service and 24-hour automated teller machines. Commercial and Farmers Bank recently introduced a debit card program for its customers.

    Commercial and Farmers Bank also engages in financing commerce and industry by providing credit and deposit services for small to medium size businesses and the agricultural community in Commercial and Farmers Bank's market area. Commercial and Farmers Bank offers many forms of commercial lending, including lines of credit, revolving credit, term loans, accounts receivable financing, commercial construction loans, commercial real estate mortgage lending, as well as many Small Business Administration guaranteed loans. Additionally, Commercial and Farmers Bank recently introduced a business overdraft protection product. Commercial and Farmers Bank offers a Zero Balance Account, as well as sweep accounts, in order for companies to better utilize their investable cash. Business depositors may also take advantage of many different services and have all fees included in their monthly account analysis. Commercial and Farmers Bank provides small ticket leasing opportunities for its customers through a strategic alliance with a local equipment leasing company.

    Additional types of real estate loans, credit card and related services are also offered through Commercial and Farmers Bank and its subsidiaries. Commercial and Farmers Bank does not offer trust services and does not engage in municipal trading services.

    Consumer and non-mortgage loans entail greater risk than do residential mortgage loans, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In these cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

    Commercial loans and loans secured by commercial and multi-family real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on these loans are often dependent on the successful operation of

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the business or management of the property, repayment of such loans may be subject to adverse conditions in the economy or real estate markets. It has been Patapsco Valley's practice to underwrite such loans based on its analysis of the amount of cash flow generated by the business and the resulting ability of the borrower to meet its payment obligations. In addition, Patapsco Valley in general seeks to obtain a personal guarantee of the loan by the owner of the business and under certain circumstances, seeks additional collateral.

    Construction loans are generally considered to involve a higher degree of credit risk than residential mortgage loans. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the secured property's value upon completion of construction as compared to the estimated costs of construction, including interest. Patapsco Valley assumes certain risks associated with the borrowers' ability to complete construction in a timely and workmanlike manner. If the estimate of value proves to be inaccurate, or if construction is not performed timely or accurately, Patapsco Valley may be confronted with a project that, when completed, has a value insufficient to assure full repayment or Patapsco Valley may be required to advance funds beyond the amount originally committed to permit completion of the project.

    BANK SUBSIDIARIES. Commercial and Farmers Bank wholly owns the following three subsidiaries:

    - Founders Mortgage Company, Inc., a Maryland corporation formed in 1997;

    - C&F Insurance Agency, Inc., a Maryland corporation formed in 1992; and

    - Rogers Avenue Realty, Inc., a Maryland corporation formed in 1993.

    Patapsco Valley formed Founders Mortgage, a mortgage banking company, as a wholly-owned subsidiary of Commercial and Farmers Bank. Founders Mortgage is in the business of originating residential first mortgage loans and construction loans in Howard and surrounding counties in Maryland, as well as in other states, including Delaware, Pennsylvania, Virginia and West Virginia, and selling the mortgage and construction loans to unaffiliated financial institutions and other mortgage purchasers. Founders Mortgage contributed 21% of Patapsco Valley's total fiscal 1998 consolidated revenues. Founders Mortgage currently has Maryland offices in Columbia, Bel Air, North East and Frederick. Outstanding product offerings are an important factor in continued expansion of Founders Mortgage. All of Founder Mortgage's representatives are equipped with laptop computers so as to accommodate customer needs in any location at any time. Direct underwriting also gives the customers answers quickly. Founders Mortgages' executive office is located at 8818 Centre Park Drive, Suite 100, Columbia, Maryland 21045.

    C&F Insurance Agency, Inc. is a Maryland insurance agency. C&F Insurance Agency's address is P.O. Box 347, West Friendship, Maryland 21794. Upon the acquisition of the Ellicott City branch of Fowler and Seidl, Inc. on February 1, 1999, C&F Insurance Agency became actively engaged in the insurance business and sells a full line of insurance products.

    Rogers Avenue Realty, Inc., holds properties foreclosed upon by Commercial and Farmers Bank, and is located at 8593 Baltimore National Pike, Ellicott City, Maryland 21043. This corporation was established to help facilitate the liquidation of these foreclosed properties as expeditiously as possible.

    CENTRAL MARYLAND SERVICE CORPORATION. Central Maryland Service Corporation became a wholly-owned subsidiary of Patapsco Valley in June 1997. Central Maryland Service provides account processing, item processing, check imaging and automated-teller-machine processing services to Commercial and Farmers Bank. Central Maryland Service recently began providing loan portfolio accounting services for a financial institution in Pennsylvania, and, in the third quarter of 1999, will begin sorting checks and rendering account statements for several local financial institutions. The goal of Central Maryland Service is to market its services to other clients in Maryland and adjoining states. Central Maryland Service's executive office is located at 3290 Pine Orchard Lane, Ellicott City, Maryland 21042. For the year ended December 31, 1998, Central Maryland Service contributed less than one percent to the total consolidated revenues for Patapsco Valley.

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    ENVIRONMENTAL LIABILITIES.  Management of Patapsco Valley is not aware of any environmental liabilities that would have a material adverse effect on the operations or earnings of Patapsco Valley.

    SEASONAL ASPECTS. Management does not believe that the deposits or the business of Commercial and Farmers Bank or its subsidiaries in general are seasonal in nature. The deposits may, however, vary with local and national economic conditions but should not have a material effect on planning and policy making.

    EMPLOYEES. As of June 30, 1999, Patapsco Valley had 2 full-time employees. As of that date, Commercial and Farmers Bank had 101 employees, Founders Mortgage had 51 employees, Central Maryland Service had 6 employees, and C&F Insurance had 7 employees. A total of 167 persons work for Patapsco Valley and its direct and indirect subsidiaries.

    COMPETITION. Patapsco Valley and Commercial and Farmers Bank operate in a competitive environment, competing for deposits and loans with commercial banks, thrifts and other financial entities. Principal competitors include other community commercial banks and larger institutions with branches in Commercial and Farmers Bank's market area. Numerous mergers and consolidations involving banks in Commercial and Farmers Bank's market area have occurred recently, requiring Commercial and Farmers Bank to compete with banks with greater resources.

    The primary factors in competing for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations and office hours. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market funds and other investment alternatives. The primary factors in competing for loans are interest rates, loan origination fees, the quality and range of lending services and personalized services. Competition for loans comes primarily from other commercial banks, savings associations, mortgage banking firms, credit unions and other financial intermediaries. Commercial and Farmers Bank also competes with money market mutual funds for deposits. Many of the financial institutions operating in Commercial and Farmers Bank's market area offer services such as trust, investment and international banking, which Commercial and Farmers Bank does not offer, and have greater financial resources or have substantially higher lending limits than does Commercial and Farmers Bank.

    To compete with other financial services providers, Commercial and Farmers Bank principally relies upon local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet its customers' needs.

    Commercial and Farmers Bank offers many personalized services and attracts customers by being responsive and sensitive to the needs of the community. Commercial and Farmers Bank attracts new customers through the goodwill and referrals of satisfied customers, traditional media advertising and the efforts of individual employees who develop new relationships to build the customer base of Commercial and Farmers Bank. To enhance Commercial and Farmers Bank's image in the community, Commercial and Farmers Bank supports and participates in many local events. Employees, officers and directors represent Commercial and Farmers Bank on many boards and local civic and charitable organizations.

    INVESTMENT ACTIVITIES. Commercial and Farmers Bank maintains a portfolio of investment securities to provide liquidity and income. The current portfolio amounts to approximately 20% of the total assets and is invested primarily in U.S. Treasury, U.S. Government Agency, and state and municipal bonds.

    A key objective of the investment portfolio is to provide a balance in Commercial and Farmers Bank's asset mix of loans and investments consistent with its liability structure, and to assist in management of interest rate risk. The investments augment Commercial and Farmers Bank's capital position in the risk-based capital formula, providing the necessary liquidity to meet fluctuations in credit demands of the community and fluctuations in deposit levels. In addition, the portfolio provides collateral for pledging against public funds and a reasonable allowance for control of tax liabilities. Finally, the investment portfolio is designed to provide income for Commercial and Farmers Bank. In view of the above objectives, the portfolio is treated conservatively by management, and only securities that meet conservative investment criteria are purchased.

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                          PATAPSCO VALLEY MANAGEMENT'S
                      DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion provides an overview of the financial condition and results of operations of Patapsco Valley and its subsidiaries for years ended December 31, 1998 and 1997, and the six months ended June 30, 1999 and 1998. This discussion is intended to assist readers in their analysis and understanding of the accompanying consolidated financial statements and notes thereto.

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

    FINANCIAL CONDITION

    ASSETS. Total assets of Patapsco Valley were $173,636,000 as of June 30, 1999, compared to $169,843,000 as of December 31, 1998, an increase of $3,793,000 or 2.23%. The increase was primarily allocated to increases in securities available for sale of $20,357,000, net loans of $467,000 and cash and due from banks of $425,000 as a result of increases in deposits and securities sold under repurchase agreements. These increases were slightly offset by declines in federal funds sold of $10,914,000, and loans held for sale of $6,980,000. The increase in securities available for sale was the result of excess cash and federal funds sold invested in higher yielding investments in order to increase profitability in the investment portfolio. The increase in net loans is due to the emphasis on services to small and medium size businesses and professional practices. While retail loan demand is currently soft, management plans to grow this portfolio in the future by additional product promotions. In addition, Commercial and Farmers Bank's subsidiary, C&F Insurance Agency, Inc., acquired the assets of the Ellicott City branch of Fowler & Seidl, Inc. The increase in total assets is part of management's strategy to diversify Patapsco Valley's services to the community and to increase profitability.

    LIABILITIES. Total liabilities were $156,965,000 as of June 30, 1999 compared to $153,021,000 as of December, 1998, an increase of $3,944,000 or 2.58%. The increase was primarily due to an increase in deposits of $1,969,000 and an increase in securities sold under repurchase agreements of $1,790,000. The increase in deposits was the result of Commercial and Farmers Bank opening a branch during the first quarter of 1999 and aggressively marketing for new deposits. Primarily as a result of the advertising campaign, all branch locations have exceeded projections in deposit growth. Commercial and Farmers Bank is continuing its branch expansion with the signing of a lease for a new free standing branch pad in the Waverly Woods Shopping Center. This branch is expected to open in the year 2000 and is located in a new shopping center, anchored by a grocery store, in Woodstock, Maryland. With the current branch expansion, the deposit growth is expected to continue.

    STOCKHOLDERS' EQUITY. Stockholders' equity was $16,670,000 as of June 30, 1999 compared to $16,822,000 as of December 31, 1998, a decrease of $152,000. The decrease was due to cash dividends of $355,000. This decrease was partially offset by comprehensive income for the period of $44,000 and dividends reinvested in the amount of $159,000.

    RESULTS OF OPERATIONS

    GENERAL. Net income for the six and three months ended June 30, 1999 was $231,000 and $109,000 respectively, as compared to $742,000 and $318,000 for the same periods in 1998. The decreases in net income of $511,000 and $209,000 for the six and three months ended June 30, 1999 respectively as compared to the same periods in 1998 was primarily due to an increase in non-interest expenses. These increases were slightly offset by increases in net interest income and non-interest income.

    INTEREST INCOME. Total interest income for the six and three months ended June 30, 1999 was $6,070,000 and $3,066,000 respectively, compared to $5,766,000 and $2,948,000 for the same periods in

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1998, an increase of $304,000 or 5.27% and $118,000 or 4.00% respectively. The increases were primarily due to an increase of $18,809,000 and $24,055,000 in the average dollar amount of investments and federal funds sold for the six and three months ended in June 30, 1999. In addition, the weighted average yields on investment securities increased to 5.50% and 5.71% for the six and three months ended June 30, 1999 as compared to 5.42% and 5.66% for the same periods in 1998. The growth in investment securities and federal funds sold were the result of deposit growth and the high volume of loans sold to investors during the periods. Management's strategy has been to invest the funds from the inflow of deposits into higher yielding investments to improve profitability in the investment portfolio. These increases were primarily offset by a decline in the average balances in net loans and loans held for sale by $363,000 and $5,177,000 for the six and three months ended June 30,1999, respectively, as compared to the same periods in 1998. In addition the weighted yields on loans and loans held for sale declined to 8.76% and 8.71% for the six and three months ended June 30,1999, respectively, as compared to 9.05% and 9.03% for the same periods in 1998.

    During 1999, Commercial and Farmers Bank has experienced higher than normal principal repayments due to the decline in interest rates, causing higher rate loans to either pay-off or refinance at a lower rate. Also, production in Commercial and Farmers Bank's mortgage banking subsidiary, Founders Mortgage Company, has declined due to a drop in residential mortgage loan demand. The volume of loan originations is expected to improve in the second half of 1999 as Commercial and Farmers Bank's number of commercial loan applications has increased toward the end of the second quarter of 1999.

    INTEREST EXPENSE. Total interest expense for the six and three months ended June 30, 1999 was $2,004,000 and $1,016,000 respectively, compared to $1,775,000 and $926,000 for the same periods in 1998, an increase of $229,000 or 12.90% and $90,000 or 9.72% respectively. The increases resulted primarily from increases in the average dollar amount of deposits of $21,880,000 and $22,940,000 respectively as Commercial and Farmers Bank conducted an aggressive marketing campaign, advertising Commercial and Farmers Bank and its various new deposit products. In addition, Commercial and Farmers Bank has opened two new branches since June 1998, which have contributed to the deposit growth. The average rates paid on deposits were 3.46% for each of the six and three months ended
June 30,1999 as compared to 3.64% and 3.56% for the same periods in 1998.

    The increases were partially offset by decreases of $2,544,000 and $4,521,000 in the average dollar amount of borrowings for the six and three month periods in 1999, as compared to the same periods in 1998. The decrease was due to Commercial and Farmers Bank borrowing from the Federal Home Loan Bank during 1998 in order to fund new loan originations at Founders Mortgage Company. There was $5,214,000 in outstanding Federal Home Loan Bank borrowings as of June 30, 1998. The weighted average rates paid on interest-bearing liabilities were 3.48% and 3.44% for the six and three months ended June 30, 1999, respectively as compared to 3.70% and 3.71% for the same periods in 1998.

    PROVISION FOR LOAN LOSSES. For the six and three months ended June 30, 1999 and 1998 no provision for loan losses was charged to expense. Commercial and Farmers Bank recorded $23,000 and $36,000 in net charge-offs for the six and three months ended June 30,1999 as compared to $157,000 and $156,000 for the same periods in 1998.

    While management believes that, based on information currently available, Commercial and Farmers Bank's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that Commercial and Farmers Bank's level of allowance for loan losses will be sufficient to cover future loan losses incurred by Commercial and Farmers Bank or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions at the time management determined the current level of the allowance for loan losses.

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    Commercial and Farmers Bank's allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at the amount management considers adequate to cover estimated losses in loans receivable that are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual losses experience, diversification and size of the portfolio, adequacy of the collateral, the amount of non-performing loans and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Commercial and Farmers Bank's allowance for loan losses. Such agencies may require Commercial and Farmers Bank to make additional provision for estimated loan losses based upon judgments different from those of management.

    Patapsco Valley continues to experience a decline in principal balances of loans past 90 days due and on non-accrual status. As of June 30, 1999, the loans delinquent greater than 90 days or on non-accrual status totaled $769,000, a delinquency ratio of 1.03%. Included in these loans is one commercial loan totaling $330,000 and one mortgage loan totaling $146,000 which management believes are subject to little risk of loss based on collateral values. However, management cannot be certain that collateral values will be maintained. The commercial loan is a purchased participation from another local commercial bank. Commercial and Farmers Bank is currently in negotiations with the bankruptcy court that could lead to a refinancing of the existing obligations to be supported by a multi-year lease by a well-known oil company. The mortgage loan has an active purchaser that is currently waiting for financing approval from an independent third party. During the second quarter of 1999, Commercial and Farmers Bank experienced a $50,000 loss on a commercial loan that was under contract as of March 1999.

    NON-INTEREST INCOME. Non-interest income for the six and three months ended June 30, 1999 was $1,574,000 and $760,000, respectively as compared to $1,534,000 and $748,000 for the same period in 1998. Commercial and Farmers Bank has experienced an increase in service charges on deposit accounts. These increases follow an increased level of fees collected for checks drawn against insufficient funds, increases in deposit accounts and the introduction of new checking account programs that have monthly fees. In addition, Commercial and Farmers Bank's subsidiary, C&F Insurance Agency, Inc., had commissions totaling $147,000 in the first half of 1999. These increases were partially off-set by a decline in mortgage banking fees and gains due to a decrease in Founders Mortgage Company's loan origination volume and an increase in the cost to originate a loan. With the continued expansion of Commercial and Farmers Bank's branch network and the continued expansion of C&F Insurance, management expects to see increased levels of non-interest income.

    NON-INTEREST EXPENSE. Total non-interest expense for the six and three months ended June 30, 1999 was $5,302,000 and $2,653,000 as compared to $4,363,000 and $2,273,000 for the same periods in 1998.

    A significant portion of the increase in non-interest expense is related to the increases in salaries and related benefits of $511,000 and $187,000 for the six and three month periods in 1999 as compared to the same periods in 1998. Patapsco Valley has added a significant number of employees to the payroll as a result of the expansion in Commercial and Farmers Bank, Founders Mortgage Company, C&F Insurance, and Central Maryland Service. Salaries and benefits also include cost of living increases and benefit cost increases. Employee expenses continue to increase to reflect full year salaries for the employees added in 1998 and 1999.

    Occupancy and furniture and equipment expense increased by $72,000 for the six months and decreased by $34,000 for the three months ended in 1999 as compared to the same periods in 1998. The increases are due to Patapsco Valley expanding its facilities, making improvements to existing facilities and upgrading equipment. Although occupancy and furniture and equipment expense declined

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in the three months ended June 30, 1999, these expenses are expected to continue to increase as new branches are opened and a full year of depreciation costs and equipment service contracts are realized. With more facilities and equipment, Patapsco Valley will also require more maintenance, and the additional investment will be depreciated over the estimated useful life of the asset.

    Other expenses increased by $356,000 and $228,000 for the six and three months ended June 30, 1999 as compared to the same periods in 1998. Increases were noted in marketing, telephone, professional services, and stationery and supplies. These areas of increased expense include costs associated with the promotion and establishment of new locations for Founders Mortgage Company, C&F Insurance, and the new branches. In addition, Patapsco Valley had adopted a full-scale marketing program including direct mail, cable television commercials, newspaper advertising and product promotion. Marketing plays a significant role in banking today, more so than in the past. As the banking industry continues to consolidate, both banking and non-banking companies are competing much more aggressively. Direct competition for deposits comes from other commercial banks, savings banks, savings and loan associations, and credit unions as well as brokerage houses, mutual funds and the securities market. Patapsco Valley also competes with the same banking entities for loans as well as with mortgage banking companies and institutional lenders.

    Given the increases in non-interest expense, management is exploring additional alternatives to decrease these expenses in order to maximize income.

    INCOME TAX. Patapsco Valley's income tax expense was $107,000 and $48,000 for the six and three months ended June 30, 1999 as compared to $421,000 and $179,000 for the same periods in 1998. The changes were primarily the result of the variations in pre-tax income. The effective tax rate for the six and three months ended June 30, 1999 was 31.63% and 30.46% as compared to 36.19% and 35.96% in the same periods in 1998.

    LIQUIDITY MANAGEMENT

    Liquidity describes the ability of Patapsco Valley to meet financial obligations that arise out of the ordinary course of business. Liquidity is primarily needed to meet borrower and depositor withdrawal requirements and to fund current and planned expenditures. Patapsco Valley maintains its asset liquidity position internally through short-term investments, the maturity distribution of the investment portfolio, loan repayments, proceeds from the sale of loans held for sale and income from earning assets. A primary source of cash is from the proceeds from the sale of loans held for sale. In addition, Patapsco Valley relies on the proceeds from maturity of securities available for sale and the investment portfolio contains readily marketable securities that could be converted to cash. On the liability side of the balance sheet, liquidity is affected by the timing of maturing liabilities and the ability to generate new deposits or borrowings as needed. Patapsco Valley may borrow up to $32,300,000 under secured lines of credit with the Federal Home Loan Bank of Atlanta and has available lines of credit of $2,500,000 in overnight federal funds and $1,000,000 in short-term credit from other correspondent banks. The decrease in federal funds sold of $10,914,000 or 63.07% from December 31, 1998 to June 30, 1999 was primarily the result of the funds being invested in securities available for sale. In addition, these purchases were funded by an increase in growth in deposits of 1.34% and a reduction in loans held for sale of 29.43%. Patapsco Valley believes that it has adequate liquidity sources to meet all anticipated liquidity needs over the next twelve months. While management plans to continue to rely on the secured lines of credit from the Federal Home Loan Bank of Atlanta, management knows of no trend or event which will have a material impact on Patapsco Valley's ability to maintain liquidity at satisfactory levels.

    CAPITAL RESOURCES AND ADEQUACY

    One measure of capital adequacy is the leverage ratio, which is calculated by dividing average total assets for the most recent quarter into Tier l capital. The regulatory minimum for this ratio is 4%, with 6% being the regulatory minimum for well-capitalized companies. The leverage capital ratio as of June 30, 1999 was 8.62%.

    Another measure of capital adequacy is the risk-based capital ratio, or the ratio of total capital to risk adjusted assets. Total capital is composed of both core capital (Tier l) and supplemental capital (Tier 2), including adjustments for off balance sheet items, such as letters of credit, and the different degrees of risk among various assets. Regulators require a minimum risk-based capital ratio of 8%. As of June 30, 1999, the total risk-based capital ratio was 13.90%. According to FDIC capital guidelines, Commercial and Farmers Bank is considered to be "well capitalized".

    Commercial and Farmers Bank opened a new branch in January 1999, and Commercial and Farmers Bank's subsidiary, C&F Insurance Agency, Inc., purchased the assets of a local insurance agency in February 1999. Founders Mortgage Company is also planning to expand. The funding sources for these projects are primarily cash, federal funds and maturities of investment securities. Management knows of no other trend or event that will have a material impact on capital.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    MARKET RISK

    Market Risk is defined as the potential loss of net interest income due to a decline in market rates. Commercial and Farmers Bank's net interest income is sensitive to changes in rates. Deposits and other short term liabilities tend to re-price more rapidly than loans, investments and other interest earning assets.

    In order to mitigate the impact of changing interest rates, it is Patapsco Valley's policy to maintain total rate sensitive assets (RSA) divided by total rate sensitive liabilities (RSL) between 90% and 110% in any twelve month period. As of December 31, 1998, Patapsco Valley's RSA/RSL was 103%.

    During periods of increasing interest rates Patapsco Valley's RSL would re-price faster than the RSA causing a decline in the interest rate spread and margin in the short term. In the long term Patapsco Valley might experience an increase in interest rate spread and margin, but such an increase might significantly reduce the demand for loans in Patapsco Valley's market, thus diminishing the prospects for improved earnings. During periods of decreasing rates Patapsco Valley could experience a short term increase in interest margin but may have difficulty in retaining deposits without having to pay above market rates. If Patapsco Valley paid above market rates to retain deposits, there could be a reduction in the margins as RSA re-priced. This reduction in rate, however, should stimulate the demand for loans in the market thus helping the net margins.

    Table 1, Average Balance Sheet, sets forth certain information relating to Patapsco Valley's average interest-earning assets and interest-bearing liabilities for the periods indicated. The yields and costs are calculated by dividing income or expense by the daily average balance of assets or liabilities, respectively.

    TABLE 1--AVERAGE BALANCE SHEET

                                       1998                                    1997                               1996
                       -------------------------------------   -------------------------------------   --------------------------
                         AVERAGE                                 AVERAGE                                 AVERAGE
                         BALANCE      INTEREST(2)    YIELD       BALANCE      INTEREST(2)    YIELD       BALANCE      INTEREST(2)
                       ------------   -----------   --------   ------------   -----------   --------   ------------   -----------
INTEREST-EARNING
  ASSETS:
Loans (1)............  $ 98,815,746   $9,315,112       9.43%   $ 91,619,315   $ 8,860,825      9.67%   $ 78,760,184   $7,540,831
Loans held for
  sale...............    17,574,286   $1,176,668       6.70%        288,190   $    20,155      7.00%              0            0
Investment
  securities.........    14,098,634      764,750       5.42%     19,044,604     1,074,219      5.64%     28,275,573    1,563,523
Federal funds sold...     8,754,820      480,401       5.49%     12,011,554       671,736      5.59%     12,579,343      681,141
Other interest-
  earning assets.....     1,850,831       93,240       5.04%         44,384         2,355      5.31%         60,418        3,066
                       ------------   ----------               ------------   -----------              ------------   ----------
  Total interest-
    earning assets...   141,094,317   11,830,171       8.38%    123,008,047   $10,629,290      8.64%   $119,675,518   $9,788,561
Noninterest-earning
  assets.............    11,288,904                               9,251,991                               9,206,500
                       ------------                            ------------                            ------------
  Total assets.......  $152,383,221                            $132,260,038                            $128,882,018
                       ============                            ============                            ============
INTEREST-BEARING
  LIABILITIES:
Deposits.............  $ 60,861,085    1,584,750       2.60%   $ 57,138,271   $ 1,518,989      2.66%   $ 57,326,020   $1,622,133
Other time...........    34,737,662    1,883,413       5.42%     25,540,675     1,333,331      5.22%   $ 26,024,247   $1,407,649
Borrowings...........     5,989,520      280,716       4.69%      3,070,489       143,184      4.66%      2,564,945      115,001
                       ------------   ----------               ------------   -----------              ------------   ----------
  Total interest-
    bearing
    Liabilities......   101,588,267    3,748,879       3.69%     85,749,435     2,995,504      3.49%     85,915,212    3,144,783
Noninterest-bearing
  liabilities........    34,334,031                              30,691,330                              28,749,736
                       ------------                            ------------                            ------------
  Total
    liabilities......   135,922,298                             116,440,765                             114,664,948
Stockholders'
  equity.............    16,460,923                              15,819,273                              14,217,070
                       ------------                            ------------                            ------------
  Total liabilities
    and stockholders'
    equity...........  $152,383,221                            $132,260,038                            $128,882,018
                       ============                            ============                            ============
Net interest income..                 $8,081,292                              $ 7,633,786                             $6,643,778
                                      ==========                              ===========                             ==========
Interest rate
  spread.............                                  4.69%                                   5.15%
Net yield on
  interest-earning
  assets.............                                  5.73%                                   6.21%
Ratio of average
  interest-earning
  assets to average
  interest-bearing
  liabilities........                                138.89%                                 143.45%

                         1996
                       --------

                        YIELD
                       --------
INTEREST-EARNING
  ASSETS:
Loans (1)............     9.57%
Loans held for
  sale...............     0.00%
Investment
  securities.........     5.53%
Federal funds sold...     5.41%
Other interest-
  earning assets.....     5.07%

  Total interest-
    earning assets...     8.18%
Noninterest-earning
  assets.............

  Total assets.......

INTEREST-BEARING
  LIABILITIES:
Deposits.............     2.83%
Other time...........     5.41%
Borrowings...........     4.48%

  Total interest-
    bearing
    Liabilities......     3.66%
Noninterest-bearing
  liabilities........

  Total
    liabilities......
Stockholders'
  equity.............

  Total liabilities
    and stockholders'
    equity...........

Net interest income..

Interest rate
  spread.............     4.52%
Net yield on
  interest-earning
  assets.............     5.55%
Ratio of average
  interest-earning
  assets to average
  interest-bearing
  liabilities........   139.29%

------------------------------

(1) Includes nonaccrual loans and deferred loan fees.

(2) Interest on loans and investments is presented on a fully taxable equivalent basis using a marginal tax rate of 34%

    Table 2, Rate Volume, sets forth the dollar amount of changes in interest income and interest expense for the major categories of Patapsco Valley's interest-earning assets and interest-bearing liabilities. The table distinguishes between (1) changes in net interest income attributed to volume (change in volume multiplied by the prior year's interest rate), and (2) changes in net interest income attributed to rate (change in rate multiplied by the prior year's volume). The change in interest due to the combined rate and volume changes is allocated entirely to the change in rates.

    TABLE 2--RATE VOLUME

                                         1998 COMPARED TO 1997                 1997 COMPARED TO 1996
                                       CHANGE DUE TO VARIANCE IN             CHANGE DUE TO VARIANCE IN
                                  -----------------------------------   -----------------------------------
                                    VOLUME       RATE        TOTAL        VOLUME       RATE        TOTAL
                                  ----------   ---------   ----------   ----------   ---------   ----------
Interest income:
  Loans (1).....................  $  680,532   ($226,245)  $  454,287   $1,286,665   $  33,329   $1,319,994
  Loans held for sale...........   1,208,929     (52,416)   1,156,513            0      20,155       20,155
  Investment securities.........    (273,900)    (35,569)    (309,469)    (499,002)      9,698     (489,304)
  Federal funds sold............    (182,130)     (9,205)    (191,335)     (30,744)     21,339       (9,405)
  Other interest-earning
    assets......................      95,849      (4,964)      90,885         (814)        103         (711)
                                  ----------   ---------   ----------   ----------   ---------   ----------
    Total interest-earning
      assets....................   1,529,280    (328,399)   1,200,881      756,105      84,624      840,729

Interest expense
  Deposits......................      96,894     (31,133)      65,761       (6,979)    (96,165)    (103,144)
  Other time....................     480,122      69,960      550,082      (26,156)    (48,162)     (74,318)
  Borrowings....................     136,121       1,411      137,532       22,666       5,517       28,183
                                  ----------   ---------   ----------   ----------   ---------   ----------
    Total interest-bearing
      liabilities...............     713,137      40,238      753,375      (10,469)   (138,810)    (149,279)

  Change in net interest
    income......................  $  816,143   ($368,637)  $  447,506   $  766,574   $ 223,434   $  990,008
                                  ==========   =========   ==========   ==========   =========   ==========

                                         1996 COMPARED TO 1995
                                       CHANGE DUE TO VARIANCE IN
                                  -----------------------------------
                                    VOLUME       RATE        TOTAL
                                  ----------   ---------   ----------
Interest income:
  Loans (1).....................  $   17,591   ($ 12,180)  $    5,411
  Investment securities.........     642,780     (41,358)     601,422
  Federal funds sold............     (49,201)    (63,874)    (113,075)
  Other interest-earning
    assets......................       1,264          65        1,329
                                  ----------   ---------   ----------
    Total interest-earning
      assets....................     612,434    (117,347)     495,087

Interest expense
  Deposits......................     111,226     (97,008)      14,218
  Other time....................     305,488      51,475      356,963
  Borrowings....................      47,843     (13,938)      33,905
                                  ----------   ---------   ----------
    Total interest-bearing
      liabilities...............     464,557     (59,471)     405,086

  Change in net interest
    income......................  $  147,877   ($ 57,876)  $   90,001
                                  ==========   =========   ==========

------------------------

(1) includes nonaccrual loans and deferred loan fees

    FINANCIAL CONDITION

    ASSETS. Total assets of Patapsco Valley increased by $29,614,000 or 21.12% to $169,843,000 at December 31, 1998 as compared to $140,229,000 at
December 31, 1997. The increase for fiscal 1998 as compared to fiscal 1997 was primarily due to increases in cash and due from banks $1,889,000, interest bearing deposits $1,180,000, Federal Funds sold $4,123,000, loans $1,795,000, loans held for sale $18,178,000, and furniture and equipment $2,921,000. These increases were slightly off-set by a decline in investment securities of $434,000.

    LOANS. Loans increased by $1,795,000 or 1.85% to $98,591,000 at December 31, 1998 as compared to $96,796,000 at December 31, 1997. The increase in fiscal 1998 compared to fiscal 1997 was generally the result of an increase of $5,854,000 in construction and land development loans. The increase was offset by a combined decrease of $5,181,000 in residential and commercial real estate loans and lease financing loans. While competition for new loan origination continues to be strong, management plans to grow the portfolio in the future in part by additional product promotions.

    The increases in loans and loans held for sale over the 2 year periods are part of management's strategy to continue with the mortgage bank subsidiary's operations and to emphasize services to small and medium size businesses and professional practices.

    The majority of residential mortgage loans which were originated by Patapsco Valley have been sold on the secondary market. Loans held for sale increased by $18,178,000 or 328.06% to $23,719,000 at December 31, 1998 as compared to
$5,541,000 at December 31, 1997. The increase is attributed to the mortgage banking subsidiary "Founders Mortgage Company" which began operations during the last part of the fiscal year ending December 31, 1997. Although the growth in loans held for sale is impressive, the pace is not expected to continue at 328.06% and is attributed to the subsidiary's expansion.

    Table 3, Major Categories of Loans, sets forth Patapsco Valley's loan portfolio at the dates indicated.

    TABLE 3--MAJOR CATEGORIES OF LOANS

                                                               DECEMBER 31,
                                 ------------------------------------------------------------------------
                                    1998                     1997                     1996
                                   AMOUNT         %         AMOUNT         %         AMOUNT         %
                                 -----------   --------   -----------   --------   -----------   --------
Real Estate
  Residential..................  $10,560,638     10.55%   $11,877,703     12.06%   $12,231,065     14.32%
  Commercial...................   28,248,679     28.21%    29,376,631     29.83%    25,363,764     29.69%
  Construction and land
    development................   12,606,395     12.59%     6,752,244      6.86%     2,205,656      2.58%
Lease financing................   17,692,772     17.67%    20,428,755     20.75%    16,166,804     18.92%
Commercial.....................   24,789,631     24.76%    24,143,558     24.52%    22,784,968     26.67%
Consumer.......................    6,231,079      6.22%     5,893,248      5.98%     6,679,736      7.82%
                                 -----------    ------    -----------    ------    -----------    ------
                                 100,129,194    100.00%    98,472,139    100.00%    85,431,993    100.00%

Allowance for loan losses......    1,424,047                1,615,008                1,562,853
Deferred loan fees.............      114,320                   61,303                   27,786
                                 -----------              -----------              -----------
                                 $98,590,827              $96,795,828              $83,841,354
                                 ===========              ===========              ===========

    Table 4, Maturities, sets forth at December 31, 1998 the dollar amount of loans maturing in the loan portfolio. Adjustable rate loans are included in the period that the loan matures based on Contractual maturity. Demand loans and overdrafts are reported as due in one year or less. The table does not include prepayment and scheduled principal repayments assumptions which could shorten the average life on loans.

    TABLE 4--MATURITIES

                                                          DUE AFTER
                                           DUE WITHIN     1 THROUGH     DUE AFTER
                                             1 YEAR        5 YEARS       5 YEARS        TOTAL
                                           -----------   -----------   -----------   ------------
Real Estate
  Residential............................  $ 5,845,985   $ 2,925,915   $ 1,788,738   $ 10,560,638
  Commercial.............................   11,047,441    10,068,118     7,133,120     28,248,679
  Construction and land development......    8,720,215     3,155,118       731,062     12,606,395
Lease financing..........................    1,866,280    15,168,930       657,562     17,692,772
Commercial...............................   15,365,205     7,898,789     1,525,637     24,789,631
Consumer.................................    4,382,242     1,743,345       105,492      6,231,079
                                           -----------   -----------   -----------   ------------
                                           $47,227,368   $40,960,215   $11,941,611   $100,129,194
                                           ===========   ===========   ===========   ============

    The following table sets forth the dollar amount of all loans due after December 31, 1999, which have pre-determined interest rates and which have floating or adjustable interest rates.

                                                         FLOATING OR
                                                        PREDETERMINED
                                           FIXED RATES      RATES         TOTAL
                                           -----------   -----------   -----------
Real Estate
  Residential............................  $ 2,532,817   $ 2,181,837   $ 4,714,654
  Commercial.............................    9,062,623     8,138,615    17,201,238
  Construction and land development......    2,657,664     1,228,516     3,886,180
Lease financing..........................   15,826,492             0    15,826,492
Commercial...............................    6,596,185     2,828,240     9,424,425
Consumer.................................    1,848,837             0     1,848,837
                                           -----------   -----------   -----------
                                           $38,524,618   $14,377,208   $52,901,826
                                           ===========   ===========   ===========

    Patapsco Valley has policies and procedures designed to mitigate credit risk and to maintain the quality of the loan portfolio. These policies include underwriting standards for new credits as well as the continuous monitoring and reporting of asset quality and the adequacy of the allowance for loan losses. These policies, coupled with continuous training efforts, have provided effective checks and balances for the risk associated with the lending process. Lending authority is based on the level of risk, size of the loan and the experience of the lending officer.

    Patapsco Valley's policy is to make the majority of its loan commitments in the market area it serves. This tends to reduce risk because management is familiar with the credit histories of loan applicants and has in-depth knowledge of the risk to which a given credit is subject. Although the loan portfolio is diversified, its performance will be influenced by the economy of the region.

    It is the policy of Patapsco Valley to place a loan in non-accrual status whenever there is substantial doubt about the ability of the borrower to pay principal or interest on any outstanding credit. Management considers such factors as payment history, the nature of the collateral securing the loan and the overall economic situation of the borrower when making a non-accrual decision. Management closely monitors non-accrual loans. A non-accruing loan is restored to current status when the prospects of future contractual payments are not in doubt. As of December 31, 1998, Patapsco

Valley had $1,348,000 in non-accrual loans, and $380,000 in accruing loans which are past due all of which management believes, although it cannot be certain, to be collectable. As of December 31, 1998, Patapsco Valley had $7,366,000 on the Watch List for which the borrower had the potential for experiencing financial difficulties. These loans are subject to ongoing management attention and their classifications are reviewed regularly.

    SECURITIES AVAILABLE FOR SALE. Securities available for sale decreased by $434,000 or 2.86% to $14,726,000 at December 31, 1998 from $15,160,000 at
December 31, 1997. The decline was primarily due to the decrease in investments in securities of U.S. government agencies and state and municipals by $1,684,000. The decline was substantially offset by increase in the investment of U.S. treasury and equity securities of $1,249,000.

    Table 5, Investment Schedule, sets forth the carrying value of Patapsco Valley's investments at the dates indicated.

    TABLE 5--INVESTMENT SCHEDULE

                                                                     DECEMBER 31,
                                                        ---------------------------------------
                                                           1998          1997          1996
                                                        -----------   -----------   -----------
U.S. Treasuries.......................................  $10,915,154   $ 9,968,222   $21,830,297
U.S. Government Agencies..............................    1,996,564     3,127,876     4,928,497
State and Municipal...................................      500,321     1,053,259     1,061,600
                                                        -----------   -----------   -----------
                                                         13,412,039    14,149,357    27,820,394
                                                        -----------   -----------   -----------
Equity securities.....................................    1,314,323     1,010,976       735,751
                                                        -----------   -----------   -----------
Total.................................................  $14,726,362   $15,160,333   $28,556,145
                                                        ===========   ===========   ===========

                                                                                     AFTER ONE YEAR TO
                                                               WITHIN ONE YEAR           FIVE YEARS
                                                            ---------------------   --------------------
                                                              AMOUNT      YIELD      AMOUNT      YIELD
                                                            ----------   --------   ---------   --------
U.S. Treasuries...........................................   9,870,025     4.73%    1,045,129     6.57%
U.S. Government Agencies..................................   1,996,564     5.06%           --       --
State and Municipal.......................................     295,129     3.83%      205,192     4.90%
                                                            ----------     ----     ---------     ----
                                                            12,161,718     4.76%    1,250,321     6.29%
                                                            ==========     ====     =========     ====

    Investment securities classified as available for sale are held for an indefinite period of time and may be sold in response to changing market and interest rate conditions as part of the asset/liability management strategy. Available for sale securities are carried at market value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders equity net of income taxes. Patapsco Valley does not have securities classified as held to maturity, although management may find a benefit in the future and purchase such securities in the future. If securities were classified as held to maturity, then management would have both the positive intent and ability to hold them to maturity, and they would be reported at cost. Patapsco Valley does not currently follow a strategy of making security purchases with a view to near-term sales, and, therefore, does not own trading securities. Patapsco Valley manages the investment portfolio within policies that seek to achieve desired levels of liquidity, manage interest rate sensitivity risk, meet earnings objectives and provide required collateral support for deposit and borrowing activities.

    DEPOSITS. Total deposits increased by $27,572,000 or 23.07% to $147,067,000 at December 31, 1998 as compared to $119,495,000 at December 31, 1997. Commercial and Farmers Bank has seen an increase in deposits in all branches but growth was enhanced by Commercial and Farmers Bank opening one branch at the end of 1997 and another in September 1998. Both branches have exceeded deposit growth projections. Deposit growth is expected to continue as a third branch, located in Elkridge, opened in January, 1999 and as Commercial and Farmers Bank continues additional product promotions.

    Table 6, Deposit Schedule, presents the daily average balances of various interest-bearing deposit accounts and the rates paid on each for the periods presented.

    TABLE 6--DEPOSIT SCHEDULE

                                                                          DECEMBER 31,
                                           --------------------------------------------------------------------------
                                              1998                      1997                      1996
                                             AVERAGE                   AVERAGE                   AVERAGE
                                             BALANCE      YIELD        BALANCE      YIELD        BALANCE      YIELD
                                           -----------   --------    -----------   --------    -----------   --------
Savings and NOW........................    $42,900,959     2.56%     $38,744,167     2.62%     $38,271,927     2.74%
Money market...........................     17,960,126     2.71%      18,394,104     2.74%      19,054,113     3.02%
Other time.............................     34,737,662     5.42%      25,540,675     5.22%      26,024,247     5.41%
                                           -----------               -----------               -----------
                                            95,598,747     3.63%      82,678,946     3.45%      83,350,287     3.63%

    BORROWINGS. Borrowings increased by $940,000 or 32.86% to $3,801,000 at December 31, 1998 as compared to $2,861,000 at December 31, 1997. The increase was primarily due to growth of the Founders Mortgage Company operation. During the year ended December 31, 1998, Patapsco Valley borrowed from the Federal Home Loan Bank in order to fund new loan originations at Founders Mortgage Company. There were no outstanding Federal Home Loan Bank advances as of December 31, 1998.

    Table 7, Borrowing Schedule, sets forth certain information regarding short term borrowings.

    TABLE 7--BORROWING SCHEDULE

                                                                     AT DECEMBER 31,
                                                           ------------------------------------
                                                              1998         1997         1996
                                                           ----------   ----------   ----------
Amount of borrowings outstanding.........................  $3,800,623   $2,861,324   $3,236,572
Weighted average rate paid on:
  Repurchase agreements..................................        4.02%        4.81%        4.42%
  Advances from Federal Home Loan Bank...................          --           --           --

                                                                 YEAR ENDED DECEMBER 31,
                                                          -------------------------------------
                                                             1998          1997         1996
                                                          -----------   ----------   ----------
Maximum amount of borrowings outstanding at any month
  end:
  Repurchase agreements.................................  $ 5,505,806   $3,575,213   $3,958,006
  Advances from Federal Home Loan Bank..................  $13,302,003           --           --

Approximate average short term borrowings outstanding
  with respect to:
  Repurchase agreements.................................  $ 3,643,525   $3,070,489   $1,477,289
  Advances from Federal Home Loan Bank..................    2,345,995           --           --

Approximate weighted average rate paid on:
  Repurchase agreements.................................         4.05%        4.66%        4.48%
  Advances from Federal Home Loan Bank..................         5.68%          --           --

    RESULTS OF OPERATIONS

    GENERAL. Patapsco Valley had net income of $1,077,000 for the year ended December 31, 1998 as compared to $1,548,000 for the year ended December 31, 1997. The decrease for fiscal 1998 was due to an increase in non-interest expenses of $3,282,000 offset by an increase of $461,000 and $2,035,000 in net interest and non-interest income, respectively.

    NET INTEREST INCOME. Patapsco Valley's net interest income increased by $461,000 to $8,053,000 in fiscal 1998 as compared to $7,592,000 in fiscal 1997.
The increase in Patapsco Valley's net interest income is primarily attributed to the growth in Patapsco Valley's loans held for sale. Patapsco Valley has experienced a large increase in residential loan originations in the mortgage banking subsidiary, Founders Mortgage Company. Although these loans are pre-sold prior to closing, the turn-around time until the loan is actually sold to a third party is approximately three to five weeks. During this time, Patapsco Valley is able to benefit from the interest income until the loan is sold. In order to fund these originations, Patapsco Valley has made use of Federal Home Loan Bank borrowings and deposit growth.

    Patapsco Valley's interest rate spread decreased to 4.69% in fiscal 1998 from 5.15% in fiscal 1997. Although Patapsco Valley has experienced a decline in the interest rate spread, it is well above industry averages.

    Patapsco Valley's net yield on interest earning assets decreased to 5.73% in fiscal 1998 compared to 6.21% in fiscal 1997. The decline was primarily due to the decrease in yields on interest earning assets to 8.38% in fiscal 1998 as compared to 8.64% in fiscal 1997. The decline was partially offset by an increase in the average balances of interest earning assets to $141,094,000 in fiscal 1998 from $123,008,000 in fiscal 1997.

    INTEREST INCOME. Patapsco Valley's total interest income increased by $1,214,000 to $11,802,000 in fiscal 1998 from $10,588,000 in fiscal 1997. The increase was primarily due to an increase in the average of interest earning assets of $18,086,000 to $141,094,000 in fiscal 1998 as compared to $123,008,000 in fiscal 1997. The increase was slightly offset by a decline in the overall yield to 8.38% in fiscal 1998 as compared to 8.64% in fiscal 1997.

    Interest income from loans increased by $464,000 to $9,300,000 in fiscal 1998 from $8,836,000 in fiscal 1997. The increase was primarily due to the increase of $7,197,000 in the average balance of loans to $98,816,000 in fiscal 1998 from $91,619,000 in fiscal 1997 and was partially offset by a 0.24% decline in the average yields to 9.43% in fiscal 1998 from 9.67% in fiscal 1997.

    Interest income from loans held for sale increased by $1,157,000 to $1,177,000 in fiscal 1998 from $20,000 in fiscal 1997. The increase was due to a full year of operation for the mortgage banking subsidiary, Founders Mortgage Company. Founders Mortgage Company began operations in December, 1997 and originated over 1,400 residential loans during fiscal 1998.

    Interest income on investment securities decreased by $306,000 to $752,000 in fiscal 1998 from $1,058,000 in 1997. The decrease was due to a decrease in the average balance of investments by $4,946,000 to $14,099,000 during fiscal 1998 from $19,045,000 in fiscal 1997. The decline in interest income was also attributed to a decrease in the average yield by 0.22% to 5.42% in fiscal 1998 from 5.64% in fiscal 1997. Patapsco Valley is planning to diversify its investment portfolio with varying maturities to attempt to maximize the earnings potential of the portfolio.

    Interest income on Federal funds sold decreased by $192,000 to $480,000 during fiscal 1998 from $672,000 in fiscal 1997. The decline was due in part to a decrease in the average balance by $3,257,000 to $8,755,000 in fiscal 1998 from $12,012,000 in fiscal 1997. The decrease was also attributed to a decrease in the average yield by 0.10% to 5.49% in fiscal 1998 from 5.59% in fiscal 1997.

    Interest income from other interest earning assets increased by $91,000 to $93,000 in fiscal 1998 from $2,000 in fiscal 1997. The increase was primarily due to the increase in the average balance of the Federal Home Loan Bank account by $1,807,000 to $1,851,000 in fiscal 1998 from $44,000 in fiscal 1997. The increase was slightly offset by a decline in the average yield by 0.27% to 5.04% in fiscal 1998 from 5.31% in fiscal 1997.

    INTEREST EXPENSE. Patapsco Valley's total interest expense increased by $753,000 to $3,749,000 in fiscal 1998 as compared to $2,996,000 in fiscal 1997.
The increase was due to an increase in the average balance of interest bearing liabilities by $15,839,000 to $101,588,000 in fiscal 1998 from $85,749,000 in fiscal 1997. The increase was also attributed to an increase in the average rate by 0.20% to 3.69% in fiscal 1998 from 3.49% in fiscal 1997.

    Interest on savings, NOW and money market deposit accounts increased by $66,000 to $1,585,000 in fiscal 1998 from $1,519,000 in fiscal 1997. The increase was due to the increase in the average balance by $3,723,000 to $60,861,000 in fiscal 1998 from $57,138,000 in fiscal 1997. The decrease in the average rate by 0.06% to 2.60% in fiscal 1998 from 2.66% in fiscal 1997 had only a slight effect on the increase in interest expense.

    Interest on other time deposits increased by $550,000 to $1,883,000 in fiscal 1998 from $1,333,000 in fiscal 1997. The increase in interest expense was attributed to an increase in the average balance by $9,197,000 to $34,738,000 in fiscal 1998 from $25,541,000 in fiscal 1997. The increase was also attributed to an increase in the average rate by 0.20% to 5.42% in fiscal 1998 from 5.22% in fiscal 1997. Patapsco Valley opened a branch at the end of 1997 and another one in the third quarter of 1998. Due to the new locations, Patapsco Valley conducted an aggressive marketing campaign, advertising Commercial and Farmers Bank and its various new deposit products. Both branches have exceeded projections in deposit growth and continue to attract new deposits. Another new branch opened in January, 1999 and Patapsco Valley expects deposit growth to continue.

    Interest on borrowings increased by $138,000 to $281,000 in fiscal 1998 from $143,000 in fiscal 1997. The increase was primarily due to an increase in the average balance by $2,920,000 to $5,990,000 in fiscal 1998 from $3,070,000 in fiscal 1997. The increase was also attributable to a small extent to the increase in the average rate by 0.03% to 4.69% in fiscal 1998 from 4.66% in fiscal 1997. The increase in the average balance was due to Patapsco Valley borrowing from the Federal Home Loan Bank to fund the rapid loan origination growth experienced in Founders Mortgage Company.

    PROVISION FOR LOAN LOSSES. No provision for loan losses was charged to expense for fiscal years 1998 and 1997. Patapsco Valley has seen a recent increase in real estate loans past due 90 days and non-accrual. Management believes that these real estate loans are subject to little risk of loss based on collateral values. However, management cannot be certain that collateral values will be maintained. In addition, Patapsco Valley experienced net charge-offs of $191,000 in fiscal 1998 as compared to net recoveries of $52,000, and $784,000 for fiscal year ended 1997. While management believes that, based on information currently available, Commercial and Farmers Bank's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that Commercial and Farmers Bank's level of allowance for loan losses will be sufficient to cover future loan losses incurred by Commercial and Farmers Bank or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions at the time management determined the current level of the allowance for loan losses.

    Commercial and Farmers Bank's allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at the amount management considers adequate to cover estimated losses in loans receivable that are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience, diversification and size of the portfolio, adequacy of the collateral, the amount of non-performing loans and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Commercial and Farmers Bank's allowance for loan losses. Such agencies may require Commercial and Farmers Bank to make additional provision for estimated loan losses based upon judgments different from those of management.

    NON-INTEREST INCOME. Total non-interest income increased by $2,035,000 to $3,037,000 in fiscal 1998 from $1,002,000 in fiscal 1997. The increase was attributed to a $1,870,000 increase in mortgage banking fees and gains. In addition, Patapsco Valley experienced an increase in service charges on deposit accounts. These increases follow an increased level of fees collected for checks drawn against insufficient funds, because of increases in deposit accounts and due to the introduction of new checking account programs that have monthly fees. With the continued anticipated expansion of Commercial and Farmers Bank's branch network and of Founders Mortgage Company, management expects to see increased levels of non-interest income.

    NON-INTEREST EXPENSE. Total non-interest expense increased by $3,282,000 to $9,460,000 in fiscal 1998 from $6,178,000 in fiscal 1997.

    A significant portion of the increase in non-interest expense is related to increases in salaries and related benefits by $2,193,000 to $5,423,000 in fiscal 1998 from $3,230,000 in fiscal 1997. Patapsco Valley has added a significant number of employees to the payroll as a result of the expansion in Commercial and Farmers Bank, Founders Mortgage Company and Central Maryland Service Corporation. Salaries and benefits also include cost of living increases and benefit cost increases. Employee expenses continue to increase to reflect full year salaries for the employees added in 1997 and as Patapsco Valley continued to expand.

    Occupancy and furniture and equipment expense increased by $578,000 to $1,637,000 in fiscal 1998 from $1,059,000 in fiscal 1997. The increases are due to Patapsco Valley expanding its facilities, making improvements to existing facilities and upgrading equipment. Absent unforeseen circumstances, these increases are expected to continue as new branches are opened and a full year of depreciation costs and equipment service contracts are realized. With more facilities and equipment, Patapsco Valley will also require more maintenance and the additional investment will be depreciated over the estimated useful life of the asset.

    Other expenses increased by $510,000 to $2,400,000 in fiscal 1998 from $1,890,000 in fiscal 1997. These areas of increased expense include costs associated with the promotion and establishment of Founders Mortgage Company and the new branches. In addition, Patapsco Valley had adopted a full-scale marketing program to compete effectively for deposits and loans, including direct mail, cable television commercials, newspaper advertising and product promotion.

    PROVISION FOR INCOME TAXES. For 1998, the effective tax rate for Patapsco Valley decreased to 33.95% from 35.95% in 1997. This reduction in the effective tax rate in 1997 was partially the result of an Affordable Housing tax benefit. Commercial and Farmers Bank is a limited partner in a partnership that builds and owns affordable housing projects. Commercial and Farmers Bank receives tax credits and loss deductions resulting from depreciation of the housing projects.
Note 15 of the audited Consolidated Financial Statements includes a reconciliation of the Federal tax expense computed using the Federal Statutory rate of 34% and provides additional detail.

    LIQUIDITY MANAGEMENT

    Liquidity describes the ability of Patapsco Valley to meet financial obligations that arise out of the ordinary course of business. Liquidity is primarily needed to meet borrower and depositor withdrawal requirements and to fund current and planned expenditures. Patapsco Valley maintains its asset liquidity position internally through short-term investments, the maturity distribution of the investment portfolio, loan repayments, proceeds from the sale of loans held for sale and income from earning assets. A primary source of cash is from the proceeds from the sale of loans held for sale. In addition, Patapsco Valley relies on the proceeds from maturity of securities available for sale and the investment portfolio contains readily marketable securities that could be converted to cash. On the liability side of the balance sheet, liquidity is affected by the timing of maturing liabilities and the ability to generate new deposits or borrowings as needed. Patapsco Valley may borrow up to $32,300,000 under secured lines of credit with the Federal Home Loan Bank of Atlanta and has available lines of credit of $2,500,000 in overnight federal funds and $1,000,000 in short-term credit from other correspondent banks. The increase in loans held for sale of $18,178,000 or 328.06% from December 31, 1997 to December 31, 1998 was primarily funded by an increase in deposits of $27,572,000 or 23.07%. Patapsco Valley believes that it has adequate liquidity sources to meet all anticipated liquidity needs over the next twelve months. While management plans to continue to rely on the secured lines of credit from the Federal Home Loan Bank of Atlanta, management knows of no trend or event which will have a material impact on Patapsco Valley's ability to maintain liquidity at satisfactory levels.

    CAPITAL RESOURCES AND ADEQUACY

    One measure of capital adequacy is the leverage ratio, which is calculated by dividing average total assets for the most recent quarter into Tier 1 capital. The regulatory minimum for this ratio is 4.0%, with 6.0% being the regulatory minimum to be classified well-capitalized. The leverage capital ratio for Commercial and Farmers Bank as of December 31, 1998 was 10.3%.

    Another measure of capital adequacy is the risk-based capital ratio, or the ratio of total capital to risk adjusted assets. Total capital is composed of both core capital (Tier 1) and supplemental capital (Tier 2), including a limited amount of the allowance for credit losses. In calculating risk-weighted assets, specific risk percentages are applied to each category of asset and to off balance sheet items such as letters of credit. Regulators require a minimum risk-based capital ratio of 8%. As of December 31, 1998, the total risk-based capital ratio of Commercial and Farmers Bank was 13.8%. According to FDIC capital guidelines, Commercial and Farmers Bank is considered to be "well capitalized."

    Commercial and Farmers Bank opened a new branch in September, 1998 and in January, 1999 and Founders Mortgage Company is planning to continue to expand. The funding sources for these projects are primarily cash, Federal funds and maturities of investment securities. Management knows of no other trend or event that will have a material impact on capital.

    STATISTICAL INFORMATION

    The following supplementary information required under Guide 3 for the respective periods and at the respective dates is set forth on the pages indicated below. The information should be read in conjunction with the related Consolidated Financial Statements and Notes thereto for the year ended
December 31, 1998.

    Table 8, Non-Accrual, Past Due, and Restructured Loans, sets forth information regarding non-accrual loans, foreclosed real estate and certain other repossessed assets and loans. As of the dates indicated, management has not classified any loan as "troubled debt restructurings" as defined in SFAS no. 15.

    TABLE 8--NON-ACCRUAL, PAST DUE AND RESTRUCTURED LOANS

                                                                        DECEMBER 31,
                                                             ----------------------------------
                                                                1998         1997        1996
                                                             ----------   ----------   --------
Loans accounted for on non-accrual basis:
Real estate................................................  $  766,514   $  448,513   $274,903
Lease financing............................................      12,644       45,683     13,751
Commercial.................................................     567,117      682,504     78,925
Consumer...................................................       1,423       20,531      9,480
                                                             ----------   ----------   --------
    TOTAL NON-ACCRUAL LOANS................................   1,347,698    1,197,231    377,059
Accruing loans which are past due
Real estate................................................     145,308           --         --
Lease financing............................................       5,085           --     47,766
Commercial.................................................     224,760       50,000         --
Consumer...................................................       4,898       27,752        202
                                                             ----------   ----------   --------
    Total accruing loans which are past due................     380,051       77,752     47,968
Total non-performing loans.................................  $1,727,749   $1,274,983   $425,027
                                                             ==========   ==========   ========
Total non-performing loans to loans receivable.............        1.73%        1.29%      0.50%
Allowance for loan losses to total non-performing Loans....       82.42%      126.67%    367.77%
Total non-performing loans to total assets.................        1.02%        0.91%      0.32%

    TABLE 9--SUMMARY OF LOAN LOSS EXPERIENCE

                                                                       DECEMBER 31,
                                                           ------------------------------------
                                                              1998         1997         1996
                                                           ----------   ----------   ----------
Beginning Balance........................................  $1,615,008   $1,562,853   $  778,612
Loans charged-off:
  Real Estate
    Residential real estate..............................          --           --       11,692
    Commercial real estate...............................          --       29,818           --
    Construction and land development....................          --           --           --
Lease financing..........................................      57,510           --       12,386
Commercial...............................................     201,452       51,749      382,189
Consumer.................................................      83,464       48,237       30,783
                                                           ----------   ----------   ----------
                                                              342,426      129,804      437,050
Recoveries:
  Real Estate
    Residential real estate..............................          --           --           --
    Commercial real estate...............................          --        9,637        8,000
    Construction and land development....................          --           --           --
Lease financing..........................................      12,016        1,202           --
Commercial...............................................     119,302      143,197    1,178,248
Consumer.................................................      20,147       27,923       35,043
                                                           ----------   ----------   ----------
                                                              151,465      181,959    1,221,291
Net charge-offs(recoveries)..............................     190,961      (52,155)    (784,241)
Provision for loan losses................................           0            0            0
                                                           ----------   ----------   ----------
Ending balance...........................................  $1,424,047   $1,615,008   $1,562,853
                                                           ==========   ==========   ==========
Allowance for loan losses as a % of total loans
  outstanding............................................        1.44%        1.67%        1.86%
Net loans charged-off as a % average loans Outstanding...        0.19%       (0.06)%      (1.00)%

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    FINANCIAL CONDITION

    ASSETS. Total assets increased by $6,329,000 or 4.73% to $140,229,000 at December 31, 1997 as compared to $133,900,000 at December 31, 1996. The increase for fiscal 1997 as compared to fiscal 1996 was primarily due to increases in Federal Funds sold of $2,337,000, loans held for sale of $5,541,000, and loans receivable of $12,954,000. These increases were offset by a decline in securities available for sale of $13,396,000.

    LOANS. Loans receivable as shown in Table 3 increased by $12,955,000 or 15.45% to $96,796,000 in 1997 as compared to $83,841,000 at December 31, 1996.
The increase in fiscal 1997 compared to fiscal 1996 was the result of an increase in all loan types except residential real estate and consumer loans, which declined by $1,140,000.

    SECURITIES AVAILABLE FOR SALE. Securities available for sale as shown in Table 5 decreased by $13,396,000 or 46.91% to $15,160,000 at December 31, 1997
as compared to $28,556,000 at December 31, 1996. The decrease in 1997 was primarily due to the need for additional resources to fund the increase in loan originations during the year.

    DEPOSITS. Total deposits as shown in Table 6 increased by $4,907,000 or 4.28% to $119,495,000 at December 31, 1997 as compared to $114,588,000 at
December 31, 1996. The increase in 1997 was attributable to deposit growth in all branches and by Commercial and Farmers Bank opening a new branch at the end of 1997.

    BORROWINGS. Borrowings decreased as shown in Table 7 by $376,000 or 11.62% to $2,861,000, at December 31, 1997 compared to $3,237,000 at December 31, 1996.
The decrease in 1997 was due to the fluctuation in securities sold under repurchase agreements. Commercial and Farmers Bank sells the securities as a form of cash management service to commercial account customers.

    RESULTS OF OPERATIONS

    GENERAL. Patapsco Valley net income for the year ended December 31, 1997 was $1,548,000 as compared to $1,502,000 for the year ended December 31, 1996. The increase for fiscal 1997, as compared to fiscal 1996 was the result of an increase of $1,234,000 in net interest and non-interest income. This increase was offset by an increase of $1,181,000 in non-interest expenses.

    NET INTEREST INCOME. Patapsco Valley's net interest income in fiscal 1997 increased by $983,000 to $7,592,000 in fiscal 1997 as compared to $6,609,000 in fiscal 1996. For fiscal 1997, the interest rate spread increased to 5.15% from 4.52% in fiscal 1996 due to an increase in the overall yields in interest earning assets.

    Patapsco Valley's net yield on interest earning assets increased to 6.21% in fiscal 1997 as compared to 5.55% in fiscal 1996. The increase was due to the increase in the yields earned on interest earning assets to 8.64% in fiscal 1997 as compared to 8.18%, in fiscal 1996.

    INTEREST INCOME. Patapsco Valley's total interest income increased by $834,000 to $10,588,000 in fiscal 1997 from $9,754,000 in fiscal 1996. The average balance on interest earning assets increased to $123,008,000 in fiscal 1997 from $119,676,000 in fiscal 1996. The increase was also a result of an increase in the overall yield to 8.64% in fiscal 1997 as compared to 8.18% in fiscal 1996.

    Interest income from loans increased by $1,314,000 to $8,836,000 in fiscal 1997 from $7,521,000 in fiscal 1996. The increase was due to increases of both the average balances to $91,619,000 and the yield of 9.67% in fiscal 1997 from $78,760,000 and 9.57% in fiscal 1996.

    Interest income on investment securities decreased by $490,000 to $1,058,000 in fiscal 1997 from $1,548,000 in fiscal 1996. The decrease was due to a decline in the average balances by $9,231,000 to $19,045,000 in fiscal 1997 from $28,276,000 in fiscal 1996. The decrease was partially offset by an increase in the average yields by 0.11% to 5.64% in fiscal 1997 from 5.53% in fiscal 1996.

    Interest income on Federal funds sold decreased by $9,000 to $672,000 in fiscal 1997 from $681,000 in fiscal 1996. The decline in interest income for fiscal 1997 as compared to fiscal 1996 is not significant.

    Interest income from other interest earning assets in fiscal 1997 as compared to fiscal 1996 did not change significantly.

    INTEREST EXPENSE. Patapsco Valley's total interest expense decreased by $149,000 to $2,996,000 in fiscal 1997 from $3,145,000 in fiscal 1996. The decrease for fiscal 1997 was attributed to a decline in the average balance by $166,000 to $85,749,000 in fiscal 1997 from $85,915,000 in fiscal 1996 and a decrease in the average rates by 0.17% to 3.49% in fiscal 1997 from 3.66% in fiscal 1996.

    Interest on savings, NOW and money market deposit accounts declined by $103,000 to $1,519,000 in fiscal 1997 from $1,622,000 in fiscal 1996. The decline was due to a decrease in the average balance by $188,000 to $57,138,000 in fiscal 1997 from $57,326,000 in fiscal 1996. The decrease in interest expense was also attributable to the decrease in the average rate by 0.16% to 2.66% in fiscal 1997 from 2.83% in fiscal 1996.

    Interest on other time deposits decreased by $75,000 to $1,333,000 in fiscal 1997 from $1,408,000 during fiscal 1996. This decline was due to a decrease in the average balance by $483,000 to $25,541,000 in fiscal 1997 from $26,024,000 in fiscal 1996 and a decrease in the average rate by 0.19% to 5.22% in fiscal 1997 from 5.41% during fiscal 1996.

    Interest on borrowings in fiscal 1997 increased by $28,000 to $143,000 in fiscal 1997 from $115,000 in fiscal 1996. This increase was due to an increase in the average balance of $505,000 to $3,070,000 in fiscal 1997 from $2,565,000 in fiscal 1996 and an increase in the average rate of 0.18% to 4.66% in fiscal 1997 from 4.48% in fiscal 1996.

    ALLOWANCE FOR LOAN LOSSES. For year ended December 31, 1997, Commercial and Farmers Bank recorded net recoveries of $52,155 and net recoveries for 1996 were $784,241. No provision for loan losses was charged to expense in 1997 or 1996. While Commercial and Farmers Bank's management believes that Commercial and Farmers Bank's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that Commercial and Farmers Bank's level of allowance for loan losses will be sufficient to cover future loan losses incurred by Commercial and Farmers Bank or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions at the time management determined the current level of the allowance for loan losses.

    Commercial and Farmers Bank's allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at the amount management considers adequate to cover estimated losses in loans receivable that are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience, diversification and size of the portfolio, adequacy of the collateral, the amount of non-performing loans and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Commercial and Farmers Bank's allowance for loan losses. Such agencies may require Commercial and Farmers Bank to make additional provision for estimated loan losses based upon judgments different from those of management. The allowance for loan losses was $1.6 million as of December 31, 1997 and 1996, which represented 1.64% and 1.86% of gross loans (exclusive of loans held for sale) respectively.

    Patapsco Valley has seen a rise in principal balances of loans past due
90 days or more and non-accrual loans as seen in Table 8. Included in these loans are one commercial and one mortgage totaling $856,430 which management believes are subject to little risk of loss based on collateral values, although management cannot be certain that collateral values will be maintained.

    NON-INTEREST INCOME. Total non-interest income increased by $250,000 to $1,002,000 in fiscal 1997 from $752,000 in fiscal 1996. The increase was primarily due to an increase in service fees on deposit accounts.

    NON-INTEREST EXPENSE. Total non-interest expense increased by $1,181,000 to $6,178,000 in fiscal 1997 from $4,997,000 in fiscal 1996. Salaries and related benefits increased by $536,000 to $3,230,000 in fiscal 1997 from $2,694,000 in fiscal 1996. Occupancy and furniture and equipment increased by $205,000 to $1,059,000 in fiscal 1997 from $854,000 in fiscal 1996. The increases are due to Patapsco Valley expanding its facilities, making improvements to existing facilities and upgrading equipment. Other expenses also increased by $441,000 to $1,890,000 in fiscal 1997 from $1,449,000 in fiscal 1996. These areas of increased expense include costs associated with the promotion and establishment of Founders Mortgage Company and the new branches.

    PROVISION FOR INCOME TAXES. For 1997, the effective tax rate for Patapsco Valley decreased to 35.95% from 36.44% in 1996. This reduction in the effective tax rate in 1997 was primarily the result of an affordable housing tax benefit. Commercial and Farmers Bank is a limited partner in a partnership that builds and owns affordable housing projects. Commercial and Farmers Bank receives tax credits and loss deductions resulting from depreciation of the housing projects. Note 15 of the audited consolidated financial statements includes a reconciliation of the federal tax expense computed using the federal statutory rate of 34% and provides additional detail. Patapsco Valley noted a decrease in state income taxes beginning in 1996 as the Maryland legislature exempted a portion of the interest from securities issued by the United States Treasury, bank-qualified Maryland municipals, and some United States Government agencies. This change in state income taxes has not had a material impact on liquidity, financial condition or operations.

YEAR 2000 CONVERSION AND COMPLIANCE

    THIS IS A YEAR 2000 READINESS DISCLOSURE UNDER THE YEAR 2000 INFORMATION AND READINESS DISCLOSURE ACT OF 1998

    The Year 2000 problem is the result of computer programs being written and microcontrollers using two digits (rather than four) to define the applicable year. Any of Patapsco Valley's programs that have time--sensitive software or embedded technology may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations.

    Patapsco Valley currently believes that, with the completed modifications to existing information technology ("IT") and non-IT systems and converting to new IT and non-IT software or systems, the Year 2000 problem will not pose a significant operational problem for Patapsco Valley's computer systems. There can be no assurance that the systems of other companies or governments will be timely converted or that any such failure to convert by another company or government would not have a material adverse effect on Patapsco Valley. The Year 2000 issue could disrupt Patapsco Valley's normal business operations. The most likely worst case Year 2000 scenario foreseeable at this time includes the inability to systematically process various types of customer transactions. This could affect Patapsco Valley's ability to accept deposits or process withdrawals, originate new loans or accept loan payments. This could have a material adverse effect on Patapsco Valley. The contingency plan addresses alternative methods to enable Patapsco Valley to continue to offer basic services to Patapsco Valley's customers.

    Patapsco Valley developed a Year 2000 implementation and testing plan (the "Plan") in accordance with guidelines set forth by the Federal Financial Institutions Examination Council (the "FFIEC"). Patapsco Valley expects that its Year 2000 activities will continue during 1999 and that all phases of its Plan will be completed by the deadlines established by the FFIEC in its eight interagency statements concerning Year 2000. The Plan has five primary phases:

    AWARENESS--This phase is ongoing and is designed to inform Patapsco Valley's board of directors and management, employees, customers and vendors of the impact of the Year 2000 Issue. Patapsco Valley implemented by September 30, 1998, its customer awareness program that includes appropriate communications channels to effectively respond to customer inquiries. Customer awareness will be ongoing.

    ASSESSMENT--During this phase an inventory was conducted of all known Company processes that could reasonably be expected to be impacted by the Year 2000 problem. The review included information technology and communication systems such as personal computers, local area networks and servers, ATM modems, printers, copy machines, facsimile machines, telephones and the operating systems and software for these systems. It also included non-information technology systems, such as heating, air conditioning and vault controls, alarm systems, surveillance systems, time clocks, coin and currency counters, and postage meters. The assessment phase of the Plan was completed by September 30, 1997.

    RENOVATION AND/OR REPLACEMENT--This phase includes programming code enhancements, hardware and software upgrades, system replacements, vendor certification and any other changes necessary to make any hardware, software and other equipment Year 2000 compliant. Patapsco Valley is actively working with vendors and suppliers to determine that their operation, products and services are Year 2000 capable or to monitor their progress toward Year 2000 capability. Patapsco Valley has obtained written assurances of current Year 2000 compliance from 14% of its vendors and service providers which have long term written contracts with Patapsco Valley. Patapsco Valley has reviewed the products and services supplied by all of its material vendors and has been informed that these products and services either are or are expected to be Year 2000 compliant prior to January 1, 2000. Patapsco Valley was able to substantially complete the validation for the Year 2000 compliance of the products and services supplied by its material vendors by March 31, 1999. Any material vendors that are determined not to be Year 2000 compliant, Patapsco Valley will enter into new relationships with other vendors who have achieved Year 2000 readiness prior to January 1, 2000. The renovation phase of the Plan was largely completed by December 31, 1998, and was fully complete by June 30, 1999.

    VALIDATION AND TESTING--The next phase of the Plan is to complete a comprehensive testing of all known processes. Patapsco Valley has met the following key milestones:

        June 30, 1998--completion of written validation strategies and plans.

        September 1, 1998--commence validation of internal mission critical systems, including those programmed in-house and those purchased from software vendors.

        December 31, 1998--validation of internal mission-critical systems was substantially complete.

        March 31, 1999--validation of service providers for mission critical systems was substantially completed. External testing with material third parties was started.

        June 30, 1999--validation of mission-critical systems was completed and implementation was substantially completed.

    IMPLEMENTATION--This phase will occur when Year 2000 processing commences. On some applications Patapsco Valley is already entering dates greater than December 31, 1999 into its systems. In these situations no adverse events have been noted. The significant part of the implementation phase will occur after December 31, 1999.

    CONTINGENCY PLANS

    The Plan calls for the development of contingency plans for at-risk systems. Patapsco Valley has completed its business resumption contingency planning process by June 30, 1999. This effort will be made in conjunction with Patapsco Valley's disaster recovery initiatives. The Contingency Plans are being developed to provide continuity of business in the event some, or all, of the applications, hardware, or software is not year 2000 ready by the year 2000 or an unexpected failure occurs. The contingency plan identifies workarounds for processing business should a failure occur.

    CUSTOMER RISK

    Patapsco Valley's credit risk associated with borrowers may increase to the extent borrowers fail to adequately address Year 2000 issues. Patapsco Valley may be subject to increased liquidity risk to the extent of deposit withdrawals. It is not possible to quantify the potential impact of such risks or losses at this time and there is no assurance that the failure of customers to achieve Year 2000 compliance would not have a material adverse affect on Patapsco Valley.

    Patapsco Valley implemented a due diligence process which identifies, assesses, and establishes controls for Year 2000 risk posed by customers as funds takers, funds providers and capital market/asset management counter parties. The process included identifying material customers (commercial customers with outstanding credit over $100,000 (over 44% of Commercial and Farmers Bank's loan portfolio) or deposits over $1,000,000) evaluating their Year 2000 readiness; assessing their Year 2000 risk to Patapsco Valley; and implementing appropriate controls to manage and mitigate their Year 2000 related risk to Patapsco Valley.

    Patapsco Valley's method of assessing its material customers' Year 2000 preparedness included one or more of the following: mailing surveys, telephone calls and/or personal interviews with appropriate staff at the borrower's location. Each material customer's assessment was reviewed to determine the level of Year 2000 preparedness and the risk posed to Patapsco Valley. Based on this review, each customer will receive the appropriate type and level of reassessment using similar techniques. Each customer was reassessed either monthly, quarterly, or at least once prior to March 31, 1999, depending on the level of preparedness and level of risk posed to Patapsco Valley. Patapsco Valley expects to continue to reassess material customers throughout the rest of 1999, using similar techniques, to ensure the level of Year 2000 preparedness and risk posed to Patapsco Valley remains acceptable. As part of the continued monitoring process, another assessment of material customers was begun in May. The reassessment of 35% of these customers was completed by June 30,1999. Patapsco Valley expects to complete the reassessment by September and expects the risk posed to Patapsco Valley to remain acceptable.

    Patapsco Valley has completed its customer assessment. While Patapsco Valley believes that close to 90% of the customers reviewed require continued monitoring of their Year 2000 readiness, Patapsco Valley also believes that no customer presents a material risk to Patapsco Valley. Patapsco Valley also has changed its lending process to include in its evaluation of a borrower's risk an assessment of the borrower's Year 2000 preparedness. Customers and potential customers are required to sign a Year 2000 Disclosure & Acknowledgment agreement. This agreement states that the customer is aware of the Year 2000 issue, that the customer has a comprehensive business plan appropriate for the business to address all Year 2000 issues, and that the customer must provide Patapsco Valley with copies of its Year 2000 program and report on its progress upon request. In addition, a Year 2000 addendum has been added to all commercial loan agreements whereby the borrower agrees to become Year 2000 compliant, that the borrower has a Year 2000 business plan, that the borrower will inform Patapsco Valley about the borrower's Year 2000 status and that non-compliance with the borrower's Year 2000 plan shall be deemed non-compliance with the borrower's loan agreement.

    YEAR 2000 COSTS

    Patapsco Valley spent approximately $45,000 in the first half of 1999 on annual software maintenance agreements. These agreements include periodic software upgrades, which have or will ensure that the processing of dates up to and beyond the year 2000 is handled properly. For the six months ended June 30, 1999, Patapsco Valley did not incur additional expenses for upgrades, training and testing. Patapsco Valley's ongoing data processing and information technology budget has been sufficient to fund Patapsco Valley's Year 2000 costs, and Patapsco Valley expects that Year 2000 costs will continue to be covered by its ongoing data processing and information technology budget. Patapsco Valley plans to fund these budget items and costs from operations. Based on current analysis and projections, management believes that the cost to ensure compliance with the Plan will not have a material impact on Patapsco Valley's consolidated financial statements. While Patapsco Valley has incurred an opportunity cost for implementing the Plan, Patapsco Valley has not deferred any specific projects as a result of this implementation.

DESCRIPTION OF PROPERTIES

    Commercial and Farmers Bank owns properties and operates branches at the following locations. Other than as described below, there are no encumbrances on any of these properties or leases: 8137 Main Street, Ellicott City, MD (Historic Ellicott City Branch); 6130 Columbia Crossing Cir.,Columbia, MD (Columbia Crossing Branch); and 6245 Washington Blvd., Elkridge, MD (Elkridge Branch).

    Commercial and Farmers Bank, Founders Mortgage Company and Central Maryland Service operate under leases at the following properties:

                                                                                                  RENEWAL
CURRENT LOCATION                              SQUARE FEET   ANNUAL RENTAL   LEASE EXPIRATION       OPTION
----------------                              -----------   -------------   ----------------   --------------
COMMERCIAL AND FARMERS BANK                     10,706       Min. Ground      July, 2064             --
8593 Baltimore National Pike                                   Rent Only
Ellicott City, MD
(Main Office)

611 Frederick Road                               1,524           $36,164      Dec., 2000       One 5-yr. term
Catonsville, MD
(Catonsville Branch)

9501 Old Annapolis Road                          1,686           $65,212      Nov., 2001             --
Ellicott City, MD
(Dorsey Search Branch)

12800 Route 144                                  1,100           $14,700      July, 2001       One 5-yr. term
West Friendship, MD
(West Friendship Branch)

6430 Freetown Road                               2,400           $72,000      July, 2007             --
Columbia, MD
(Hickory Ridge Branch)

3290 Pine Orchard Lane                          10,200           $87,347      Aug., 1999       One 5-yr. term
Ellicott City, MD
(Operations Center)

FOUNDERS MORTGAGE COMPANY                        4,197           $64,550      May, 2001              --
8818 Centre Park Drive
Suite 100
Columbia, MD

211-B South Jefferson Street                     2,583           $27,192     March, 1999           1 year
Frederick, MD

139 North Main Street                            2,098           $35,666       Monthly               --
Suite 101
Bel Air, MD

120-B Cecil Avenue                                   *            $4,800     April, 1999          6 months
North East, MD

11 N. Carlisle Street                            1,762              $975       Monthly               --
Suite B1
Greencastle, Pa.

------------------------

*   Small "back-office" room.

LEGAL PROCEEDINGS

    There are no material pending legal proceedings other than ordinary routine litigation incidental to the business to which Patapsco Valley, Commercial and Farmers Bank, or their subsidiaries is a party or of which any of their properties is subject. There are also no material proceedings to which any director, officer or affiliate of Commercial and Farmers Bank, any person holding beneficially in excess of 5% of the Patapsco Valley's common stock, or any associate of any such director, officer, or securing holder is a party, or has a material interest adverse to Patapsco Valley or its subsidiaries.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF
                                PATAPSCO VALLEY

    The following table lists, as of October 1, 1999, (1) the stockholders known by Patapsco Valley to be the beneficial owners of more than five percent of outstanding Patapsco Valley common stock and (2) the names of the directors and executive officers of Patapsco Valley and their beneficial ownership of shares of Patapsco Valley common stock. Except as otherwise indicated and except for shares of Patapsco Valley common stock held by members of an individual's family or in trust, all Patapsco Valley common stock is held with sole dispositive and voting power. The term "beneficial ownership" includes common stock that may be acquired within 60 days upon the exercise of options, warrants and other rights. Shares are rounded to the nearest whole share. Because of rounding, the group total may not be equal to the total number of shares for each beneficial owner.

    Except as noted below, the address of each person listed below is the address of Patapsco Valley.

                                                               NUMBER OF SHARES     PERCENT OF CLASS
                                                              BENEFICIALLY OWNED   BENEFICIALLY OWNED
                                                              ------------------   ------------------
DIRECTORS AND EXECUTIVE OFFICERS
Ronald L. Eyre (1)..........................................           4,807               .34%
John F. Feezer, III (2).....................................          37,637              2.68%
Howard E. Harrison, III (3).................................          10,321               .74%
Kevin P. Huffman............................................           1,929               .14%
Eugene William Iager, Sr. (4)...............................          70,595              5.03%
Fred T. Lewis (5)...........................................          19,012              1.36%
Richard H. Pettingill (6)...................................           2,103               .15%
John S. Whiteside...........................................          39,954              2.85%
Total Directors.............................................         186,358             13.29%
All Directors and Executive Officers as a Group (12                  201,064             14.34%
  persons)..................................................

5% BENEFICIAL OWNERS
John F. Feezer, Jr. & Beulah Feezer.........................          87,247              6.22%

Carrollton Bancorp..........................................          74,832              5.34%
  344 North Charles Street, Suite 300
  Baltimore, MD 21201

------------------------

(1) Includes 4,000 shares that may be acquired pursuant to options granted to Mr. Eyre under the Director's Stock Option Plan.

(2) Includes 4,000 shares that may be acquired pursuant to options granted to Mr. Feezer under the Director's Stock Option Plan; 1,954 shares held as custodian for two children; 2,811 shares held through a corporation as Trustee to a Profit Sharing Plan; 19,326 shares held by a limited partnership; and 6,897 shares held through a corporation affiliated with Mr. Feezer.

(3) Includes 4,000 shares that may be acquired pursuant to options granted to Mr. Harrison under the Director's Stock Option Plan.

(4) Includes 4,000 shares that may be acquired pursuant to options granted to Mr. Iager under the Director's Stock Option Plan; and 23,560 shares held as custodian for his four children.

(5) Includes 4,000 shares that may be acquired pursuant to options granted to Dr. Lewis under the Director's Stock Option Plan.

(6) Includes 2,000 shares that may be acquired pursuant to options granted to Mr. Pettingill under the Director's Stock Option Plan.

                                 LEGAL MATTERS

    The validity of the shares of F&M Bancorp common stock that will be issued in the merger will be passed upon for F&M Bancorp by Gordon M. Cooley, General Counsel and Secretary of F&M Bancorp. As of the date of this proxy statement-prospectus, Mr. Cooley beneficially owned 12,292 shares of F&M Bancorp common stock and held options to purchase 7,782 shares of F&M Bancorp common stock that are vested and options to purchase 3,914 shares of F&M Bancorp common stock that are not vested.

                                    EXPERTS

    The consolidated financial statements of F&M Bancorp and its subsidiaries incorporated in this proxy statement-prospectus by reference to F&M Bancorp's Current Report on Form 8-K filed on October 4, 1999 and amended on November 1, 1999 have been so incorporated by reference in this document in reliance on the reports with respect to those financial statements of Arthur Andersen LLP and of Stegman & Company, independent auditors, as stated in their reports appearing in the proxy statement-prospectus and are included in reliance upon the report of those firms given on their authority as experts in accounting and auditing.

    The consolidated financial statements of Patapsco Valley and subsidiaries, as of December 31, 1998, 1997 and 1996 and for the years then ended, included in this proxy statement-prospectus, have been audited by Rowles & Company LLP, independent auditors, as stated in their audit report appearing in the proxy statement-prospectus and are included in reliance upon the report of Rowles & Company, LLP given on the authority of Rowles & Company, LLP as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

    Patapsco Valley's intention is to hold a 2000 Annual Meeting of Stockholders only if the merger is not closed. In the event of such a meeting, in order to be considered for inclusion in Patapsco Valley's proxy materials for the 2000 Annual Meeting of Stockholders, stockholder proposals must have been received at Patapsco Valley's principal executive offices no later than November 22, 1999.

                                 OTHER MATTERS

    As of the date of this proxy statement-prospectus, neither the F&M Bancorp board of directors nor the Patapsco Valley board of directors knows of any matters that will be presented for consideration at the Patapsco Valley special meeting other than as described in this proxy statement-prospectus. If any other matters do properly come before the Patapsco Valley special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by such proxy as to any of those other matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of management.

                      WHERE YOU CAN FIND MORE INFORMATION

    F&M Bancorp has filed with the SEC a registration statement under the Securities Act that registers the distribution to Patapsco Valley stockholders of the shares of F&M Bancorp common stock to be issued as a result of the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about F&M Bancorp and F&M Bancorp common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement-prospectus.

    In addition, F&M Bancorp and Patapsco Valley file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

    Public Reference Room       North East Regional Office       Midwest Regional Office
   450 Fifth Street, N.W.          7 World Trade Center          500 West Madison Street
          Room 1024                     Suite 1300                     Suite 1400
   Washington, D.C. 20549        New York, New York 10048     Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

    The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like F&M Bancorp and Patapsco Valley, who file electronically with the SEC. The address of that site is HTTP://WWW.SEC.GOV.

    The SEC allows F&M Bancorp to "incorporate by reference" information into this proxy statement-prospectus. This means that F&M Bancorp can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement-prospectus, except for any information that is superseded by information that is included directly in this document.

    This proxy statement-prospectus incorporates by reference the documents listed below that F&M Bancorp had previously filed with the SEC. They contain important information about F&M Bancorp and its financial condition.

F&M BANCORP SEC FILINGS                                           PERIOD
-----------------------                        ---------------------------------------------

Annual Report on Form 10-K...................  Year ended December 31, 1998, as filed on
                                               March 25, 1999

Quarterly Report on Form 10-Q................  Quarter ended March 31, 1999, as filed on
                                               May 17, 1999 (as amended on May 18, 1999)

Quarterly Report on Form 10-Q................  Quarter ended June 30, 1999, as filed on
                                               August 16, 1999

Current Reports on Form 8-K..................  Filed on:  I. September 8, 1999 (as amended on September 22, 1999 and October 25, 1999)
                                               II. October 4, 1999 (as amended
                                               on November 1, 1999)

The portions of F&M Bancorp's proxy statement for the annual meeting of stockholders held on April 20, 1999 that have been incorporated by reference in the 1998 F&M Bancorp
Form 10-K

The description of F&M Bancorp common stock set forth in F&M Bancorp's registration statements filed by F&M Bancorp pursuant to
Section 12 of the Exchange Act including any amendment or report filed for purposes of updating any such description.

    F&M Bancorp incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement-prospectus and the date of the Patapsco Valley special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    F&M Bancorp has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to F&M Bancorp, as well as all pro forma financial information, and Patapsco Valley has supplied all relevant information relating to Patapsco Valley.

    You can obtain any of the documents incorporated by reference in this document through F&M Bancorp or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from F&M Bancorp without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement-prospectus. You can obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from F&M Bancorp at the following address:

                                  F&M BANCORP
                            110 Thomas Johnson Drive
                           Frederick, Maryland 21702
                     Attention: Gordon M. Cooley, Secretary
                                 (301) 694-4171

    If you would like to request documents, please do so by December 4, 1999 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

    We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement-prospectus or in any of the materials that we have incorporated into this proxy statement-prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

    This proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of F&M Bancorp and Patapsco Valley, including,

    - statements relating to the cost savings and accretion to reported earnings estimated to result from the merger,

    - statements relating to revenues of the combined company after the merger,

    - statements relating to the restructuring charges estimated to be incurred in connection with the merger, and

    - statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

    These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

    - expected cost savings from the merger may not be fully realized or may not be realized within the expected time frame,

    - revenues following the merger may be lower than expected,

    - competitive pressures among financial services companies may increase significantly,

    - costs or difficulties related to the integration of the businesses of F&M Bancorp and Patapsco Valley may be greater than expected,

    - changes in the interest rate environment may reduce interest margins,

    - general economic conditions, whether internationally, nationally or in the states and local market areas in which F&M Bancorp and/or Patapsco Valley are doing business, may be less favorable than expected,

    - legislative or regulatory changes may adversely affect the business in which F&M Bancorp or Patapsco Valley is engaged,

    - technological changes, including year 2000 data systems compliance issues, may be more difficult or expensive than anticipated, and

    - changes may occur in the securities markets.

    See "Where You Can Find More Information."

                          PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The following pro forma financial statements set forth certain selected condensed financial information for F&M Bancorp and Patapsco Valley on an unaudited combined basis giving effect to the merger, as if such transaction had become effective as of January 1, 1996. The pro forma information assumes that the merger is accounted for using the pooling of interests method of accounting (See "The Merger--Anticipated Accounting Treatment").

    The pro forma condensed combined financial statements do not give effect to the anticipated cost savings and revenue enhancement opportunities that could result from the merger, and do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results that would have occurred had the transaction been consummated on January 1, 1996. F&M Bancorp expects to incur a non-recurring merger and restructuring charge. The amount of this charge is not yet finalized but it is estimated at $5.0 million, on a pre-tax basis, which will be recognized upon completion of the transaction.

                 F&M BANCORP--PATAPSCO VALLEY BANCSHARES, INC.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                                  (UNAUDITED)

                                 JUNE 30, 1999

                             (DOLLARS IN THOUSANDS)

                                                                             PRO FORMA       F&M
                                                   F&M BANCORP   PATAPSCO   ADJUSTMENTS   PRO FORMA
                                                   -----------   --------   -----------   ---------
ASSETS
Cash and due from Banks..........................      42,744      8,307                     51,051
Federal funds sold...............................      33,405      6,390                     39,795
                                                   ----------    -------      -------     ---------
  Total cash and cash equivalents................      76,149     14,697           --        90,846
Loans held for sale..............................       1,095     16,739                     17,834
Investment securities
  Held-to-maturity...............................     104,680         --                    104,680
  Available-for-sale, at fair value..............     322,412     35,084                    357,496
                                                   ----------    -------      -------     ---------
    Total investment securities..................     427,092     35,084           --       462,176
Loans, net of unearned income....................     897,857    100,459                    998,316
Less: Allowance for credit losses................     (12,457)    (1,401)                   (13,858)
                                                   ----------    -------      -------     ---------
  Net loans......................................     885,400     99,058           --       984,458
Bank premises and equipment, net.................      31,015      4,927                     35,942
Other assets.....................................      42,822      3,130                     45,952
                                                   ----------    -------      -------     ---------
Total assets.....................................   1,463,573    173,635           --     1,637,208
                                                   ==========    =======      =======     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits
  Noninterest bearing............................     141,605     35,990                    177,595
  Interest-bearing...............................   1,018,539    113,046                  1,131,585
                                                   ----------    -------      -------     ---------
    Total deposits...............................   1,160,144    149,036           --     1,309,180
Federal funds purchased & securities sold under
  agreements to repurchase.......................      57,869      5,591                     63,460
Other short-term borrowings......................       1,971         --                      1,971
Advance from the Federal Home Loan Bank of
  Atlanta........................................      98,764         --                     98,764
Accrued interest and other liabilities...........      14,164      2,338                     16,502
                                                   ----------    -------      -------     ---------
  Total liabilities..............................   1,332,912    156,965           --     1,489,877
Shareholders' Equity
Common Stock.....................................      44,545         14        8,365 (1)    52,924
Surplus..........................................      62,334     11,977       (8,365)(1)    65,946
Retained earnings................................      28,717      4,809                     33,526
Net unrealized loss on securities available for
  sale...........................................      (4,935)      (130)                    (5,065)
                                                   ----------    -------      -------     ---------
Total shareholders' equity.......................     130,661     16,670           --       147,331
                                                   ----------    -------      -------     ---------
Total liabilities and shareholders' equity.......   1,463,573    173,635           --     1,637,208
                                                   ==========    =======      =======     =========

                 F&M BANCORP--PATAPSCO VALLEY BANCSHARES, INC.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                  (UNAUDITED)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              PRO FORMA        F&M
                                                 F&M BANCORP     PATAPSCO    ADJUSTMENTS    PRO FORMA
                                                 ------------   ----------   -----------   -----------
Interest income:
  Interest and fees on loans...................   $   38,717    $    5,190                 $    43,907
  Interest and dividends on investment
    securities:................................                                                     --
    Taxable....................................        7,754           319                       8,073
    Tax-exempt.................................        2,144            25                       2,169
  Interest on deposits with banks..............          283            30                         313
  Interest on federal funds sold...............          460           202                         662
                                                  ----------    ----------    --------     -----------
    Total interest income......................       49,358         5,766          --          55,124
Interest expense:
  Interest on deposits.........................       18,999         1,609                      20,608
  Interest on federal funds purchased and
    securities sold under agreements to
    repurchase.................................        1,109           166                       1,275
  Interest on advances from the FHLB of
    Atlanta....................................        2,734            --                       2,734
  Interest on other borrowings.................           96            --                          96
                                                  ----------    ----------    --------     -----------
    Total interest expense.....................       22,938         1,775          --          24,713
                                                  ----------    ----------    --------     -----------
Net interest income............................       26,420         3,991          --          30,411
Provision for credit losses....................        1,156                                     1,156
                                                  ----------    ----------    --------     -----------
Net interest income after provision for credit
  losses.......................................       25,264         3,991          --          29,255
Noninterest income:
  Trust income.................................        1,377            --                       1,377
  Service charges on deposit accounts..........        3,027           393                       3,420
  Insurance Income.............................        3,108            --                       3,108
  Net gains on sales of loans..................        1,160         1,013                       2,173
  Net gains (losses) on sales of securities....          738            --                         738
  Net gains on sales of property...............           --            --                          --
  Other operating income.......................        2,839           128                       2,967
                                                  ----------    ----------    --------     -----------
    Total noninterest income...................       12,249         1,534          --          13,783
Noninterest expense:
  Salaries.....................................       11,806         2,085                      13,891
  Pension and other employee benefits..........        2,916           468                       3,384
  Merger related...............................           --            --                          --
  Occupancy and equipment expense..............        4,056           803                       4,859
  Other operating expense......................        7,302         1,007                       8,309
                                                  ----------    ----------    --------     -----------
    Total noninterest expense..................       26,080         4,363          --          30,443
                                                  ----------    ----------    --------     -----------
Income before provision for income taxes.......       11,433         1,162          --          12,595
Provision for income taxes.....................        3,174           421                       3,595
                                                  ----------    ----------    --------     -----------
Net income.....................................   $    8,259    $      741    $     --     $     9,000
                                                  ==========    ==========    ========     ===========
Earnings per Common Share--Basic:
  Net income...................................   $     0.89    $     0.55                 $      0.82
Weighted average number of shares..............    9,242,353     1,346,721     329,090(2)   10,918,164
Earnings per Common Share--Diluted:
  Net income...................................   $     0.88    $     0.55                 $      0.82
Weighted average number of shares..............    9,356,427     1,346,721     329,090(2)   11,032,238

                 F&M BANCORP--PATAPSCO VALLEY BANCSHARES, INC.

                PROFORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                  (UNAUDITED)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                          (IN THOUSANDS, AS PER SHARE)

                                                                             PRO FORMA        F&M
                                                 F&M BANCORP    PATAPSCO    ADJUSTMENTS    PRO FORMA
                                                 -----------   ----------   -----------   -----------
Interest income:
  Interest and fees on loans...................  $   37,172    $    5,004                 $    42,176
  Interest and dividends on investment
    securities:................................                                                    --
    Taxable....................................       8,803           488                       9,291
    Tax-exempt.................................       2,938             5                       2,943
  Interest on deposits with banks..............         581           106                         687
  Interest on federal funds sold...............         193           466                         659
                                                 ----------    ----------     --------    -----------
    Total interest income......................      49,687         6,069           --         55,756
Interest expense:
  Interest on deposits.........................      19,550         1,907                      21,457
  Interest on federal funds purchased and
    securities sold under agreements to
    repurchase.................................       1,121            --                       1,121
  Interest on advances from the FHLB of
    Atlanta....................................       2,693            --                       2,693
  Interest on other borrowings.................          29            97                         126
                                                 ----------    ----------     --------    -----------
    Total interest expense.....................      23,393         2,004           --         25,397
                                                 ----------    ----------     --------    -----------
Net interest income............................      26,294         4,065           --         30,359
Provision for credit losses....................         850            --                         850
                                                 ----------    ----------     --------    -----------
Net interest income after provision for credit
  losses.......................................      25,444         4,065           --         29,509
Noninterest income:
  Trust income.................................       1,510            --                       1,510
  Service charges on deposit accounts..........       2,964           432                       3,396
  Insurance income.............................       3,388           147                       3,535
  Net gains on sales of loans..................         353           870                       1,223
  Net gains (losses) on sales of securities....          (1)           --                          (1)
  Other operating income.......................       2,641           125                       2,766
                                                 ----------    ----------     --------    -----------
    Total noninterest income...................      10,855         1,574           --         12,429
Noninterest expense:
  Salaries.....................................      11,047         2,516                      13,563
  Pension and other employee benefits..........       2,435           548                       2,983
  Occupancy and equipment expense..............       3,754           875                       4,629
  Other operating expense......................       7,741         1,362                       9,103
                                                 ----------    ----------     --------    -----------
    Total noninterest expense..................      24,977         5,301           --         30,278
                                                 ----------    ----------     --------    -----------
Income before provision for income taxes.......      11,322           338           --         11,660
Provision for income taxes.....................       3,030           107                       3,137
                                                 ----------    ----------     --------    -----------
Net income.....................................  $    8,292    $      231     $     --    $ 8,523,000
                                                 ==========    ==========     ========    ===========
Earnings per Common Share--Basic:
  Net income...................................  $     0.89    $     0.17                 $      0.77
Weighted average number of shares..............   9,331,642     1,362,475      313,336(2)  11,007,453
Earnings per Common Share--Diluted:
  Net income...................................  $     0.88    $     0.77                 $      0.77
Weighted average number of shares..............   9,391,188     1,369,775      306,036(2)  11,066,999

                 F&M BANCORP--PATAPSCO VALLEY BANCSHARES, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          PRO FORMA        F&M
                                              F&M BANCORP    PATAPSCO    ADJUSTMENTS    PRO FORMA
                                              -----------   ----------   -----------   -----------
Interest income:
  Interest and fees on loans................  $   76,894    $   10,477                 $    87,371
  Interest and dividends on investment
    securities:.............................                                                    --
    Taxable.................................      15,772           641                      16,413
    Tax-exempt..............................       4,645            43                       4,688
  Interest on deposits with banks...........       1,292           161                       1,453
  Interest on federal funds sold............         615           480                       1,095
                                              ----------    ----------     --------    -----------
    Total interest income...................      99,218        11,802           --        111,020
Interest expense:
  Interest on deposits......................      38,799         3,468                      42,267
  Interest on federal funds purchased and
    securities sold under agreements to
    repurchase..............................       2,399            --                       2,399
  Interest on advances from the FHLB of
    Atlanta.................................       5,529            --                       5,529
  Interest on other borrowings..............         151           281                         432
                                              ----------    ----------     --------    -----------
    Total interest expense..................      46,878         3,749           --         50,627
                                              ----------    ----------     --------    -----------
Net interest income.........................      52,340         8,053           --         60,393
Provision for credit losses.................       3,056                                     3,056
                                              ----------    ----------     --------    -----------
Net interest income after provision for
  credit losses.............................      49,284         8,053           --         57,337
Noninterest income:
  Trust income..............................       2,671            --                       2,671
  Service charges on deposit accounts.......       6,007           803                       6,810
  Insurance Income..........................       5,793            --                       5,793
  Net gains on sales of loans...............       1,968         1,962                       3,930
  Net gains (losses) on sales of
    securities..............................       1,104            --                       1,104
  Other operating income....................       5,709           272                       5,981
                                              ----------    ----------     --------    -----------
    Total noninterest income................      23,252         3,037           --         26,289
Noninterest expense:
  Salaries..................................      23,541         4,511                      28,052
  Pension and other employee benefits.......       5,344           912                       6.256
  Occupancy and equipment expense...........       7,919         1,636                       9,555
  Other operating expense...................      17,130         2,400                      19,530
                                              ----------    ----------     --------    -----------
    Total noninterest expense...............      53,934         9,459           --         63.393
                                              ----------    ----------     --------    -----------
Income before provision for income taxes....      18,602         1,631           --         20,233
Provision for income taxes..................       5,046           554                       5,600
                                              ----------    ----------     --------    -----------
Net income..................................  $   13,556    $    1,077     $     --    $    14,633
                                              ==========    ==========     ========    ===========
Earnings per Common Share--Basic:
  Net income................................  $     1.47    $     0.80                 $      1.34
Weighted average number of shares...........   9,253,113     1,350,717      325,094(2)  10,928,924
Earnings per Common Share--Diluted:
  Net income................................  $     1.45    $     0.80                 $      1.33
Weighted average number of shares...........   9,361,846     1,353,358      322,453(2)  11,037,657

                 F&M BANCORP--PATAPSCO VALLEY BANCSHARES, INC.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                  (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  PRO FORMA        F&M
                                                     F&M BANCORP     PATAPSCO    ADJUSTMENTS    PRO FORMA
                                                     ------------   ----------   -----------   -----------
Interest income:
    Interest and fees on loans.....................   $   76,764    $    8,856                 $    85,620
    Interest and dividends on investment
      securities:                                                                                       --
        Taxable....................................       14,273           948                      15,221
        Tax-exempt.................................        4,741            59                       4,800
    Interest on deposits with banks................          365            53                         418
    Interest on federal funds sold.................          280           672                         952
                                                      ----------    ----------    --------     -----------
        Total interest income......................       96,423        10,588          --         107,011
Interest expense:
    Interest on deposits...........................       37,241         2,853                      40,094
    Interest on federal funds purchased and
      securities sold under agreements to
      repurchase...................................        2,264            --                       2,264
    Interest on advances from the FHLB of
      Atlanta......................................        4,907            --                       4,907
    Interest on other borrowings...................          191           143                         334
                                                      ----------    ----------    --------     -----------
        Total interest expense.....................       44,603         2,996          --          47,599
                                                      ----------    ----------    --------     -----------
Net interest income................................       51,820         7,592          --          59,412
Provision for credit losses........................        2,910            --                       2,910
                                                      ----------    ----------    --------     -----------
Net interest income after provision for credit
  losses...........................................       48,910         7,592          --          56,502
Noninterest income:
    Trust income...................................        2,715            --                       2,715
    Service charges on deposit accounts............        5,855           669                       6,524
    Insurance Income...............................        5,083            --                       5,083
    Net gains on sales of loans....................        1,421            92                       1,513
    Net gains (losses) on sales of securities......           76            --                          76
    Other operating income.........................        6,202           241                       6,443
                                                      ----------    ----------    --------     -----------
        Total noninterest income...................       21,352         1,002          --          22,354
Noninterest expense:
    Salaries.......................................       22,561         2,701                      25,262
    Pension and other employee benefits............        5,254           529                       5,783
    Occupancy and equipment expense................        7,979         1,059                       9,038
    Other operating expense........................       14,880         1,889                      16,769
                                                      ----------    ----------    --------     -----------
        Total noninterest expense..................       50,674         6,178          --          56,852
                                                      ----------    ----------    --------     -----------
Income before provision for income taxes...........       19,588         2,416          --          22,004
Provision for income taxes.........................        5,251           868                       6,119
                                                      ----------    ----------    --------     -----------
Net income.........................................   $   14,337    $    1,548    $     --     $    15,885
                                                      ==========    ==========    ========     ===========
Earnings per Common Share--Basic:
    Net income.....................................   $     1.56    $     1.16                 $      1.46
Weighted average number of shares..................    9,202,878     1,329,010     346,801(2)   10,878,689
Earnings per Common Share--Diluted:
    Net income.....................................   $     1.55    $     1.16                 $      1.45
Weighted average number of shares..................    9,275,924     1,329,010     346,801(2)   10,951,735

                 F&M BANCORP--PATAPSCO VALLEY BANCSHARES, INC.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (in thousands, except per share amounts)

                                                                                         PRO FORMA        F&M
                                                                 F&M        PATAPSCO    ADJUSTMENTS    PRO FORMA
                                                              ----------   ----------   -----------   -----------
Interest income:
  Interest and fees on loans................................  $   70,400   $    7,521                 $    77,921
  Interest and dividends on investment securities:..........                                                   --
    Taxable.................................................      14,039        1,444                      15,483
    Tax-exempt..............................................       5,143           59                       5,202
  Interest on deposits with banks...........................         302           49                         351
  Interest on federal funds sold............................         599          681                       1,280
                                                              ----------   ----------    --------     -----------
    Total interest income...................................      90,483        9,754          --         100,237
Interest expense:
  Interest on deposits......................................      36,864        3,030                      39,894
  Interest on federal funds purchased and securities sold
    under agreements to repurchase..........................       1,908           --                       1,908
  Interest on advances from the FHLB of Atlanta.............       3,453           --                       3,453
  Interest on other borrowings..............................         153          115                         268
                                                              ----------   ----------    --------     -----------
    Total interest expense..................................      42,378        3,145          --          45,523
                                                              ----------   ----------    --------     -----------
Net interest income.........................................      48,105        6,609          --          54,714
Provision for credit losses.................................       1,822           --                       1,822
                                                              ----------   ----------    --------     -----------
Net interest income after provision for credit losses.......      46,283        6,609          --          52,892
Noninterest income:
  Trust income..............................................       1,956           --                       1,956
  Service charges on deposit accounts.......................       5,122          520                       5,642
  Insurance Income..........................................       4,590           --                       4,590
  Net gains on sales of loans...............................       1,187           --                       1,187
  Net gains (losses) on sales of securities.................        (550)          --                        (550)
  Other operating income....................................       5,171          231                       5,402
                                                              ----------   ----------    --------     -----------
    Total noninterest income................................      17,476          751          --          18,227
Noninterest expense:
  Salaries..................................................      20,526        2,157                      22,683
  Pension and other employee benefits.......................       4,921          537                       5,458
  Occupancy and equipment expense...........................       7,207          854                       8,061
  Other operating expense...................................      17,545        1,449                      18,994
                                                              ----------   ----------    --------     -----------
    Total noninterest expense...............................      50,199        4,997          --          55,196
                                                              ----------   ----------    --------     -----------
Income before provision for income taxes....................      13,560        2,363          --          15,923
Provision for income taxes..................................       3,196          861                       4,057
                                                              ----------   ----------    --------     -----------
  Net income................................................  $   10,364   $    1,502    $     --     $    11,866
                                                              ==========   ==========    ========     ===========
Earnings per Common Share--Basic:
  Net income................................................  $     1.13   $     1.16                 $      1.09
Weighted average number of shares...........................   9,174,628    1,298,140     377,671(2)   10,850,439
Earnings per Common Share--Diluted:
  Net income................................................  $     1.12   $     1.15                 $      1.09
Weighted average number of shares...........................   9,233,409    1,301,210     374,601(2)   10,909,220

                                F&M BANCORP AND
                        PATAPSCO VALLEY BANCSHARES, INC.
                     NOTES TO PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (UNAUDITED)

(1) Represents the issuance of 1,675,811 shares of F&M Bancorp common stock pursuant to the merger agreement. Under the terms of the merger agreement, Patapsco Valley could decide to terminate the merger agreement based on the market price of F&M Bancorp's common stock during a specified period before the receipt of approval of the merger from the Office of the Comptroller of the Currency. Specifically, Patapsco Valley may terminate the merger agreement if both F&M Bancorp's average stock price during the period is less than $21.375 per share and F&M Bancorp's common stock underperforms a specified group of bank holding company stocks by an agreed amount during the period following the date on which Patapsco Valley entered into the merger agreement. Patapsco Valley, however, will not be able to terminate the merger agreement in this situation if F&M Bancorp elects to make a compensating adjustment to the exchange ratio that provides more shares of F&M Bancorp common stock in exchange for each share of Patapsco Valley common stock.

(2) Represents the adjustment necessary to increase Patapsco Valley's weighted average shares outstanding to a total of 1,675,811 shares of F&M Bancorp common stock to be issued pursuant to the merger agreement.

                              RECENT DEVELOPMENTS

    On October 19, 1999, F&M Bancorp announced earnings, before securities gains and merger-related expenses, of $4.209 million, or $0.45 per share for the quarter ended September 30, 1999 compared with $4.049 million, or $0.43 per share for the third quarter of 1998, an increase of 5%. For the nine-month periods ended September 30, earnings before securities gains and merger-related expenses amounted to $12.501 million or $1.33 per share for 1999, compared with $11.911 million, or $1.27 per share, for 1998, an increase of 5%.

    The table below presents additional summary financial highlights released concurrent with the earnings announcement.

                              FINANCIAL HIGHLIGHTS
                                  (UNAUDITED)
                          F&M BANCORP AND SUBSIDIARIES

                                                   THREE MONTH PERIOD                    NINE MONTH PERIOD
                                                   ENDED SEPTEMBER 30,                  ENDED SEPTEMBER 30,
                                                 -----------------------      %       -----------------------      %
                                                    1999         1998       CHANGE       1999         1998       CHANGE
                                                 ----------   ----------   --------   ----------   ----------   --------
                                                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
OPERATING DATA
  Interest income..............................  $   25,386   $   24,847       2.2%   $   75,073   $   74,205       1.2 %
  Interest expense.............................      11,920       11,769       1.3        35,313       34,707       1.7
                                                 ----------   ----------              ----------   ----------
  Net interest income..........................      13,466       13,078       3.0        39,760       39,498       0.7
  Provision for credit losses..................         100          625     (84.0)          950        1,781     (46.7)
                                                 ----------   ----------              ----------   ----------
  Net interest income after provision for
    credit losses..............................      13,366       12,453       7.3        38,810       37,717       2.9
                                                 ----------   ----------              ----------   ----------
  Trust income.................................         683          696      (1.9)        2,193        2,073       5.8
  Service charges on deposit accounts..........       1,583        1,407      12.5         4,547        4,434       2.5
  Insurance income.............................       1,572        1,379      14.0         4,965        4,487      10.7
  Other noninterest income.....................       1,574        1,768     (11.0)        4,562        5,407     (15.6)
                                                 ----------   ----------              ----------   ----------
    Total noninterest income...................       5,412        5,250       3.1        16,267       16,401      (0.8)
                                                 ----------   ----------              ----------   ----------
  Salaries and employee benefits...............       7,436        6,859       8.4        20,918       21,498      (2.7)
  Occupancy and equipment......................       1,799        2,006     (10.3)        5,553        5,984      (7.2)
  Other noninterest expense....................       3,729        3,217      15.9        11,470       10,131      13.2
                                                 ----------   ----------              ----------   ----------
    Total noninterest expense..................      12,964       12,082       7.3        37,941       37,613       0.9
                                                 ----------   ----------              ----------   ----------
  Income before provision for income tax.......       5,814        5,621       3.4        17,136       16,505       3.8
  Provision for income taxes...................       1,605        1,572       2.1         4,635        4,594       0.9
                                                 ----------   ----------              ----------   ----------
  Net income-before special items..............       4,209        4,049       4.0        12,501       11,911       5.0
  Special items-net of income tax..............        (104)          78    (233.3)         (104)         475    (121.9)
                                                 ----------   ----------              ----------   ----------
  Net income-reported..........................  $    4,105   $    4,127      (0.5)   $   12,397   $   12,386       0.1
                                                 ==========   ==========              ==========   ==========
PER SHARE DATA (1)
  Net income before special items (Basic)......  $     0.45   $     0.43       3.5%   $     1.33   $     1.27       4.7 %
  Net income (Diluted).........................        0.44         0.44        --          1.32         1.32        --
  Cash dividends paid..........................        0.27         0.20      35.0          0.79         0.74       6.8
  Book value...................................                                            13.92        14.32      (2.8)
  Market value, NASDAQ/NMS:FMBN................                                            26.75        32.27     (17.1)

                                                   THREE MONTH PERIOD                    NINE MONTH PERIOD
                                                   ENDED SEPTEMBER 30,                  ENDED SEPTEMBER 30,
                                                 -----------------------      %       -----------------------      %
                                                    1999         1998       CHANGE       1999         1998       CHANGE
                                                 ----------   ----------   --------   ----------   ----------   --------
                                                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
KEY RATIOS
  Return on average assets-before special
    items......................................        1.14%        1.18%                   1.15%        1.18%
  Return on average assets-reported............        1.12         1.20                    1.14         1.23
  Return on average equity-before special
    items......................................       12.76        12.40                   12.66        12.43
  Return on average equity-reported............       12.45        12.64                   12.56        12.92
  Net interest margin..........................        4.16         4.33                    4.17         4.41
  Efficiency ratio.............................       64.56        62.48                   63.65        63.81
  Equity capital ratio.........................                                             8.79         9.39

SELECTED AVERAGE BALANCES
  Securities...................................  $  432,187   $  359,457      20.2%   $  426,782   $  345,944      23.4 %
  Loans, net of unearned income................     909,350      874,932       3.9       895,680      880,871       1.7
  Earning assets...............................   1,361,964    1,260,711       8.0     1,353,610    1,255,898       7.8
  Assets.......................................   1,458,773    1,360,688       7.2     1,448,903    1,349,118       7.4
  Deposits.....................................   1,146,784    1,076,207       6.6     1,140,975    1,068,211       6.8
  Borrowings...................................     168,116      140,063      20.0       161,487      142,436      13.4
  Shareholders' equity.........................     130,852      129,539       1.0       131,981      128,130       3.0

AT PERIOD END
  Securities...................................                                       $  419,705   $  385,375       8.9 %
  Loans, net of unearned income................                                          934,431      883,780       5.7
  Earning assets...............................                                        1,368,317    1,311,097       4.4
  Assets.......................................                                        1,482,792    1,413,001       4.9
  Deposits.....................................                                        1,135,444    1,088,861       4.3
  Borrowings...................................                                          202,748      174,841      16.0
  Shareholders' equity.........................                                          130,325      132,695      (1.8)

ASSET QUALITY
  Nonperforming assets.........................                                       $    4,300   $    8,594     (50.0)%
  Nonperforming assets/total assets............                                             0.29%        0.61%
  Allowance/total loans........................                                             1.33         1.41
  Net charge-offs/average loans, annualized....                                             0.20         0.21

------------------------------

(1) Adjusted for 5% stock dividend paid in July 1999 and acquisitions in November 1998 and July 1999 accounted for as poolings-of-interests.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Unaudited Consolidated Financial Statements for the Six
  Months Ended June 30, 1999 and 1998

  Consolidated Statements of Financial Condition at June 30,
    1999 (unaudited) and
    December 31, 1998.......................................     F-2

  Consolidated Statements of Operations for Six Months and
    Three Months Ended June 30, 1999 and 1998 (unaudited)...     F-3

  Consolidated Statements of Cash Flows for Six Months Ended
    June 30, 1999 and 1998 (unaudited)......................     F-4

  Notes to Consolidated Financial Statements (unaudited)....     F-6

Report on Audit of Consolidated Financial Statements for the
  Year Ended December 31, 1998

  Report of Independent Auditors............................     F-8

  Consolidated Balance Sheets...............................     F-9

  Consolidated Statements of Income.........................    F-10

  Consolidated Statements of Changes in Stockholders'
    Equity..................................................    F-11

  Consolidated Statements of Cash Flows.....................    F-12

  Notes to Consolidated Financial Statements................    F-14

               PATAPSCO VALLEY BANCSHARES, INC. AND SUBSIDIARIES
                            ELLICOTT CITY, MARYLAND

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                JUNE 30,     DECEMBER 31,
                                                                  1999           1998
                                                              ------------   ------------
                                                              (UNAUDITED)
ASSETS
Cash and due from banks.....................................  $  7,359,295   $  6,933,961
Interest bearing assets in other banks......................       948,313      1,221,174
Federal funds sold..........................................     6,389,999     17,304,000
Securities available for sale...............................    35,083,716     14,726,362
Loans held for sale.........................................    16,739,045     23,718,740
Net loans, less allowance for credit losses of $1,401,136
  and $1,424,047............................................    99,057,981     98,590,827
Premises and equipment......................................     4,926,508      5,029,296
Deferred income taxes.......................................       533,282        348,806
Accrued interest receivable.................................       878,330        704,649
Prepaid income taxes........................................       301,278        331,818
Intangibles.................................................       744,724        423,099
Other assets................................................       673,137        510,710
                                                              ------------   ------------
                                                              $173,635,608   $169,843,442
                                                              ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Non-interest-bearing......................................  $ 35,990,404   $ 38,003,939
  Interest-bearing..........................................   113,045,624    109,063,004
                                                              ------------   ------------
    Total deposits..........................................   149,036,028    147,066,943

Securities sold under repurchase agreements.................     5,590,729      3,800,623
Accrued interest payable....................................       699,995        787,102
Other liabilities...........................................     1,638,644      1,366,336
                                                              ------------   ------------
                                                                 7,929,368      5,954,061
    Total liabilities.......................................   156,965,396    153,021,004

STOCKHOLDERS' EQUITY
  Common stock, par value $0.01 per share; authorized
    50,000,000 shares; issued and outstanding 1,365,969
    shares June 30, 1999 and 1,359,990 shares December 31,
    1998....................................................        13,660         13,600
  Surplus...................................................    11,976,657     11,817,719
  Retained earnings.........................................     4,809,628      4,933,506
  Accumulated other comprehensive income....................      (129,733)        57,613
                                                              ------------   ------------
    Total stockholders' equity..............................    16,670,212     16,822,438
                                                              ------------   ------------
                                                              $173,635,608   $169,843,442
                                                              ============   ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

               PATAPSCO VALLEY BANCSHARES, INC. AND SUBSIDIARIES
                            ELLICOTT CITY, MARYLAND

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                 FOR SIX MONTHS ENDED     FOR THREE MONTHS ENDED
                                                       JUNE 30,                  JUNE 30,
                                                -----------------------   -----------------------
                                                   1999         1998         1999         1998
                                                ----------   ----------   ----------   ----------
INTEREST INCOME
Loans, including fees.........................  $5,004,443   $5,190,077   $2,468,803   $2,676,724
U.S. Treasury securities......................     227,137      247,447      102,012      116,761
U.S. Government agency securities.............     261,073       71,294      232,890       33,189
State and municipal securities................       4,900       24,743        2,450       11,628
Federal funds sold............................     465,777      202,203      210,275       94,755
Other investments.............................     106,205       30,173       49,549       15,112
                                                ----------   ----------   ----------   ----------
  Total interest income.......................   6,069,535    5,765,937    3,065,979    2,948,169

INTEREST EXPENSE
Deposits......................................   1,907,507    1,609,490      961,070      799,153
Other short-term borrowings...................      96,834      165,575       54,634      126,916
                                                ----------   ----------   ----------   ----------
  Total interest expense......................   2,004,341    1,775,065    1,015,704      926,069

Net interest income...........................   4,065,194    3,990,872    2,050,275    2,022,100
Provision for credit losses...................           0            0            0            0
                                                ----------   ----------   ----------   ----------
  Net interest income after provision for
    credit losses.............................   4,065,194    3,990,872    2,050,275    2,022,100

NON-INTEREST INCOME
Service charges on deposit accounts...........     431,847      393,647      227,314      204,431
Mortgage banking fees and gains...............     870,008    1,012,866      396,081      480,507
Other fees and commissions....................     272,255      127,892      136,181       62,757
                                                ----------   ----------   ----------   ----------
  Total non-interest income...................   1,574,110    1,534,405      759,576      747,695

NON-INTEREST EXPENSES
Salaries......................................   2,516,116    2,084,767    1,231,089    1,080,041
Employee benefits.............................     547,950      468,596      250,771      214,871
Occupancy.....................................     438,820      430,229      211,413      260,773
Furniture and equipment.......................     435,990      372,504      219,718      204,741
Other.........................................   1,362,740    1,006,805      740,467      512,839
                                                ----------   ----------   ----------   ----------
  Total non-interest expenses.................   5,301,616    4,362,901    2,653,458    2,273,265

Income before taxes...........................     337,688    1,162,376      156,393      496,530
Income taxes..................................     106,817      420,694       47,630      178,569
                                                ----------   ----------   ----------   ----------
Net income....................................     230,871      741,682      108,763      317,961
Change in unrealized gain (loss) on securities
  available for sale..........................    (187,346)     (13,021)    (179,399)       9,364
                                                ----------   ----------   ----------   ----------
Comprehensive income..........................  $   43,525   $  728,661   $  (70,636)  $  327,325
                                                ==========   ==========   ==========   ==========
Basic and diluted earnings per share..........  $     0.17   $     0.55   $     0.08   $     0.24
                                                ==========   ==========   ==========   ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

               PATAPSCO VALLEY BANCSHARES, INC. AND SUBSIDIARIES
                            ELLICOTT CITY, MARYLAND

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                               FOR THE SIX MONTHS ENDED
                                                                       JUNE 30,
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Interest received...........................................  $  5,679,631   $  5,699,060
Fees and commissions received...............................       704,102        521,539
Proceeds from sales of loans held for sale..................    77,782,724     75,440,705
Originations of loans held for sale.........................   (69,933,021)   (91,243,953)
Interest paid...............................................    (2,091,448)    (1,867,015)
Cash paid to suppliers and employees........................    (4,750,743)    (3,888,712)
Income taxes paid...........................................      (142,876)      (175,451)
                                                              ------------   ------------
                                                                 7,248,369    (15,513,827)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of securities available for sale...    18,182,016     14,259,894
Purchases of securities available for sale..................   (38,844,593)   (13,065,662)
Loans made, net of principal collected......................      (250,931)      (564,025)
Payments of intangibles.....................................      (287,398)           196
Purchases of premises, equipment, and software..............      (372,431)    (1,434,723)
                                                              ------------   ------------
                                                               (21,573,337)      (804,320)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in time deposits....................     4,073,297     (4,622,711)
Net increase (decrease) in other deposits...................    (2,104,212)     8,315,118
Net increase in other borrowed funds........................     1,790,106      6,154,031
Dividends paid..............................................      (354,749)      (613,768)
Dividends reinvested........................................       158,998        271,904
                                                              ------------   ------------
                                                                 3,563,440      9,504,574

Net increase (decrease) in cash and cash equivalents........   (10,761,528)    (6,813,573)
Cash and equivalents at beginning of year...................    25,459,135     18,266,542
                                                              ------------   ------------
Cash and equivalents at end of year.........................  $ 14,697,607   $ 11,452,969
                                                              ============   ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

               PATAPSCO VALLEY BANCSHARES, INC. AND SUBSIDIARIES
                            ELLICOTT CITY, MARYLAND

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 1999          1998
                                                              ----------   ------------
RECONCILIATION OF NET INCOME TO NET CASH FLOWS PROVIDED
  BY OPERATING ACTIVITIES
Net income..................................................  $  230,871   $    741,682

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
Depreciation, amortization and losses.......................     440,992        331,757
Deferred taxes..............................................     (66,599)        (1,208)
Increase (decrease) in
  Deferred loan fees........................................    (216,223)       (61,303)
  Accrued interest payable..................................     (87,107)       (91,950)
  Income taxes payable......................................           0        (87,811)
  Other liabilities.........................................     272,308        196,190
  Loans held for sale.......................................   6,979,695    (16,816,114)
Decrease (increase) in
  Accrued interest receivable...............................    (173,681)        (5,920)
  Prepaid taxes.............................................      30,540        334,262
  Other assets..............................................    (162,427)       (53,412)
                                                              ----------   ------------
                                                              $7,248,369   $(15,513,827)
                                                              ==========   ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

               PATAPSCO VALLEY BANCSHARES, INC. AND SUBSIDIARIES
                            ELLICOTT CITY, MARYLAND

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1--PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Patapsco Valley Bancshares, Inc., (the Company), The Central Maryland Service Corporation
(CMSC), Commercial and Farmers Bank (the Bank) and its subsidiaries, Founders Mortgage Company, Inc., C&F Insurance Agency, Inc. and Rogers Avenue
Realty, Inc. All inter-company accounts and transactions have been eliminated in the accompanying consolidated financial statements.

NOTE 2--BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to form 10-QSB. Accordingly, they do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of the results of operations for the interim periods have been made. Such adjustments were normal and recurring in nature. The results of operations for the six months ended June 30, 1999 do not necessarily reflect the results that may be expected for the entire fiscal year ending December 31, 1999 or any other interim period. The consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes which are incorporated in the Company's Annual Report for the year ended December 31, 1998.

NOTE 3--EARNINGS PER SHARE

    Earnings per share is presented in accordance with Statement of Financial Accounting Standards No. 128. This Statement requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic per share amounts are based on weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce a loss or increase earnings per share. Average shares outstanding for the six and three months ending June 30, 1998 is adjusted giving retroactive effect of a 100% stock dividend declared on September 15, 1998. No adjustments were made to net income for all periods presented. The basic and diluted average shares outstanding for the six and three month periods are as follows:

                                              SIX MONTHS      SIX MONTHS     THREE MONTHS    THREE MONTHS
                                                 ENDED           ENDED           ENDED           ENDED
                                             JUNE 30, 1999   JUNE 30, 1998   JUNE 30, 1999   JUNE 30, 1998
                                             -------------   -------------   -------------   -------------
Net Income.................................   $  230,871      $  741,682      $  108,763      $  317,961
                                              ==========      ==========      ==========      ==========
  Weighted Average Shares
    Outstanding--Basic.....................   $1,362,475      $1,346,721      $1,363,952      $1,348,830
Diluted Securities:
  Options..................................        7,300               0           7,300               0
                                              ----------      ----------      ----------      ----------
  Adjusted Weighted Average
    Shares--Diluted........................    1,369,775       1,346,721       1,371,252       1,348,830
  Basic and Diluted EPS....................   $     0.17      $     0.55      $     0.08      $     0.24
                                              ==========      ==========      ==========      ==========

               PATAPSCO VALLEY BANCSHARES, INC. AND SUBSIDIARIES
                            ELLICOTT CITY, MARYLAND

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

NOTE 4--SEGMENTS

    The Company's reportable segments are strategic business units that offer complimentary products and services to the core business of banking. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Segment information follows:

JUNE 30, 1999          HOLDING                    MORTGAGE        DATA                                CONSOLIDATED
REVENUE                COMPANY        BANK         BANKING     PROCESSING   INSURANCE   ELIMINATION      TOTALS
-------------          --------   ------------   -----------   ----------   ---------   -----------   ------------
Revenue From External
  Customers..........  $  4,284   $  6,068,415   $ 1,420,484    $  3,860    $146,602            --    $  7,643,645
Intersegment Service
  Revenue............     1,494        383,448            --     386,397          --       771,339              --
Segment Profit
  (Loss).............   (81,285)       406,924      (103,005)     27,334     (34,348)           --         215,620
Total Assets.........   783,048    171,563,269    17,618,282     379,051     351,075    17,074,368     173,620,357

JUNE 30, 1998          HOLDING                    MORTGAGE        DATA                                CONSOLIDATED
REVENUE                COMPANY        BANK         BANKING     PROCESSING   INSURANCE   ELIMINATION      TOTALS
-------------          --------   ------------   -----------   ----------   ---------   -----------   ------------
Revenue from External
  Customers..........  $  2,526   $  5,738,816   $ 1,559,000          --        --              --    $  7,300,342
Intersegment Service
  Revenues...........     1,850        547,956            --     358,736        --         908,542              --
Segment Profit
  (Loss).............   (29,532)       784,246       (30,279)     17,247        --              --         741,682
Total Assets.........   546,882    148,751,189    22,760,163     327,794       909      21,908,126     150,478,811

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Patapsco Valley Bancshares, Inc.
  and Subsidiaries
Ellicott City, Maryland

    We have audited the accompanying consolidated balance sheets of Patapsco Valley Bancshares, Inc. and Subsidiaries as of December 31, 1998, 1997, and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patapsco Valley Bancshares, Inc. and Subsidiaries as of December 31, 1998, 1997, and 1996, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Rowles & Company, LLP
Baltimore, Maryland
March 2, 1999

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                     ------------------------------------------
                                                         1998           1997           1996
                                                     ------------   ------------   ------------
ASSETS
Cash and due from banks............................  $  6,933,961   $  5,044,605   $  7,660,810
Interest-bearing deposits..........................     1,221,174         40,937         66,931
Federal funds sold.................................    17,304,000     13,181,000     10,843,991
Securities available for sale......................    14,726,362     15,160,333     28,556,145
Loans held for sale................................    23,718,740      5,540,585             --
Loans, less allowance for credit losses of
  $1,424,047, $1,615,008, and $1,562,853...........    98,590,827     96,795,828     83,841,354
Premises and equipment.............................     5,029,296      2,108,434      1,396,815
Foreclosed real estate.............................            --         23,581        194,000
Deferred income taxes..............................       348,806        284,213        282,610
Accrued interest receivable........................       704,649        706,904        673,602
Prepaid income taxes...............................       331,818        496,763         56,740
Intangibles........................................       423,099        406,392         83,330
Other assets.......................................       510,710        439,572        243,436
                                                     ------------   ------------   ------------
                                                     $169,843,442   $140,229,147   $133,899,764
                                                     ============   ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing..............................  $ 38,003,939   $ 31,006,823   $ 30,871,980
  Interest-bearing.................................   109,063,004     88,488,181     83,715,535
                                                     ------------   ------------   ------------
    Total deposits.................................   147,066,943    119,495,004    114,587,515
Securities sold under repurchase agreements........     3,800,623      2,861,324      3,236,572
Dividend payable...................................            --        444,287        436,251
Accrued interest payable...........................       787,102        548,505        358,418
Other liabilities..................................     1,366,336        986,168        583,239
                                                     ------------   ------------   ------------
                                                      153,021,004    124,335,288    119,201,995
                                                     ------------   ------------   ------------
Stockholders' equity
  Common stock, par value $0.01 per share;
    authorized 50,000,000 shares; issued and
    outstanding 1,359,990 shares in 1998, 667,408
    shares in 1997, and 547,726 shares in 1996.....        13,600          6,674          5,477
  Surplus..........................................    11,817,719     11,307,989     11,000,055
  Retained earnings................................     4,933,506      4,546,605      3,720,507
  Accumulated other comprehensive income...........        57,613         32,591        (28,270)
                                                     ------------   ------------   ------------
                                                       16,822,438     15,893,859     14,697,769
                                                     ------------   ------------   ------------
                                                     $169,843,442   $140,229,147   $133,899,764
                                                     ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                YEARS ENDED DECEMBER 31,
                                                          -------------------------------------
                                                             1998          1997         1996
                                                          -----------   ----------   ----------
INTEREST AND DIVIDEND REVENUE
  Loans, including fees.................................  $10,476,841   $8,855,753   $7,521,415
  U.S. Treasury securities..............................      517,790      735,626    1,148,698
  U.S. Government agency securities.....................      123,958      212,317      294,580
  State and municipal securities........................       42,664       58,676       58,676
  Federal funds sold....................................      480,401      671,736      681,141
  Other investments.....................................      160,683       53,446       49,195
                                                          -----------   ----------   ----------
    Total interest and dividend revenue.................   11,802,337   10,587,554    9,753,705
                                                          -----------   ----------   ----------
INTEREST EXPENSE
  Deposits..............................................    3,468,163    2,852,320    3,029,782
  Other.................................................      280,716      143,184      115,001
                                                          -----------   ----------   ----------
    Total interest expense..............................    3,748,879    2,995,504    3,144,783
                                                          -----------   ----------   ----------
    Net interest income.................................    8,053,458    7,592,050    6,608,922
PROVISION FOR CREDIT LOSSES                                        --           --           --
                                                          -----------   ----------   ----------
  Net interest income after provision for credit
    losses..............................................    8,053,458    7,592,050    6,608,922
                                                          -----------   ----------   ----------
OTHER OPERATING REVENUE
  Service charges on deposit accounts...................      803,171      668,785      519,848
  Mortgage banking fees and gains.......................    1,962,104       92,265           --
  Other fees and commissions............................      271,881      241,238      231,755
                                                          -----------   ----------   ----------
    Total other operating revenue.......................    3,037,156    1,002,288      751,603
                                                          -----------   ----------   ----------
OTHER EXPENSES
  Salaries..............................................    4,510,919    2,700,796    2,157,309
  Employee benefits.....................................      912,064      529,013      536,597
  Occupancy.............................................      829,218      525,165      481,825
  Furniture and equipment...............................      807,376      533,513      372,494
  Other.................................................    2,400,067    1,889,507    1,448,557
                                                          -----------   ----------   ----------
    Total other expenses................................    9,459,644    6,177,994    4,996,782
                                                          -----------   ----------   ----------
INCOME BEFORE INCOME TAXES..............................    1,630,970    2,416,344    2,363,743
Income taxes............................................      553,793      868,734      861,413
                                                          -----------   ----------   ----------
NET INCOME..............................................  $ 1,077,177   $1,547,610   $1,502,330
                                                          ===========   ==========   ==========
Basic earnings per share................................  $      0.80   $     1.16   $     1.16
Diluted earnings per share..............................         0.80         1.16         1.15

   The accompanying notes are an integral part of these financial statements.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                     ACCUMULATED
                                    COMMON STOCK                                        OTHER
                              ------------------------                  RETAINED    COMPREHENSIVE   COMPREHENSIVE
                                SHARES      PAR VALUE      SURPLUS      EARNINGS       INCOME          INCOME
                              ----------   -----------   -----------   ----------   -------------   -------------
BALANCE, DECEMBER 31,
  1995......................     536,326   $ 5,363,260   $ 5,003,341   $3,102,160      $(44,822)
Exchange of $.01 par value
  shares for $10 par value
  shares....................          --    (5,357,897)    5,357,897           --            --
Net income..................          --            --            --    1,502,330            --       $1,502,330
Change in unrealized gain
  (loss) on securities
  available for sale........          --            --            --           --        16,552           16,552
                                                                                                      ----------
Comprehensive income........                                                                          $1,518,882
                                                                                                      ==========
Exercise of stock options...       5,018            50       116,913           --            --
Cash dividends, $0.48 per
  share.....................          --            --            --     (626,305)           --
Dividends reinvested........       6,382            64       264,226           --            --
Transfer to surplus.........          --            --       257,678     (257,678)           --
                              ----------   -----------   -----------   ----------      --------
BALANCE, DECEMBER 31,
  1996......................     547,726         5,477    11,000,055    3,720,507       (28,270)
Net income..................          --            --            --    1,547,610            --       $1,547,610
Change in unrealized gain
  (loss) on securities
  available for sale........          --            --            --           --        60,861           60,861
                                                                                                      ----------
Comprehensive income........                                                                          $1,608,471
                                                                                                      ==========
Exercise of stock options...         136             1         5,458           --            --
Cash dividends, $0.54 per
  share.....................          --            --            --     (720,391)           --
Dividends reinvested........       7,496            75       302,476           --            --
Stock split effected in the
  form of a 20% stock
  dividend..................     112,050         1,121            --       (1,121)           --
                              ----------   -----------   -----------   ----------      --------
BALANCE, DECEMBER 31,
  1997......................     667,408         6,674    11,307,989    4,546,605        32,591
Net income..................          --            --            --    1,077,177            --       $1,077,177
Change in unrealized gain
  (loss) on securities
  available for sale........          --            --            --           --        25,022           25,022
                                                                                                      ----------
Comprehensive income........                                                                          $1,102,199
                                                                                                      ==========
Cash dividends, $0.51 per
  share.....................          --            --            --     (683,495)           --
Dividends reinvested........      14,486           145       509,730           --            --
Stock split effected in the
  form of a 100% stock
  dividend..................     678,096         6,781            --       (6,781)           --
                              ----------   -----------   -----------   ----------      --------
BALANCE, DECEMBER 31,
  1998......................   1,359,990   $    13,600   $11,817,719   $4,933,506      $ 57,613
                              ==========   ===========   ===========   ==========      ========

   The accompanying notes are an integral part of these financial statements.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                     -------------------------------------------
                                                         1998            1997           1996
                                                     -------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received................................  $  11,858,862   $ 10,586,933   $  9,800,556
  Fees and commissions received....................      1,075,036        910,023        751,603
  Proceeds from sales of loans held for sale.......    170,664,799      1,879,924             --
  Originations of loans held for sale..............   (185,132,635)    (7,313,766)            --
  Interest paid....................................     (3,510,282)    (2,805,417)    (3,152,621)
  Cash paid to suppliers and employees.............    (10,105,941)    (5,333,037)    (4,610,489)
  Income taxes paid................................       (533,299)    (1,340,640)       (49,494)
                                                     -------------   ------------   ------------
                                                       (15,683,460)    (3,415,980)     2,739,555
                                                     -------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturity of securities.............     27,322,536     30,407,220     44,096,612
  Purchases of securities available for sale.......    (26,849,052)   (16,911,419)   (45,247,510)
  Loans made, net of principal collected...........     (1,848,016)   (12,987,991)    (6,364,373)
  Payments of organization costs...................             --        (27,445)       (28,849)
  Proceeds from sales of foreclosed real estate....         16,369        125,419        583,133
  Purchases of premises, equipment, and software...     (3,659,115)    (1,622,890)      (300,254)
                                                     -------------   ------------   ------------
                                                        (5,017,278)    (1,017,106)    (7,261,241)
                                                     -------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in time deposits.........      9,579,505      6,467,431       (171,627)
  Net increase (decrease) in other deposits........     17,992,434     (1,559,942)     6,770,703
  Net increase (decrease) in other borrowed
    funds..........................................        939,299       (375,248)     1,849,335
  Dividends paid...................................     (1,127,782)      (712,355)      (531,077)
  Dividends reinvested.............................        509,875        302,551        264,290
  Stock options exercised..........................             --          5,459        116,963
                                                     -------------   ------------   ------------
                                                        27,893,331      4,127,896      8,298,587
                                                     -------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................      7,192,593       (305,190)     3,776,901
Cash and equivalents at beginning of year..........     18,266,542     18,571,732     14,794,831
                                                     -------------   ------------   ------------
Cash and equivalents at end of year................  $  25,459,135   $ 18,266,542   $ 18,571,732
                                                     =============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                             1998          1997          1996
                                                         ------------   -----------   ----------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES
Net income.............................................  $  1,077,177   $ 1,547,610   $1,502,330

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
  Depreciation, amortization and losses................       721,545       615,655      361,786
  Loss on foreclosed real estate.......................         7,213        45,000       32,919
  Deferred income taxes................................       (80,337)      (39,896)      14,520
  Amortization of premiums and accretion of discounts,
    net................................................         1,253          (836)     (16,946)
  Increase (decrease) in
    Deferred loan fees.................................        53,017        33,517       (1,874)
    Accrued interest payable...........................       238,597       190,087       (7,838)
    Income taxes payable...............................       (64,114)        8,012       79,799
    Other liabilities..................................       444,282       394,917      (64,910)
  Decrease (increase) in
    Loans held for sale................................   (18,178,155)   (5,540,585)          --
    Accrued interest receivable........................         2,255       (33,302)      65,671
    Prepaid income taxes...............................       164,945      (440,023)     717,600
    Other assets.......................................       (71,138)     (196,136)      56,498
                                                         ------------   -----------   ----------
                                                         $(15,683,460)  $(3,415,980)  $2,739,555
                                                         ============   ===========   ==========

   The accompanying notes are an integral part of these financial statements.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies reflected in the financial statements conform to generally accepted accounting principles and to general practices within the banking industry. Management makes estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of commitments and contingent liabilities at the balance sheet date, and revenues and expenses during the year. Actual results could differ from those estimates.

HOLDING COMPANY FORMATION

    On August 22, 1996, Patapsco Valley Bancshares, Inc. (the Company) was incorporated in the State of Maryland to acquire the stock of Commercial and Farmers Bank (the Bank) and to engage in such other business activities permitted for bank holding companies by law. The Bank's stockholders approved an agreement for the exchange of shares on September 30, 1996, and each outstanding share of Bank common stock was exchanged for one share of the Company's common stock.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company, Central Maryland Service Corporation, and the Bank and its subsidiaries, Founders Mortgage Company, Inc., C&F Insurance Agency, Inc. and Rogers Avenue Realty, Inc. Intercompany balances and transactions have been eliminated.

    On July 1, 1997, the Company acquired all of the outstanding shares of Central Maryland Service Corporation (CMSC), an organization originally formed by the Bank and two other banks to provide data processing services on a cooperative basis to the owner-banks. The acquisition was accounted for as a purchase. The consolidated financial statements include balance sheet accounts of CMSC as of December 31, 1998 and 1997, and income statement accounts since July 1, 1997, with intercompany transactions eliminated. Consequently, the Company's payments to CMSC prior to July 1, 1997 are reported as data processing expense (a component of other operating expense); and afterward these payments are eliminated in consolidation.

BUSINESS

    Through its subsidiaries, the Company provides banking services to customers located in Howard County and surrounding areas of Central Maryland.

COMPREHENSIVE INCOME

    The Company adopted Statement No. 130 of the Financial Accounting Standards Board, REPORTING COMPREHENSIVE INCOME, in 1998. Comprehensive income includes net income and the unrealized gain or loss on investment securities available for sale. The statements of changes in stockholders' equity have been restated to include comprehensive income for the years ended December 31, 1997 and 1996.

CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVESTMENT SECURITIES

    As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities held to meet liquidity needs or which may be sold before maturity are classified as available for sale and carried at fair value with unrealized gains and losses included in stockholders' equity on an after tax basis. Management has classified all securities as available for sale.

LOANS HELD FOR SALE

    Mortgage loans originated and intended for sale are carried at the lower of aggregate cost or estimated market value.

LOANS

    Loans are stated at the current amount of unpaid principal, less deferred origination fees and the allowance for credit losses.

    Interest on loans is accrued based on the principal amounts outstanding. Origination fees are amortized to income over the terms of loans. The accrual of interest is discontinued when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full.

    Loans are considered impaired when, based on current information, management considers it unlikely that the collection of principal and interest payments will be made according to contractual terms. Generally, loans are not reviewed for impairment until the accrual of interest has been discontinued. If collection of principal is evaluated as doubtful, all payments are applied to principal.

ALLOWANCE FOR CREDIT LOSSES

    The allowance for credit losses represents an amount which, in management's judgment, will be adequate to absorb possible losses on existing loans and other extensions of credit that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as the volume and quality of the loan portfolio and current economic conditions that may affect the borrowers' ability to pay. The amounts ultimately collected on these loans could differ materially from the estimated collections.

PREMISES AND EQUIPMENT

    Premises and equipment are recorded at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets using the straight-line and accelerated methods.

INTANGIBLES

    Computer software and organization costs are recorded at cost less accumulated amortization. Amortization is computed over estimated useful lives of three to five years using the straight-line method.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FORECLOSED REAL ESTATE

    Real estate acquired through foreclosure is recorded at the lower of cost or fair market value on the date acquired. Losses incurred at the time of acquisition of the property are charged to the allowance for credit losses. Subsequent reductions in the estimated carrying value of the property and other expenses of owning the property are included in other operating expense.

INCOME TAXES

    The provision for income taxes includes income taxes payable for the current year and deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

2. CASH AND EQUIVALENTS

    The Bank normally carries balances with other banks that exceed the federally insured limit. Average balances carried in excess of the limit were $207,680 for 1998, $337,013 for 1997, and $227,337 for 1996. The Bank sold federal funds to other banks, on an unsecured basis, that averaged $8,754,820 for 1998, $12,011,554 for 1997, and $12,579,343 for 1996.

    Banks are required to carry noninterest-bearing cash reserves of specified percentages of deposit balances. The Bank's normal balances of cash on hand and on deposit with other banks are sufficient to satisfy the reserve requirements.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENT SECURITIES

    Investment securities are summarized as follows:

                                  AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                    COST         GAINS        LOSSES        VALUE
                                 -----------   ----------   ----------   -----------
DECEMBER 31, 1998
U.S. Treasury..................  $10,886,928    $ 46,446     $ 18,220    $10,915,154
U.S. Government agency.........    2,000,000          --        3,436      1,996,564
State and municipal............      495,000       5,321           --        500,321
                                 -----------    --------     --------    -----------
Total debt securities..........   13,381,928      51,767       21,656     13,412,039
Equity securities..............    1,250,571      72,678        8,926      1,314,323
                                 -----------    --------     --------    -----------
                                 $14,632,499    $124,445     $ 30,582    $14,726,362
                                 ===========    ========     ========    ===========
DECEMBER 31, 1997
U.S. Treasury..................  $ 9,950,524    $ 31,037     $ 13,339    $ 9,968,222
U.S. Government agency.........    3,150,000       1,141       23,265      3,127,876
State and municipal............    1,047,402       6,749          892      1,053,259
                                 -----------    --------     --------    -----------
Total debt securities..........   14,147,926      38,927       37,496     14,149,357
Equity securities..............      959,310      52,662          996      1,010,976
                                 -----------    --------     --------    -----------
                                 $15,107,236    $ 91,589     $ 38,492    $15,160,333
                                 ===========    ========     ========    ===========
DECEMBER 31, 1996
U. S. Treasury.................  $21,818,295    $ 46,832     $ 34,830    $21,830,297
U. S. Government agency........    4,998,436       8,926       78,865      4,928,497
State and municipal............    1,049,719      13,847        1,966      1,061,600
                                 -----------    --------     --------    -----------
Total debt securities..........   27,866,450      69,605      115,661     27,820,394
Equity securities..............      735,751          --           --        735,751
                                 -----------    --------     --------    -----------
                                 $28,602,201    $ 69,605     $115,661    $28,556,145
                                 ===========    ========     ========    ===========

    Contractual maturities, shown below, will differ from actual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                DECEMBER 31, 1998           DECEMBER 31, 1997
                            -------------------------   -------------------------
                             AMORTIZED       FAIR        AMORTIZED       FAIR
                               COST          VALUE         COST          VALUE
                            -----------   -----------   -----------   -----------
Due within one year.......  $12,183,245   $12,161,718   $12,652,590   $12,626,838
Due over one to five
  years...................    1,198,683     1,250,321     1,495,336     1,522,519
                            -----------   -----------   -----------   -----------
                            $13,381,928   $13,412,039   $14,147,926   $14,149,357
                            ===========   ===========   ===========   ===========

    Securities with an amortized cost of $10,900,715, $9,702,317, and $13,551,164, respectively, were pledged as collateral for government deposits and repurchase agreements.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. LOANS

    Major categories of loans are as follows:

                                           1998          1997          1996
                                       ------------   -----------   -----------
Real estate
  Residential........................  $ 10,560,638   $11,877,703   $12,231,065
  Commercial.........................    28,248,679    29,376,631    25,363,764
  Construction and land
    development......................    12,606,395     6,752,244     2,205,656
Lease financing......................    17,692,772    20,428,755    16,166,804
Commercial...........................    24,789,631    24,143,558    22,784,968
Consumer.............................     6,231,079     5,893,248     6,679,736
                                       ------------   -----------   -----------
                                        100,129,194    98,472,139    85,431,993
Deferred origination fees............      (114,320)      (61,303)      (27,786)
Allowance for credit losses..........    (1,424,047)   (1,615,008)   (1,562,853)
                                       ------------   -----------   -----------
                                       $ 98,590,827   $96,795,828   $83,841,354
                                       ============   ===========   ===========

    The Bank makes loans to customers located primarily in Howard County and surrounding areas of central Maryland. Although the loan portfolio is diversified, its performance will be influenced by the regional economy. Lease financing is provided to diverse customers located throughout the United States.

    The maturity and rate repricing distribution of the loan portfolio are as follows:

                                           1998          1997          1996
                                       ------------   -----------   -----------
Variable rate immediately............  $ 50,216,678   $41,521,332   $36,557,108
Due within one year..................    21,616,200    23,029,056    19,274,415
Due over one to five years...........    20,447,154    27,448,251    26,367,186
Due over five years..................     7,849,162     6,473,500     3,233,284
                                       ------------   -----------   -----------
                                       $100,129,194   $98,472,139   $85,431,993
                                       ============   ===========   ===========

    Transactions in the allowance for credit losses were as follows:

Beginning balance....................  $  1,615,008   $ 1,562,853   $   778,612
Provision charged to operations......            --            --            --
Recoveries...........................       151,465       181,959     1,221,291
                                       ------------   -----------   -----------
                                          1,766,473     1,744,812     1,999,903
Loans charged off....................       342,426       129,804       437,050
                                       ------------   -----------   -----------
Ending balance.......................  $  1,424,047   $ 1,615,008   $ 1,562,853
                                       ============   ===========   ===========

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. LOANS (CONTINUED)
    Principal balances of loans past due 90 days or more and accruing interest, and nonaccrual loans are as follows:

                                   DECEMBER 31, 1998       DECEMBER 31, 1997       DECEMBER 31, 1996
                                 ---------------------   ---------------------   ---------------------
                                 PAST DUE   NONACCRUAL   PAST DUE   NONACCRUAL   PAST DUE   NONACCRUAL
                                 --------   ----------   --------   ----------   --------   ----------
Commercial.....................  $224,760   $  567,117   $50,000    $  682,504   $    --     $ 78,925
Lease financing................     5,085       12,644        --        45,683    47,766       13,751
Real estate....................   145,308      766,514        --       448,513        --      274,903
Consumer.......................     4,898        1,423    27,752        20,531       202        9,480
                                 --------   ----------   -------    ----------   -------     --------
                                 $380,051   $1,347,698   $77,752    $1,197,231   $47,968     $377,059
                                 ========   ==========   =======    ==========   =======     ========
Interest not accrued...........             $  126,202              $   80,913               $ 37,978
                                            ==========              ==========               ========

    Management has not classified any loans as impaired at December 31, 1998, 1997, or 1996.

5. CREDIT COMMITMENTS

    Outstanding loan and investment commitments, unused lines of credit, and letters of credit are as follows:

                                            1998          1997          1996
                                         -----------   -----------   ----------
Loan commitments
  Construction and land development....  $ 8,303,426   $ 4,761,851   $1,940,747
  Other mortgage loans.................    1,934,698     2,389,000      919,450
  Lease financing......................    3,679,476     5,686,841    2,571,464
  Other commercial loans...............    1,519,916     1,494,988      311,244
                                         -----------   -----------   ----------
                                         $15,437,516   $14,332,680   $5,742,905
                                         ===========   ===========   ==========
Investment commitment..................  $   160,197   $   230,739   $  296,440
                                         ===========   ===========   ==========
Unused lines of credit
  Home-equity lines....................  $ 3,365,724   $ 2,599,090   $2,417,674
  Commercial lines.....................    7,186,157     7,892,471    6,047,438
  Unsecured consumer lines.............    1,788,782     1,414,067    1,286,077
                                         -----------   -----------   ----------
                                         $12,340,663   $11,905,628   $9,751,189
                                         ===========   ===========   ==========
Letters of credit......................  $ 1,139,712   $ 1,563,259   $1,555,036
                                         ===========   ===========   ==========

    Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments generally have interest rates at current market amounts, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time. Letters of credit are commitments issued to guarantee the performance of a customer to a third party. The Bank has also committed to invest in a limited partnership that owns affordable housing projects.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. CREDIT COMMITMENTS (CONTINUED)
    The maximum exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the commitment. Loan commitments, lines of credit and letters of credit are made on the same terms, including collateral, as outstanding loans. Management is not aware of any accounting loss it would incur by funding its credit commitments.

6. FORECLOSED REAL ESTATE

    Activity in the allowance for losses on foreclosed real estate is as follows:

                                                  1998       1997       1996
                                                --------   --------   ---------
Beginning balance.............................  $  4,809   $     --   $  89,488
Provision charged to operations...............     7,213     45,000      32,919
Charge-offs, net of recoveries................   (12,022)   (40,191)   (122,407)
                                                --------   --------   ---------
Ending balance................................  $     --   $  4,809   $      --
                                                ========   ========   =========

7. PREMISES AND EQUIPMENT

    A summary of premises and equipment is as follows:

                                                      USEFUL
                                                      LIVES             1998         1997         1996
                                                ------------------   ----------   ----------   ----------
Land and improvements.........................       15 years        $1,538,398   $  248,031   $  248,031
Buildings and improvements....................      5-40 years        2,151,879    1,457,021    1,269,889
Furniture and equipment.......................      3-33 years        3,553,101    3,242,278    2,097,382
Construction and acquisitions in progress.....                        1,019,361      126,489       27,404
                                                                     ----------   ----------   ----------
                                                                      8,262,739    5,073,819    3,642,706
Accumulated depreciation......................                        3,233,443    2,965,385    2,245,891
                                                                     ----------   ----------   ----------
                                                                     $5,029,296   $2,108,434   $1,396,815
                                                                     ==========   ==========   ==========

    Depreciation expense was $544,413, $464,343, and $322,341 for 1998, 1997, and 1996, respectively.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. INTANGIBLES

    A summary of intangibles is as follows:

                                                  1998       1997       1996
                                                --------   --------   --------
Computer software.............................  $911,864   $867,633   $148,861
Organization costs............................    53,759     90,172     28,849
                                                --------   --------   --------
                                                 965,623    957,805    177,710
Accumulated amortization......................   542,524    551,413     94,380
                                                --------   --------   --------
                                                $423,099   $406,392   $ 83,330
                                                ========   ========   ========

    Amortization of computer software was $166,220, $115,583, and $34,816 for 1998, 1997, and 1996, respectively. Amortization of organization costs was $10,914, $8,972 and $1,422 for 1998, 1997 and 1996, respectively.

9. RELATED PARTY TRANSACTIONS

    The executive officers and directors of the Bank enter into loan transactions with the Bank in the ordinary course of business. These loans were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated borrowers. At December 31, 1998, 1997, and 1996, the amounts of such loans outstanding were $4,544,230, $4,868,770, and $4,481,021, respectively.

10. DEPOSITS

    Major classifications of interest-bearing deposits are as follows:

                                           1998          1997          1996
                                       ------------   -----------   -----------
NOW..................................  $ 22,181,322   $16,201,755   $14,812,423
Money market.........................    17,699,670    16,082,492    19,204,708
Savings..............................    27,483,083    24,084,510    24,046,411
Certificates of deposit, $100,000 or
  more...............................     7,880,556     6,575,623     3,919,868
Other time deposits..................    33,818,373    25,543,801    21,732,125
                                       ------------   -----------   -----------
                                       $109,063,004   $88,488,181   $83,715,535
                                       ============   ===========   ===========

    Certificates of deposit $100,000 or more mature as follows:

Three months or less.................  $  3,192,811   $ 3,506,396   $ 2,173,555
Three through 12 months..............     3,871,898     2,424,546     1,615,839
Over 12 months.......................       815,847       644,681       130,474
                                       ------------   -----------   -----------
                                       $  7,880,556   $ 6,575,623   $ 3,919,868
                                       ============   ===========   ===========

    Interest expense associated with certificates of deposit of $100,000 or more was $301,281, $214,630, and $196,898 for the years ended December 31, 1998,
1997, and 1996, respectively.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. BORROWINGS

    The Bank sells securities under repurchase agreements as a form of cash management service to commercial account customers. The Bank pays interest on these overnight borrowings at a slight discount to the current three month Treasury Bill rate. The average balances outstanding were $3,643,525 in 1998, $3,021,190 in 1997, and $2,564,945 in 1996.

    The Bank may borrow up to $32,300,000 under secured lines of credit with the Federal Home Loan Bank. The Bank also has available lines of credit of $2,500,000 in overnight federal funds and $1,000,000 in short-term secured credit from other banks.

12. RETIREMENT PLANS

    The Bank has a defined benefit pension plan covering substantially all of the employees, and a supplemental plan covering certain executives. Benefits are based on years of service and the employee's highest average rate of earnings for the five consecutive years during the last ten years before retirement. The Bank makes contributions to the employees' plan in amounts sufficient to satisfy minimum funding standards determined using the frozen entry age actuarial method. Assets of the employees' plan are held in trust and invested in listed stocks and bonds.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. RETIREMENT PLANS (CONTINUED)
    The following table sets forth the financial status of the plans:

                                                          1998         1997
                                                       ----------   ----------
CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of year.....  $1,186,949   $1,114,222
  Actual return on plan assets.......................     202,051      172,974
  Employer contribution..............................          --           --
  Benefits paid......................................    (225,855)    (100,247)
                                                       ----------   ----------
  Fair value of plan assets at end of year...........   1,163,145    1,186,949
                                                       ----------   ----------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at beginning of year............   1,629,910    1,505,339
  Service cost.......................................      93,367       88,823
  Interest cost......................................     104,997      100,598
  Benefits paid......................................    (225,855)    (100,247)
  Acutuarial gain....................................      85,781       35,397
                                                       ----------   ----------
  Benefit obligation at end of year..................   1,688,200    1,629,910
                                                       ----------   ----------

  Funded status......................................    (525,055)    (442,961)
  Unamortized prior service cost.....................    (119,077)    (134,382)
  Unamortized net (gain).............................    (103,816)     (83,989)
  Unamortized net obligation from transition.........     171,981      184,565
                                                       ----------   ----------
  (Accrued) pension expense..........................  $ (575,967)  $ (476,767)
                                                       ==========   ==========

    Net pension expense includes the following components:

  Service cost.......................................  $   93,367   $   88,823
  Interest cost......................................     104,997      100,598
  Expected return on assets..........................     (94,146)     (88,830)
  Net amortization and deferral......................      (5,018)      (4,158)
                                                       ----------   ----------
  Net pension expense................................  $   99,200   $   96,433
                                                       ==========   ==========

    Assumptions used in the accounting for net pension expense were:

  Discount rates.....................................        7.00%        7.25%
  Rate of increase in compensation levels............        5.00%        5.00%
  Long-term rate of return on assets.................        8.00%        8.00%

    The Company also has contributory thrift plans qualifying under
Section 401(k) of the Internal Revenue Code. All employees age 21 or more with one year of service are eligible for participation in the plans. The Company's contributions to these plans, included in expenses, were $84,812, $36,335, and $48,121 for 1998, 1997, and 1996, respectively.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. OTHER OPERATING EXPENSES

    Other operating expenses include the following:

                                              1998         1997         1996
                                           ----------   ----------   ----------
Data processing..........................  $  421,190   $  314,046   $  373,927
Legal, accounting, and consulting........     336,521      328,521      158,832
Stationery, printing, and supplies.......     290,220      225,049      157,464
Telephone................................     246,414      107,025       60,447
Postage and delivery.....................     236,044      136,476      114,261
Advertising..............................     226,668      168,210      122,017
Liability insurance......................     117,246      110,167      110,098
Correspondent bank services..............     105,358      106,178       81,501
Directors fees...........................      77,560       63,495       59,490
FDIC assessment..........................      14,023       13,095        2,000
Losses and expenses on foreclosed real
  estate.................................       7,801       65,448       33,883
Other....................................     321,022      251,797      174,637
                                           ----------   ----------   ----------
                                           $2,400,067   $1,889,507   $1,448,557
                                           ==========   ==========   ==========

14. LEASE COMMITMENTS

    The Company is obligated under noncancelable lease agreements for certain premises and equipment. The leases generally contain renewal options and provide that the Company will pay property taxes, insurance and maintenance costs. Rent expense was $489,500, $267,453, and $218,774 for 1998, 1997, and 1996,
respectively.

    Future minimum lease payments are as follows.

DECEMBER 31,                                                    AMOUNT
------------                                                  ----------
1999........................................................  $  391,719
2000........................................................     301,558
2001........................................................     244,115
2002........................................................     115,314
2003........................................................      97,700
Thereafter..................................................   1,237,850
                                                              ----------
                                                              $2,388,256
                                                              ==========

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. INCOME TAXES

    The components of income tax expense are as follows:

                                                  1998       1997       1996
                                                --------   --------   --------
Current
  Federal.....................................  $546,876   $765,766   $728,671
  State.......................................    87,254    142,864    118,222
                                                --------   --------   --------
                                                 634,130    908,630    846,893
Deferred......................................   (80,337)   (39,896)    14,520
                                                --------   --------   --------
                                                $553,793   $868,734   $861,413
                                                ========   ========   ========

    The components of the deferred tax expense (benefits) are as follows:

Depreciation..................................  $  6,291   $ 10,967   $(18,309)
Discount accretion............................    (1,118)    (1,894)    (1,348)
Provisions for credit losses..................   (22,773)    (8,028)    33,303
Loan origination fees.........................        --      8,526         --
Accrued vacation and pension..................   (62,737)   (49,467)       874
                                                --------   --------   --------
                                                $(80,337)  $(39,896)  $ 14,520
                                                ========   ========   ========

    The components of the net deferred tax assets are as follows:

Deferred tax assets
Allowances for credit losses..................  $117,609   $ 94,836   $ 86,808
Deferred loan origination fees................        --         --      8,526
Unrealized loss on securities available for
  sale........................................        --         --     17,787
Accrued vacation and pension liabilities......   274,490    211,753    162,286
Depreciation..................................        --         --     10,761
                                                --------   --------   --------
                                                 392,099    306,589    286,168
                                                --------   --------   --------
Deferred tax liabilities
Depreciation..................................     6,497        206         --
Discount accretion............................       546      1,664      3,558
Unrealized gain on securities available for
  sale........................................    36,250     20,506         --
                                                --------   --------   --------
                                                  43,293     22,376      3,558
                                                --------   --------   --------
Net deferred tax asset........................  $348,806   $284,213   $282,610
                                                ========   ========   ========

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. INCOME TAXES (CONTINUED)
    The differences between the federal income tax rate of 34 percent and the effective tax rate for the Company are reconciled as follows:

                                                           1998        1997        1996
                                                         --------    --------    --------
Statutory federal income tax rate....................      34.0%       34.0%       34.0%
Increase (decrease) resulting from:
  Federal tax-exempt income..........................      (1.1)       (1.1)       (0.9)
  State income taxes, net of federal income tax
    benefit..........................................       3.0         3.7         3.3
  Affordable housing tax benefits and other, net.....      (1.9)       (0.6)         --
                                                          -----       -----       -----
                                                           34.0%       36.0%       36.4%
                                                          =====       =====       =====

    The Bank is a limited partner in a partnership that builds and owns affordable housing projects. The Bank receives tax credits and loss deductions resulting from depreciation of the housing projects. These tax benefits are accounted for as a reduction of income tax expenses over the expected life of the partnership using the level-yield method.

16. CAPITAL STANDARDS

    The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions.

    Tier 1 capital consists of common stock, surplus, and retained earnings. Total capital includes a limited amount of the allowance for credit losses. In calculating risk-weighted assets, specified risk percentages are applied to each category of asset and off-balance sheet items.

    The consolidated capital ratios, capital balances, and risk-weighted assets at December 31, were as follows:

                                          REGULATORY
                                         REQUIREMENTS
                                    ----------------------
                                    CAPITAL       WELL
                                    ADEQUACY   CAPITALIZED       1998           1997          1996
                                    --------   -----------   ------------   ------------   -----------
Risk-based ratios
  Tier 1 capital..................    4.0%         6.0%              12.8%          13.8%         16.0%
  Total risk-based capital........    8.0%        10.0%              13.8%          15.0%         17.3%

Leverage ratio (Tier 1 capital to
  average assets).................    4.0%         5.0%              10.3%          11.3%         11.1%

Capital balances
  Tier 1..........................                           $ 16,764,825   $ 15,861,268   $14,726,039
  Total...........................                             18,188,872     17,301,613    15,879,891
Risk-weighted assets..............                           $131,344,577   $115,052,924   $91,899,175

    Failure to satisfy the capital standards could impair the Company's ability to pay dividends, accept deposits, or continue in business.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17. STOCKHOLDERS' EQUITY

EARNINGS PER SHARE

    Earnings per share are computed by dividing net income by the weighted average number of shares outstanding, giving retroactive effect to stock dividends. The number of shares used to compute basic and diluted earnings per share are as follows:

                                                1998        1997        1996
                                              ---------   ---------   ---------
    Average share outstanding...............  1,350,717   1,329,010   1,298,140
    Dilutive effect of options..............      2,641          --       3,070
                                              ---------   ---------   ---------
    Diluted shares..........................  1,353,358   1,329,010   1,301,210
                                              =========   =========   =========

STOCK OPTION PLANS

    The Company has adopted stock option plans for directors, officers and employees. The following were outstanding at December 31, 1998:

                                                                   NUMBER OF SHARES
                                GRANT     EXPIRATION   VESTING    -------------------   EXERCISE
                                 DATE        DATE        DATE     GRANTED    RESERVED    PRICE
                               --------   ----------   --------   --------   --------   --------
    Director plan............   4/21/98     4/21/08     4/21/98    12,000     30,000     $19.00
    Officer incentive plan...  12/18/98    12/18/08    12/18/01    12,275     24,625      23.00
    Employee plan............  12/18/98     3/18/01     3/18/99     6,980     34,120      19.55

    The Company applies Opinion No. 25 of the Accounting Principles Board, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, in accounting for stock options. Accordingly, the Company does not recognize compensation expense for stock options granted. Statement No. 123 of the Financial Accounting Standards Board, ACCOUNTING FOR STOCK-BASED COMPENSATION, established new accounting and reporting standards for stock-based compensation plans. This standard defines a fair value based method for measuring compensation expense for stock-based plans to be recognized in the statement of income or disclosed in the notes to the financial statements.

    Had compensation expense been determined in accordance with the provisions of FASB Statement No. 123, the Company's income for 1998 would have been reduced as follows:

                                                        AS REPORTED   PRO FORMA
                                                        -----------   ---------
    Net income........................................  $1,077,177    $936,642
    Basic earnings per share..........................        0.80        0.69
    Diluted earnings per share........................        0.80        0.69

    For purposes of determining the pro forma adjustments to income, the Company used the Black-Scholes option pricing model, and assumed dividend yields of 2.15% to 2.40%, risk-free interest rates of 4.48% to 5.68%, volatility of 22.38%, and expected lives of 2.25 to 10 years.

    During 1996, executive officers exercised options to buy 11,500 shares at prices of $8.87 to $9.92 per share (as restated for stock dividends) under a plan that expired that year.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. PARENT COMPANY FINANCIAL INFORMATION

    The balance sheet and statements of income and cash flows for Patapsco Valley Bancshares, Inc. (Parent Only) at December 31, 1998, 1997, and 1996 and for the years then ended are presented below:

                                 BALANCE SHEETS

                                                     DECEMBER 31,
                                        ---------------------------------------
                                           1998          1997          1996
                                        -----------   -----------   -----------

                                    ASSETS
CASH.                                   $    98,563   $   128,185   $    51,877
Due from the Bank.....................       68,000       250,000       280,000
Investment in the Bank................   15,730,610    15,570,141    14,803,433
Investment in CMSC....................      334,654       110,664            --
Other investments.....................      340,122       245,575            --
Other assets..........................      278,464        53,535        28,557
                                        -----------   -----------   -----------
                                        $16,850,413   $16,358,100   $15,163,867
                                        ===========   ===========   ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
DIVIDEND PAYABLE.                       $        --   $   444,287   $   436,251
Other liabilities.....................       27,975        19,954        29,847
                                        -----------   -----------   -----------
                                             27,975       464,241       466,098
                                        -----------   -----------   -----------
Stockholders' equity
Common stock..........................       13,600         6,674         5,477
Surplus...............................   11,817,719    11,307,989    11,000,055
Retained earnings.....................    4,933,506     4,546,605     3,720,507
Accumulated other comprehensive
  income..............................       57,613        32,591       (28,270)
                                        -----------   -----------   -----------
                                         16,822,438    15,893,859    14,697,769
                                        -----------   -----------   -----------
                                        $16,850,413   $16,358,100   $15,163,867
                                        ===========   ===========   ===========

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)
                              STATEMENTS OF INCOME

                                                 YEARS ENDED DECEMBER 31,
                                           ------------------------------------
                                              1998         1997         1996
                                           ----------   ----------   ----------
Dividends from the Bank..................  $  978,300   $  835,000   $  280,000
Equity in undistributed income of the
  Bank...................................     142,864      737,560    1,224,563
Equity in undistributed income of CMSC...      23,991       35,664           --
Fees for services to the Bank............      68,000           --           --
                                           ----------   ----------   ----------
                                            1,213,155    1,608,224    1,504,563
Interest and dividends on other
  investments............................      10,011        5,198           --
Operating expenses.......................    (182,738)     (97,710)      (3,383)
Income tax benefit.......................      36,749       31,898        1,150
                                           ----------   ----------   ----------
Net income...............................  $1,077,177   $1,547,610   $1,502,330
                                           ==========   ==========   ==========

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)
                            STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                           -------------------------------------
                                                              1998          1997         1996
                                                           -----------   ----------   ----------
Cash flows from operating activities
  Dividends received from the Bank.......................  $ 1,228,300   $  865,000   $       --
  Other interest and dividends received..................       10,011        5,198           --
  Cash paid to suppliers and employees...................     (173,614)    (121,787)        (943)
  Income tax (paid) benefit received.....................     (193,950)       1,150           --
                                                           -----------   ----------   ----------
                                                               870,747      749,561         (943)
                                                           -----------   ----------   ----------
Cash flows from investing activities
  Acquisition of CMSC stock..............................     (200,000)     (75,000)          --
  Acquisition of other investments.......................      (82,462)    (193,908)          --
                                                           -----------   ----------   ----------
                                                              (282,462)    (268,908)          --
                                                           -----------   ----------   ----------
Cash flows from financing activities
  Dividends paid.........................................   (1,127,782)    (712,355)          --
  Dividends reinvested...................................      509,875      302,551           --
  Stock options exercised................................           --        5,459       52,820
                                                           -----------   ----------   ----------
                                                              (617,907)    (404,345)      52,820
                                                           -----------   ----------   ----------
Net increase in cash and cash equivalents................      (29,622)      76,308       51,877
Cash and equivalents at beginning of year................      128,185       51,877           --
                                                           ===========   ==========   ==========
Cash and equivalents at end of year......................  $    98,563   $  128,185   $   51,877
                                                           ===========   ==========   ==========

Reconciliation of net income to net cash
  provided by operating activities
Net income...............................................  $ 1,077,177   $1,547,610   $1,502,330

Adjustments to reconcile net income to net cash
  provided by operating activities
  Amortization of organization costs.....................        5,770        5,770        1,442
  (Increase) decrease in receivable from Bank............      182,000       30,000     (280,000)
  (Increase) in other assets.............................     (230,699)     (30,748)     (29,999)
  Increase (decrease) in other liabilities...............        3,354      (29,847)      29,847
  Equity in undistributed income of subsidiaries.........     (166,855)    (773,224)  (1,224,563)
                                                           -----------   ----------   ----------
                                                           $   870,747   $  749,561   $     (943)
                                                           ===========   ==========   ==========

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair values of the Company's financial instruments are as follows:

                              DECEMBER 31, 1998           DECEMBER 31, 1997           DECEMBER 31, 1996
                          -------------------------   -------------------------   -------------------------
                           CARRYING        FAIR        CARRYING        FAIR        CARRYING        FAIR
                            AMOUNT         VALUE        AMOUNT         VALUE        AMOUNT         VALUE
                          -----------   -----------   -----------   -----------   -----------   -----------
Financial assets
  Cash and due from
    banks...............  $ 8,155,135   $ 8,155,135   $ 5,085,542   $ 5,085,542   $ 7,727,741   $ 7,727,741
  Federal funds sold....   17,304,000    17,304,000    13,181,000    13,181,000    10,843,991    10,843,991
  Investment
    securities..........   14,726,362    14,726,362    15,160,333    15,160,333    28,556,145    28,556,145
  Loans held for sale...   23,718,740    23,718,740     5,540,585     5,540,585            --            --
  Variable rate loans...   50,216,678    50,216,678    41,521,332    41,521,332    36,557,108    36,557,108
  Accrued interest
    receivable..........      704,649       704,649       706,904       706,904       673,602       673,602

Financial liabilities
  Noninterest-bearing
    deposits............  $39,554,220   $39,554,220   $31,006,823   $31,006,823   $30,871,980   $30,871,980
  Variable rate
    deposits............   65,813,794    65,813,794    56,368,757    56,368,757    58,082,449    58,082,449
  Securities sold under
    repurchase
    agreements..........    3,800,623     3,800,623     2,861,324     2,861,324     3,236,572     3,236,572
  Interest and dividend
    payable.............      787,102       787,102       992,792       992,792       794,669       794,669

    The fair values of investment securities are estimated using a matrix that considers yield to maturity, credit quality, and marketability. This method of valuation is permitted by the FASB, but may not be indicative of net realizable or liquidation values.

    It is not practicable to estimate the fair value of loans with fixed maturities, deposit liabilities with fixed maturities, or outstanding credit commitments. The Company does not have available resources to estimate fair values based on quoted prices or discounted cash flows for individual accounts or groups of accounts.

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

19. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    Maturities and weighted-average interest rates on loans and deposits with fixed maturities are as follows:

                                      DECEMBER 31, 1998        DECEMBER 31, 1997        DECEMBER 31, 1996
                                    ----------------------   ----------------------   ----------------------
                                      AMOUNT        RATE       AMOUNT        RATE       AMOUNT        RATE
                                    -----------   --------   -----------   --------   -----------   --------
LOANS
  Maturing within one year........  $21,616,200       9.1%   $23,029,056       9.2%   $19,274,415       9.3%
  Maturing over one to five
    years.........................   20,447,154       9.5%    27,448,251       9.5%    26,367,186       9.3%
  Maturing over five years........    7,849,162       9.1%     6,473,500       9.5%     3,233,284       9.6%

DEPOSITS
  Maturing within three months....  $13,320,833       5.2%   $13,227,308       5.7%   $10,501,542       5.4%
  Maturing over three to six
    months........................   10,738,655       5.6%     8,670,525       5.5%     6,922,356       5.0%
  Maturing over six months to one
    year..........................   12,462,723       5.6%     4,428,344       5.2%     4,865,607       5.2%
  Maturing over one to eight
    years.........................    5,171,718       5.5%     5,657,773       4.1%     3,208,107       5.4%
  Maturing over eight years.......        5,000       4.8%       135,474       4.8%       135,474       4.8%

20. SEGMENTS

    The Company's reportable segments are strategic business units that offer complimentary products and services to the core business of banking. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Segment information follows:

                            HOLDING                    MORTGAGE        DATA                     CONSOLIDATED
                            COMPANY        BANK         BANKING     PROCESSING   ELIMINATIONS      TOTALS
                           ---------   ------------   -----------   ----------   ------------   ------------
Interest and dividend
  revenue................  $  10,011   $ 11,650,699   $ 1,176,668   $      --    $ (1,035,041)  $ 11,802,337
Interest expense.........         --      3,752,829     1,026,511       4,580       1,035,041      3,748,879
                           ---------   ------------   -----------   ---------    ------------   ------------
Net interest income......     10,011      7,897,870       150,157      (4,580)             --      8,053,458
Provision for credit
  losses.................         --             --            --          --              --             --
Other revenue from
  external customers.....         --      1,065,123     1,962,104       9,929              --      3,037,156
Intersegment service
  revenue................     68,000             --            --     716,271        (784,271)            --
Other (expenses).........   (182,738)    (7,159,190)   (2,219,581)   (682,406)        784,271     (9,459,644)
                           ---------   ------------   -----------   ---------    ------------   ------------
Income before income
  taxes..................   (104,727)     1,803,803      (107,320)     39,214              --      1,630,970
Income tax expense
  (benefit)..............    (36,749)       611,648       (36,329)     15,223              --        553,793
                           ---------   ------------   -----------   ---------    ------------   ------------
Net income (loss)........  $ (67,978)  $  1,192,155   $   (70,991)  $  23,991    $         --   $  1,077,177
                           =========   ============   ===========   =========    ============   ============

Segment assets...........  $ 760,528   $167,362,707   $24,130,607   $ 344,841    $(22,755,241)  $169,843,442
Segment capital..........    757,175     14,729,761     1,000,848     334,654              --     16,822,438

                        PATAPSCO VALLEY BANCSHARES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. SEGMENTS (CONTINUED)
    The following inter-company assets and liabilities are eliminated in consolidation:

Deposits....................................................  $   369,508
Loans.......................................................   22,352,126
Income tax benefit accruals.................................       33,607
                                                              -----------
                                                              $22,755,241
                                                              ===========

21. CONTINGENCIES

    The Company is party to various legal actions normally associated with a financial institution. In management's opinion, the effect of these actions will not be material to the financial condition of the Company.

    Management has determined the scope of the Year 2000 issue as it relates to the operation of the Company. The internal systems have been tested and those found not to be ready will be ready before the end of 1999. During 1998, the Company spent $159,686 on annual software maintenance agreements which include periodic upgrades and modification to address Year 2000, plus an additional $19,000 for upgrades, training and testing. In 1999, the Company expects to spend $168,527 on annual software maintenance agreements, plus $20,000 for upgrades, training and testing. Management has contacted vendors and large customers to assess their preparedness and expects no significant impact on the operations of the Company.

                                                                      APPENDIX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                                  F&M BANCORP
                                      AND
                        PATAPSCO VALLEY BANCSHARES, INC.
                         DATED AS OF SEPTEMBER 7, 1999

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ARTICLE I  THE MERGER.......................................    A-5
    1.1. The Merger.........................................    A-5
    1.2. Effective Time.....................................    A-5
    1.3. Effects of the Merger..............................    A-5
    1.4. Conversion of Company Common Stock.................    A-6
    1.5. Stock Options......................................    A-6
    1.6. Buyer Common Stock.................................    A-7
    1.7. Articles of Incorporation..........................    A-7
    1.8. By-Laws............................................    A-7
    1.9. Directors and Officers.............................    A-7
    1.10. Tax Consequences; Accounting Treatment............    A-7

ARTICLE II  EXCHANGE OF SHARES..............................    A-8
    2.1. Buyer to Make Shares Available.....................    A-8
    2.2. Exchange of Shares.................................    A-8

ARTICLE III  DISCLOSURE SCHEDULES; STANDARDS FOR
REPRESENTATIONS AND WARRANTIES..............................    A-9
    3.1. Disclosure Schedules...............................    A-9
    3.2. Standards..........................................   A-10

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...   A-10
    4.1. Corporate Organization.............................   A-10
    4.2. Capitalization.....................................   A-11
    4.3. Authority; No Violation............................   A-12
    4.4. Consents and Approvals.............................   A-13
    4.5. Reports............................................   A-13
    4.6. Financial Statements...............................   A-14
    4.7. Broker's Fees......................................   A-14
    4.8. Absence of Certain Changes or Events...............   A-14
    4.9. Legal Proceedings..................................   A-15
    4.10. Taxes.............................................   A-15
    4.11. Employees.........................................   A-16
    4.12. SEC Reports.......................................   A-17
    4.13. Company Information...............................   A-17
    4.14. Compliance with Applicable Law....................   A-17
    4.15. Certain Contracts.................................   A-17
    4.16. Agreements with Regulatory Agencies...............   A-18
    4.17. Investment Securities.............................   A-18
    4.18. Intellectual Property.............................   A-18
    4.19. State Takeover Laws...............................   A-18
    4.20. Administration of Fiduciary Accounts..............   A-18
    4.21. Environmental Matters.............................   A-18
    4.22. Derivative Transactions...........................   A-19
    4.23. Opinion...........................................   A-19
    4.24. Approvals.........................................   A-20
    4.25. Loan Portfolio....................................   A-20
    4.26. Accounting for the Merger; Reorganization.........   A-20
    4.27. Ownership of Company Common Stock.................   A-20

                                                                PAGE
                                                              --------
ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER..........   A-20
    5.1. Corporate Organization.............................   A-20
    5.2. Capitalization.....................................   A-21
    5.3. Authority; No Violation............................   A-22
    5.4. Consents and Approvals.............................   A-23
    5.5. Reports............................................   A-23
    5.6. Financial Statements...............................   A-23
    5.7. Broker's Fees......................................   A-24
    5.8. Absence of Certain Changes or Events...............   A-24
    5.9. Legal Proceedings..................................   A-24
    5.10. SEC Reports.......................................   A-24
    5.11. Agreements with Regulatory Agencies...............   A-24
    5.12. Buyer Information.................................   A-24
    5.13. Ownership of Company Common Stock; Affiliates and
     Associates.............................................   A-25
    5.14. Approvals.........................................   A-25
    5.15. Accounting for the Merger; Reorganization.........   A-25
    5.16. Taxes.............................................   A-25
    5.17. Employees.........................................   A-25
    5.18. Compliance with Applicable Law....................   A-26
    5.19. Investment Securities.............................   A-26
    5.20. Intellectual Property.............................   A-27
    5.21. Environmental Matters.............................   A-27
    5.22. Derivative Transactions...........................   A-27
    5.23. Loan Portfolio....................................   A-27
    5.24. Administration of Fiduciary Accounts..............   A-28

ARTICLE VI  COVENANTS RELATING TO CONDUCT OF BUSINESS.......   A-28
    6.1. Covenants of the Company...........................   A-28
    6.2. Covenants of Buyer.................................   A-30

ARTICLE VII  ADDITIONAL AGREEMENTS..........................   A-31
    7.1. Regulatory Matters.................................   A-31
    7.2. Access to Information..............................   A-32
    7.3. No Solicitation....................................   A-33
    7.4. Stockholder Meeting................................   A-34
    7.5. Legal Conditions to Merger.........................   A-35
    7.6. Affiliates.........................................   A-35
    7.7. Stock Exchange Listing.............................   A-35
    7.8. Employee Benefit Plans; Existing Agreements........   A-35
    7.9. Indemnification....................................   A-36
    7.10. Additional Agreements.............................   A-37
    7.11. Advice of Changes.................................   A-37
    7.12. Current Information...............................   A-37
    7.13. Execution and Authorization of Bank Merger
     Agreement..............................................   A-37
    7.14. Directorship......................................   A-38
    7.15. Advisory Council..................................   A-38
    7.16. Coordination of Dividends.........................   A-38
    7.17. Year 2000 Survey..................................   A-38
    7.18. Company DRIP......................................   A-38

                                                                PAGE
                                                              --------
ARTICLE VIII  CONDITIONS PRECEDENT..........................   A-39
    8.1. Conditions to Each Party's Obligation To Effect the
     Merger.................................................   A-39
    8.2. Conditions to Obligations of Buyer.................   A-39
    8.3. Conditions to Obligations of the Company...........   A-40

ARTICLE IX  TERMINATION AND AMENDMENT.......................   A-41
    9.1. Termination........................................   A-41
    9.2. Effect of Termination; Expenses....................   A-43
    9.3. Amendment..........................................   A-44
    9.4. Extension; Waiver..................................   A-44

ARTICLE X  GENERAL PROVISIONS...............................   A-44
    10.1. Closing...........................................   A-44
    10.2. Alternative Structure.............................   A-44
    10.3. Nonsurvival of Representations, Warranties and
     Agreements.............................................   A-44
    10.4. Expenses..........................................   A-44
    10.5. Notices...........................................   A-45
    10.6. Interpretation....................................   A-45
    10.7. Counterparts......................................   A-46
    10.8. Entire Agreement..................................   A-46
    10.9. Governing Law.....................................   A-46
    10.10. Enforcement of Agreement.........................   A-46
    10.11. Severability.....................................   A-46
    10.12. Publicity........................................   A-46
    10.13. Assignment; No Third Party Beneficiaries.........   A-46

AMENDMENT NO. 1.............................................   A-48

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of September 7, 1999 by and between F&M Bancorp, a Maryland corporation ("Buyer"), and Patapsco Valley
Bancshares, Inc., a Maryland corporation (the "Company"). (Buyer and the Company are sometimes collectively referred to herein as the "Constituent
Corporations".)

    WHEREAS, the Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Buyer; and

    WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Farmers & Mechanics National Bank, a banking association organized under the laws of the United States and a wholly owned subsidiary of Buyer ("Buyer Bank," and sometimes referred to herein as the "Surviving Bank"), and Commercial and Farmers Bank, a Maryland-chartered commercial bank and a wholly owned subsidiary of the Company (the "Company Bank"), will enter into a Subsidiary Agreement and Plan of Merger in substantially the form set forth on EXHIBIT A hereto (the "Bank Merger Agreement") providing for the merger (the "Subsidiary Merger") of the Company Bank with and into Buyer Bank, and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Merger; and

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction.

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1. THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the "MGCL"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Buyer. Buyer shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Maryland. The name of the Surviving Corporation shall continue to be F&M Bancorp. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

    1.2. EFFECTIVE TIME. The Merger shall become effective as set forth in the articles of merger (the "Articles of Merger") which shall be filed with the State Department of Assessments and Taxation (the "Department") on the Closing Date (as defined in Section 10.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

    1.3. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL.

    1.4. CONVERSION OF COMPANY COMMON STOCK. (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 1.18 shares (the "Exchange Ratio") of the common stock, par value $5.00 per share, of Buyer ("Buyer Common Stock"). All of the shares of Company Common Stock converted into Buyer Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Buyer Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and
Section 2.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

    (b) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (y) held by Buyer or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or the Company, being referred to herein as "DPC Shares") shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor. All shares of Buyer Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become authorized but unissued shares of Buyer Common Stock. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

    1.5. STOCK OPTIONS. (a) At the Effective Time, each option granted by the Company (a "Company Option") to purchase shares of Company Common Stock which is outstanding and unexercised (whether vested or unvested) immediately prior thereto shall be assumed by Buyer and converted automatically into an option (a "Buyer Option") to purchase shares of Buyer Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company's Incentive Stock Option Plan, the Company's Employee Stock Purchase Plan or the Company's Directors' Stock Option Plan, as the case may be (collectively, the "Company Option Plans") or the Agreement for Non-Qualified Stock Option, dated February 1, 1999, by and between the Company and W. William Cookson (the "Cookson Option"), as applicable):

        (1) the number of shares of Buyer Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Buyer Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

        (2) the exercise price per share of Buyer Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, such Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the new option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Buyer.

    (b) Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of Buyer Options, and, at or prior to the Effective Time, Buyer shall file a registration statement on Form S-8 with respect to the shares of Buyer Common Stock subject to Buyer Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as any such Buyer Options remain outstanding.

    (c) Buyer and the Company shall take all such steps as may be required to cause the transactions contemplated by this Section 1.5 and any other dispositions of Company equity securities (including derivative securities) or acquisitions of Buyer equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of the Company or (ii) at the Effective Time, will become a director or officer of Buyer, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

    1.6. BUYER COMMON STOCK. Except for shares of Buyer Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall constitute authorized but unissued shares of Buyer Common Stock as contemplated by Section 1.4 hereof, the shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

    1.7. ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of Buyer, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

    1.8. BY-LAWS. At the Effective Time, the By-Laws of Buyer, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.9. DIRECTORS AND OFFICERS. Except as contemplated by Section 7.14 hereof, the directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

    1.10. TAX CONSEQUENCES; ACCOUNTING TREATMENT. It is intended that the Merger shall (i) constitute a reorganization within the meaning of
Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code, and (ii) be accounted for as a "pooling-of-interests" under generally accepted accounting principles ("GAAP").

                                   ARTICLE II
                               EXCHANGE OF SHARES

    2.1. BUYER TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Buyer) (the "Exchange Agent"), selected by Buyer, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to
Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

    2.2. EXCHANGE OF SHARES. (a) As soon as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Buyer Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

    (b) No dividends or other distributions declared at or after the Effective Time with respect to Buyer Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this
Article II. After the surrender of a Certificate in accordance with this
Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Buyer Common Stock into which his Company Common Stock shall have been converted.

    (c) If any certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Buyer Common Stock as provided in this Article II.

    (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Buyer Common Stock an amount in cash determined by multiplying (i) the fraction of a share of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof by
(ii) the average of the last reported sale prices per share of Buyer Common Stock as reported on The Nasdaq Market's National Market ("Nasdaq/ NMS") (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source) for the 5 (five) consecutive trading days ending immediately preceding the date on which the Effective Time shall occur.

    (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be delivered by the Exchange Agent to Buyer. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter be entitled to look to Buyer for payment of their shares of Buyer Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Buyer Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer reasonably may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III
       DISCLOSURE SCHEDULES; STANDARDS FOR REPRESENTATIONS AND WARRANTIES

    3.1. DISCLOSURE SCHEDULES. Prior to the execution and delivery of this Agreement, the Company has delivered to Buyer, and Buyer has delivered to the Company, a schedule (in the case of the Company, the "Company Disclosure Schedule," and in the case of Buyer, the "Buyer Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Buyer, or to one or more of such party's covenants contained in Article VI; PROVIDED, HOWEVER, that notwithstanding anything in this Agreement to the contrary (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty (other than the representations and warranties contained in Sections 4.2, 4.3(a), 4.3(b), 4.6(a), 4.11(d), 4.12, 4.13, 5.2, 5.3(a), 5.3(b), 5.6(a),
5.10 and 5.12) if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or is reasonably likely to have a Material Adverse Effect (as defined herein) with respect to either the Company or Buyer, respectively.

    3.2. STANDARDS. (a) No representation or warranty of the Company contained in Article IV (other than the representations and warranties contained in Sections 4.2, 4.3(a), 4.3(b), 4.6(a), 4.11(d), 4.12 and 4.13) or of Buyer in
Article V (other than the representations and warranties contained in Sections 5.2, 5.3(a), 5.3(b), 5.6(a), 5.10 and 5.12) shall be deemed untrue or incorrect for any purpose under this Agreement, including for purposes of Section 8.2(a) and Section 8.3(a), and no party hereto shall be deemed to have breached any such representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any such representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Buyer, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Buyer, respectively.

    (b) As used in this Agreement, the term "Material Adverse Effect" means, with respect to Buyer or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (A) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting principles applicable to banks or their holding companies generally,
(C) any change in general economic or business conditions affecting banks, thrifts or holding companies generally, PROVIDED that such change does not affect the referenced party to a materially greater extent than banks, thrifts or holding companies generally, and PROVIDED FURTHER that such change does not have a materially adverse effect on the results of operations or financial condition of the referenced party, or (D) any action or omission of the Company or Buyer or any Subsidiary of either of them taken in contemplation of the Merger with the prior written consent of the other party hereto, or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated by the Company Documents (as defined herein) and the Bank Merger Agreement.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as specifically set forth in the Company Disclosure Schedule (PROVIDED, HOWEVER, that no exception shall be taken with respect to any representation or warranty set forth in any Section of this Article IV unless such exception is specifically set forth in the correspondingly enumerated section of the Company Disclosure Schedule), the Company hereby represents and warrants to Buyer as follows:

    4.1. CORPORATE ORGANIZATION. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Articles of Incorporation and By-Laws of the Company, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

    (b) The Company Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Maryland. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund ("BIF") and/or the Savings Association Insurance Fund ("SAIF") to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by the Company Bank. Each of the Company's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such qualification necessary. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

    (c) The minute books of the Company and each of its Subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken since December 31, 1996 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

    4.2. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock. As of the date of this Agreement, there are (x) 1,367,968.9364 shares of Company Common Stock outstanding, (y) 5,200 shares of Company Common Stock reserved for issuance pursuant to a restricted stock award that was granted by the Board of Directors of the Company on April 20, 1999 (the "Restricted Stock Award") and described in
Section 4.2(a) of the Company Disclosure Schedule and (z) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 120,000 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans and described in Section 4.2(a) of the Company Disclosure Schedule, (ii) 4,000 shares of Company Common Stock reserved for issuance pursuant to the Cookson Option Plan and described in
Section 4.2(a) of the Company Disclosure Schedule and (iii) 272,225 shares of Company Common Stock reserved for issuance upon exercise of the option issued to Buyer pursuant to the Stock Option Agreement, dated as of the date hereof, between Buyer and the Company (the "Company Option Agreement"). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule, and except for the Company Option Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The number of shares subject to each option to purchase Company Common Stock granted and the price at which each such option may be exercised are set forth in Section 4.2(a) of the Company Disclosure Schedule. The names of the optionees, the date of each option to purchase Company Common Stock granted, and the expiration date of each such option under the Company Option Plans are set forth in Section 4.2(a) of the Company Disclosure Schedule.

    (b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all of the Subsidiaries of the Company. The Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Buyer with Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries.

    (c) Upon the suspension by the Company of the Company Dividend Reinvestment Plan (the "Company DRIP") pursuant to Section 7.18, from the date of such suspension, if any, no issuances or purchases of the Company Common Stock under the Company DRIP shall be permitted, nor shall any other obligations thereunder accrue.

    4.3. AUTHORITY; NO VIOLATION. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Company Option Agreement (this Agreement and the Company Option Agreement, collectively, the "Company Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for the approval of the Merger and this Agreement by the requisite vote of the Company's stockholders, no other corporate proceedings on the part of the Company are necessary to approve the Company Documents and to consummate the transactions contemplated hereby and thereby. Without limiting the foregoing, the Board of Directors of the Company has adopted a resolution declaring that this Agreement, the Merger and the transactions contemplated hereby and thereby are advisable on substantially the terms set forth herein and that such proposed transactions be submitted for consideration at a special meeting of the stockholders of the Company. Each of the Company Documents has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

    (b) The Company Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of the Company Bank. Upon the due and valid approval of the Bank Merger Agreement by the Board of Directors of the Company Bank and by the Company as the sole stockholder of the Company Bank, no other corporate proceedings on the part of the Company Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by the Company Bank, will be duly and validly executed and delivered by the Company Bank and will (assuming due authorization, execution and delivery by Buyer Bank) constitute a valid and binding obligation of the Company Bank, enforceable against the Company Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

    (c) Neither the execution and delivery of the Company Documents by the Company or the Bank Merger Agreement by the Company Bank, nor the consummation by the Company or the Company Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by the Company or the Company Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of the Company or the articles of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained prior to the Effective Time,
(x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

    4.4. CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the Office of the Comptroller of the Currency (the "OCC") under the Bank Merger Act and approval of such applications and notices, (b) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, (c) the approval of the Merger and this Agreement by the requisite vote of the stockholders of the Company, (d) the filing of the Articles of Merger with the Department pursuant to the MGCL, (e) the approval of the Bank Merger Agreement by the Company as the sole stockholder of the Company Bank,
(f) authorization for quotation of Buyer Common Stock to be issued in the Merger on the Nasdaq/NMS, (g) approval of the transactions contemplated by this Agreement and the Bank Merger Agreement by the Maryland Commissioner of Financial Regulation and/or filings in connection therewith pursuant to the Financial Institutions Article of the Annotated Code of Maryland, (h) filings under state securities and blue sky laws, (i) filings with or approvals of the State Insurance Commissioner and (j) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by the Company of the Company Documents, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, (3) the execution and delivery by the Company Bank of the Bank Merger Agreement, and (4) the consummation by the Company Bank of the Subsidiary Merger and the transactions contemplated thereby.

    4.5. REPORTS. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since
December 31, 1995 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (iv) and any self-regulatory organization ("SRO") (collectively, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and no Regulatory Agency has initiated any proceeding or investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1995. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

    4.6. FINANCIAL STATEMENTS. (a) The Company has previously made available to Buyer copies of (i) the consolidated balance sheets of Company and its Subsidiaries as of December 31 for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Rowles & Company, LLP, independent public accountants with respect to the Company, and (ii) the unaudited consolidated statements of financial condition of the Company and its Subsidiaries as of June 30, 1999 and June 30, 1998 and the related unaudited consolidated statements of operations and cash flows for the six-month periods then ended as reported in the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1999 filed with the SEC under the Exchange Act. The December 31, 1998 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

    (b) The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements.

    4.7. BROKER'S FEES. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by the Company Documents or the Bank Merger Agreement, except that the Company has engaged, and will pay a fee or commission to, Ferris, Baker Watts Incorporated in accordance with the terms of a letter agreement between Ferris, Baker Watts Incorporated and the Company, a true, complete and correct copy of which has been previously made available by the Company to Buyer.

    4.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Since December 31, 1998, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

    (b) Except for the execution and delivery of the Company Documents and the Bank Merger Agreement, since December 31, 1998, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

    (c) Since June 30, 1999, neither the Company nor any of its Subsidiaries has
(i) increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of June 30, 1999 (which amounts have been previously disclosed to Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1999 as listed in
Section 4.8 of the Company Disclosure Schedule, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization or (iv) had any union organizing activities.

    4.9. LEGAL PROCEEDINGS. (a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by any of the Company Documents or the Bank Merger Agreement.

    (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

    4.10. TAXES. (a) Each of the Company and its Subsidiaries (i) has duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed on or prior to the date hereof and will duly and timely file all Tax Returns after the date hereof and prior to the Effective Time, and such Tax Returns are or will be true, correct and complete, and (ii) has paid or will pay in full or to the extent necessary made or will make adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined). No deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries. (i) There are no liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service (the "IRS") or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which the Company was the parent of the group filing such Tax Return, (v) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code), (vi) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method),
(vii) neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, (viii) neither the Company nor any of its Subsidiaries has made any payment or will be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of
Section 280G of the Code and (ix) none of the Company, any of its Subsidiaries or any entity acquired by the Company or its Subsidiaries is or was (a) a domestic building and loan association, (b) a mutual savings bank or (c) a cooperative bank without capital stock organized and operated for mutual purposes and without profit, which has taken a deduction for additions to a reserve for bad debts under Section 593 of the Code.

    (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

    4.11. EMPLOYEES. (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the "Company Plans") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of the Company, any Subsidiary or any Company ERISA Affiliate.

    (b) The Company has heretofore made available to Buyer true, complete and correct copies of each of the Company Plans and all related documents, including but not limited to (i) the actuarial report for such Company Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such Company Plan.

    (c) (i) Each of the Company Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Company Plans intended to be "qualified" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and the Company is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Company Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Company Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Plan's actuary with respect to such Company Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Plan allocable to such accrued benefits, (iv) no Company Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any Company ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, its Subsidiaries or the Company ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or a Company ERISA Affiliate of incurring a liability thereunder, (vi) no Company Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA,
(vii) all contributions or other amounts payable by the Company, its Subsidiaries or any Company ERISA Affiliates as of the Effective Time with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code,
(viii) neither the Company, its Subsidiaries nor any Company ERISA Affiliate has engaged in a transaction in connection with which the Company, its Subsidiaries or any Company ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
Section 4975 or 4976 of the Code, (ix) there are no pending or, to the best knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will not (y) entitle any current or former employee or officer of the Company or any Company ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee or officer.

    (d) Section 4.11(d) of the Company Disclosure Schedule sets forth a true, complete and correct list of each contract, arrangement, commitment or understanding (whether written or oral,) with respect to the employment or retention of any director, officer, employee or consultant (each, an "Employment Agreement") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, and the Company has heretofore made available to Buyer true, complete and correct copies of each such Employment Agreement and all related documents.

    4.12. SEC REPORTS. The Company has previously made available to Buyer a true, complete and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since
January 1, 1997 by the Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Company Reports") and (b) communication mailed by the Company to its stockholders since January 1, 1997, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto.

    4.13. COMPANY INFORMATION. The information relating to the Company and its Subsidiaries which is provided to Buyer by the Company specifically for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

    4.14. COMPLIANCE WITH APPLICABLE LAW. The Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice of, any violations of any of the above.

    4.15. CERTAIN CONTRACTS. (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is an Employment Agreement,
(ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Buyer, the Company, the Surviving Corporation, the Surviving Bank or any of their respective Subsidiaries to any officer, director, consultant or employee thereof,
(iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports,
(iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $50,000 per annum, in the case of any such agreement with an individual, or $100,000 per annum, in the case of any other such agreement, (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement. Each contract, arrangement, commitment or understanding of the type described in this
Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract". The Company has previously made available to Buyer true, complete and correct copies of each Company Contract.

    (b) (i) Each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract,
(iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract and (iv) no other party to such Company Contract is, to the knowledge of the Company, in default in any respect thereunder.

    4.16. AGREEMENTS WITH REGULATORY AGENCIES. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a "Company Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Company Regulatory Agreement.

    4.17. INVESTMENT SECURITIES. Section 4.17 of the Company Disclosure Schedule sets forth the book and market value as of July 31, 1999 of the investment securities and securities available for sale of the Company and its Subsidiaries.

    4.18. INTELLECTUAL PROPERTY. The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses; and neither the Company nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others.

    4.19. STATE TAKEOVER LAWS. The Board of Directors of the Company has approved this Agreement, the Company Option Agreement and the transaction contemplated hereby prior to the date of this Agreement such that the provisions of Section 3-602 of the MGCL will not, assuming the accuracy of the representations contained in Section 5.13 hereof, apply to this Agreement, the Bank Merger Agreement or the Company Option Agreement or any of the transactions contemplated hereby or thereby.

    4.20. ADMINISTRATION OF FIDUCIARY ACCOUNTS. The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, complete and correct and accurately reflect the assets of such fiduciary account.

    4.21. ENVIRONMENTAL MATTERS. (a) Each of the Company and its Subsidiaries and to the best knowledge of the Company, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

    (b) There is no suit, claim, action or proceeding, pending or, to the best knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries or to the best knowledge of the Company, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws or
(y) relating to the release, threatened release or exposure to any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

    (c) During the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties,
(y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility or (z) the Company's or any of its Subsidiaries' holding of a security interest in a Loan Property, to the best knowledge of the Company, there has been no release of Hazardous Materials in, on, under or affecting any such property. Prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility or (z) the Company's or any of its Subsidiaries' holding of a security interest in a Loan Property, to the best knowledge of the Company, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

    (d) The following definitions apply for purposes of this Section 4.21:
(x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials;
(y) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

    4.22. DERIVATIVE TRANSACTIONS. Since December 31, 1998, neither Company nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by the Company or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of the Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $50,000.

    4.23. OPINION. Prior to the execution of this Agreement, the Company has received an opinion from Ferris, Baker Watts Incorporated to the effect that, as of the date hereof and based upon and subject to the matters set forth therein, the consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to the Company's stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

    4.24. APPROVALS. As of the date of this Agreement, the Company knows of no reason why all Requisite Regulatory Approvals (as such term is defined in subsection 8.1(c) hereof) should not be obtained.

    4.25. LOAN PORTFOLIO. (a) Neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than any Loan the unpaid principal balance of which does not exceed $50,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.25 of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $50,000 of the Company or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof. The Company shall promptly inform Buyer in writing of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

    (b) Each Loan in original principal amount in excess of $50,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been and remain perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    4.26. ACCOUNTING FOR THE MERGER; REORGANIZATION. As of the date of this Agreement, the Company has no reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.

    4.27. OWNERSHIP OF COMPANY COMMON STOCK. Immediately prior to the Effective Time, none of the Company or its Subsidiaries will beneficially own, directly or indirectly, any Company Common Stock that will be cancelled, pursuant to Section 1.4(b) hereof, at the Effective Time.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER

    Except as specifically set forth in the Buyer Disclosure Schedule (PROVIDED, HOWEVER, that no exception shall be taken with respect to any representation or warranty set forth in any Section of this Article V unless such exception is specifically set forth in the correspondingly enumerated section of the Buyer Disclosure Schedule), Buyer hereby represents and warrants to the Company as follows:

    5.1. CORPORATE ORGANIZATION. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Buyer is duly registered as a bank holding company under the BHC Act. The Articles of Incorporation and By-Laws of Buyer, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

    (b) Buyer Bank is a banking association duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of Buyer Bank are insured by the FDIC through the BIF and the SAIF to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Buyer Bank. Each of Buyer's other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

    (c) The minute books of Buyer and each of its Subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken since December 31, 1996 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

    5.2. CAPITALIZATION. (a) As of the date of this Agreement, the authorized capital stock of Buyer consists of 50,000,000 shares of Buyer Common Stock. As of August 31, 1999, there were 9,360,558 shares of Buyer Common Stock issued and outstanding. As of the date of this Agreement, no shares of Buyer Common Stock were reserved for issuance, except that (i) 63,814 shares of Buyer Common Stock were reserved for issuance pursuant to Buyer's dividend reinvestment and stock purchase plans and (ii) 487,408 shares of Buyer Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Buyer 1983 Incentive Stock Option Plan, as amended, the Buyer 1995 Stock Option Plan, the Buyer Employee Stock Purchase Plan, the Buyer 1999 Employee Stock Option Plan, the Buyer 1999 Stock Option Plan for Non-Employee Directors, the Home Federal Corporation 1989 Stock Option and Stock Appreciation Rights Plan, the Monocacy Bancshares, Inc. 1994 Stock Incentive Plan, the Monocacy Bancshares, Inc. 1997 Independent Director Stock Option Plan, and the Keller Stonebraker Stock Option Plan (collectively, the "Buyer Stock Plans"). All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 5.2(a) of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

    (b) Section 5.2(b) of the Buyer Disclosure Schedule sets forth a true and correct list of all of Buyer Subsidiaries as of the date of this Agreement. As of the date of this Agreement, Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Buyer, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Buyer calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

    5.3. AUTHORITY; NO VIOLATION. (a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

    (b) Buyer Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Buyer Bank. Upon the due and valid approval of the Bank Merger Agreement by Buyer as the sole stockholder of Buyer Bank, and by the Board of Directors of Buyer Bank, no other corporate proceedings on the part of Buyer Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Buyer Bank, will be duly and validly executed and delivered by Buyer Bank and will (assuming due authorization, execution and delivery by the Company
Bank) constitute a valid and binding obligation of Buyer Bank, enforceable against Buyer Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

    (c) Neither the execution and delivery of this Agreement by Buyer or the Bank Merger Agreement by Buyer Bank, nor the consummation by Buyer or Buyer Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Buyer or Buyer Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of Buyer, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or
(ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

    5.4. CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Office of the Comptroller of the Currency under the Bank Merger Act, and approval of such applications and notices, (b) the filing and declaration of effectiveness of the S-4, (c) the filing of the Articles of Merger with the Department pursuant to the MGCL, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, (e) the approval of the Bank Merger Agreement by the stockholder of Buyer Bank, (f) authorization for quotation of Buyer Common Stock to be issued in the Merger on the Nasdaq/NMS, (g) approval of the transactions contemplated by this Agreement and the Bank Merger Agreement by the Maryland Commissioner of Financial Regulation and/or filings in connection therewith pursuant to the Financial Institutions Article of the Annotated Code of Maryland, (h) filings with the State Insurance Commissioner and (i) such filings, authorizations or approvals as may be set forth in Section 5.4 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Buyer of this Agreement,
(2) the consummation by Buyer of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Buyer Bank of the Bank Merger Agreement, and (4) the consummation of Buyer Bank of the transactions contemplated by the Bank Merger Agreement.

    5.5. REPORTS. Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since
December 31, 1995 with the OCC or any other Regulatory Agency (collectively, the "Buyer Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Buyer Regulatory Agency in the regular course of the business of Buyer and its Subsidiaries, and no Buyer Regulatory Agency has initiated any proceeding or investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 1995. There is no unresolved violation, criticism, or exception by any Buyer Regulatory Agency with respect to any report or statement relating to any examinations of Buyer or any of its Subsidiaries.

    5.6. FINANCIAL STATEMENTS. (a) Buyer has previously made available to the Company copies of (i) the consolidated balance sheets of Buyer and its Subsidiaries as of December 31 for the fiscal years 1997 and 1998 and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Arthur Andersen, LLP, independent public accountants with respect to Buyer, and (ii) the unaudited consolidated balance sheets of Buyer and its Subsidiaries as of June 30, 1999 and June 30, 1998 and the related unaudited consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the six-month periods then ended as reported in Buyer's Quarterly Report on Form 10-Q for the period ended June 30, 1999 filed with the SEC under the Exchange Act. The December 31, 1998 consolidated balance sheet of Buyer (including the related notes, where applicable) fairly presents the consolidated financial position of Buyer and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.6 (a) (including the related notes, where applicable) fairly present and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

    (b) The books and records of Buyer and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

    5.7. BROKER'S FEES. Neither Buyer nor any Subsidiary of Buyer, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Company Option Agreement or the Bank Merger Agreement, except that Buyer has engaged, and will pay a fee or commission to, Wheat First Securities, Inc.

    5.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1998, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

    5.9. LEGAL PROCEEDINGS. (a) Neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to the Buyer's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

    5.10. SEC REPORTS. Buyer has previously made available to the Company a true, complete and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since
January 1, 1997 by Buyer with the SEC pursuant to the Securities Act or the Exchange Act (the "Buyer Reports") and (b) communication mailed by Buyer to its stockholders since January 1, 1997, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Buyer has timely filed all Buyer Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Buyer Reports complied with the published rules and regulations of the SEC with respect thereto.

    5.11. AGREEMENTS WITH REGULATORY AGENCIES. Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.11 of the Buyer Disclosure Schedule, a "Buyer Regulatory Agreement"), any Buyer Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Buyer or any of its Subsidiaries been advised by any Buyer Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    5.12. BUYER INFORMATION. The information relating to Buyer and its Subsidiaries which is provided to the Company by Buyer for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

    5.13. OWNERSHIP OF COMPANY COMMON STOCK; AFFILIATES AND ASSOCIATES. (a) Except for the Company Option Agreement, neither Buyer nor any of its affiliates or associates (as such terms are defined under the Exchange Act),
(i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares); and

    (b) Neither Buyer nor any of its Subsidiaries is an "affiliate" (as such term is defined in MGCL Section 3-601) or an "associate" (as such term is defined in MGCL Section 3-601) of the Company or an "Interested Stockholder" (as such term is defined in MGCL Section 3-601) of the Company.

    5.14. APPROVALS. As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Subsidiary Merger) should not be obtained.

    5.15. ACCOUNTING FOR THE MERGER; REORGANIZATION. As of the date of this Agreement, Buyer has no reason to believe that the Merger will fail to qualify
(i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.

    5.16. TAXES. Each of Buyer and its Subsidiaries (i) has duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed on or prior to the date hereof and will duly and timely file all Tax Returns after the date hereof and prior to the Effective Time, and such Tax Returns are or will be true, correct and complete, and (ii) has paid or will pay in full or to the extent necessary made or will make adequate provision in the financial statements of Buyer (in accordance with GAAP) for all Taxes. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of Buyer, threatened against or with respect to Buyer or any of its Subsidiaries. (i) There are no liens for Taxes upon the assets of either Buyer or its Subsidiaries except for statutory liens for current Taxes not yet due,
(ii) neither Buyer nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of Buyer and its Subsidiaries, the federal and state income Tax Returns of Buyer and its Subsidiaries have been audited by the IRS or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review,
(iv) neither Buyer nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which Buyer was the parent of the group filing such Tax Return, (v) neither Buyer nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code), (vi) neither Buyer nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) neither Buyer nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, and (viii) neither Buyer nor any of its Subsidiaries has made any payment or will be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code.

    5.17. EMPLOYEES. (a) Section 5.17(a) of the Buyer Disclosure Schedule sets forth a true, complete and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA; each "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the "Buyer Plans") by Buyer, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Buyer ERISA Affiliate"), all of which together with Buyer would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Buyer, any Subsidiary or any Buyer ERISA Affiliate.

    (b) (i) Each of the Buyer Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Buyer Plans intended to be "qualified" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Buyer is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Buyer Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Buyer Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Buyer Plan's actuary with respect to such Buyer Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Buyer Plan allocable to such accrued benefits, (iv) no Buyer Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Buyer, its Subsidiaries or any Buyer ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA,
(y) deferred compensation benefits accrued as liabilities on the books of Buyer, its Subsidiaries or a Buyer ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Buyer, its Subsidiaries or any Buyer ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Buyer, its Subsidiaries or a Buyer ERISA Affiliate of incurring a liability thereunder, (vi) no Buyer Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Buyer, its Subsidiaries or any Buyer ERISA Affiliates as of the Effective Time with respect to each Buyer Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither Buyer, its Subsidiaries nor any Buyer ERISA Affiliate has engaged in a transaction in connection with which Buyer, its Subsidiaries or any Buyer ERISA Affiliate could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending or, to the best knowledge of Buyer, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Buyer Plans or any trusts related thereto and
(x) the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will not (y) entitle any current or former employee or officer of Buyer or any Buyer ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee or officer.

    5.18. COMPLIANCE WITH APPLICABLE LAW. Buyer and each of its Subsidiaries holds, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has received notice of, any violations of any of the above.

    5.19. INVESTMENT SECURITIES. Section 5.19 of the Buyer Disclosure Schedule sets forth the book and market value as of July 31, 1999 of the investment securities and securities available for sale of Buyer and its Subsidiaries.

    5.20. INTELLECTUAL PROPERTY. Buyer and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses; and neither Buyer nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others.

    5.21. ENVIRONMENTAL MATTERS. (a) Each of Buyer and its Subsidiaries and to the best knowledge of Buyer, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable Environmental Laws;

    (b) There is no suit, claim, action or proceeding, pending or, to the best knowledge of Buyer, threatened, before any Governmental Entity or other forum in which Buyer, any of its Subsidiaries or to the best knowledge of Buyer, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws or
(y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Buyer or any of its Subsidiaries, any Participation Facility or any Loan Property;

    (c) During the period of (x) Buyer's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties,
(y) Buyer's or any of its Subsidiaries' participation in the management of any Participation Facility or (z) Buyer's or any of its Subsidiaries' holding of a security interest in a Loan Property, to the best knowledge of Buyer, there has been no release of Hazardous Materials in, on, under or affecting any such property. Prior to the period of (x) Buyer's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties,
(y) Buyer's or any of its Subsidiaries' participation in the management of any Participation Facility or (z) Buyer's or any of its Subsidiaries' holding of a security interest in a Loan Property, to the best knowledge of Buyer, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

    (d) The following definitions apply for purposes of this Section 5.21:
(x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials;
(y) "Loan Property" means any property in which Buyer or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which Buyer or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

    5.22. DERIVATIVE TRANSACTIONS. Since December 31, 1998, neither Buyer nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except
(i) as agent on the order and for the account of others or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan held by Buyer or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of Buyer and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Buyer and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of Buyer or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $10,000,000.

    5.23. LOAN PORTFOLIO. (a) Neither Buyer nor any of its Subsidiaries is a party to any written or oral (i) Loan, other than any Loan the unpaid principal balance of which does not exceed $1,000,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater stockholder of Buyer or any of its Subsidiaries, or to the knowledge of Buyer, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 5.23 of the Buyer Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $1,000,000 of Buyer or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Buyer and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Buyer that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof.

    (b) Each Loan in original principal amount in excess of $10,000,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been and remain perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    5.24. ADMINISTRATION OF FIDUCIARY ACCOUNTS. Buyer and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Buyer nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, complete and correct and accurately reflect the assets of such fiduciary account.

                                   ARTICLE VI
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    6.1. COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement or the Company Option Agreement or with the prior written consent of Buyer, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. The Company will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Buyer the present services of the employees of the Company and its Subsidiaries and (z) preserve for itself and Buyer the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Buyer, the Company shall not, and shall not permit any of its Subsidiaries to:

    (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends not in excess of $0.13 per share of Company Common Stock;

    (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms and except pursuant to the Company Option Agreement or
(ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company;

    (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock pursuant to stock options or similar rights to acquire Company Common Stock granted pursuant to the Company Option Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms, (ii) the issuance of 4,000 shares of Company Common Stock pursuant to and in accordance with the terms of the Cookson Option Plan, (iii) the issuance of 5,200 shares of Company Common Stock pursuant to and in accordance with the Restricted Stock Award, (iv) if the Company DRIP has not been suspended pursuant to Section 7.18, the issuance of Company Common Stock pursuant to and in accordance with the terms of the Company DRIP in respect of regular quarterly dividend payments and (v) pursuant to the Company Option Agreement;

    (d) amend its Articles of Incorporation, By-Laws or other similar governing documents;

    (e) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $100,000 in the aggregate;

    (f) enter into any new line of business;

    (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

    (h) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

    (i) change its methods of accounting in effect at June 30, 1999, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

    (j) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

    (k) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368(a) of the Code, PROVIDED, HOWEVER, that nothing contained herein shall limit the ability of Buyer to exercise its rights under the Company Option Agreement;

    (l) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

    (m) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

    (n) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

    (o) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

    (p) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

    (q) other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

    (r) without the prior consent of Buyer, make or purchase, or commit to make or purchase, any loan or loans, or extend any line of credit, to any borrower and its affiliates in an aggregate principal amount greater than $1,000,000 or in an amount which, when aggregated with any existing indebtedness to the Company and its Subsidiaries and lines of credit from the Company and its Subsidiaries of such borrower and its affiliates, would exceed $1,000,000; PROVIDED, HOWEVER, that if at any time from the date of this Agreement to the Effective Time, the Company or any of its Subsidiaries desires to make or purchase, or commit to make or purchase, any such loan, or extend any such line of credit, the Company shall furnish to Buyer, promptly upon its substantial completion, the information package prepared by the Company's (or such Subsidiary's) loan committee with respect to such proposed loan requests and any other information that Buyer may reasonably request (collectively, the "Loan Request Documents"), and unless, within 24 hours of receiving the Loan Request Documents, Buyer notifies the Company (whether telephonically or in writing) that Buyer objects to the making of such loan or the extension of such credit, Buyer shall be deemed to have consented to such loan or extension of credit; or

    (s) agree to do any of the foregoing.

    6.2. COVENANTS OF BUYER. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement or the Company Option Agreement or with the prior written consent of the Company, Buyer and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with prudent banking practice. Without limiting the generality of the foregoing, and except as set forth on Section 6.2 of the Buyer Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Buyer shall not, and shall not permit any of its Subsidiaries to:

    (a) solely in the case of Buyer, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; PROVIDED, HOWEVER, that nothing contained herein shall prohibit Buyer from increasing the quarterly cash dividend on Buyer Common Stock;

    (b) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

    (c) change its methods of accounting in effect at June 30, 1999, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Buyer's independent auditors;

    (d) knowingly take any action that would result in a failure to maintain the authorization for quotation of Buyer Comon Stock on the Nasdaq/NMS;

    (e) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368(a) of the Code, PROVIDED, HOWEVER, that nothing contained herein shall limit the ability of Buyer to exercise its rights under the Company Option Agreement; or

    (f) agree to do any of the foregoing.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    7.1. REGULATORY MATTERS. (a) The Company shall promptly prepare and file with the SEC the Proxy Statement and Buyer shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Buyer shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its stockholders. Buyer shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Subsidiary Merger) (it being understood that any amendments to the S-4 or a resolicitation of proxies as consequence of a subsequent proposed merger, stock purchase or similar acquisition by Buyer or any of its Subsidiaries shall not violate this covenant). The Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Buyer, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) Buyer and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

    (d) Buyer and the Company shall promptly furnish each other with copies of written communications received by Buyer or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

    (e) The information supplied by the Company for inclusion in the S-4 shall not, at the time the S-4 is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Company's stockholders meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made not misleading. If at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement, the Company shall promptly inform Buyer thereof in writing. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    (f) The information supplied by Buyer for inclusion in the S-4 shall not, at the time the S-4 is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Buyer for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Company's stockholders meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Buyer or any of its affiliates, or to their respective officers or directors, should be discovered by Buyer that should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement, Buyer shall promptly inform the Company thereof in writing. All documents that Buyer is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    7.2. ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Buyer will hold, and will cause its officers, directors, employees, accountants, counsel and other representatives to hold, all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 25, 1999, by and between the Company and Buyer, with respect to all of the information furnished by the Company to Buyer or its representatives (the "Company Confidentiality Agreement").

    (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, Buyer shall, and shall cause its Subsidiaries to, make available to the Company (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which Buyer is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the Company may reasonably request. Neither Buyer nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The Company will hold, and will cause its officers, directors, employees, accountants, counsel and other representatives to hold, all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 25, 1999, by and between Buyer and the Company, with respect to all of the information furnished by Buyer to the Company or its representatives (the "Buyer Confidentiality Agreement," and together with the Company Confidential Agreement, the "Confidentiality Agreements").

    (c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

    7.3. NO SOLICITATION. The Company agrees that neither it nor any of its Subsidiaries shall, or shall authorize or permit any of its respective officers, directors, employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate, encourage or facilitate any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), (ii) recommend or endorse any takeover proposal, or (iii) enter into, encourage or facilitate any discussions or negotiations regarding, furnish to any person any information with respect to, or facilitate any attempt to make or implement any proposal that constitutes or may reasonably be expected to lead to, any proposal relating to or involving a takeover proposal; PROVIDED, HOWEVER, that the Company may communicate information about any such takeover proposal to its stockholders if, in the good faith judgment of the

Company's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law; PROVIDED, FURTHER, HOWEVER, that nothing contained in this Section 7.3 shall prohibit the Board of Directors of the Company from (x) to the extent applicable, complying with Rule 14e-2 and/or Rule 14d-9 promulgated under the Exchange Act or (y) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written BONA FIDE proposal regarding a takeover proposal if, and only to the extent that (A) the meeting of the Company's stockholders contemplated by Section 7.4 hereof shall not have occurred, (B) the Board of Directors of the Company concludes in good faith, after consultation with and based upon the advice of outside counsel, that it is legally required to furnish such information or enter into such discussions or negotiations in order to comply with its fiduciary duties to stockholders under applicable law,
(C) prior to taking such action, the Company receives from such person or entity an executed confidentiality agreement and an executed standstill agreement, each in reasonably customary form (provided that each such agreement is at least as limiting as any such agreement between Buyer and the Company), and (D) the Board of Directors of the Company, after consultation with and based upon the advice of its financial advisor, concludes in good faith that the proposal regarding the takeover proposal contains an offer of consideration that is greater than the consideration set forth herein (a "Superior Takeover Proposal"). The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Buyer with respect to any of the foregoing. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 7.3. The Company will notify Buyer immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform Buyer in writing of all of the relevant details with respect to the foregoing. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 7.3 by any officer or director of the Company or any Subsidiary thereof or any investment banker, attorney or other advisor, representative or agent of the Company or any Subsidiary thereof, acting on behalf of or at the request of the Board of Directors of the Company, shall be deemed to be a breach of this Section 7.3 by the Company. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement, the Bank Merger Agreement and the Company Option Agreement.

    7.4. STOCKHOLDER MEETING. (a) The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The Company will, through its Board of Directors, except as provided in Section 7.4(b) hereof, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement.

    (b) Notwithstanding the provisions of Section 7.4(a) above, the Board of Directors of the Company may withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement if the Company receives an unsolicited, written BONA FIDE proposal regarding a takeover proposal, and (i) the Board of Directors of the Company concludes in good faith that it is required to take such action, but only after consultation with and based upon the advice of outside counsel that the failure to take such action would result in a violation of any fiduciary duties of the Board of Directors to its stockholders under applicable law, and (ii) the Board of Directors of the Company, after consultation with and based upon the advice of its financial advisor, concludes in good faith that such takeover proposal is a Superior Takeover Proposal.

    7.5. LEGAL CONDITIONS TO MERGER. Each of Buyer and the Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts
(a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Subsidiary Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the Subsidiary Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

    7.6. AFFILIATES. (a) Each of Buyer and the Company shall use its commercially reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.6(a) hereto (in the case of affiliates of Buyer) or 7.6(b) hereto (in the case of affiliates of the Company).

    (b) Buyer shall use its commercially reasonable efforts to publish, not later than 21 days after the end of the first full calendar month (in which there are at least 30 days) following the month in which the Effective Time occurs, financial results covering at least 30 days of post-Merger combined operations as contemplated by SEC Accounting Series Release No. 135; PROVIDED, HOWEVER, if the foregoing would otherwise require publication of such financial results in April, Buyer shall not be required to publish such financial results prior to the time it has released summary quarterly earnings information with respect to the first quarter in the ordinary course.

    7.7. STOCK EXCHANGE LISTING. Buyer shall use all commercially reasonable efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be authorized for quotation on the Nasdaq/NMS, subject to official notice of issuance, as of the Effective Time.

    7.8. EMPLOYEE BENEFIT PLANS; EXISTING AGREEMENTS. (a) Buyer agrees that those individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time shall continue to be employees of the Surviving Corporation as of the Effective Time (the "Company Employees"); PROVIDED, HOWEVER, that this Section 7.8 shall not be construed to limit the ability of the applicable employer to terminate the employment of any Company Employee at any time.

    (b) As soon as practicable following the Effective Time, the Company Employees shall be entitled to participate in Buyer's employee benefit plans in which similarly situated employees of Buyer or its Subsidiaries participate, to the same extent as comparable employees of Buyer or its Subsidiaries (it being understood that inclusion of Company Employees in Buyer's employee benefit plans may occur at different times with respect to different plans).

    (c) Buyer shall, or shall cause the Surviving Bank to, give Company Employees full credit for the Company Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company or such Subsidiary immediately prior to the Effective Time, for purposes of eligibility, vesting and benefit accrual (except to the extent giving such credit would result in the duplication of benefits and except for benefit accruals under any defined benefit pension plan) under any employee benefit plan or arrangement maintained by the Buyer or the Surviving Bank in which the Company Employees participate.

    (d) Buyer shall, or shall cause the Surviving Bank to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans in which such Company

Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Company Employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Company Employees immediately prior to the Effective Time, and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Company Employees are eligible to participate in after the Effective Time.

    (e) Following the Effective Time, Buyer shall honor and shall cause the Surviving Bank to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between the Company and any director, officer or employee thereof and which have been disclosed in the Company Disclosure Schedule and have previously been made available to Buyer.

    7.9. INDEMNIFICATION. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Buyer shall indemnify and hold harmless, as and to the extent permitted by Maryland law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer; PROVIDED, HOWEVER, that (1) Buyer shall have the right to assume the defense thereof and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Buyer shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Buyer thereof, PROVIDED that the failure to so notify shall not affect the obligations of Buyer under this Section 7.9 except to the extent such failure to notify prejudices Buyer. Buyer's obligations under this Section 7.9 shall continue in full force and effect for a period of six (6) years from the Effective Time; PROVIDED,

HOWEVER, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

    (b) Prior to the Effective Time the Company shall purchase, and for a period of six years after the Effective Time, Buyer shall use its commercially reasonable efforts to maintain, directors and officers liability insurance "tail" or "runoff" coverage with respect to wrongful acts and/or omissions committed or allegedly committed prior to the Effective Time. Subject to the foregoing, such coverage shall have an aggregate coverage limit over the term of such policy in an amount no less than the annual aggregate coverage limit under the Company's existing directors and officers liability policy, and in all other respects shall be at least comparable to such existing policy.

    (c) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this section.

    (d) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    7.10. ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Bank Merger Agreement or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Subsidiary Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

    7.11. ADVICE OF CHANGES. Buyer and the Company shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 8.2(a) or 8.3(a) hereof, as the case may be, or the compliance by the Company or Buyer, as the case may be, with the respective covenants and agreements of such parties contained herein.

    7.12. CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Buyer and to report the general status of the ongoing operations of the Company and its Subsidiaries. The Company will promptly notify Buyer of any material change in the normal course of business or in the operation of the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or any of its Subsidiaries, and will keep Buyer fully informed of such events.

    7.13. EXECUTION AND AUTHORIZATION OF BANK MERGER AGREEMENT. As soon as reasonably practicable after the date of this Agreement, (a) Buyer shall
(i) cause the Board of Directors of Buyer Bank to approve the Bank Merger Agreement, (ii) cause Buyer Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of Buyer Bank, and

(b) the Company shall (i) cause the Board of Directors of the Company Bank to approve the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of the Company Bank.

    7.14. DIRECTORSHIP. Prior to Closing, Buyer shall take all action as may be necessary or appropriate to cause one member of the Company's Board of Directors designated by the Board of Directors of the Company and acceptable to the Buyer (the "Company Designee") to be a director of Buyer as of the Effective Time, who is to hold office in accordance with the charter and bylaws of Buyer until his successor is duly elected or appointed and qualified. Subject to the next sentence, the Company Designee shall be appointed to the class of directors with the fewest members as of the Closing Date and at the first annual meeting of the stockholders of Buyer after the Effective Time shall be nominated by the Board of Directors of Buyer for election to such position for the remainder of the term of such class. If at the Effective Time each class of directors has an equal number of members, the Company Designee shall be appointed to the class of directors whose term of office expires at the first annual meeting of the stockholders of Buyer following the Effective Time and at such annual meeting of the stockholders of Buyer shall be included on the list of nominees for director presented by the Board of Directors of Buyer.

    7.15. ADVISORY COUNCIL. Promptly following the Effective Time, Buyer shall cause, for a period of not less than twelve months after the Effective Time, those persons who are members of the Board of Directors of the Company (other than any such person who shall be appointed to the Board of Directors of Buyer pursuant to Section 7.14) to be appointed to Buyer Bank's community advisory council.

    7.16. COORDINATION OF DIVIDENDS. After the date of this Agreement each of Buyer and the Company shall coordinate with the other the declaration of any dividends in respect of Buyer Common Stock and the Company Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Buyer Common Stock or Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Buyer Common Stock and/or Company Common Stock and any shares of Buyer Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

    7.17. YEAR 2000 SURVEY. The Company shall, and shall cause its Subsidiaries to, send to each of its customers identified by Buyer a Year 2000 survey in a form designated by Buyer and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause its customers to complete and return such survey. Furthermore, the Company shall, and shall cause its Subsidiaries to, (a) seek such additional information as Buyer shall reasonably request from any customer designated by Buyer, and (b) take such action as is reasonably necessary to obtain such information, including, without limitation, scheduling face-to-face meetings with such customers;

    7.18. COMPANY DRIP. The Company shall suspend the Company DRIP upon the request of Buyer if Buyer has been previously advised by its accountants (a copy of which advice shall be provided to the Company) that such suspension will not adversely effect pooling-of-interests treatment under GAAP for the Merger.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

    8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock under applicable law.

        (b) NASDAQ/NMS LISTING. The shares of Buyer Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for quotation on the Nasdaq/NMS, subject to official notice of issuance.

        (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger and the Subsidiary Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

        (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or the Subsidiary Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Subsidiary Merger.

        (f) POOLING OF INTERESTS. Buyer shall have received a letter from Arthur Andersen, LLP addressed to Buyer, to the effect that the Merger will qualify for "pooling of interests" accounting treatment, and the Company shall have received a copy of such letter.

    8.2. CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to effect the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. (i) Subject to Section 3.2, the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 4.2, 4.3(a), 4.3(b), 4.6(a), 4.11(d), 4.12 and 4.13) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and (ii) the representations and warranties of the Company set forth in Sections 4.2, 4.3(a), 4.3(b), 4.6(a), 4.11(d), 4.12 and 4.13 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (c) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any federal agency or state banking authority seeking an Injunction shall be pending.

        (d) FEDERAL TAX OPINION. Buyer shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Buyer ("Buyer's Counsel"), in form and substance reasonably satisfactory to Buyer, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Buyer's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Buyer, Buyer Bank, the Company, the Company Bank and others reasonably satisfactory in form and substance to such counsel.

    8.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. (i) Subject to Section 3.2, the representations and warranties of Buyer set forth in this Agreement (other than the representations and warranties set forth in Sections 5.2, 5.3(a), 5.3(b), 5.6(a), 5.10 and 5.12) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and (ii) the representations and warranties of Buyer set forth in Sections 5.2, 5.3(a), 5.3(b), 5.6(a), 5.10 and 5.12 of this
    Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.

        (b) PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

        (c) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any federal agency or state banking authority seeking an Injunction shall be pending.

        (d) FEDERAL TAX OPINION. The Company shall have received an opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (the "Company's Counsel"), in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger and the Subsidiary Merger will be treated as reorganizations within the meaning of Section 368(a) of the Code and that accordingly for federal income tax purposes:

           (i) No gain or loss will be recognized by the Company as a result of the Merger;

           (ii) No gain or loss will be recognized by the Company Bank as a result of the Subsidiary Merger (except to the extent the Company Bank or Buyer Bank may be required to recognize income due to the recapture of bad debt reserves as a result of the Subsidiary Merger);

           (iii) No gain or loss will be recognized by the stockholders of the Company who exchange all of their Company Common Stock solely for Buyer Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Buyer Common Stock); and

           (iv) The aggregate tax basis of Buyer Common Stock received by stockholders who exchange all of their Company Common Stock solely for Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

In rendering such opinion, the Company's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Buyer, Buyer Bank, the Company, the Company Bank and others reasonably satisfactory in form and substance to such counsel.

                                   ARTICLE IX
                           TERMINATION AND AMENDMENT

    9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

        (a) by mutual consent of the Company and Buyer in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

        (b) by either Buyer or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied by any Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, PROVIDED, HOWEVER, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger or the Subsidiary Merger;

        (c) by either Buyer or the Company if the Merger shall not have been consummated on or before March 31, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

        (d) by either Buyer or the Company (provided that if the Company is the terminating party, it shall not be in material breach of any of its obligations under Section 7.4) if the approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

        (e) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; PROVIDED, HOWEVER, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by Buyer);

        (f) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

        (g) by Buyer, if the Board of Directors of the Company does not publicly recommend in the Proxy Statement that the Company's stockholders approve this Agreement or if, after recommending in the Proxy Statement that stockholders approve this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Buyer; or

        (h) by the Company at any time during the ten-day period commencing two days after the Determination Date (as defined below), if both of the following conditions are satisfied:

           (1) the Average Closing Price (as defined below) shall be less than the product of 0.75 and the Starting Price; and

           (2) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Buyer Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from such quotient (such number being referred to herein as the "Index Ratio");

subject to the following four sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice of such election to Parent; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Buyer shall have the option of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.75, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Buyer Ratio. If Buyer makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 9.1(h). For purposes of this
Section 9.1(h), the following terms shall have the meanings indicated:

    "Average Closing Price" means the average of the last reported sale prices per share of Buyer Common Stock as reported on Nasdaq/NMS (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days on Nasdaq/NMS ending at the close of trading on the Determination Date.

    "Determination Date" means the fifth business day prior to the date on which the approval of the OCC required for consummation of the Merger shall be received, without regard to any requisite waiting periods in respect thereof.

    "Index Group" means the group of each of the 17 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

BANK HOLDING COMPANY                                          WEIGHTING
--------------------                                          ----------
BT Financial Corporation....................................      5.2%
F&M National Corporation....................................      7.4
F.N.B. Corporation..........................................      6.7
FCNB Corp...................................................      3.8
First Commonwealth Financial Corp...........................     10.2
Harleysville National Corporation...........................      2.5
National Penn Bancshares, Inc. .............................      5.6
Omega Financial Corporation.................................      2.9
Provident Bankshares Corporation............................      8.4
S&T Bancorp, Inc. ..........................................      8.9
Sandy Spring Bancorp, Inc. .................................      3.2
Sun Bancorp, Inc. ..........................................      2.5
Susquehanna Bancshares, Inc. ...............................     12.2
Trust Company of New Jersey (The)...........................      6.3
Union Bankshares Corporation................................      2.5
United National Bancorp.....................................      5.0
WesBanco, Inc. .............................................      6.7
                                                                -----
                                                                100.0%

    "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies comprising the Index Group.

    "Starting Date" means September 7, 1999.

    "Starting Price" shall mean the last reported sale price per share of Buyer Common Stock on the Starting Date, as reported by Nasdaq/NMS (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

    If any company belonging to the Index Group or Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Buyer shall be appropriately adjusted for the purposes of applying this
Section 9.1(h).

    9.2. EFFECT OF TERMINATION; EXPENSES. In the event of termination of this Agreement by either Buyer or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 7.2(a), the last sentence of Section 7.2(b), and Sections
9.2 and 10.4, shall survive any termination of this Agreement, and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    9.3. AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of either the Company or Buyer; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    9.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X
                               GENERAL PROVISIONS

    10.1. CLOSING. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing)(the "Closing Date"), at the offices of Buyer unless another time, date or place is agreed to in writing by the parties hereto; PROVIDED, HOWEVER, that the Closing shall not occur prior to December 19, 1999.

    10.2. ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Buyer shall be entitled to revise the structure of the Merger and/or the Subsidiary Merger and related transactions in order to (x) substitute a subsidiary of Buyer as a Constituent Corporation in the Merger or (y) provide that a different entity shall be the surviving corporation in a merger provided that each of the transactions comprising such revised structure shall (i) qualify as, or be treated as part of, one or more tax-free reorganizations within the meaning of
Section 368(a) of the Code, and not reduce the amount of consideration to be received by such stockholders, (ii) be properly treated for financial reporting purposes as a pooling of interests and (iii) be capable of consummation in as timely a manner as the structure contemplated herein. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

    10.3. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Company Option Agreement which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

    10.4. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, PROVIDED, HOWEVER, that the costs and expenses of printing and mailing the Proxy Statement to the stockholders of the

Company and Buyer, and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger, the Subsidiary Merger and the other transactions contemplated hereby, shall be borne equally by Buyer and the Company, PROVIDED, FURTHER, HOWEVER, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

    10.5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Buyer, to:

       F&M Bancorp
       110 Thomas Johnson Drive
       Frederick, Maryland 21702
       Attn: Chief Executive Officer

       with a copy to:
       F&M Bancorp
       110 Thomas Johnson Drive
       Frederick, Maryland 21702
       Attn: General Counsel

       and to:
       Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, New York 10022
       Attn: William S. Rubenstein, Esq.

and

    (b) if to the Company, to:

       Patapsco Valley Bancshares, Inc.
       8539 Baltimore National Pike
       Ellicott City, Maryland 21043
       Attn: President and Chief Executive Officer

       with a copy to:
       Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
       The Garrett Building
       233 E. Redwood Street
       Baltimore, Maryland 21202
       Attn: Carla Stone Witzel

    10.6. INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement",

"the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 7, 1999.

    10.7. COUNTERPARTS. This Agreement may be executed by facsimile or otherwise in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    10.8. ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreements, the Company Option Agreement and the Bank Merger Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    10.9. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law.

    10.10. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of Section 7.2(a) and of Section 7.2(b) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Section 7.2(a) and of
Section 7.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    10.11. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    10.12. PUBLICITY. Except as otherwise required by law or the rules of the Nasdaq/NMS, so long as this Agreement is in effect, neither Buyer nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

    10.13. ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                                       F&M BANCORP

                                                       By   /s/ FAYE E. CANNON
                                                            -----------------------------------------
                                                            Name: Faye E. Cannon
                                                            Title:  President & Chief Executive
                                                            Officer

Attest:

/s/ GORDON M. COOLEY
-------------------------------------------
Name: Gordon M. Cooley
Title:  Secretary

                                                       PATAPSCO VALLEY BANCSHARES, INC

                                                       By   /s/ JOHN S. WHITESIDE
                                                            -----------------------------------------
                                                            Name: John S. Whiteside
                                                            Title:  President & Chief Executive
                                                            Officer

Attest:

/s/ EDWIN B. MCKEE
-------------------------------------------
Name: Edwin B. McKee
Title:  Secretary

                                AMENDMENT NO. 1

    AMENDMENT, dated as of October 19, 1999, by and between F&M Bancorp, a Maryland corporation ("Buyer"), and Patapsco Valley Bancshares, Inc., a Maryland corporation (the "Company"), to the Agreement and Plan of Merger, dated as of September 7, 1999 (the "Merger Agreement"), by and between Buyer and the Company. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

    WHEREAS, Buyer and Seller desire to amend the Merger Agreement (a) to provide procedures for handling demands by holders of Company Common Stock for payment of the fair value of Company Common Stock in lieu of the merger consideration as contemplated by Sections 3-201 to 3-213 of the Maryland General Corporation Law and (b) in accordance with a request from the Federal Reserve Bank to obtain a waiver for the Federal Reserve Bank's approval of the merger under the Bank Holding Company Act and the Federal Reserve Board's
Regulation Y.

    NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

    1. Section 1.4(a) of the Merger Agreement is hereby amended in its entirety to read as follows:

        (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) and other than Dissenting Shares (as such term is defined in Section 1.4(c) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 1.18 shares (the "Exchange Ratio") of the common stock, par value $5.00 per share, of Buyer ("Buyer Common Stock"). All of the shares of Company Common Stock converted into Buyer Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive
    (i) the number of whole shares of Buyer Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this
    Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

by adding the phrase "and other than Dissenting Shares (as such term is defined in Section 14.(c) hereof)" immediately after the phrase "(except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof)".

    2. Section 1.4 of the Merger Agreement is hereby amended by adding the following subsection (c):

        (c) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that have not been voted for adoption of the Merger and with respect to which appraisal rights shall have been properly demanded in accordance with Section 3-203 of the MGCL

    ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, Buyer Common Stock or cash in lieu of fractional shares but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 3-202 of the MGCL; PROVIDED, HOWEVER, that (i) if any holder of Dissenting Shares withdraws his demand for appraisal or payment of the fair value of such shares or (ii) if any holder shall become ineligible for such payment of the fair value of such shares, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such holder's Dissenting Shares shall cease to be Dissenting Shares and shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, Buyer Common Stock and/or cash in lieu of fractional shares, without any interest thereon, as provided in Section 1.4(a) and Article II hereof. The Company shall give Buyer (A) prompt notice of any written demands for appraisal or payment of fair value of any Company Common Stock, withdrawals of such demands and any other documents or instruments served pursuant to Section 3-203 of the MGCL received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or payment of fair value of shares of Company Common Stock. The Company shall not make any payment with respect to any demands for appraisal or payment of fair value without the prior written consent of Buyer and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

    3. Section 6.1(r) of the Merger Agreement is hereby amended in its entirety to read as follows:

        (r) without at least 24-hour prior written notice to Buyer, make or purchase, or commit to make or purchase, any loan or loans, or extend any line of credit, to any borrower and its affiliates in an aggregate principal amount greater than $1,000,000 or in an amount which, when aggregated with any existing indebtedness to the Company and its Subsidiaries and lines of credit from the Company and its Subsidiaries of such borrower and its affiliates, would exceed $1,000,000. In addition to such notice, the Company shall furnish to Buyer, promptly upon its substantial completion, the information package prepared by the Company's (or such Subsidiary's) loan committee with respect to such proposed loan requests and any other information that Buyer may reasonably request; or

    4. Each of the parties hereto represents to the other that (a) it has full corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, (b) the execution and delivery of this Amendment by such party have been duly and validly approved by the Board of Directors of such party and no other corporate proceedings on the part of such party are necessary in connection with such Amendment and (c) this Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

    5. Except as expressly amended by this Amendment, the Merger Agreement is hereby ratified and confirmed in all respects.

    6. This Amendment may be executed in counterparts, all of which shall be considered one and the same instrument, each being deemed to constitute an original, and shall be effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto, which delivery may be made by facsimile transmission.

    7. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to any applicable conflicts of law.

    8. In the event of any inconsistency between the terms of this Amendment and the Merger Agreement, this Amendment shall govern.

    IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed, under seal, in counterparts by their duly authorized officers, all as of the day and year first above written.

                                                  F&M BANCORP

                                                  By:  /s/ FAYE E. CANNON
                                                       ----------------------------
                                                       Name: Faye E. Cannon
                                                       Title: President & Chief Executive Officer

Attest:

/s/ GORDON M. COOLEY
----------------------------
Name: Gordon M. Cooley
Title: Secretary

                                                  PATAPSCO VALLEY BANCSHARES, INC

                                                  By:  /s/ JOHN S. WHITESIDE
                                                       ----------------------------
                                                       Name: John S. Whiteside
                                                       Title: President & Chief Executive Officer

Attest:

/s/ EDWIN B. MCKEE
----------------------------
Name: Edwin B. McKee
Title: Secretary

                                                                      APPENDIX B

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

    STOCK OPTION AGREEMENT, dated September 7, 1999, between Patapsco Valley Bancshares, Inc., a Maryland corporation ("Issuer"), and F&M Bancorp, a Maryland corporation ("Grantee").

                              W I T N E S S E T H:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 272,225 fully paid and nonassessable shares of Issuer's Common Stock, par value $0.01 per share ("Common Stock"), of Issuer at a price of $27.50 per share as adjusted, if applicable (the "Option Price"); PROVIDED, HOWEVER, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are either
(i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this
Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED, that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six months following such Subsequent Triggering Event, PROVIDED FURTHER, HOWEVER, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event (other than a termination resulting from a willful breach by Issuer of any provision of the Merger Agreement); or
(iii) the passage of 18 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee resulting from a willful breach by Issuer of any provision of the Merger Agreement. The term "Holder" shall mean the holder or holders of the Option.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations promulgated thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended or publicly announced its intention to recommend that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or any Grantee Subsidiary. For purposes of this Agreement, (A) "Acquisition Transaction" shall mean with respect to any person except Grantee or any Grantee Subsidiary (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its wholly-owned Subsidiaries or involving only any two or more of such wholly-owned Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement and (B) "Subsidiary" shall have the meaning set forth in the Merger Agreement;

        (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) to engage in an Acquisition Transaction with any person other than Grantee or any Grantee Subsidiary or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

        (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) or any person other than Grantee or any Grantee Subsidiary shall have commenced (as such term is defined under the rules and regulations of the SEC), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Common Stock;

        (iv) Any person other than Grantee or any Grantee Subsidiary shall have made (or announced an intention to make) a proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (v) After a proposal or overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
    (y) shall not have been cured prior to the Notice Date (as defined below);
    or

        (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in United States dollars, in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option and stock option agreement evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if (a) the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act or (b) the shares of Common Stock represented by such certificate shall have been registered under the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C.
Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and
(iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any stock option agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six months of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its best efforts to cause such registration statement first to become effective as soon as practicable after Grantee's request and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for issuers. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

    7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to (x) the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised plus (y) Grantee's reasonable out-of-pocket expenses incurred in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby (to the extent not previously reimbursed) and
(ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to (x) the Market/Offer Price multiplied by the number of Option Shares so designated plus (y) Grantee's reasonable out-of-pocket expenses incurred in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby (to the extent not previously reimbursed). The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the later to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof if any that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new stock option agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered stock option agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or
(B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the proviso to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
    (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

        (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

        (3) "Assigned Value" shall mean the Market/ Offer Price, as defined in
    Section 7.

        (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option without giving effect to the exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's reasonable out-of-pocket expenses incurred in connection with this

Agreement and the Merger Agreement and the transactions contemplated hereby and thereby (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to
(x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's reasonable out-of-pocket expenses incurred in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/ or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly
(i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

    10. The 90-day or six-month period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

    11. Issuer hereby represents and warrants to Grantee as follows:

        (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

        (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    12. Grantee hereby represents and warrants to Issuer that:

        (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

        (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

    13. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within six months following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution,
(ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

    14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to authorize for quotation the shares of Common Stock issuable hereunder on The Nasdaq Stock Market's National Market or such other market or exchange on which the shares of Issuer may be quoted or listed upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    18. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    19. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                                       GRANTEE:

                                                       F&M BANCORP

                                                       By:  /s/ FAYE E. CANNON
                                                            -----------------------------------------
                                                            Name: Faye E. Cannon
                                                            Title: President & Chief Executive Officer

                                                       ISSUER:

                                                       PATAPSCO VALLEY BANCSHARES, INC.

                                                       By:  /s/ JOHN S. WHITESIDE
                                                            -----------------------------------------
                                                            Name: John S. Whiteside
                                                            Title: President & Chief Executive Officer

                                                                      APPENDIX C

                                                               September 7, 1999

F&M Bancorp

110 Thomas Johnson Drive

Frederick, Maryland 21702

Ladies and Gentlemen:

    Each of the undersigned ("Stockholder") beneficially owns and has sole voting power with respect to the number of shares of the common stock, par value $0.01 per share (the "Shares"), of Patapsco Valley Bancshares, Inc., a Maryland corporation (the "Company"), indicated opposite such Stockholder's name below.

    Simultaneously with the execution of this letter agreement, F&M Bancorp, a Maryland corporation ("Buyer"), and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing, among other things, for the merger of the Company with and into Buyer (the "Merger"). We understand that Buyer has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Merger Agreement and the subsequent actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.

    In consideration of, and as a condition to, Buyer's entering into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, as of the date first written above, Stockholder agrees with Buyer as follows:

    1. Stockholder shall vote or cause to be voted for the approval of the Merger Agreement and the Merger, at any meeting of stockholders of the Company called for the purpose of voting on the Merger Agreement or the Merger or any adjournment thereof or in any other circumstance upon which a vote, consent or other approval with respect to the Merger Agreement or the Merger is sought, all of the Shares that Stockholder shall be entitled to so vote, whether such Shares are held by Stockholder on the date of this letter agreement or are subsequently acquired (whether pursuant to the exercise of stock options or otherwise). Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have.

    2. Stockholder represents that Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. Stockholder further represents that this letter agreement constitutes a valid and binding agreement, enforceable against Stockholder in accordance with its terms. Stockholder represents that Stockholder owns the number of Shares indicated opposite Stockholder's name below, free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens"), and has sole and unrestricted voting power with respect to such Shares.

    3. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (a) the consummation of the Merger and (b) the termination of the Merger Agreement in accordance with Article IX thereof.

    4. This letter agreement is to be governed by the laws of the State of Maryland, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

    5. Stockholder signs solely in his or her individual capacity with respect to his or her beneficial ownership of Shares and makes no agreement or understanding herein in any other capacity, including his or her capacity as a director of the Company.

    6. Stockholder acknowledges and agrees that Buyer could not be made whole by monetary damages in the event of any default by Stockholder of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Buyer, in addition to any other remedy that it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

    7. This Agreement may be executed in two or more counterparts, each of which shall be considered an original but all of which together shall constitute the same instrument.

    8. Nothing contained herein shall be deemed to modify, supersede or in any manner limit any other restrictions on the transfer of the Shares imposed by any other agreement between Stockholder and Buyer, except that this Agreement supersedes the letter, dated September 7, 1999, among each of the undersigned and Buyer.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

    Please confirm our agreement with you by signing a copy of this letter.

DIRECTOR, EXECUTIVE                      NUMBER OF
OFFICER OR STOCKHOLDER                    SHARES                             SIGNATURES
----------------------                  -----------                          ----------

John F. Feezer, III (individual)         2,386.5050                    /s/ JOHN F. FEEZER, III
                                                                   -------------------------------

Kevin P. Huffman                         1,927.5880                     /s/ KEVIN P. HUFFMAN
                                                                   -------------------------------

Eugene W. Iager, Sr.                    41,298.8598                   /s/ EUGENE W. IAGER, SR.
                                                                   -------------------------------

Eugene W. Iager, Jr.                     5,572.9177                   /s/ EUGENE W. IAGER, JR.
  MD Uniform Gift to Minor Act                                     -------------------------------
                                                               Eugene W. Iager, Sr.
                                                               Custodian

Amy E. Iager                             5,956.3700                       /s/ AMY E. IAGER
  MD Uniform Gift to Minor Act                                     -------------------------------
                                                               Eugene W. Iager, Sr.
                                                               Custodian

Charles E. Iager, Jr.                   18,059.7982                   /s/ CHARLES E. IAGER, JR.
                                                                   -------------------------------

Judith Elizabeth Iager                   1,970.0568                  /s/ JUDITH ELIZABETH IAGER
                                                                   -------------------------------

Mark E. Iager                           12,667.0000                       /s/ MARK E. IAGER
                                                                   -------------------------------

Mary Katherine Iager                     1,518.3994                   /s/ MARY KATHERINE IAGER
                                                                   -------------------------------

Matthew E. Iager                        12,730.9355                     /s/ MATTHEW E. IAGER
                                                                   -------------------------------

Michael Charles Iager                   12,411.9274                   /s/ MICHAEL CHARLES IAGER
                                                                   -------------------------------

Nathan A. Riggs Iager                    5,952.0626                   /s/ NATHAN A. RIGGS IAGER
  MD Uniform Gift to Minor Act                                     -------------------------------
                                                               Eugene W. Iager, Sr.
                                                               Custodian

Tanya L. Iager                           5,956.3700                      /s/ TANYA L. IAGER
  MD Uniform Gift to Minor Act                                     -------------------------------
                                                               Eugene W. Iager, Sr.
                                                               Custodian

Richard H. Pettingill                      102.1271                   /s/ RICHARD H. PETTINGILL
                                                                   -------------------------------

Ronald L. Eyre                             802.5298                      /s/ RONALD L. EYRE
                                                                   -------------------------------

Fred T. Lewis                           16,963.4913                       /s/ FRED T. LEWIS
                                                                   -------------------------------

Howard E. Harrison, III                  1,544.5130                  /s/ HOWARD E. HARRISON, III
                                                                   -------------------------------

John S. Whiteside                       39,757.8626                     /s/ JOHN S. WHITESIDE
                                                                   -------------------------------

Dennis W. Miller                                  0                     /s/ DENNIS W. MILLER
                                                                   -------------------------------

Edwin B. McKee                           1,092.3204                      /s/ EDWIN B. MCKEE
                                                                   -------------------------------

DIRECTOR, EXECUTIVE                      NUMBER OF
OFFICER OR STOCKHOLDER                    SHARES                             SIGNATURES
----------------------                  -----------                          ----------
Barbara M. Broczkowski                            0                  /s/ BARBARA M. BROCZKOWSKI
                                                                   -------------------------------

Bernard G. Malinowski                   13,611.0010                   /s/ BERNARD G. MALINOWSKI
                                                                   -------------------------------

John F. Feezer, Jr.                     28,975.2550                    /s/ JOHN F. FEEZER, JR.
                                                                   -------------------------------

Beulah M. Feezer                        42,720.0000                     /s/ BEULAH M. FEEZER
                                                                   -------------------------------

WW Services Limited                     19,225.8996                    /s/ JOHN F. FEEZER, JR.
  Partnership                                                      -------------------------------
                                                               John F. Feezer, Jr.
                                                               General Partner

                                                                       /s/ JOHN F. FEEZER, JR.
                                                                   -------------------------------
                                                               John F. Feezer, III
                                                               General Partner

Westminster Warehousing                  6,860.8366                    /s/ JOHN F. FEEZER, JR.
  Services, Inc.                                                   -------------------------------
                                                               John F. Feezer, Jr.
                                                               President

Agreed to and Accepted as of this

7(th) day of September, 1999

F&M BANCORP

By:

  /s/ FAYE E. CANNON
------------------------
  Name: Faye E. Cannon

  Title: President and
       Chief Executive Officer

                                                                      APPENDIX D

                                November 1, 1999

The Board of Directors
Patapsco Valley Bancshares, Inc.
8593 Baltimore National Pike
Ellicott City, MD 21043

Members of the Board:

    Patapsco Valley Bancshares, Inc. ("Patapsco" or the "Company") has requested a review of the proposed transaction (the "Transaction") involving the acquisition of Patapsco by F&M Bancorp ("F&M") in a stock for stock merger. Specifically, you have requested a review of the financial consideration to be offered to the Company's stockholders as consideration for their shares in the Transaction.

    Pursuant to the Transaction, each share of the Company shall be converted into 1.18 shares of F&M. Based upon the closing stock price of F&M on November 2, 1999 of $27.25, the resulting value of the Company's stock is $32.16 per share.

    In connection with the opinion, we have reviewed, among other things,
(i) the proposed Transaction, (ii) the letter of intent dated June 2, 1999,
(iii) the Agreement and Plan of Merger, as amended, (iv) historical operating results of Patapsco, and (v) internally prepared projections for fiscal year 2000. We have held discussions with the members of the management of the Company regarding the past and current business operations as well as the future prospects of the Company. We have reviewed industry specific data regarding the valuation of publicly traded companies in the banking industry as well as other such information as we considered appropriate.

    Currently, we make a market in the Company's stock and we periodically prepare research reports on the banking industry. Ferris, Baker Watts, Incorporated, its clients, its officers or its employees, in the normal course of business, may have a position in the common stock of the Company.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for purposes of this opinion whether publicly available or provided to us by the Company or representatives of the Company and we have not assumed any responsibility for independent verification of such information. We express no opinion as to the consideration to be received by holders of shares who may perfect dissenters' statutory fair appraisal remedies, if available. Based upon the foregoing and based upon other such matters that we considered relevant, it is our opinion that the consideration to be received by the stockholders of the Company as a result of the Transaction is fair from a financial point of view as of the date hereof.

    Our opinion is necessarily based upon economic, market and other conditions as in effect, and the information made available to us, as of the date hereof. Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how the stockholder should vote at the stockholders' meeting held in connection with the Transaction. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

                                          Very truly yours,

                                          /s/ Ferris, Baker Watts, Incorporated

                                          Ferris, Baker Watts, Incorporated

                                                                      APPENDIX E

                        MARYLAND GENERAL CORPORATION LAW

            TITLE 3. CORPORATIONS IN GENERAL--EXTRAORDINARY ACTIONS
                  SUBTITLE 2. RIGHTS OF OBJECTING STOCKHOLDERS

SECTION 3-201. "SUCCESSOR" DEFINED.

    (a) Corporation amending charter. In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

    (b) Corporation whose stock is acquired. When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange.

SECTION 3-202. RIGHT TO FAIR VALUE OF STOCK.

    (a) General rule. Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

       (1) The corporation consolidates or merges with another corporation;

       (2) The stockholder's stock is to be acquired in a share exchange;

       (3) The corporation transfers its assets in a manner requiring action under Section 3-105 (e) of this title;

       (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

       (5) The transaction is governed by Section 3-602 of this title or exempted by Section 3-603 (b) of this title.

    (b) Basis of fair value.

       (1) Fair value is determined as of the close of business:

           (i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under Section 3-106; or

           (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

       (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

       (3) In any transaction governed by Section 3-602 of this title or exempted by Section 3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of Section 3-603
           (b) of this title.

    (c) When right to fair value does not apply. Unless the transaction is governed by Section 3-602 of this title or is exempted by Section3-603 (b) of this title, a stockholder may not demand the fair value of his stock and is bound by the terms of the transaction if:

       (1) The stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.:

           (i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under Section 3-106; or

           (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

       (2) The stock is that of the successor in a merger, unless:

           (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

           (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or

       (3) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

SECTION 3-203. PROCEDURE BY STOCKHOLDER.

    (a) Specific duties. A stockholder of a corporation who desires to receive payment of the fair value of his stock under this subtitle:

       (1) Shall file with the corporation a written objection to the proposed transaction:

           (i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under
               Section 3-106; or

           (ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered;

       (2) May not vote in favor of the transaction; and

       (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for his stock, stating the number and class of shares for which he demands payment.

    (b) Failure to comply with section.--A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

SECTION 3-204. EFFECT OF DEMAND ON DIVIDEND AND OTHER RIGHTS.

    A stockholder who demands payment for his stock under this subtitle:

       (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under
           Section 3-202 of this subtitle; and

       (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

SECTION 3-205. WITHDRAWAL OF DEMAND.

    A demand for payment may be withdrawn only with the consent of the successor.

SECTION 3-206. RESTORATION OF DIVIDEND AND OTHER RIGHTS.

    (a) When rights restored. The rights of a stockholder who demands payment are restored in full, if:

       (1) The demand for payment is withdrawn;

       (2) A petition for an appraisal is not filed within the time required by this subtitle;

       (3) A court determines that the stockholder is not entitled to relief; or

       (4) The transaction objected to is abandoned or rescinded.

    (b) Effect of restoration. The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

SECTION 3-207. NOTICE AND OFFER TO STOCKHOLDERS.

    (a) Duty of successor.

       (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

       (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

           (i) A balance sheet as of a date not more than six months before the date of the offer;

           (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

           (iii) Any other information the successor considers pertinent.

    (b) Manner of sending notice. The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

    SECTION 3-208. PETITION FOR APPRAISAL; CONSOLIDATION OF PROCEEDINGS; JOINDER OF OBJECTORS.

    (a) Petition for appraisal. Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

    (b) Consolidation of suits; joinder of objectors.

       (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

       (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

SECTION 3-209. NOTATION ON STOCK CERTIFICATE.

    (a) Submission of certificate. At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

    (b) Transfer of stock bearing notation. If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

SECTION 3-210. APPRAISAL OF FAIR VALUE.

    (a) Court to appoint appraisers. If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

    (b) Report of appraisers--Filing. Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

    (c) Same--Contents. The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

    (d) Same--Service; objection.

       (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

       (2) Within 15 days after the report is filed, any party may object to it and request a hearing.

SECTION 3-211. ACTION BY COURT ON APPRAISERS' REPORT.

    (a) Order of court. The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

       (1) Confirms, modifies, or rejects it; and

       (2) If appropriate, sets the time for payment to the stockholder.

    (b) Procedure after order.

       (1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

       (2) If the appraisers' report is rejected, the court may:

           (i) Determine the fair value of the stock and enter judgment for the stockholder; or

           (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

    (c) Judgment includes interest.

       (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under
           Section 3-202 of this subtitle.

       (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under Section 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

           (i) The price which the successor offered for the stock;

           (ii) The financial statements and other information furnished to the stockholder; and

           (iii) Any other circumstances it considers relevant.

    (d) Costs of proceedings.

       (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under Section3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

           (i) The price which the successor offered for the stock;

           (ii) The financial statements and other information furnished to the stockholder; and

           (iii) Any other circumstances it considers relevant.

       (2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

           (i) The successor did not make an offer for the stock under Section3-207 of this subtitle; or

           (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

    (e) Effect of judgment. The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

SECTION 3-212. SURRENDER OF STOCK.

    The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

       (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

       (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

SECTION 3-213. RIGHTS OF SUCCESSOR WITH RESPECT TO STOCK.

    (a) General rule. A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under Section 3-202 of this subtitle.

    (b) Successor in transfer of assets. After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

    (c) Successor in consolidation, merger, or share exchange. Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.